NOTICE OF MEETING AND

MANAGEMENT INFORMATION CIRCULAR

FOR

THE ANNUAL AND SPECIAL MEETING OF THE SHAREHOLDERS OF

SILVERMET INC.

TO BE HELD ON SEPTEMBER 29, 2017

These materials are important and require your immediate attention. They require the shareholders of Silvermet Inc. to make important decisions. Please carefully read this Management Information Circular, including the schedules thereto, as they contain detailed information relating to, among other things, the definitive agreement in respect of the proposed business combination between Silvermet Inc. and Global Atomic Fuels Corporation. If you are in doubt as to how to deal with these materials or the matters they describe, please consult your broker, lawyer or other professional advisor

Notice to U.S. Shareholders

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

September 1, 2017

Dear Shareholders of Silvermet Inc.:

It is my pleasure to extend to you, on behalf of the board of directors (the “Silvermet Board”) of Silvermet Inc. (“Silvermet” or the “Company”), an invitation to attend the annual and special meeting (the “Meeting”) of the shareholders of Silvermet (the “Silvermet Shareholders”) to be held at 10:00 a.m. (Eastern Standard Time) on September 29, 2017 at the offices of WeirFoulds, 66 Wellington Street West, Suite 4100, Toronto Dominion Centre, PO Box 35, Toronto, Ontario M5K 1B7.

After many years in depressed mining markets the Board and Management are pleased to announce a transaction that has the potential to produce the next major mining success story.

The combination of a cash flowing zinc producer with a world class, developing uranium asset, with rising commodity prices expected for both metals, will give Silvermet and Global Atomic Fuels Corporation (“Global Atomic”) shareholders increased liquidity and expected higher valuation of their assets.

As our exploration and development teams get back to the field this October, regular news flow on the DASA Project, Global Atomic’s principal high grade uranium project, will keep shareholders and the market updated on the project’s resource expansion and production plans. With the signing of a Memorandum of Understanding with the French uranium giant, AREVA this past July, management will focus on moving the DASA Project to production on an accelerated timeline and substantially reduced capital expenditure budget.

Please review the attached Information Memorandum. We look forward to seeing you at the Shareholders’ Meeting on September 29, 2017.

The Transaction

On August 17, 2017, Silvermet entered into a definitive agreement (the “Definitive Agreement”) providing for the acquisition by Silvermet Inc. (“Silvermet”) of Global Atomic Fuels Corporation (“Global Atomic”) by way of a three-cornered amalgamation (the “Transaction”) under the provisions of the Business Corporations Act (Ontario) (“OBCA”).

Terms of the Transaction

Under the terms of the Transaction, Global Atomic will amalgamate with a wholly-owned subsidiary of Silvermet, and all of the issued and outstanding common shares of Global Atomic (“Global Atomic Shares”) will be acquired by Silvermet from the existing holders thereof in consideration of the issuance of 2.147 common shares of Silvermet (“Silvermet Consideration Shares”) for each Global Atomic Share held (the “Exchange Ratio”).

Concurrent with completion of the Transaction, Silvermet common shares will be consolidated (the “Consolidation”) on the basis of 1 Silvermet common share (a “Consolidated Silvermet Share”) for every 2.75 Silvermet common shares currently outstanding (the “Consolidation Factor”).

In addition, on the Effective Date, each stock option of Global Atomic (each, a “Global Atomic Option”) that remains unexercised shall be cancelled and the Board of Directors of the Combined Company will grant replacement options to purchase from Silvermet such number of Consolidated Silvermet Shares at an exercise price as is adjusted in accordance with the Exchange Ratio and Consolidation Factor, subject to TSXV Policy limits. All other terms and conditions of the replacement Silvermet options will be the same as the options for which they were exchanged. Each common share purchase warrant of Global Atomic outstanding on the Effective Date shall be automatically adjusted in accordance with the terms thereof and shall represent a right to acquire Consolidated Silvermet Shares in lieu of Global Atomic Shares on the same terms and conditions, subject to adjustment in number and exercise price based upon the Exchange Ratio and Consolidation Factor.

Approval of the Transaction and other Matters

At the Meeting, Silvermet Shareholders will be asked to consider and if deemed advisable, pass an ordinary resolution approving the Transaction. To be effective, the resolution in respect of the Transaction must be passed at the Meeting by a simple majority of the votes cast by the disinterested Silvermet Shareholders present in person or represented by proxy at the Meeting. Certain directors and/or officers of the Company, being Stephen G. Roman, Douglas Scharf, Derek Rance, Keith Spurr, Rein Lehari, Ian Atacan and Tim Campbell own an aggregate of 5,963,926 or 8.85% of the issued and outstanding Global Atomic Shares. As a result, such directors and officers, who also own in the aggregate 16,896,500 (11.89%) of the issued and outstanding Silvermet Shares will be precluded from voting their Silvermet Shares on the resolution to approve the Transaction. Certain of the directors and senior officers of Silvermet and Global Atomic have entered into voting agreements with Global Atomic agreeing to support the Transaction and vote their Silvermet Shares in favour of the Transaction.

At the Meeting, Silvermet Shareholders will also be asked to consider and, if deemed advisable, pass a special resolution approving a 1 for 2.75 Share Consolidation (the “Silvermet Consolidation”) of all the issued and outstanding common shares of Silvermet (the “Silvermet Shares”). The Silvermet Shareholders will also be asked to consider and, if deemed advisable, pass a special resolution approving the change of name of Silvermet Inc. to Global Atomic Corporation (“Name Change”). To be effective, the special resolutions in respect of the Silvermet Consolidation and Name Change must be passed at the Meeting by at least 66⅔% of the votes cast by the Silvermet Shareholders present in person or represented by proxy at the Meeting.

In addition to the foregoing, Silvermet Shareholders will be asked to elect two alternative slates of the directors of the Company. One slate is comprised of the eight (8) incumbent directors of Silvermet, which have been proposed for election to hold office from the completion of the Meeting until the completion of the Transaction. The other slate of directors is comprised of six (6) proposed directors of Silvermet, which have been proposed for conditional election to take office if and when the Transaction has been completed to replace the incumbent board. Silvermet Shareholders will also be asked to re-appoint PricewaterhouseCoopers LLP as the auditor of the Company and to authorize the directors to fix the auditor’s remuneration for the ensuing year; to pass a resolution approving the Company’s “rolling” stock option plan; and to transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

The accompanying Notice of the Annual and Special Meeting of Silvermet Shareholders and management information circular (the “Circular”) provides a description of the Transaction and includes certain additional information to assist you in considering how to vote at the Meeting. You are urged to read this information carefully and, if you require assistance, to consult your tax, financial, legal or other professional advisors.

II

Silvermet Board Recommendation

After careful consideration of the terms of the Transaction, including those items discussed under the heading “Approval of Global Atomic Transaction” in the accompanying Circular, and having received an opinion from Evans & Evans, Inc. that the Transaction is fair from a financial point of view to Silvermet Shareholders, the Silvermet Board (with the interested directors, being Messrs. Roman, Lehari, Scharf and Rance, having recused themselves and with Mr. Zarraonandia Ayo abstaining), determined that the Transaction is in the best interests of Silvermet. Accordingly, the Silvermet Board approved the entering into of the Definitive Agreement and recommends that Silvermet Shareholders vote FOR the approval of the Transaction.

You are urged to review in detail the full reasons for the recommendation of the Silvermet Board which are set out in the accompanying Circular under the “Approval of Global Atomic Transaction – Reasons for the Transaction”.

Vote Your Shares Today FOR the Transaction and Related Resolutions

Your vote is very important regardless of the number of Silvermet Shares you own. If you are a registered holder of Silvermet Shares as recorded on the register maintained by or on behalf of Silvermet and you are unable to attend the Meeting in person, we encourage you to complete, sign, date and return the accompanying form of proxy (the “Proxy”) so that your Silvermet Shares can be voted at the Meeting (or at any adjournments or postponements thereof) in accordance with your instructions. To be effective, the enclosed Proxy must be received by Silvermet’s transfer agent, TSX Trust Company (according to the instructions on the Proxy), not later than 10:00 a.m. (Eastern Standard Time) on September 27, 2017, or not later than 48 hours (other than a Saturday, Sunday or holiday) immediately preceding the time of the Meeting (as it may be adjourned or postponed from time to time). The deadline for the deposit of proxies may be waived or extended by the Chair of the Meeting at his discretion, without notice.

If you hold Silvermet Shares through a broker, custodian, nominee or other intermediary, you should follow the instructions provided by your intermediary to ensure your vote is counted at the Meeting.

Equity Financing

In connection with the Transaction, Cantor Fitzgerald Canada Corporation (“Cantor Fitzgerald”) has been retained by Global Atomic to lead a “best efforts” private placement financing (“Transaction Financing”). The closing of the Transaction Financing will be conditional on the completion of the Transaction and securities of Global Atomic issued under the Transaction Financing will be exchanged for securities of the Combined Company. Accordingly, additional Silvermet Consideration Shares will be issued in respect of the Transaction Financing.

Conditions

Subject to obtaining the requisite approvals of the Silvermet Shareholders, Global Atomic Shareholders, approval by the TSX Venture Exchange of the Transaction and the listing of the Silvermet Consideration Shares, and any other requisite approvals, it is anticipated the Transaction will be completed as soon as practicable following the Meeting, and following the satisfaction or waiver of all other conditions precedent to the Transaction.

III

The accompanying Circular contains a detailed description of the Transaction and the matters to be considered at the Meeting, as well as detailed information regarding Global Atomic and certain pro forma and other information regarding the Combined Company after giving effect to the Transaction. It also includes certain risk factors relating to Silvermet, Global Atomic and the Combined Company assuming the completion of the Transaction.

On behalf of Silvermet, I would like to thank all Silvermet Shareholders for their continuing support.

Yours truly,

“Stephen G. Roman”
Stephen G. Roman
Chairman, President and Chief Executive Officer

IV

SILVERMET INC.
8 King Street East, Suite 1700
Toronto, Ontario M5C 1B5

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the shareholders (the “Silvermet Shareholders”) of Silvermet Inc. (“Silvermet” or the “Company”) will be held at the offices of WeirFoulds LLP, 66 Wellington Street West, Suite 4100, Toronto Dominion Centre, PO Box 35, Toronto, Ontario, M5K 1B7 on Friday, the 29th day of September, 2017, at the hour of 10:00 o’clock in the morning (Eastern Standard Time) for the following purposes:

1.	to receive the audited consolidated financial statements of the Company for the financial year ended December 31, 2016, and the auditor’s report thereon;

2.	to elect two alternate slates of directors, namely (i) a slate consisting of the eight (8) incumbent directors of the Company (the “Incumbent Slate”), to take office immediately after the Meeting, and (ii) an alternate slate of six (6) directors to replace the Incumbent Slate immediately following the completion of the proposed business combination (the “Transaction”) between the Company and Global Atomic Fuels Corporation (“Global Atomic”) if, but only if, the Transaction is completed;

3.	to re-appoint PricewaterhouseCoopers LLP as the auditor of the Company and to authorize the directors to fix the auditor’s remuneration for the ensuing year;

4.	to pass a resolution approving the Company’s “rolling” stock option plan;

5.	to consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution (the “Transaction Resolution”), the full text of which is set forth in Management Information Circular accompanying this Notice (the “Circular”), approving the Transaction, which will be completed by way of three-cornered amalgamation involving Global Atomic and 2592516 Ontario Inc. (“Subco”), a wholly-owned subsidiary of Silvermet, under the provisions of the Business Corporations Act (Ontario), as more particularly set out in the accompanying Circular;

6.	to consider and, if deemed advisable, to pass, with or without variation, a special resolution, the full text of which is set forth in the accompanying Circular, approving the consolidation of the issued and outstanding common shares of the Company (“Silvermet Shares”) on the basis of one new Silvermet Share for every 2.75 Silvermet Shares currently outstanding (the “Consolidation”), as more particularly set out in the accompanying Circular;

7.	to consider and, if deemed advisable, to pass, with or without variation, a special resolution, the full text of which is set forth in the accompanying Circular, approving the change of name of the Company from Silvermet Inc. to “Global Atomic Corporation”, or such other name as may be determined by the board of directors of the Company (“Name Change”), such change to take place concurrently with the completion of the Transaction, as more particularly set out in the accompanying Circular; and

8.	to transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Accompanying this Notice is the Circular and a form of proxy including a request form to receive annual and interim financial statements and management discussion and analysis. The accompanying Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this Notice.

The record date for determination of Shareholders entitled to receive notice of and to vote at the Meeting is the close of business on August 18, 2017 (the “Record Date”). Shareholders whose names have been entered in the register of holders of Silvermet Shares at the close of business on the Record Date are entitled to receive notice of and to vote at the Meeting.

A Shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy (the “Proxy”) for use at the Meeting or any adjournment thereof. To be effective, the Proxy must be received by Silvermet’s transfer agent, TSX Trust Company, by mail: 100 Adelaide Street West, Suite 301, Toronto, Ontario M5H 4H1; or by fax: 416-595-9593 not later than 10:00 a.m. (Eastern Standard Time) on September 27, 2017 or 48 hours (other than a Saturday, Sunday or holiday) prior to the time to which the Meeting may be adjourned. Notwithstanding the foregoing, the Chair of the Meeting has the discretion to accept proxies received after such deadline.

DATED at Toronto, Ontario, this 1st day of September, 2017.

BY ORDER OF THE BOARD OF DIRECTORS

“Stephen G. Roman”
Chairman, President and Chief Executive Officer

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INFORMATION CONTAINED IN THIS INFORMATION CIRCULAR

Except as otherwise indicated in this Circular, all information disclosed in this Circular is as of September 1, 2017 and the phrase “as of the date hereof” and equivalent phrases refer to such date.

No person is authorized by the Company to give any information (including any representations) in connection with the matters to be considered at the Meeting other than the information contained in this Circular. This Circular does not constitute an offer to sell, or a solicitation of an offer to acquire, any securities, or a solicitation of a Proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or is unlawful.

Information contained in this Circular should not be construed as legal, tax or financial advice, and Shareholders should consult their own professional advisors concerning the consequences of the Transaction and other matters to be considered at the Meeting.

Information Concerning Global Atomic

The information contained or referred to in this Circular relating to Global Atomic has been furnished by Global Atomic. In preparing this Circular, Silvermet relied upon Global Atomic to ensure that the Circular contains full, true and plain disclosure of all material facts relating to Global Atomic. Although Silvermet has no knowledge that would indicate that any statements contained herein concerning Global Atomic are untrue or incomplete, neither Silvermet nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information or for any failure by Global Atomic to ensure disclosure of events or facts that may have occurred which may affect the significance or accuracy of any such information.

Currency

In this Circular, all dollar amounts are expressed in Canadian dollars, except as otherwise indicated. References to “$” or “dollars” are to Canadian dollars and references to “US$” are to United States dollars.

Cautionary Statements Regarding Forward-Looking information

Except for the statements of historical fact contained herein, the information presented in this Circular and the information incorporated by reference herein, constitutes “forward-looking statements” (as defined herein) concerning the business, operations, plans and financial performance and condition of each of Global Atomic, Silvermet, and the Combined Company. Often, but not always, forward-looking statements can be identified by words such as “pro forma”, “plans”, “expects”, “may”, “should”, “could”, “will”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “believes”, or variations including negative variations thereof of such words and phrases that refer to certain actions, events or results that may, could, would, might or will occur or be taken or achieved.

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Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual plans, results, performance or achievements of Global Atomic, Silvermet, or the Combined Company to differ materially from any future plans, results, performance or achievements expressed or implied by the forward- looking statements. Such factors include, among others, the timing, closing or non-completion of the Transaction, including due to the parties failing to receive, in a timely manner and on satisfactory terms, the necessary securityholder, stock exchange and regulatory approvals or the inability of the parties to satisfy or waive in a timely manner the other conditions to the closing or the conditions precedent, as applicable, of the Transaction; receipt of an Acquisition Proposal by Global Atomic or Silvermet; inability to achieve the benefits or synergies anticipated from the Transaction; actual operating cash flows, operating costs, free cash flows, mineral resources, total cash, transaction costs, salaries, administrative and other costs of Global Atomic, Silvermet, or the Combined Company, differing materially from those anticipated; project infrastructure requirements and anticipated processing methods differing materially from those anticipated; risks related to partnership or other joint operations; actual results of current exploration activities; variations in mineral resources, mineral production, grades or recovery rates or optimization efforts and sales; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; uninsured risks, including, but not limited to, pollution, cave-ins or hazards for which insurance cannot be obtained; regulatory changes; defects in title; availability or integration of personnel, materials and equipment; inability to recruit or retain management and key personnel; the composition of the Combined Company Board differing from the anticipated composition; performance of facilities, equipment and processes relative to specifications and expectations; unanticipated liabilities and expenses, significant write-offs or restructuring charges; unanticipated environmental impacts on operations; the results of any environmental and social impact assessments; inability to obtain required environmental permits and authorizations; environmental risks; inability to define new drill targets; market prices; construction and technological risks related to Global Atomic, Silvermet, or the Combined Company; capital requirements and operating risks associated with the operations or an expansion of the operations of Global Atomic, Silvermet, and the Combined Company; inability to find additional sources of capital on favourable terms; dilution due to future equity financings; fluctuations in zinc, uranium and other metal prices and currency exchange rates; uncertainty relating to cash resources; inability to successfully complete new development projects, planned expansions or other projects within the timelines anticipated; adverse changes to market, political and general economic conditions or laws, rules and regulations applicable to Global Atomic, Silvermet or the Combined Company; changes in project parameters; the possibility of project cost overruns or unanticipated costs and expenses; unexpected geological formations and conditions; accidents, labour disputes, community and stakeholder protests and other risks of the mining industry; failure of plant, equipment or processes to operate as anticipated; risk of an undiscovered defect in title or other adverse claim; inability of the Combined Company to find future attractive acquisition opportunities to further grow the Combined Company or to find joint venture opportunities; factors discussed in this Circular under the headings “Risk Factors”, “Risk Factors Associated with the Transaction” and “Risk Factors Associated with the Business of the Combined Company”; and those risks set forth in Silvermet’s filings with the Securities Authorities, as available on SEDAR at www.sedar.com under the issuer profile of Silvermet.

In addition, forward-looking statements and pro forma information herein is based on certain assumptions and involves risks related to the consummation or non-consummation of the Transaction, and the business and operations of Global Atomic, Silvermet and the Combined Company. Forward-looking statements and pro forma information contained herein is based on certain assumptions including that Global Atomic Shareholders will vote in favour of the Transaction Resolution; that all other conditions to the Transaction are satisfied or waived; and that the Transaction will be completed. Other assumptions include, but are not limited to, interest and exchange rates; accounting assumptions and tax rates; the price of uranium and zinc; competitive conditions in the mining industry; synergies between Global Atomic and Silvermet; geological conditions; title to mineral properties; financing and funding requirements; general economic, political and market conditions; and changes in laws, rules and regulations applicable to Global Atomic and Silvermet.

Although Global Atomic and Silvermet have attempted to identify important factors that could cause plans, actions, events or results to differ materially from those described in forward-looking statements in this Circular, and the documents incorporated by reference herein, there may be other factors that cause plans, actions, events or results not to be as anticipated, estimated or intended. There is no assurance that such forward-looking statements will prove to be accurate as actual plans, results and future events could differ materially from those anticipated in such statements or information. Accordingly, readers should not place undue reliance on forward-looking statements in this Circular, or in the documents incorporated by reference herein. All of the forward-looking statements made in this Circular, including all documents incorporated by reference herein, are qualified by these cautionary statements.

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Certain of the forward-looking statements and other information contained herein concerning the mining industry, Silvermet’s general expectations concerning the mining industry, Global Atomic, Silvermet, and the Combined Company are based on estimates prepared by Silvermet using data from publicly available industry sources as well as from market research and industry analysis and on assumptions based on data and knowledge of this industry which Silvermet believes to be reasonable. However, although generally indicative of relative market positions, market shares and performance characteristics, this data is inherently imprecise. While Silvermet is not aware of any misstatement regarding any industry data presented herein, the mining industry involves risks and uncertainties that are subject to change based on various factors.

Silvermet Shareholders are cautioned not to place undue reliance on forward-looking statements. Silvermet undertakes no obligation to update any of the forward-looking statements in this Circular or incorporated by reference herein, except as required by law.

Cautionary Note to United States Residents Concerning Estimates of Measured, Indicated and Inferred Resources

The terms “Measured”, “Indicated” and “Inferred” Mineral Resources used or referenced in this annual information form are defined in accordance with NI 43-101 under the guidelines set out in the CIM Standards on Mineral Resources and Mineral Reserves. The CIM standards differ significantly from standards in the United States. United States investors are advised that while such terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category or that Mineral Resources will ever be upgraded to Mineral Reserves. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies other than a Preliminary Economic Assessment. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable or that an Indicated Mineral Resource is economically or legally mineable.

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GLOSSARY OF DEFINED TERMS

Unless the context otherwise provides, the following terms used in this Circular and Schedules hereto shall have the meanings ascribed to them as set forth below, in addition to other terms defined elsewhere in this Circular.

“affiliate” shall have the meaning ascribed to such term under the Securities Act (Ontario).

“Amalco” means the corporation resulting from the amalgamation of Global Atomic and Subco pursuant to the Transaction to be constituted on the Effective Date.

“Amalco Shares” means the authorized common shares in the capital of Amalco.

“Amalgamation” means the proposed amalgamation of Global Atomic and Subco pursuant to section 174 of the OBCA to form Amalco, on the terms and conditions set forth in the Amalgamation Agreement

“Amalgamation Agreement” means the amalgamation agreement to be entered into among Silvermet, Subco and Global Atomic setting forth the terms of the Amalgamation substantially in the form of amalgamation agreement attached as Schedule A to the Definitive Agreement.

“Amalgamation Resolution” means the Special Resolution to be placed before Global Atomic Shareholders at the Global Atomic Meeting to approve the Amalgamation.

“Annual Financial Statements” means the annual audited consolidated financial statements of Global Atomic and the notes thereto for each of the years ended December 31, 2016 and 2015, together with the auditors’ report thereon, attached as Schedule “F”.

“Acquisition Proposal” shall have the meaning given to that term in the Definitive Agreement.

“Articles of Amalgamation” means the articles of amalgamation regarding the Amalgamation to be filed with the Director under the OBCA.

“associate” shall have the meaning ascribed to such term under the Securities Act (Ontario).

“business day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Toronto, Ontario are open for business.

“CEO” means Chief Executive Officer.

“Certificate of Amalgamation” means the certificate of amalgamation issued by the Director under the OBCA in respect of the Amalgamation.

“CFO” means Chief Financial Officer.

“CIM” means Canadian Institute of Mining and Metallurgy.

“Circular” means this Management Information Circular to be sent to the Silvermet Shareholders in connection with the Meeting.

“Closing” means the completion of the transactions contemplated under the Definitive Agreement.

“Combined Company” means Silvermet and all of its subsidiaries, including Amalco, as it will exist on the Closing of the Transaction.

“Combined Company Board” means the board of directors of Silvermet following the Closing.

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“DASA Project” means the uranium deposit under the Adrar Emoles 3 Mining Agreement between the Government of the Republic of Niger and Global Atomic as detailed in the NI 43-101 Technical Report prepared by CSA Global Pty Ltd.

“Definitive Agreement” means the combination agreement among Global Atomic, Silvermet and Subco dated August 17, 2017 in respect of the Transaction.

“Director” means the Director appointed under section 278 of the OBCA.

“Effective Date” means the date shown on the Certificate of Amalgamation issued by the Director in respect of the Transaction.

“Effective Time” means the earliest moment on the Effective Date or such other time on the Effective Date as the parties to the Definitive Agreement may agree in writing.

“Exchange Ratio” means 2.147 Silvermet Shares for each one (1) Global Atomic Share.

“executive officer” has the meaning ascribed to it in NI 51-102.

“Former Global Atomic Shareholders” means the holders of Global Atomic Shares immediately prior to the Effective Time.

“Global Atomic” means Global Atomic Fuels Corporation.

“Global Atomic Board” means the current Board of Directors of Global Atomic.

“Global Atomic Convertible Notes” means the outstanding Convertible Notes of Global Atomic, convertible to common shares at any time prior to their maturity on September 30, 2017.

“Global Atomic Convertible Securities” means, collectively, the Global Atomic Options and the Global Atomic Warrants and the Global Atomic Convertible Notes.

“Global Atomic Meeting” means the special meeting of the Global Atomic Shareholders to be held to approve the Amalgamation Resolution.

“Global Atomic Options” means the outstanding incentive stock options to purchase Global Atomic Shares in accordance with the Global Atomic Stock Option Plan.

“Global Atomic Shareholders” means, at any time, holders of the Global Atomic Shares.

“Global Atomic Shares” means the issued and outstanding common shares in the capital of Global Atomic.

“Global Atomic Stock Option Plan” means the stock option plan of Global Atomic, as confirmed by the Global Atomic Shareholders on November 12, 2008.

“Global Atomic Warrants” means common share purchase warrants to purchase Global Atomic Shares.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Informed Person” has the meaning ascribed to it in NI 51-102.

“Insider” if used in relation to an issuer, means:

I.	a director or senior officer of the issuer;

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II.	a director or senior officer of a company that is an insider or subsidiary of the issuer;

III.	a person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the issuer; or

IV.	the issuer itself if it holds any of its own securities.

“laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any governmental entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such laws and in the context that refers to one or more persons, means that such laws apply to such person or persons or its or their business, undertaking, property or securities and emanate from a governmental entity (or any other person) having jurisdiction over the aforesaid person or persons or its or their business, undertaking, property or securities.

“Letter of Transmittal” means the form of letter of transmittal accompanying this Circular to which the Registered Shareholders are required to deliver certificates representing Silvermet Shares in exchange for the new Silvermet Shares resulting from the Silvermet Consolidation.

“Material Adverse Effect” shall have the meaning given to that term in the Definitive Agreement.

“Meeting” means the annual and special meeting of the Silvermet Shareholders scheduled to be held on September 29, 2017.

“Meeting Materials” or “meeting materials” means collectively, the Notice of Meeting, this Circular, Letter of Transmittal and the Proxy or voting instruction form in respect of the Meeting.

“Named Executive Officers” or “NEO” means, in relation to a company, each of the following individuals:

I.	any individual who acted as CEO of the company, or acted in a similar capacity, for any part of the most recently completed financial year;

II.	any individual who acted as CFO of the company, or acted in a similar capacity, for any part of the most recently completed financial year;

III.	each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000, as determined in accordance with subsection 1.3(6) of Form 51-102F6 Statement of Executive Compensation, for that financial year; and

IV.	each individual who would be a NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the company, nor acting in a similar capacity, at the end of that financial year.

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects.

“NI 51-102” means National Instrument 51-102 - Continuous Disclosure Obligations.

“NI 52-110” means National Instrument 52-110 - Audit Committees.

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“NI 54-101” means National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer.

“NI 58-101” means National Instrument 58-101 - Disclosure of Corporate Governance Practices.

“NI 58-201” means National Policy 58-201 - Corporate Governance Guidelines.

“Non-Registered Shareholder” means a non-registered holder of Global Atomic Shares.

“OBCA” means the Business Corporations Act (Ontario).

“person” means any individual, firm, partnership, joint venture, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status.

“Proxy” means the proxy to be forwarded to shareholders for use in connection with the Meeting.

“Qualified Person” or “QP” has the meaning ascribed to it in NI 43-101.

“Record Date” means August 18, 2017.

“Registered Shareholder” means a registered holder of Silvermet Shares as recorded on the shareholder register of Silvermet maintained by TSX Trust Company.

“regulatory approval” means the approval of the Transaction by the TSXV.

“Rule 802” has the meaning ascribed to such term under the heading “Principal Legal Matters – United States Securities Law Considerations” in this Circular.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Authorities” means the securities regulatory authorities in the provinces of British Columbia, Alberta, Ontario.

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that are applicable to an issuer.

“SEDAR” means the System for Electronic Document Analysis and Retrieval.

“Silvermet” means Silvermet Inc.

“Silvermet Board” means the board of directors of Silvermet.

“Silvermet Consideration Shares” means the approximately 142,078,672 Silvermet Shares to be issued in exchange for the issued and outstanding Global Atomic Shares pursuant to the Transaction.

“Silvermet Convertible Securities” means the options of Silvermet that will be granted to the holders of the Global Atomic Options, and the Global Atomic Warrants and Global Atomic Convertible Notes, as adjusted according to their terms as a result of the Transaction, based on the Exchange Ratio and on the Effective Date.

“Silvermet Option Plan” means the stock option plan of Silvermet, a copy of which is appended as Schedule A to this Circular;

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“Silvermet Shareholders” means the registered holders of Silvermet Shares at the applicable time.

“Silvermet Shares” means common shares in the capital of Silvermet.

“Silvermet Subsidiaries” means Silvermet (Malta) Limited. and Subco.

“Special Resolution” means a resolution passed by a majority of not less than two-thirds (⅔) of the votes cast by shareholders who voted in respect of that resolution, in person or by proxy.

“Subco” means 2504106 Ontario Inc., a company incorporated pursuant to the laws of the Province of Ontario solely for the purposes of effecting the Transaction.

“Tax Act” means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended.

“Transaction” means the transactions between Silvermet, Subco and Global Atomic and the other related matters as set out in the Definitive Agreement.

“Transaction Financing” means the proposed brokered private placement to be completed by Global Atomic on or prior to the completion of the Transaction, which is subject to approval and acceptance by the TSXV in accordance with the TSXV Policies.

“Transaction Resolution” means the ordinary of the Silvermet Shareholders, to approve the Transaction to be considered by the Silvermet Shareholders at the Meeting.

“TSXV” means the TSX Venture Exchange Inc.

“TSXV Policies” means the policies of the TSXV and all orders, policies, rules, regulations and by-laws of the TSXV as amended from time to time.

“U.S. Securities Act” means the United States Securities Act of 1933, as the same has been, and hereinafter from time to time may be, amended.

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GENERAL PROXY INFORMATION

Solicitation by Management

This Management Information Circular (“Circular”) is furnished in connection with the solicitation of proxies by the management of Silvermet Inc. (“Silvermet” or the “Company”) for use at the Meeting to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting. References in this Management Information Circular to the Meeting include any adjournment or adjournments thereof. It is expected that the solicitation will be primarily by mail, however, proxies may also be solicited by certain officers, directors and regular employees of the Company by telephone, electronic mail, facsimile or personally. These persons will receive no compensation for such solicitation other than their regular fees or salaries. The cost of solicitation by management will be borne directly by the Company.

Record Date

The board of directors has fixed the close of business on August 18, 2017 as the record date (the “Record Date”); being the date for the determination of the registered holders of securities entitled to receive notice of and vote at the Meeting. Duly completed and executed proxies must be received by TSX Trust Company, Attention: Proxy Department, 100 Adelaide Street West, Suite 301, Toronto, Ontario M5H 4H1 or must be faxed to (416) 595-9593 not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time set for the Meeting or any adjournment or adjournments thereof.

Voting of Proxies

The common shares (“Silvermet Shares”) of the Company represented by the accompanying Instrument of Proxy (if same is properly executed and is received at the offices of TSX Trust Company, Attention: Proxy Department, 100 Adelaide Street West, Suite 301, Toronto, Ontario M5H 4H1, or faxed to (416) 595-9593, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time set for the Meeting or any adjournment or adjournments thereof, will be voted at the Meeting, and, where a choice is specified in respect of any matter to be acted upon, will be voted or withheld from voting in accordance with the specification made. In the absence of such specification, proxies in favour of management will be voted in favour of each of the resolutions described below. The enclosed Instrument of Proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters that are not now known to management should properly come before the Meeting, the Instrument of Proxy will be voted on such matters in accordance with the best judgment of the named proxies.

Appointment and Revocation of Proxies

The persons named in the enclosed Instrument of Proxy are officers and/or directors of the Company. A Shareholder desiring to appoint some other person, who need not be a Shareholder, to represent him or her at the Meeting, may do so by inserting such person’s name in the blank space provided in the enclosed Instrument of Proxy or by completing another proper form of proxy and, in either case, depositing the completed and executed proxy at the offices of TSX Trust Company, Attention: Proxy Department, 100 Adelaide Street West, Suite 301, Toronto, Ontario M5H 4H1, or by fax to (416) 595-9593, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time set for the Meeting or any adjournment or adjournments thereof. A Shareholder forwarding the enclosed Instrument of Proxy may indicate the manner in which the appointee is to vote with respect to any specific item by checking the appropriate space. If the Shareholder giving the proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item is to be left blank. The Silvermet Shares represented by the Instrument of Proxy submitted by a Shareholder will be voted in accordance with the directions, if any, given in the Instrument of Proxy. A proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by a Shareholder or by a Shareholder’s attorney duly authorized in writing or, if the Shareholder is a body corporate, under its corporate seal or, by a duly authorized officer or attorney and deposited either with TSX Trust Company, Attention: Proxy Department, 100 Adelaide Street West, Suite 301, Toronto, Ontario M5H 4H1 at any time up to and including the last Business Day preceding the day of the Meeting or with the Chairman of the Meeting on the day of the Meeting or in any other manner permitted by law. Such instrument will not be effective with respect to any matter for which a vote has already been cast pursuant to such proxy.

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Voting by Non-Registered Shareholders

Only registered Shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. Most Shareholders are “non-registered” shareholders (“Non-Registered Shareholders”) because the Silvermet Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust Corporation through which they purchased the Silvermet Shares. Silvermet Shares beneficially owned by a Non-Registered Shareholder are registered either: (i) in the name of an intermediary (an “Intermediary”) that the Non-Registered Shareholder deals with in respect of the Silvermet Shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or (ii) in the name of a clearing agency (such as The CDS Clearing and Depository Services Inc. (“CDS”)) of which the Intermediary is a participant. In accordance with applicable securities law requirements, unless a Non-Registered Shareholder has standing instructions with its intermediary to receive paper copies of the Notice, Circular and other meeting materials (the “Meeting Materials”) the Company will have only distributed copies of the Meeting Materials to the clearing agencies and Intermediaries for distribution to Non-Registered Shareholders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either: (i) be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service Company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow. Typically, the voting instruction form will consist of a one-page pre-printed form. Sometimes, instead of the one-page pre-printed form, the voting instruction form will consist of a regular printed proxy form accompanied by a page of instructions which contains a removable label with a bar-code and other information. In order for the form of proxy to validly constitute a voting instruction form, the Non-Registered Shareholder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and submit it to the Intermediary or its service Corporation in accordance with the instructions of the Intermediary or its service Corporation; or (ii) be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with TSX Trust Company, Attention: Proxy Department, 100 Adelaide Street West, Suite 301, Toronto, Ontario, M5H 4H1.

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In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Silvermet Shares they beneficially own. Should a Non-Registered Shareholder who receives one of the above forms wish to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the persons named in the Instrument of Proxy and insert the Non-Registered Shareholder or such other person’s name in the blank space provided. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials to you directly, the issuer (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the Instrument of Proxy or voting instruction form is to be delivered.

A Non-Registered Shareholder may revoke a voting instruction form or a waiver of the right to receive the Meeting Materials and to vote which has been given to an Intermediary at any time by written notice to the Intermediary provided that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting Materials and to vote which is not received by the Intermediary at least seven (7) days prior to the Meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The authorized share capital of the Company consists of an unlimited number of Silvermet Shares of which, as at August 18, 2017, there were 142,104,716 Silvermet Shares issued and outstanding. Each Silvermet Share entitles the holder thereof to one vote on all matters to be acted upon at the Meeting. Only holders of record of Silvermet Shares at the closing of business on the Record Date, being August 18, 2017, are entitled either to attend and vote at the Meeting in person the Silvermet Shares held by them or, provided a completed and executed proxy shall have been delivered to the Company’s Transfer Agent, TSX Trust Company (the “Transfer Agent”), within the time specified in the attached Notice of Meeting, to vote thereat by proxy the Silvermet Shares held by them.

To the knowledge of the directors and executive officers of Silvermet, as of the date hereof, the following persons beneficially own, control or direct, directly or indirectly, voting securities carrying 10% or more of the voting rights attached to the Silvermet Shares.

Name	Number of Silvermet Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly(1)	Percentage of Outstanding Silvermet Shares(1)
Befesa Zinc S.A.U.	16,000,000	11.26%
Stephen G. Roman	15,005,500	10.56%

Notes:

(1)	based on the number of issued and outstanding Silvermet Shares as at August 18, 2017.

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INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

None of the directors or executive officers of Silvermet, no proposed nominee for election as a director of Silvermet, none of the persons who have been directors or executive officers of Silvermet since the commencement of the Silvermet’s last completed financial year, and no associate or affiliate of any of the foregoing has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting except as disclosed herein. Reference is made to the heading “Approval of Global Atomic Transaction – Interests of Certain Persons in the Transaction”.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

ELECTION OF DIRECTORS

The Articles of Silvermet provide that the Silvermet Board shall consist of a minimum of one and a maximum of ten directors. The board of directors of Silvermet currently consists of eight (8) members (the “Incumbent Slate”). The board of directors has proposed that the Incumbent Slate be nominated for re-election at the Meeting and has proposed that an alternative slate of six (6) directors (the “Alternate Slate”) be conditionally elected at the meeting to replace the Incumbent Slate effective on the Effective Date of the Transaction. The board of directors has fixed the number of directors to be elected at the Meeting as part of the Alternate Slate at six (6). In the event that the Transaction is not completed, each member of the Incumbent Slate will continue to hold office until the next annual meeting of Shareholders or until his or her successor is duly elected or appointed unless prior thereto he or she resigns or his or her office becomes vacant by reason of death or other cause. For information regarding the Transaction see “Approval of Global Atomic Transaction”.

Management does not contemplate that any of the nominees of either the Incumbent Slate or the Alternate Slate will be unable to serve as directors but, if that should occur for any reason prior to the Meeting, the persons named in the accompanying instrument of Proxy reserve the right to vote for another nominee at their discretion unless the Shareholder has specified in the instrument of Proxy that his or her Silvermet Shares are to be withheld from voting on the election of directors.

The Silvermet Board recommends a vote FOR of the election of the persons named below and nominated for election as part of the Incumbent Slate and/or the Alternate Slate. Proxies will be so voted unless Silvermet Shareholders withhold or specify otherwise in their proxies.

Incumbent Slate

The following table, among other things, sets forth the name of all persons proposed to be nominated for election as directors as part of the Incumbent Slate, their place of residence, position and periods of service held with the Company, or any of its affiliates, their principal occupations and the number of Silvermet Shares of the Company beneficially owned, controlled or directed, directly or indirectly. The statement as to the number of Silvermet Shares of the Company beneficially owned, controlled or directed, directly or indirectly, by the persons named in the below table is in each instance based upon information furnished by such individual concerned and is current as at the date hereof.

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Name and Place of Residence	Position with Company	Director Since	Principal Occupation	Number(1) and Percentage(2) of Shares of the Company Beneficially Owned or Controlled Directly or Indirectly
Stephen G. Roman(4) King City, Ontario	Chairman, President and CEO	2005	Resource Consultant, Mining Executive.	15,005,500 (10.56%)
Rein A. Lehari(3) Uxbridge, Ontario	Director & V.P. Corporate Development	2009	Financial Consultant	655,000 (0.46%)
Derek C. Rance(4) Toronto, Ontario	Director	2009	Mining Engineer and Consultant	615,000 (0.43%)
Douglas Scharf(3) Stouffville, Ontario	Director	2009	Retired Mining Executive	150,000 (0.11%)
Keith Spurr Toronto, Ontario	Director	2008	Marketing Consultant	100,000 (0.07%)
Terence Ortslan(3) Montreal,Quebec	Director	2010	Mining Engineer and Consultant	Nil
Richard Faucher(4) Montreal, Quebec	Director	2010	Retired Mining Executive	Nil
Asier Zarraonandia Ayo Bilbao, Spain	Director	2010	Befesa Zinc S.A.U. Chief Executive Officer	Nil

Notes:

(1)	Information as to shares beneficially owned, not being within the knowledge of the Company, has been furnished by the nominees.
(2)	Percentages are based on the number of issued and outstanding Silvermet Shares as at August 18, 2017.
(3)	Member of Audit Committee.
(4)	Member of Compensation and Corporate Governance Committee.

Biographical Information

The following information as to the individuals proposed for election as directors of the Company has been provided by the nominees.

Stephen G. Roman. Mr. Roman is an entrepreneur/financier involved in the resource industry over 30 years and has successfully identified, financed, developed, and brought into commercial production a number of mining and oil and gas projects. His past experience includes acting as a director and senior officer of Denison Mines Limited, Lawson Mardon Group, and Zemex Corporation. He also worked to modernize Canada’s Armed Forces in 1984/85 as Policy Adviser to the Minister of National Defense. In addition, Mr. Roman spearheaded the privatization of two major petrochemical companies in Central Europe and was appointed Chairman of Novácke Chemické Závody, a.s., in 2002. In recent years, Mr. Roman’s focus has been to finance and develop emerging junior, publicly-listed companies, which include: Gold Eagle Mines Ltd., Exall Energy Corporation, Silvermet Inc, Verena Minerals Corporation and Global Atomic Fuels Corporation (a private Ontario corporation). Mr. Roman was Founder, Co-Chairman and Director of Gold Eagle Mines Ltd., which was acquired by Goldcorp Inc. for $1.5 billion in 2008. Mr. Roman is currently Chairman, President and CEO of Global Atomic Fuels Corporation, Silvermet Inc. and Harte Gold Corp. Mr. Roman holds a Bachelor of Arts degree from the University of Guelph, Ontario in the field of Geology and Geography. He is a member of the Canadian Institute of Mining, Metallurgy and Petroleum and a founding director of the Advisory Board of the College of Business and Economics at the University of Guelph.

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Rein A. Lehari. Mr. Lehari is a Chartered Professional Accountant, and has been involved in the resource industry for over 30 years, as well as other industries. He was a partner with PricewaterhouseCoopers until his retirement in 2002. Mr. Lehari initially joined the audit practice in 1976 and from 1980 to 2002 practiced in the financial advisory practice where he was involved in valuations and acquisition advisory work in mining and other industries. Since 2002, he has been involved in providing advisory services to a number of companies in the mining and other sectors.

Derek Rance. Mr. Rance is a Professional Engineer and principal of Behre Dolbear & Company Inc. a global mining industry consultancy. Previous experience includes acting as President and COO of Iron Ore Company of Canada, Mine Manager at the Dickenson Mine, Red Lake, Ontario and serving on the board of directors of a number of public companies including Gold Eagle Mines Ltd.

Douglas Scharf. Mr. Scharf is a retired mining executive and has been in international precious metal and base metal mining since 1978. He has been involved in a number of acquisitions, mergers, financings and development projects. As Chief Financial Officer of the Dome Mines Group of Companies, he was instrumental in the formation of Placer Dome Inc. Mr. Scharf was Vice President, Finance of Placer Dome Inc. and also a Director and Chief Financial Officer of Inmet Mining Corporation. He was also instrumental in the acquisition and financing of HudBay Minerals Inc. He has served as a director and consultant to a number of other mining companies. Mr. Scharf is a Chartered Professional Accountant and has a Bachelor of Arts in Economics from York University in Toronto, Ontario.

Keith Spurr. Mr. Spurr is an experienced international marketer of non-ferrous metals. After retiring from Cominco as Vice President, Marketing and Sales, he set up his own consulting company to market concentrates produced by junior mining companies. He has over 50 years of experience in the mining and smelting industry and has been an advisor and director to several mining companies.

Terence Ortslan. Mr. Ortslan has over 30 years of experience as a financial analyst in the resource sector. He has been an independent analyst for mining, metals and fertilizer research since 1996. He is the managing director of TSO & Associates Inc. He is also a Director of Legend Gold, Bitterroot Resources Ltd. and Niocan Inc. Prior to 1996, Mr. Ortslan worked as a mining analyst with a number of national and international investment firms including BBN James Capel Inc., LOM Ltd., Wood Gundy Inc., Jones Heward & Co. and Maison Placements Canada Inc. Mr. Ortslan obtained his degree in mining engineering from McGill in Montreal, worked as a mining engineer and pursued his MBA studies subsequently. Terence Ortslan is a strategic investment and policy consultant to mining companies, financial institutions worldwide and sovereign governments in key geographic areas.

Richard Faucher. Mr. Faucher is a retired Professional Engineer trained in metallurgical engineering. Mr. Faucher has had extensive experience in the management of large mining and metallurgical projects and has held senior management positions in several large mining companies and metallurgical projects including serving as Vice-President, Brunswick Mining & Smelting, for Noranda Inc. and, President and General Manager Falconbridge Dominicana, a large nickel mine.

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Asier Zarraonandia Ayo. Mr. Zarraonandia is the CEO of Befesa Zinc S.A.U. After ten years at Arthur Andersen where he was a senior manager, auditor and consultant specialized in merger and acquisitions in the industrial sector, he joined Abengoa Befesa in 2001. From 2001 to 2004, Mr. Zarraonandia was the CFO of Befesa Aluminum Waste Recycling and from 2004 to 2006 he managed the financial controlling operations for the Abengoa Group. Since 2006 Mr. Zarraonandia has been the Chief Executive Officer of the Befesa Steel and Galvanization Waste Recycling Business Unit. Mr. Zarraonandia graduated in 1990 with a degree in Economics from the Basque Country University.

Alternate Slate

The following table, among other things, sets forth the name of all persons proposed to be nominated for election as directors as part of the Alternate Slate, their place of residence, position and periods of service held with the Company, or any of its affiliates, their principal occupations and the number of Silvermet Shares of the Company beneficially owned, controlled or directed, directly or indirectly. The statement as to the number of Silvermet Shares of the Company beneficially owned, controlled or directed, directly or indirectly, by the persons named in the below table is in each instance based upon information furnished by such individual concerned and is current as at the date hereof.

Name and Place of Residence		Director Since	Principal Occupation	Number(1) and Percentage(2) of Shares of the Company Beneficially Owned or Controlled Directly or Indirectly
Stephen G. Roman King City, Ontario	Chairman, President and CEO	2005	Resource Consultant, Mining Executive.	15,005,500 (10.56)%

Derek C. Rance Toronto, Ontario	Director	2009	Mining Engineer and Consultant	615,000 (0.43)%

Douglas Scharf Stouffville, Ontario	Director	2009	Retired Mining Executive	150,000 (0.11)%

George Flach Takoradi, Ghana	Director Nominee	n/a	Geologist	150,000 (0.11)%

Richard Faucher Montreal, Quebec	Director	2010	Retired Mining Executive	Nil

Paul Cronin Stow on the Wold, UK	Director Nominee	n/a	Mining Executive	Nil

Notes:

(1)	Information as to shares beneficially owned, not being within the knowledge of the Company, has been furnished by the nominees.
(2)	Percentages are based on the number of issued and outstanding Silvermet Shares as at August 18, 2017.

Biographical Information

The following information as to those individuals proposed for election as directors of the Company as part of the Alternate Slate that are not part of the Incumbent Slate has been provided by the nominees.

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George Flach. Mr. Flach is a professional geologist who has been involved in the discovery and development of various mining projects in West Africa, including the 20 million ounce Gold Fields Tarkwa mine (Ghana), the 4 million ounce Bogosu mine (Ghana), the 2 million ounce Benso mine (Ghana) and the 2 million ounce Goulagou mine in Burkina Faso. Mr. Flach has been involved with Global Atomic as its Vice President Exploration and a director since activities in Niger commenced.

Paul Cronin. Mr. Cronin is a mining executive who is currently the Managing Director & CEO of Black Dragon Gold Corp. (TSXV), Director and Founder of Adriatic (a private company with a polymetallic project in Bosnia and Herzegovina) and Managing Director of Swellcap Limited (a boutique corporate advisory business). He was previously CEO and Managing Director of Anatolia Energy (2103 – 2015). Prior to that, Paul was involved in roles with various investment firms.

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of the Company, no proposed director of the Company:

I.	is, as at the date hereof, or has been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company (including the Company), that:

(i)	was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer, chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

II.	is, as at the date hereof, or has been within 10 years before the date hereof, a director or executive officer of any issuer (including the Company), that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

III.	has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

except for Mr. Stephen G. Roman, who was a former director and former Executive Chairman of Exall Energy Corporation, having resigned prior to it entering into receivership on March 25, 2015.

Penalties or Sanctions

No proposed director of the Company has:

I.	been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

II.	been subject to any other penalties or sanctions imposed by a court or regulatory body, including a self-regulatory body, that would be likely to be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

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APPOINTMENT OF AUDITORS

PricewaterhouseCoopers LLP, Chartered Professional Accountants, have been the auditor of the Company since May 28, 2007. At the Meeting, or any adjournment thereof, shareholders will be requested to re-appoint PricewaterhouseCoopers LLP as the Company’s auditors to hold office until the next annual meeting of shareholders or until a successor is appointed, and to authorize the board of directors to fix their remuneration and terms of engagement.

See the information contained under the heading “Audit Committee Disclosure - External Auditor Service Fees” for further details of fees paid to PricewaterhouseCoopers LLP in 2016.

The Silvermet Board recommends a vote FOR the approval of PricewaterhouseCoopers LLP as the Company’s auditors. Proxies will be so voted unless Silvermet Shareholders specify otherwise in their proxies.

APPROVAL OF THE STOCK OPTION PLAN

Currently, the stock option plan of the Company (the “Stock Option Plan”) is a 10% “rolling” stock option plan. A description of the material terms of the Stock Option Plan are set forth in the section below entitled “Executive Compensation Discussion and Analysis – Option-based Awards – Stock Option Plan” and a copy of the Stock Option Plan, is attached as Schedule A to this Circular.

Pursuant to TSXV Policy 4.4, rolling stock option plans, such as the Stock Option Plan, must receive shareholder approval on an annual basis. Accordingly, Shareholders will be asked to consider and, if deemed advisable, to approve the Company’s Stock Option Plan by ordinary resolution.

The board of directors has determined that the approval of the Stock Option Plan is in the best interests of the Company and the Shareholders. The board of directors unanimously recommends that the Shareholders vote in favour of the approval of the Stock Option Plan.

Stock Option Plan Resolution

The Silvermet Shareholders will be asked to consider and, if thought appropriate, to approve and adopt an ordinary resolution in substantially the form set out below, approving the Stock Option Plan.

The shareholders resolution approving the Stock Option Plan is as follows:

“BE IT RESOLVED that:

1.	the Company’s 10% Stock Option Plan, substantially in the form attached as Schedule “A” to the management information circular of the Company, is hereby ratified, confirmed and approved, subject to the approval of the TSX Venture Exchange;

2.	the Company be authorized to grant options pursuant and subject to the terms and conditions of the Stock Option Plan, entitling the holders thereof to purchase up to that number of Silvermet Shares that is equal to 10% of the issued and outstanding Silvermet Shares of the Company at the time of the grant; and.

3.	any officer or director of the Company is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, and to deliver or cause to be delivered, such other documents and instruments, and to do or cause to be done all such other acts and things as may in the opinion of such officer or director be necessary to give effect to this resolution, the execution and delivery of any such document or instrument, and the doing of any such act or thing, to be conclusive evidence of such determination.”

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The board of directors recommends a vote FOR the approval of the Stock Option Plan Resolution. Proxies will be so voted unless Silvermet Shareholders specify otherwise in their proxies. The approval of a majority of the Silvermet Shares present and voting at the Meeting, whether in person or by proxy, is required for the approval of the Stock Option Plan Resolution.

APPROVAL OF GLOBAL ATOMIC TRANSACTION

At the Meeting, the Silvermet Shareholders will be asked to consider and, if deemed advisable, to approve, with or without variation, the Transaction Resolution, the full text of which is set out below, to approve the Transaction.

Silvermet, Global Atomic and Subco have entered into the Definitive Agreement whereby Global Atomic will amalgamate with Subco to form Amalco and Silvermet will issue the Silvermet Consideration Shares to the Former Global Atomic Shareholders, on the basis of the Exchange Ratio. Each of the issued and outstanding Global Atomic Convertible Securities will be exchanged for Silvermet Convertible Securities or become exercisable to acquire Silvermet Shares in lieu of Global Atomic Shares, in each case after adjustments for the Exchange Ratio. Upon completion of the Transaction, it is expected that the Former Global Atomic Shareholders will own approximately 50.0% of the Silvermet Shares (49.3% on a fully diluted basis) and Silvermet Shareholders will own approximately 50.0% of the Silvermet Shares (50.7% on a fully diluted basis). Upon completion of the Transaction, Amalco will be a wholly-owned subsidiary of Silvermet. Completion of the Transaction is subject to the satisfaction of certain closing conditions as set out in the Definitive Agreement, including regulatory approval.

It is expected that the Silvermet Shares, including the Silvermet Consideration Shares, will continue to be listed on the TSXV following the completion of the Transaction.

Background to the Transaction

At a meeting of the Silvermet Board held in January 2016, the Silvermet Board was advised that certain shareholders holding shares of both Silvermet and Global Atomic had expressed interest in exploring the terms of a possible combination of the two companies. At the meeting, the Silvermet Board received a presentation by Global Atomic outlining its uranium projects and resources, future exploration and development plans and financing initiatives under way at the time, including discussions with private equity groups. Based on the presentation and discussions, the Silvermet Board, excluding interested directors who declared their interests and recused themselves, authorized a preliminary investment of $1.25 million in Global Atomic pursuant to a unit private placement being conducted at the time.

In August 2016, the Silvermet Board met with and received an update from representatives of Global Atomic and was advised that Global Atomic was seeking additional financing for its DASA project and that financing discussions had been narrowed down to one private equity firm.

In October 2016, the Silvermet Board met with and was advised by representatives of Global Atomic that discussions with the private equity firm had been suspended and that Cantor Fitzgerald Canada Ltd. (“Cantor Fitzgerald”) had indicated interest in leading a financing concurrent with a potential combination of Silvermet and Global Atomic. Management was authorized to proceed with a due diligence review of Global Atomic and the potential transaction, and to report back to the Silvermet Board.

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In April 2017, the Silvermet Board met with and was advised by representatives of Global Atomic that due diligence by Global Atomic related to the potential combination was positive and that Global Atomic had retained CSA Global Pty Ltd (“CSA GLOBAL”), an Australian mineral and mining consultancy firm, to update the NI 43-101 Technical Report on Global Atomic’s DASA Project. As part of the above initiative, Global Atomic also retained Cantor Fitzgerald as its financial advisor to prepare a market report and proposed relative values.

In May 2017, the Silvermet Board was provided with a copy of the Cantor Fitzgerald report and a proposed timetable regarding the potential combination.

In June 2017, the Silvermet Board, resolved to retain a financial advisor to provide an opinion on the fairness of the proposed combination from a financial point of view to the Silvermet Shareholders.

On July 25, 2017, the Silvermet Board retained Evans & Evans, Inc. (“Evans & Evans”) to review the terms of the proposed combination and provide a fairness opinion. Thereafter, the Silvermet Board met with Evans & Evans to obtain their preliminary views on the exchange ratio implied in the Cantor Fitzgerald report and management was authorized to begin discussions with Global Atomic regarding potential terms for a proposed combination.

In late July and early August 2017, the Silvermet Board met several times with Evans & Evans regarding revised terms for the potential combination, as negotiated between management and Global Atomic. Final proposed terms were presented to the Silvermet Board on August 17, 2017, at which meeting Evans & Evans delivered its Fairness Opinion. The Silvermet Board (with the interested Directors, being Messrs. Roman, Lehari, Scharf and Rance, having recused themselves and with Mr. Zarraonandia Ayo abstaining) approved the Transaction and recommended that Silvermet Shareholders vote to approve the Transaction.

Principal Steps to the Transaction

The following steps are the principal steps of the Transaction and are qualified in their entirety by the Definitive Agreement which is available under the Company’s profile on SEDAR at www.sedar.com.

1.	Following approval of the Transaction Resolution by the Silvermet Shareholders and the approval of the Amalgamation Resolution by Global Atomic Shareholders in accordance with the requirements of the OBCA, Global Atomic and Subco shall jointly complete and file articles of amalgamation giving effect to the Amalgamation subject to the terms of the Amalgamation Agreement.

2.	Upon the issue of the Certificate of Amalgamation, at the Effective Time, Global Atomic and Subco shall amalgamate and continue as one company, being Amalco, pursuant to the provisions of Section 174 of the OBCA.

3.	At the Effective Time and as a result of the Amalgamation:

I.	all of the Global Atomic Shares outstanding immediately prior to the Effective Time shall be cancelled, and Former Global Atomic Shareholders (other than Silvermet), shall receive in exchange for their Global Atomic Shares so cancelled, that number of Silvermet Consideration Shares equal to the product of:

(i)	the number of Global Atomic Shares so cancelled; and

(ii)	the Exchange Ratio;

II.	all of the common shares of Subco outstanding immediately prior to the Effective Time shall be cancelled and replaced with an equal number of common shares of Amalco issued by Amalco;

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III.	as consideration for the issuance of the Silvermet Consideration Shares pursuant to the Transaction, Amalco shall issue to Silvermet one (1) common share of Amalco for each Silvermet Consideration Share issued;

IV.	Silvermet shall add to the stated capital maintained in respect of the Silvermet Shares an amount equal to the aggregate paid-up capital for purposes of the Tax Act of the Global Atomic Shares immediately prior to the Effective Time (less the paid-up capital of any Global Atomic Shares held by Silvermet);

V.	Amalco shall add to the stated capital maintained in respect of the Amalco Shares an amount such that the stated capital of the Amalco Shares shall be equal to the aggregate paid-up capital for purposes of the Tax Act of the Subco Shares and Global Atomic Shares immediately prior to the Effective Time;

VI.	no fractional Silvermet Consideration Shares shall be issued to Global Atomic Shareholders; in lieu of any fractional entitlement, the number of Silvermet Consideration Shares issued to each former holder of Global Atomic Shares shall be rounded down to the next lesser whole number of Silvermet Consideration Shares; no cash or other consideration shall be paid or payable in lieu of such fraction of a Silvermet Consideration Share;

VII.	Silvermet shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to transactions contemplated by the Definitive Agreement to any holder of Global Atomic Shares such amounts as it determines are required or permitted to be deducted and withheld with respect to such payment under the Tax Act or any provision of provincial, state, local or foreign tax law, in each case as amended; to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Global Atomic Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority; and

VIII.	Amalco will become a wholly-owned subsidiary of Silvermet.

Completion of the Transaction is subject to a number of conditions, including that all representations and warranties in the Definitive Agreement will be true on Closing, all covenants required to be performed will have been performed on or before Closing, all board of director and shareholder approvals will have been received, no Material Adverse Effect will have occurred with respect to either Global Atomic or Silvermet, and all required regulatory approvals, including TSXV approval, will have been received.

Reasons for the Transaction

In the course of its evaluations of the Transaction, the Silvermet Board consulted with Silvermet’s senior management and legal counsel and reviewed an extensive amount of information and considered a number of factors, including the following:

1.	Silvermet is acquiring a significant mineral asset at an attractive valuation, with market expectations that uranium prices, and thereby valuations, will grow materially as demand/supply conditions in the uranium markets tighten.

2.	Silvermet’s growth potential in recent years has been limited and no attractive mining investments have been found at reasonable valuations. The Global Atomic assets are well understood by management and deemed to have potential to add significant growth.

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3.	Silvermet’s current shareholder base is largely retail. The Transaction will add a considerable institutional shareholder base.

4.	Silvermet’s larger market capitalization after the Transaction will enhance access to equity markets in the future to support development of the DASA uranium project, new plant investment in Turkey and any related debt guarantees.

5.	General and administrative costs related to the maintenance of a public listing will be spread over a broader business base, with some synergies.

6.	This confluence of factors is expected to enhance the liquidity of Silvermet Shares, which should become more reflective of underlying value.

7.	Silvermet Shareholders will be exposed to new business opportunities while continuing to benefit from the existing business of Silvermet.

8.	The Fairness Opinion provides that, as of date of the Definitive Agreement (August 17, 2017), and subject to the assumptions set out therein, the Transaction is fair, from a financial point of view, to the Silvermet Shareholders.

In the course of its evaluation, the Silvermet Board also identified and considered several risks associated with the Transaction, including, among other, the following:

1.	The business, operations, assets, financial performance and condition, operating results and prospects of Global Atomic, including the long-term expectations regarding Global Atomic’s projects.

2.	Information provided by Global Atomic with respect to its historical and current financial condition, business and operations.

3.	The issue of Silvermet Consideration Shares under the Transaction and potential subsequent sale may cause the market price of Silvermet Shares to decline.

The foregoing summary of the information and factors considered by the Silvermet Board is not, and is not intended to be, exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Transaction, the Silvermet Board did not find it practical to, and did not, quantify or otherwise attempt to assign any relative weight to each specific factor considered in reaching its conclusion and recommendation. After consideration of all of the above-noted factors and in light of the Silvermet Board’s collective knowledge of the business, financial condition, and prospects of Global Atomic and Silvermet and the advice of financial, legal and technical advisors to Silvermet. In addition, individual members of the Silvermet Board may have assigned different weights to different factors. See “Risk Factors – Risk Factors Associated with the Transaction”. The Silvermet Board’s recommendation also involves forward-looking information and is subject to the inherent risks and assumptions associated with forward-looking statements. See “Cautionary Statements Regarding Forward-Looking Information” elsewhere in this Circular.

Fairness Opinion

Engagement of Evans & Evans

By letter agreement dated July 25, 2017, the Silvermet Board retained Evans & Evans, Inc. (“Evans & Evans”) to prepare an opinion as to the fairness of the Transaction, from a financial point of view, to the Silvermet Shareholders.

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Fairness Opinion

Following the review of the proposed terms of the draft Definitive Agreement, Evans & Evans rendered its fairness opinion (the “Fairness Opinion”) to the Silvermet Board that, as of the effective date of the Fairness Opinion (being August 17, 2017), the Transaction is fair, from a financial point of view, to the Silvermet Shareholders. A copy of the Fairness Opinion, is attached hereto as Schedule C.

In rendering their Fairness Opinion, Evans & Evans relied, without independent verification, on financial and other information that was obtained by Evans & Evans from public sources and senior management of Global Atomic, Silvermet and their respective affiliates, associates, advisors or otherwise. Evans & Evans assumed that this information was complete, accurate and fairly presented.

The Fairness Opinion is not a recommendation to any Silvermet Shareholder as to how to vote or act on any matter relating to the Transaction. The Fairness Opinion only speaks to the fairness of the Transaction, from a financial point of view, and does not address any other aspect of the Transaction or any related transaction, including any tax consequences of the Transaction to Silvermet or Silvermet Shareholders. The Fairness Opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to Silvermet or the underlying business decision of Silvermet to effect the Transaction. All Silvermet Shareholders should read the Fairness Opinion, as reproduced in Schedule C, carefully and in its entirety. The Fairness Opinion was one of a number of factors taken into consideration by the Silvermet Board in making its determination to recommend that Silvermet Shareholders vote in favour of the Transaction.

Credentials of Evans & Evans

Evans & Evans is a privately-owned boutique investment banking firm with offices in Canada, the U.S. and Asia. Evans & Evans provides a range of independent and advocate services to clients, including capital formation assistance, mergers & acquisitions advice, valuation and fairness opinions, business due diligence, business planning and research, and market and competitive research. Evans & Evans provides corporate finance advisory services to companies involved in technology, resource, and diversified sectors. Evans & Evans’ partners draw on decades of experience in the Canadian capital markets. The Evans & Evans team has a respected corporate finance and valuations team. Evans & Evans has participated in a significant number of transactions involving mining and exploration companies and its investment banking professionals have extensive experience in preparing fairness opinions and valuations.

The Fairness Opinion is the opinion of Evans & Evans and the form and content of the Fairness Opinion have been approved for release by Evans & Evans senior management, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Relationships with Interested Parties

None of Evans & Evans, its associates or affiliates, is an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) or an “associated” or “affiliated” entity or “issuer insider” (as such terms are used in MI 61-101) of Global Atomic or Silvermet, nor has it provided any financial advice to Silvermet during the past two years.

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Business Combination Agreement

On August 17, 2017, the Company, Global Atomic and Subco entered into the Definitive Agreement, the full text of which is available under the Company’s profile on SEDAR at www.sedar.com. Silvermet Shareholders are encouraged to read the Definitive Agreement in its entirety. Except for the Definitive Agreement’s status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Transaction, its text is not intended to be, and should not be interpreted as, a source of factual, business or operational information about Global Atomic and Silvermet. The Definitive Agreement contains representations, warranties and covenants that are qualified and limited, including by information disclosed to Global Atomic and Silvermet in connection with the execution of the Definitive Agreement and certain information disclosed in public filings with Canadian securities regulatory authorities. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Definitive Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality that differ from what may be viewed as material to Silvermet Shareholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Circular.

The following is a description of the material terms and conditions of the Definitive Agreement, which description is qualified in its entirety by the full text of the Definitive Agreement.

Representations and Warranties

The Definitive Agreement contains customary representations and warranties of Global Atomic relating to matters that include, among other things: board approval, organization, corporate authority, no violations, consents, capitalization, reporting status and securities laws matters, financial statements, absence of undisclosed liabilities, tax matters, no material adverse effect, compliance with Laws, licences, insurance, environmental, title to interests, operational matters, non-arm’s length transactions, securities and other reports, certain contracts, employment agreements, brokers’ fees, litigation, books and records, material contracts, foreign private issuer, investment company status and no defaults.

The Definitive Agreement contains customary representations and warranties of Silvermet relating to matters that include, among other things: board approval, organization, corporate authority, Silvermet Shares comprising the consideration, no violations, consents, capitalization, reporting status and securities laws matters, financial statements, absence of undisclosed liabilities, tax matters, no material adverse effect, compliance with Laws, licences, insurance, environmental, title to interests, operational matters, non-arm’s length transactions, securities and other and other reports, certain contracts, brokers’ fees, litigation, books and records, material contracts and no defaults.

Mutual Conditions

The obligations of Silvermet and Global Atomic to complete the Transaction are subject to the satisfaction of the following conditions on or prior to the Effective Date, each of which may be waived only with the consent in writing of Silvermet, Global Atomic and Subco:

1.	the Global Shareholders shall have approved the Amalgamation Resolution at the Global Meeting in accordance with the articles and by-laws of Global Atomic and any applicable Laws, and the Amalgamation Resolution shall not have been rescinded or amended in a manner unacceptable to Silvermet or Global Atomic acting reasonably;

2.	the Silvermet Shareholders shall have approved the Transaction Resolution at the Meeting in accordance with the articles and by-laws of Silvermet and any applicable Laws, and the Transaction Resolution shall not have been rescinded or amended in a manner unacceptable to Global Atomic or Silvermet, acting reasonably;

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3.	there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order of Law or under any applicable legislation, against Silvermet or Global Atomic which shall prevent the consummation of the Amalgamation;

4.	there shall have been no action taken under any applicable Law or by any governmental authority which:

I.	makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Amalgamation; or

II.	results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Amalgamation which has, or could have, a Material Adverse Effect on Silvermet or Global Atomic, including due to any impact upon the assets, rights or interests of any of the Silvermet subsidiaries or the Global Atomic subsidiary, subsequent to the Effective Date;

5.	all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any governmental authority and the expiry of any waiting periods, required to permit the completion of the Amalgamation, and all third person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or Amalgamations, the failure of which to obtain or the non-expiry of which, either individually or in the aggregate would, or could reasonably be expected to have, a Material Adverse Effect on Silvermet or Global or materially impede the completion of the Amalgamation, shall have been obtained or received on terms that are reasonably satisfactory to each Party;

6.	the TSXV shall have conditionally approved the listing thereon of the Silvermet Shares to be issued to Global Atomic Shareholders pursuant to the Amalgamation and the Silvermet Consideration Shares issuable pursuant to the Silvermet Convertible Securities , subject only to such conditions, including the filing of documentation, as are acceptable to Silvermet and Global Atomic, acting reasonably;

7.	the distribution of the Silvermet Consideration Shares pursuant to the Amalgamation shall (i) be exempt from registration and prospectus requirements of applicable Canadian Securities Laws, and (ii) except with respect to persons deemed to be “control persons” of Silvermet or the equivalent under Canadian Securities Laws, the Silvermet Shares to be distributed in Canada pursuant to the Amalgamation shall not be subject to any resale restrictions under applicable Canadian Securities Laws.

8.	the distribution of the Silvermet Consideration Shares pursuant to the Amalgamation shall be exempt from the registration requirements of the U.S. Securities Act and, except with respect to persons who are “affiliates” (as that term is used in the U.S. Securities Act) of Silvermet, the Silvermet Shares to be issued in the United States pursuant to the Amalgamation shall not be subject to resale restrictions under the U.S. Securities Laws; and

9.	the Definitive Agreement shall not have been terminated.

Silvermet Conditions

The obligations of Silvermet and Subco to complete the transactions contemplated herein are subject to the fulfilment of the following conditions at or prior to the Effective Time, each of which may be waived only with the consent in writing of Silvermet and Subco:

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1.	the representations and warranties of Global Atomic set forth in the Definitive Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications contained in them, as of the Effective Time, as though made on and as of the Effective Time;

2.	there shall have been no announcement or implementation of any change in Applicable Law in Niger that results, or could reasonably be expected to result, in the suspension or revocation of any of the Mineral Rights comprising the DASA Project or that could reasonably be expected to prevent the application for or obtaining of any required mining or other licence in respect of the DASA Project;

3.	all covenants of Global Atomic under the Definitive Agreement to be performed on or before the Effective Time shall have been duly performed by Global Atomic in all material respects;

4.	there shall not have occurred any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Global Atomic or the Global Atomic Subsidiary;

5.	Silvermet shall have received resignations and releases in favour of Global Atomic from such directors and officers of Global Atomic or a Global Atomic Subsidiary as Silvermet may indicate in writing, such resignations to be effective as of the Effective Time and in form and substance satisfactory to Silvermet, acting reasonably;

6.	Silvermet shall have received the Transition Agreement, executed by the relevant officers and consultants in respect of the payment of their accrued compensation;

7.	holders of no more than 5% of the outstanding Global Atomic Shares shall have exercised Dissent Rights, and Silvermet shall have received a certificate dated the Effective Date setting out in detail all Dissent Rights exercised or purported to have been exercised;

8.	the Global Atomic Locked-up Shareholders shall have complied with their obligations under the Global Support Agreements, and no event shall have occurred that, with notice or lapse of time or both, would give Silvermet the right to terminate any of the Global Atomic Support Agreements; and

9.	Silvermet and Subco shall have received an opinion from Global Atomic’s Niger counsel, in form and substance satisfactory to Silvermet, acting reasonably, as to title to the DASA Project.

Global Atomic Conditions

The obligation of Global Atomic to complete the Transactions is subject to the following conditions on or before the Effective Date or such other time as specified below, each of which may be waived only with the consent in writing of Global Atomic:

1.	the representations and warranties of Silvermet and Subco set forth in the Definitive Agreement shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time;

2.	all covenants of Silvermet and Subco under this Agreement to be performed on or before the Effective Time shall have been duly performed by Silvermet or Subco, as applicable, in all material respects;

3.	there shall not have occurred any event, change, occurrence or state of facts that, either individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect on Silvermet or any of the Silvermet Subsidiaries;

4.	Silvermet will have allotted and issued the Silvermet Shares to be exchanged for Global Atomic Shares pursuant to the Amalgamation and delivered duly executed and countersigned certificates representing such Silvermet Shares to the Depositary in accordance with the terms of the Amalgamation and the Depository Agreement;

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5.	Silvermet will have granted the Silvermet Convertible Securitiesin exchange for the Global Atomic Options, as at the Effective Time and will have executed and delivered counterparts for stock option agreements in respect of such Silvermet Convertible Securities;

6.	The Silvermet Locked-up Shareholders shall have complied with their obligations under the Silvermet Support Agreements, and no event shall have occurred that, with notice or lapse of time or both, would give Global Atomic the right to terminate any of the Silvermet Support Agreements;

7.	Silvermet shall have delivered evidence to Global, acting reasonably, of the conditional approval of the listing and posting for trading on the TSXV of the Silvermet Shares to be issued pursuant to the Amalgamation and upon the exercise of the Silvermet Convertible Securities; and

8.	(i) there shall be no resale restrictions on the Silvermet Shares issued or issuable pursuant to the Amalgamation or the Silvermet Convertible Securities under Canadian Securities Laws, except in respect of those holders who are subject to restrictions on resale as a result of being a “control person” under Canadian Securities Laws; and (ii) neither the Silvermet Shares issued or issuable pursuant to the Amalgamation nor the Silvermet Convertible Securities shall be subject to any statutory hold or restricted period under U.S. Securities Laws, subject to the restrictions on transfer applicable to persons who are “affiliates” (as that term is defined in the U.S. Securities Act) of Silvermet.

Covenants

In the Definitive Agreement, the parties agreed to certain customary negative and affirmative covenants relating to the operation of their respective businesses between the date of execution of the Definitive Agreement and the Effective Date. The covenants are intended to ensure that the parties carry on business in the ordinary course consistent with past practice. These covenants include, among other things, and subject to certain exceptions, prohibitions on: amending constating documents; capital alterations; issuing securities; redemption of securities; incurring or modifying indebtedness; selling, pledging, abandoning and certain other actions in respect of assets; reducing the stated capital; reorganizing or amalgamating with another entity; acquiring a material asset; entering into agreements with its directors and officers; undertaking certain tax-related actions; making capital expenditures; and modifying employment arrangements and benefits.

Non-Solicitation Covenants

Each of Silvermet and Global Atomic have agreed that it shall not, directly or indirectly, through any representative, or otherwise, and shall not permit any such representative to: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any information, permitting any visit to any facilities or properties of the other party or any of its Subsidiaries, including any material mineral properties, or entering into any form of written or oral agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal or potential Acquisition Proposal; (ii) enter into or otherwise engage or participate in any discussions or negotiations with any person (other than the other party and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal or potential Acquisition Proposal; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the other party, the approval or recommendation of the party’s board of directors of this Agreement or the Amalgamation; or (iv) accept, approve, endorse or recommend, or propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal.

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Notwithstanding the foregoing, the board of directors of a party shall be permitted during the period commencing on the date hereof and ending at the time of the approval by the party’s shareholders of the Transaction and the Amalgamation to engage in discussions or negotiations with, or provide information to, any person who delivers a written Acquisition Proposal that did not result from a breach of the non-solicitation provisions, if and only to the extent that the board of directors of the party has determined in good faith based on information then available and after consultation with its outside legal and financial advisors that such negotiations could reasonably be expected to lead to a Superior Proposal. If a party receives a Superior Proposal prior to the approval of the Transaction and the Amalgamation by its shareholders, the board of directors of the party may terminate the Definitive Agreement in order to enter into a definitive agreement with respect to such Superior Proposal, if and only if: (i) the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction; (ii) the party has been, and continues to be, in compliance with its obligations under the Definitive Agreement; (iii) the party has delivered to the other party a written notice of the determination of its board of directors that such Acquisition Proposal constitutes a Superior Proposal and of the intention of its board of directors to enter into such definitive agreement, together with a written notice from the its board of directors regarding the value and financial terms that the board of directors, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Acquisition Proposal (the “Superior Proposal Notice”); (iv) the party has provided the other party with a copy of such Acquisition Proposal; (v) at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the other party received the Superior Proposal Notice and the date on which the other party received a copy of such Acquisition Proposal from the party; (vi) during any Matching Period, the other party has had the opportunity (but not the obligation) to offer to amend this Agreement and the Amalgamation in order for such Acquisition Proposal to cease to be a Superior Proposal; (vii) the board of directors of the party has determined in good faith, based upon the written opinion of the party’s outside legal counsel that it is necessary for the its board of directors to enter into a definitive agreement with respect to such Superior Proposal in order to properly discharge its fiduciary duties; and (viii) the party has: (A) terminated this Agreement pursuant to Section 10.2(c)(ii); and (B) entered into a binding agreement, understanding or agreement with respect to the Superior Proposal.

Termination of Definitive Agreement

The Definitive Agreement may be terminated at any time prior to the Effective Time:

1.	by mutual written consent of Silvermet and Global;

2.	by either party upon notice by either one to the other if:

I.	if the Amalgamation Resolution shall not have been approved or adopted by the Global Shareholders at the Global Meeting;

II.	if the Transaction Resolution shall not have been approved or adopted by the Silvermet Shareholders at the Silvermet Meeting;

III.	if any final and non-appealable applicable law shall be effected by a Governmental Authority of competent jurisdiction that makes the consummation of the Amalgamation illegal or otherwise prohibits or enjoins any of the Parties from consummating the Amalgamation;

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IV.	if the Effective Date does not occur on or prior to the November 30, 2017, provided that the failure of the Effective Date to so occur is not due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

V.	If the other party has not complied in all material respects with its covenants or obligations under this Agreement, or any representation or warranty of the other party set out in this Agreement shall have been at the date hereof untrue or incorrect or shall have become untrue or incorrect in a material respect at any time prior to the Effective Time (except for those expressly stated to speak at or as of any earlier time), in each case, only where such breach or default would, or would reasonably be expected to, prevent or materially delay the completion of the Amalgamation, and provided that Party is not then in material default of any of its covenants or obligations under the Definitive Agreement;

VI.	if the other party shall have approved, recommended or accepted an Acquisition Proposal; and

VII.	if any change or event occurs which has a Material Adverse Effect on the other party; or

by Silvermet upon notice to Global Atomic if Dissent Rights are exercised with respect to more than 5% of the issued and outstanding Global Atomic Shares

Interest of Certain Persons in the Transaction

In considering the recommendation of the Silvermet Board with respect to the Transaction Resolution, Silvermet Shareholders should be aware that certain directors and officers of Silvermet have certain relationships with and interests in Global Atomic that may present them with actual or potential conflicts of interest in connection with the Transaction. In particular, Silvermet and Global Atomic have certain common directors, being Stephen Roman, Douglas Scharf and Derek Rance, and certain common officers, being Stephen G. Roman, the President, Chairman and CEO of both Silvermet and Global Atomic, Rein Lehari, the CFO of Global Atomic and a director and Vice President of Silvermet, Ian Atacan, the CFO of Silvermet and the Controller of Global Atomic, and Timothy Campbell, Vice President and Secretary of both Silvermet and Global Atomic. As a group, the interested officers and directors of Silvermet hold an aggregate of 5,963,926 or 8.85% of the issued and outstanding Global Atomic Shares (9.01% of the issued and outstanding Global Atomic Shares excluding the shares held by Silvermet that will be cancelled on closing of the Transaction). The following summarizes the positions of the interested officers and directors in both Silvermet and Global Atomic.

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			Silvermet	Silvermet Shares to be Issued			# of Silvermet
			Shares Issued	on the Assumed Exercise of			Shares on Completion
	Silvermet		For Global	Global Atomic Warrants			of Transaction Assuming
	# Shares		Atomic	& Conversion of Notes			Exercise of Warrants &
	Held	Position	Shares (1)	Warrants (2)	Notes	Position	Conversion of Notes (3)
		Chairman,				Chairman,
Stephen G. Roman	15,005,500	President & CEO	11,862,607	536,750	214,700	President & CEO	27,619,557
		Director & Vice				Chief Financial
Rein Lehari	655,000	President	107,350	53,675		Officer	816,025
Doug Scharf	150,000	Director	107,350	107,350	21,470	Director	386,170
Derek Rance	615,000	Director	118,085	139,555	42,940	Director	915,580
Keith Spurr	100,000	Director	536,750			N/A	636,750
		Vice President &				Vice President &
Timothy Campbell	0	Secretary	21,953			Secretary	21,953
		Chief Financial
Ian Atacan	371,000	Officer	50,455	21,470		Controller	442,925

Total Interested Parties	16,896,500		12,804,549	858,800	279,110		30,838,959

Total Outstanding	142,104,716		142,078,672	7,963,974	1,062,765		293,210,127	(4)

Interested Parties %	11.89%		9.01%	10.78%	26.26%		10.52%

(1)	Total shares are net of the cancellation of Global Atomic shares held by Silvermet

(2)	Total warrants are net of the cancellation of Global Atomic warrants held by Silvermet

(3)	Excluding the Silvermet shares that would be issued on the exercise of existing Silvermet options and new Silvermet options to be granted to existing Global Atomic option holders

(4)	Represents the partially diluted shares, excluding exercise of any options

Transition Agreement

Silvermet, Global Atomic and certain officers, employees, consultants of Global Atomic have entered into a transition agreement dated August 17, 2017 (the “Transition Agreement”) addressing accrued and outstanding wages and fees owing by Global Atomic to such officers, employees, consultants. The aggregate amount accrued and owing by Global Atomic to senior officers and consultants as at June 30, 2017 was $1,502,389. Under the terms of the Transition Agreement each of the officers and consultants has agreed that all amounts of wages, fees and other employment entitlements accrued and payable as at the Effective Date shall be satisfied as follows. In the event that Global Atomic raises at least $7,500,000 but less than $15,000,000 under the Transaction Financing, the officers and consultants will receive an aggregate amount of $750,000, payable on a pro rata basis, in full satisfaction of their outstanding entitlements. In the event that Global Atomic raises at least $15,000,000 under the Transaction Financing, the officers and consultants will receive an aggregate amount of $1,200,000, payable on a pro rata basis, in full satisfaction of their outstanding entitlements. If Global Atomic raises less than $7,500,000 under the Transaction Financing then such officers and consultants will forego all entitlement to the accrued amounts.

Corporate Finance Fee

Cantor Fitzgerald were engaged by Global Atomic as financial advisor to assist the Board of Directors of Global Atomic in analyzing the businesses of Global Atomic and Silvermet and potential structures , among other things, for the proposed Transaction. Cantor Fitzgerald are entitled to a fee based on the completion of the proposed Transaction calculated as 0.75% of the ten day volume weighted average price, commencing upon the trading of the Combined Company, multiplied by the number of basic common shares outstanding. The fee is payable 50% in cash and 50% in shares of the Combined Company. Such fee will be limited in total by the TSXV Policies in respect of finders’ fees.

Pro Forma Capitalization

The pro forma capitalization of the Combined Company and the steps taken to arrive at such amounts are summarized as follows:

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		At Exchange	After
	Before	Rate of	Consolidation
	Transaction	2.147	2.75

Silvermet shares outstanding	142,104,716	142,104,716	51,674,442

Global Atomic shares outstanding	67,425,441
Eliminate Silvermet holding of Global Atomic shares	-1,250,000
Silvermet shares issued to Global Atomic shareholders	66,175,441	142,078,672	51,664,972

Post Transaction Common Shares Outstanding		284,183,388	103,339,414

Silvermet options outstanding	14,150,000	14,150,000	5,145,455
Global Atomic options outstanding	950,000
Non-vested options forfeited on completion of Transaction	-250,000
Silvermet options to be issued to Global Atomic optionholders	700,000	1,502,900	546,509

Post Transaction Options Outstanding		15,652,900	5,691,964

Silvermet warrants outstanding	0	0	0
Global Atomic warrants outstanding	4,334,337
Eliminate Silvermet holding of Global Atomic warrants	-625,000
Silvermet warrants issued to Global Atomic warrantholders	3,709,337	7,963,947	2,895,981

Post Transaction Warrants Outstanding		7,963,947	2,895,981

Conversion of Global Atomic convertible notes to shares	495,000	1,062,765	386,460

Fully Diluted Shares of the Combined Company		308,862,999	112,313,818

			After Transaction
Pro Forma Options Outstanding	Before Transaction		and Consolidation
	Number	Exercise Price	Number	Exercise Price
Existing Silvermet options outstanding:
Expiry July 7, 2019	5,400,000	$0.10	1,963,636	$0.28
Expiry April 23, 2022	8,750,000	$0.10	3,181,818	$0.28
	14,150,000		5,145,455
Silvermet options to be issued to Global Atomic optionholders:
Expiry January 17, 2018	100,000	$2.50	78,073	$1.95
Expiry January 23, 2020	50,000	$1.50	39,036	$1.17
Expiry February 9, 2021	550,000	$1.00	429,400	$0.78
	700,000		546,509

			5,691,964

Pro Forma Warrants Outstanding

Silvermet warrants to be issued to Global Atomic warrantholders:
Expiry September 30, 2019 (1)	411,837	$2.25	321,532	$1.76
Expiry September 30, 2019 (1)(2)	3,297,500	$1.50	2,574,448	$1.17
	3,709,337		2,895,981

(1) All warrants expire 24 months after a public listing of the shares

(2) Excluding warrants held by Silvermet to be cancelled on completion of the Transaction

Pro Forma shares to be issued on conversion of Notes

Expiry September 30, 2017	495,000	$1.00	386,460	$0.78

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Transaction Financing

In connection with the Transaction, Cantor Fitzgerald Canada Corporation (“Cantor Fitzgerald”) has been retained by Global Atomic to lead a “best efforts” private placement financing. The closing of the Transaction Financing is conditional on completion of the Transaction and the securities of Global Atomic issued under the Transaction Financing will be exchanged for securities of the Combined Company. Accordingly, additional Silvermet Consideration Shares will be issued in respect of the Transaction Financing. Any shares to be issued as a result of the Transaction Financing are not reflected in the foregoing pro forma capitalization of the Combined Company.

Securities Law Matters

Canadian Securities Law Considerations

The distribution of the Silvermet Consideration Shares pursuant to the Definitive Agreement will constitute a distribution of securities that is exempt from the prospectus requirements of Canadian Securities Laws. The Silvermet Consideration Shares may be resold in each of the provinces of Canada provided the trade is not a “control distribution” as defined in National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators, no unusual effort is made to prepare the market or create a demand for those securities, no extraordinary commission or consideration is paid in respect of that sale and, if the selling security holder is an Insider or officer of Silvermet, the Insider or officer has no reasonable grounds to believe that Silvermet is in default of Securities Laws.

TSXV Approval

The TSXV has conditionally approved the Transaction, subject to the satisfaction of certain customary conditions. The Transaction is considered by the TSXV to be a “Fundamental Acquisition” under TSXV Policy 5.3. Although Silvermet Shareholder approval is not specifically required by the polices of the TSXV, given the relationship between Silvermet and Global Atomic, Silvermet has elected to seek the approval of its disinterested shareholders.

United States Securities Law Considerations

The Transaction involves the distribution of the Silvermet Consideration Shares and Silvermet Convertible Securities to the Global Atomic Shareholders and the holders of Global Atomic Convertible Securities in exchange for their Global Atomic Shares and Global Atomic Convertible Securities. Silvermet is a public company existing under the provincial laws of Ontario. Global Atomic is a private company existing under the provincial laws of Ontario. The Transaction is subject to the disclosure requirements of a foreign jurisdiction, which are different from those of the United States. The Silvermet Consideration Shares and Silvermet Convertible Securities to be issued to the Global Atomic Shareholders and the holders of Global Atomic Convertible Securities in the United States pursuant to the Transaction have not been registered under the U.S. Securities Act or the securities laws of any state of the United States and are being issued in the United States in reliance on the exemption from registration set forth in Rule 802 thereunder (“Rule 802”) and exemptions provided under the securities laws of each applicable state of the United States. Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where:

I.	each of Global Atomic and Silvermet is a “foreign private issuer”, as defined in Rule 405 under the U.S. Securities Act;

II.	Silvermet Shareholders in the United States hold no more than 10% of the securities that are the subject of the Transaction;

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III.	on Closing, shareholders in the United States of Silvermet will hold no more than 10% of the securities that are the subject of the Transaction;

IV.	Global Shareholders in the United States participate in the Transaction on terms at least as favourable as those offered to any other holder of the subject securities;

V.	an informational document in connection with the Transaction is published or disseminated to Silvermet Shareholders in the United States, complying with the disclosure requirements set forth in Rule 802, on a comparable basis to that provided to holders of the subject securities in the foreign subject company’s home jurisdiction; and

VI.	the informational document, including any amendments thereto, is furnished to the SEC on Form CB together with a Form F-X to appoint an agent for service of process in the United States.

This Circular will be filed with the SEC on Form CB.

The Silvermet Shares, upon completion of the Transaction, will not be listed for trading on any United States stock exchange and the solicitation of proxies for the Silvermet Meeting is not subject to the requirements of Section 14(a) of the U.S. Securities Exchange Act of 1934. Accordingly, the solicitations and transactions contemplated in this Circular are made in the United States for securities of a foreign issuer in accordance with foreign corporate and securities laws, and this Circular has been prepared solely in accordance with disclosure requirements applicable in such foreign jurisdiction. Silvermet Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act.

Specifically, information concerning the operations of Global Atomic and Silvermet contained herein has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. The unaudited pro forma financial statements and the unaudited and audited historical consolidated financial statements of Global Atomic included in this Circular, and in the case of Silvermet incorporated by reference, have been presented in Canadian dollars. The financial statements of Global Atomic and Silvermet were prepared in accordance with IFRS. The annual audited financial statements included in this Circular are subject to Canadian auditing and auditor independence standards, which differ from United States GAAP and auditing and auditor independence standards in certain material respects, and thus may not be comparable to financial statements of United States companies. Likewise, information concerning assets and operations of Global Atomic and Silvermet contained herein has been prepared in accordance with IFRS and is not comparable in all respects to similar information for United States companies.

The Silvermet Consideration Shares and Silvermet Convertible Securities issued to Global Atomic Shareholders and the holders of Global Atomic Options will be restricted securities under Rule 144(a)(3) under the U.S. Securities Act. Consequently, any resale of the Silvermet Consideration Shares is subject to the registration requirement of the U.S. Securities Act unless they are resold under an exemption or exclusion from the U.S. Securities Act. Subject to certain limitations, Holders of Silvermet Shares may resell their Silvermet Shares outside the United States without registration under the U.S. Securities Act pursuant to Regulation S. Additionally, the U.S. Securities Act imposes restrictions on Silvermet Shares held by “affiliates” of Silvermet after the Transaction or who have been “affiliates” of Silvermet within 90 days prior to the Transaction. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Such affiliates (and former affiliates) may also resell Silvermet Shares pursuant to Rule 144 under the U.S. Securities Act, if available. However, unless certain conditions are satisfied, Rule 144 is not available for the resale of securities of issuers that have ever had (i) no or nominal operations; and (ii) no or nominal assets other than cash and cash equivalents.

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Additionally, no broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Circular and, if given or made, such information or representation must not be relied upon as having been authorized by the Combined Company, Global Atomic or Silvermet.

THE SILVERMET SHARES, SILVERMET CONSIDERATION SHARES AND SILVERMET CONVERTIBLE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Information Concerning Global Atomic

Further detailed information concerning Global Atomic and its DASA Project can be found in Schedule D to this Circular. Schedule F to this Circular contains historical financial statements of Global Atomic. Silvermet Shareholders are encouraged to review the information contained in these Schedules.

Information Concerning the Combined Company

Certain information concerning the Combined Company following completion of the Transaction can be found in Schedule E to this Circular. Silvermet Shareholders are encouraged to review the information contained in the Schedule.

Recommendation of the Silvermet Board

Having undertaken a thorough review of, and carefully considered the Transaction, as described above, including a review of the Fairness Opinion, the Silvermet Board (with the interested Directors, being Messrs. Roman, Lehari, Scharf and Rance, having recused themselves and with Mr. Zarraonandia Ayo abstaining) has concluded that the Transaction is in the best interests of Silvermet and recommends that the Silvermet Shareholders vote FOR the Transaction Resolution. The management representatives named in the enclosed form of proxy intend to vote the Silvermet Shares, represented by such proxy, FOR the approval of the Transaction Resolution, unless a Silvermet Shareholder specifies in the proxy that their Silvermet Shares are to be voted against the approval of one of the Transaction Resolution.

Transaction Resolution

The Transaction Resolution must be passed by a simple majority of the votes cast by Silvermet Shareholders represented at the Meeting in person or by proxy. Messrs. Roman, Scharf, Rance, Spurr, Lehari, Atacan and Campbell, directors and/or officers of Silvermet and holders of an aggregate of 16,896,500 of the Silvermet Shares representing 11.89% of the issued and outstanding Silvermet Shares, will be precluded from voting on the Transaction Resolution.

At the Meeting, Silvermet Shareholders will be asked to vote on the following Transaction Resolution, with or without variation:

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“BE IT RESOLVED THAT:

1.	The proposed business combination of Silvermet Inc. (the “Company”) and Global Atomic Fuels Corporation (“Global Atomic”) by way of three-cornered amalgamation (the “Transaction”) under Section 174 of the Business Corporations Act (Ontario) (the “OBCA”), as more particularly described and set forth in the management proxy circular of the Company dated September 1, 2017, accompanying the notice of this meeting (as the Transaction may be amended, modified or supplemented in accordance with its terms), is hereby authorized, approved and adopted.

2.	The (i) combination agreement dated as of August 17, 2017 between the Company, Global Atomic and 2592516 Ontario Inc. (“Subco”) (the “Combination Agreement”) and related transactions, (ii) actions of the directors of the Company in approving the Combination Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Combination Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

3.	Notwithstanding that this resolution has been passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered to, without notice to or approval of the shareholders of the Company, (i) amend, modify or supplement the Combination Agreement to the extent permitted by the Combination Agreement; (ii) approve, on behalf of the Company as the sole shareholder of Subco, any amendment, modification or supplement to the Amalgamation Agreement to the extent permitted by the Combination Agreement; and (ii) subject to the terms of the Combination Agreement, to proceed with the Transaction and related transactions.

4.	Any one officer or director of the Company is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

CONSOLIDATION OF COMMON SHARES

In connection with the Transaction, Shareholders will be asked to consider, and if thought advisable, to pass, a Special Resolution approving a consolidation of Silvermet Shares immediately after effecting the Transaction on the basis of one new Silvermet Share for every 2.75 existing Silvermet Shares. The Consolidation Resolution must be approved by a Special Resolution passed by not less than two-thirds of the votes cast by Shareholders present in person or represented by Proxy at the Meeting.

In the event the Consolidation would result in a Shareholder holding a fraction of a New Silvermet Share, the number of new Silvermet Shares shall be rounded down to the next lesser whole number of new Silvermet Shares; no cash or other consideration shall be paid or payable in lieu of such fraction of a new Silvermet Share. Notwithstanding the approval of the proposed Consolidation by the Shareholders, the Board, in its sole discretion, may revoke the Consolidation Resolution and abandon the Consolidation without further approval or action by, or prior notice to the Shareholders.

Principal Effects of the Consolidation

The anticipated principal effects of the Consolidation include the following:

1.	the fair market value of each Silvermet Share may increase and will, in part, form the basis upon which further Silvermet Shares or other securities of Silvermet will be issued;

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2.	the number of issued and outstanding Silvermet Shares will be significantly reduced from 142,104,716 Silvermet Shares to approximately 51,674,442 new Silvermet Shares (not taking into account any additional Silvermet Shares that may be issued or become issuable in connection with the Transaction); and

3.	as Silvermet currently has an unlimited number of Silvermet Shares authorized for issuance, the Consolidation will not have any effect on the number of Silvermet Shares available for issuance.

Effect on Silvermet Share Certificates

If the Consolidation is approved by the Shareholders and implemented by the Board, Registered Shareholders will be required to exchange their certificates representing pre-Consolidation Silvermet Shares for certificates representing New Silvermet Shares. Accordingly, Registered Shareholders have been sent a Letter of Transmittal with their Meeting Materials and are requested to deliver their Silvermet Share certificates and a completed and signed Letter of Transmittal to the Transfer Agent, TSX Trust Company, located at Suite 301, 100 Adelaide Street West, Toronto, Ontario, Canada M5H 4H1, Fax Number: (416) 595-9593, Attention: Corporate Actions Department. Please refer to the Letter of Transmittal for delivery instructions and contact details. The Letter of Transmittal contains instructions on how to surrender certificate(s) representing existing Silvermet Shares to TSX Trust Company as Transfer Agent. The Transfer Agent will forward to each Registered Shareholder who has sent the required documents a certificate representing the number of New Silvermet Shares to which the Shareholder is entitled. Until surrendered, each certificate representing pre-Consolidation Silvermet Shares will be deemed for all purposes to represent the number of whole New Silvermet Shares to which the holder is entitled as a result of the Consolidation.

Procedure for Implementing the Consolidation

If the Consolidation Resolution is approved by the Shareholders and the Board decides to implement the Consolidation, Silvermet will file articles of amendment pursuant to the OBCA to amend the articles of Silvermet. Such articles of amendment shall be filed at a date to be determined by the Board to be in the best interests of Silvermet, which shall be a date after to the Effective Date. The Consolidation will become effective on the date shown in the certificate of amendment issued pursuant to the OBCA.

Silvermet is delivering a Letter of Transmittal to Registered Shareholders as part of the Meeting Materials whereby Registered Shareholders are being requested to surrender their existing Silvermet Share certificate(s) in advance of the Meeting, which will be returned to said Shareholder if the Consolidation Resolution is not approved at the Meeting or revoked by the Board prior to giving effect thereto. If your Silvermet Shares are registered either: (a) in the name of an Intermediary; or (b) in the name of a clearing agency (such as CDS Clearing and Depository Services Inc.) of which the Intermediary is a participant, you will not receive a Letter of Transmittal and you are not being asked to return any Silvermet Share certificate(s).

Lost Certificates

In the event that a Shareholder’s certificate(s) representing Silvermet Shares has been lost, stolen or destroyed, the holder shall deliver to TSX Trust, in addition to a properly completed Letter of Transmittal:

1.	an affidavit of the fact that the certificate has been lost, stolen or destroyed; and

2.	a surety bond satisfactory to the Transfer Agent and Silvermet in such sum as they may direct.

More information is provided in the Letter of Transmittal.

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TSXV Approval

The TSXV has conditionally approved the Consolidation, subject to customary conditions.

Consolidation Resolution

The Consolidation Resolution must be approved by a Special Resolution passed by not less than two-thirds of the votes cast by Silvermet Shareholders present in person or represented by Proxy at the Meeting. The Silvermet Board believes that the Consolidation Resolution is in the best interests of Silvermet and therefore the Silvermet Board unanimously recommends that Shareholders vote FOR this resolution. Unless otherwise indicated, the persons named in the accompanying Proxy intend to vote FOR the Consolidation Resolution.

At the Meeting, the following Consolidation Resolution, with or without variation, will be placed before Shareholders.

“BE IT RESOLVED AS A SPECIAL RESOLUTION OF SHAREHOLDERS THAT:

1.	the articles of Silvermet be amended to change the number of issued and outstanding Silvermet Shares by consolidating the issued and outstanding Silvermet Shares on the basis of one New Silvermet Share for each 2.75 existing Silvermet Shares or for such other lesser whole or fractional number of existing Silvermet Shares that the Board, in its sole discretion, determines to be appropriate and, in the event that the Consolidation would otherwise result in a Shareholder holding a fraction of a New Silvermet Share, the fractional New Silvermet Share shall be cancelled, without any compensation therefor; such amendment to become effective at a date in the future to be determined by the Board when the Board considers it to be in the best interests of Silvermet to implement such a Consolidation;

2.	any Director or officer of Silvermet be and is hereby authorized and directed to execute and deliver, or cause to be delivered, articles of amendment pursuant to the OBCA, and to do and perform all such acts and things, sign such documents and take all such other steps as, in the opinion of such Director or officer, may be considered necessary or desirable to carry out the purpose and intent of this resolution;

3.	notwithstanding that this resolution has been duly passed by the Shareholders, the Board is hereby authorized and empowered, if it decides not to proceed with the Consolidation Resolution, to revoke this resolution in whole or in part at any time prior to it being given effect without further notice to, or approval of, the Shareholders; and

4.	any Director or officer of Silvermet be and the same is hereby authorized and directed for and in the name of and on behalf of Silvermet to execute or cause to be executed, whether under corporate seal of Silvermet or otherwise, and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things, as in the opinion of such Director or officer may be necessary or desirable in order to carry out the terms of this resolution, such determination to be conclusively evidenced by the execution and delivery of such documents or the doing of any such act or thing.”

NAME CHANGE

At the Meeting, the Shareholders will be asked to consider and, if deemed advisable, pass a Special Resolution authorizing Silvermet to file articles of amendment under the OBCA to change the name of Silvermet from “Silvermet Inc.” to “Global Atomic Corporation”, or to such other name as the Board deems appropriate and as may be approved by the regulatory authorities, including the TSXV.

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The Board may determine not to implement the Name Change Resolution at any time after the Meeting and after receipt of necessary regulatory approvals, but prior to the issuance of a certificate of amendment, without further action on the part of the Shareholders.

TSXV Approval

The TSXV has conditionally approved the Name Change, subject to customary conditions.

Name Change Resolution

The Name Change Resolution must be approved by a Special Resolution passed by not less than two-thirds of the votes cast by Shareholders present in person or represented by Proxy at the Meeting. The Board believes that the Name Change Resolution is in the best interests of Silvermet and therefore the independent members of the Board unanimously recommend that Shareholders vote for this resolution. Unless otherwise indicated, the persons named in the accompanying Proxy intend to vote FOR the Name Change Resolution.

At the Meeting, the following Name Change Resolution, with or without variation, will be placed before the Shareholders.

“BE IT RESOLVED AS A SPECIAL RESOLUTION OF SHAREHOLDERS THAT:

1.	Silvermet is authorized to file articles of amendment pursuant to the OBCA to change its name from “Silvermet Inc.” to “Global Atomic Corporation”, or such other name that the Board deems appropriate and as may be approved by the regulatory authorities (including the TSXV), if the Board considers it to be in the best interests of Silvermet to implement such a name change;

2.	any Director or officer of Silvermet be and is hereby authorized and directed to execute and deliver, or cause to be delivered, articles of amendment pursuant to the OBCA, and to do and perform all such acts and things, sign such documents and take all such other steps as, in the opinion of such Director or officer, may be considered necessary or desirable to carry out the purpose and intent of this resolution;

3.	notwithstanding that this resolution has been duly passed by the Shareholders, the Board is hereby authorized and empowered, if it decides not to proceed with the Name Change Resolution, to revoke this resolution in whole or in part at any time prior to it being given effect without further notice to, or approval of, the Shareholders; and

4.	any Director or officer of Silvermet be and the same is hereby authorized and directed for and in the name of and on behalf of Silvermet to execute or cause to be executed, whether under corporate seal of Silvermet or otherwise, and to deliver or cause to be delivered all such documents, and to do or cause to be done all such acts and things, as in the opinion of such Director or officer may be necessary or desirable in order to carry out the terms of this resolution, such determination to be conclusively evidenced by the execution and delivery of such documents or the doing of any such act or thing.”

OTHER BUSINESS

Management of Silvermet is not aware of any other matter to come before the Meeting other than as set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

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INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

To the knowledge of Silvermet, after reasonable enquiry, other than as disclosed in this Circular, no informed person of Silvermet, or any associate or affiliate of any informed person, has or had any material interest, direct or indirect, in any transaction since the commencement of Silvermet’s most recently completed fiscal year or in any proposed transaction which has materially affected or would materially affect Silvermet or any of its subsidiaries. For the purposes of the above, “informed person” means: (a) a director or executive officer of Silvermet; (b) a director or executive officer of a person or company that is itself an informed person or subsidiary of Silvermet; (c) any person or company who beneficially owns, or controls or directs, directly or indirectly, voting securities of Silvermet or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of Silvermet other than voting securities held by the person or company as underwriter in the course of a distribution; and (d) Silvermet after having purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

RISK FACTORS

The securities of Silvermet (and correspondingly those of the Combined Company) should be considered highly speculative due to the nature of the Combined Company’s proposed business. An investment in Silvermet or the Combined Company is highly speculative. Such investment will be subject to certain material risks and investors should not invest in securities of Silvermet or the Combined Company unless they can afford to lose their entire investment. The following is a description of certain risks and uncertainties that may affect the business of the Combined Company. In evaluating the Transaction, the Combined Company and its prospective business, investors should carefully consider these, in addition to the other information contained in this Circular. Readers should note that this list is not a definitive list of all risk factors associated with an investment in Silvermet or the Combined Company or in connection with the Combined Company’s proposed operations upon completion of the Transaction, and other events could arise that have a material adverse effect on the business of Silvermet or the Combined Company.

Risk Factors Associated with the Transaction

Silvermet directors and officers have interests in the Transaction that may be different from those of the Silvermet Shareholders

In considering the recommendation of the Board to vote for the Transaction Resolution, Shareholders should be aware that certain directors and officers of Silvermet have certain interests in connection with the Transaction that may present them with actual or potential conflicts of interest in connection with the Transaction See “Approval of Global Atomic Transaction – Interests of Certain Persons in the Business Combination”.

The Transaction May Not Be Completed

Each of the parties has the right to terminate the Definitive Agreement in certain circumstances. Accordingly, there is no certainty, nor can the parties provide any assurance, that the Definitive Agreement will not be terminated before the completion of the Transaction. In addition, the completion of the Transaction is subject to a number of conditions precedent, certain of which are outside the control of the parties, including approval of the Amalgamation Resolution by the Global Atomic Shareholders, the approval of the Transaction Resolution by the Silvermet Shareholders and approval of the TSXV. There is no certainty, nor can the parties provide any assurance, that these conditions will be satisfied. If for any reason the Transaction is not completed, the market price of the Silvermet Shares may be adversely affected. If the Transaction is not completed and Global Atomic cannot obtain a material property interest or financing for working capital requirements, the financial condition of Global Atomic may be materially adversely affected.

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Silvermet will incur costs

Certain costs related to the Transaction, such as legal, accounting and certain financial advisor fees, must be paid by Silvermet even if the Transaction is not completed. Silvermet and Global Atomic are each liable for their own costs incurred in connection with the Transaction.

Risk Factors Associated with the Business of the Combined Company

Possible Failure to Realize Anticipated Benefits of the Transaction

The success of the Combined Company will depend in large part on successfully consolidating functions and integrating operations, projects, procedures and personnel in a timely and efficient manner, as well as the Combined Company’s ability to realize the anticipated growth opportunities from the business and operations of Global Atomic. The inability to achieve such growth could result in the failure of the Combined Company to realize the anticipated benefits of the Transaction and could impair the results of operations, profitability and financial results of the Combined Company.

Limited Operating History

The Combined Company will be a relatively new company with a limited history of operations, business and mining operations, and no production history. The Combined Company will be subject to all of the business risks and uncertainties associated with any new business enterprise, including the risk that it will not achieve its growth objective. There is no assurance that the Combined Company will be able to successfully complete its financing and development plans or operate profitably over the short or long term. The Combined Company will have incurred net losses and negative cash flow from operations to date and there is no assurance that the Combined Company will earn profits, or that profitability, if achieved, will be sustained. Shareholders will have to rely on the expertise and good faith of management to identify, acquire, develop and operate commercially viable mineral projects. No assurance can be given that the Combined Company’s investigations and efforts will result in the acquisition and development of commercially viable mineral sources. If the Combined Company’s efforts are unsuccessful over a prolonged period of time, the Combined Company may have insufficient working capital to continue to meet its ongoing obligations and its ability to obtain additional financing necessary to continue operations may also be adversely affected. Even if the Combined Company is successful in developing one or more mineral projects, there is no assurance that these projects will be profitable.

Reliance on the Directors and Officers

The Combined Company will have a small management team and the unexpected loss of any of these individuals would have a serious impact on the business. Specifically, the Combined Company will be dependent upon the skills of its directors and officers for the successful operation of its business. At present, there is no key-man insurance in place for any members of the management team of either Silvermet or Global Atomic. The loss of services of any of these personnel could have a material adverse effect on the business of the Combined Company. The Combined Company will also rely on a team of consultants to carry out its business objectives and the unexpected loss of any of these consultants could have a serious impact on the business.

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Inability to Manage Growth

If the Combined Company is unable to effectively manage its planned growth and expansion, its growth strategy could be negatively affected. Any inability to manage growth effectively could have a material adverse effect on the business, results of operations and financial condition of the Combined Company.

Industry Risk

Exploration, Development and Operating Risks

The Combined Company’s mining and exploration activities will involve significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. Few properties which are explored are ultimately developed into producing mines.

Substantial Capital Requirements and Liquidity

Substantial additional funds for the establishment of the Combined Company’s current and planned mineral exploration and development will be required. No assurances can be given that the Combined Company will be able to raise the additional funding that may be required for such activities, should such funding not be fully generated from operations. Mineral prices, environmental rehabilitation or restitution, revenues, taxes, transportation costs, capital expenditures and operating expenses and geological results are all factors which will have an impact on the amount of additional capital that may be required. To meet such funding requirements, the Combined Company may be required to undertake additional equity financing, which would be dilutive to shareholders. Debt financing, if available, may also involve restrictions on financing and operating activities. There is no assurance that additional financing will be available on terms acceptable to the Combined Company or at all. If the Combined Company is unable to obtain additional financing as needed, it may be required to reduce the scope of its operations and pursue only those projects that can be funded through cash flows generated from its existing operations, if any.

Fluctuating Mineral Prices and Marketability of Minerals

The economics of mineral exploration are affected by many factors beyond the Combined Company’s control, including commodity prices, the cost of operations, variations in the grade of minerals explored and fluctuations in the market price of minerals. Depending on the price of minerals, the Combined Company may determine that it is impractical to continue a mineral exploration operation. Mineral prices are prone to fluctuations and the marketability of minerals is affected by government regulation relating to price, royalties, allowable production and the importing and exporting of minerals, the effect of which cannot be accurately predicted. There is no assurance that a profitable market will exist for the sale of any minerals found on the DASA Project or other properties in which the Combined Company has an interest.

General Economic Conditions

The events in global financial markets recently have had a profound impact on the global economy. Many industries, including the mineral resource industry, are impacted by these market conditions. Some of the key impacts of a possible financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect the Combined Company’s growth.

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Competition

The mineral exploration and development industry is highly competitive. The Combined Company will have to compete with other mining companies, many of which have greater financial, technical and other resources than the Combined Company, for, among other things, the acquisition of mineral claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees and other personnel. Failure to compete successfully against other mining companies could have a material adverse effect on the Combined Company and its prospects.

Litigation

The Combined Company and/or its directors may be subject to a variety of civil or other legal proceedings, with or without merit.

Risks Associated with Mineral Property Interests in Niger

Exploration Properties

The properties in which the Combined Company will hold an interest or the right to acquire an interest, are in the exploration stage, but in the case of DASA, contain an identified resource. Exploration for and the development of minerals involve a high degree of risk and few properties, which are explored, are ultimately developed into producing properties. There is no assurance that the Combined Company’s exploration and development activities will result in the development of commercial bodies of ore. The long-term success of the Combined Company’s operations will be in large part directly related to the cost and success of its exploration programs, which may be affected by a number of factors.

Exploration, Development and Operating Risks

The exploration for and development of mineral deposits involves significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. There is no assurance that the Combined Company’s mineral exploration activities will result in any discoveries of commercial bodies of ore. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration or development programs planned by the Combined Company will result in a profitable commercial mining operation as the economic viability of the project would depend on obtaining favourable exploration results and commodity prices. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices that are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Combined Company not receiving an adequate return on invested capital. No assurance can be given that the minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a favourable basis.

If any of the Combined Company’s properties is found to have commercial quantities of ore, the Combined Company would be subject to additional risks respecting any development and production activities. Mining operations generally involve a high degree of risk. The Combined Company’s future operations would be subject to all the hazards and risks normally encountered in the exploration, development and production of base metals, including unusual and unexpected geologic formations, seismic activity, ground failure, rock bursts, cave-ins, flooding and other conditions involved in the drilling, blasting and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability.

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Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Combined Company’s operations, financial condition and results of operations.

There is no certainty that the expenditures made by the Combined Company towards the search and evaluation of mineral deposits will result in discoveries of commercial quantities of ore. The Combined Company’s ability to execute its planned exploration programs on a timely basis is dependent on a number of factors beyond the Combined Company’s control including availability of drilling services, third party contractors and equipment, ground conditions, weather conditions and permitting.

Uncertainty in the Estimation of Mineral Resources

The figures for mineral resources contained in this Circular are estimates only and no assurance can be given that the anticipated tonnages and grades will be achieved, that the indicated level of recovery will be realized or that mineral resources could be mined or processed profitably. Such estimation is a subjective process, and the accuracy of any mineral resource estimate is a function of the quantity and quality of available data and of the assumptions made and judgments used in engineering and geological interpretation.

CSA Global has prepared an independent technical report on the DASA resource. CSA Global reviewed and confirmed the reliability of Global Atomic’s QA/QC procedures that are the basis of the mineral resource database. CSA Global has estimated the quantity and grade of the DASA mineral resource using this database and its experience in estimating mineral resources. The mineral resource estimates have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining and Metallurgy (“CIM”) Classification System. However, such figures are estimates, and no assurance can be given that the indicated level of mineral will be produced. Mineral resources that are not mineral reserves do not have demonstrated economic viability. There are numerous uncertainties inherent in estimating mineral resources, including many factors beyond the Combined Company’s control. Fluctuations in the price of uranium may render mineral resources containing lower grades of mineralization uneconomic. Market price fluctuations of uranium may render the present mineral resources unprofitable for periods of time.

Fluctuation in uranium prices, results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may require revision of such estimate. Any material reductions in estimates of mineral resources, or of the Combined Company’s ability to extract these mineral resources, could have a material adverse effect on the Combined Company’s operations and financial condition.

Maintaining Interests in Mineral Properties

The Combined Company’s continuing right to maintain title to its mineral property interests in Niger will be dependent upon compliance with applicable laws and with agreements to which it is a party. The Combined Company’s Niger properties are subject to six mining agreements, under which there is an exploration permit, which converts to a mining permit on completion of a feasibility study. The exploration permits have a termination date of January 28, 2019, unless otherwise extended. There is no assurance that the Combined Company will be able to obtain the requisite mining permits or extend the exploration permits in order to maintain its title interests in the Niger properties beyond January 28, 2019. Additional expenditures will be required by the Combined Company to complete further drilling and other work in support of a feasibility study on DASA. If the Combined Company has begun its feasibility study on DASA prior to January 28, 2019, a one-year extension may be granted to enable completion of the feasibility study and conversion of the exploration permit to a mining permit. In the case of the other Niger properties, the Minister of Mines has discretion to extend the exploration period if the low price of uranium does not justify a current mine feasibility. There can be no assurance that the Combined Company will have the funds, will be able to raise the funds, will obtain approvals for extensions or will be able to comply with the provisions of the agreements relating to its properties, which would entitle it to maintain its interest therein and if it fails to do so its interest in certain of these properties may be reduced or be lost.

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Niger Government Interest

On obtaining a mining permit for the DASA resource, a new Niger incorporated company must be established to hold the mining permit and assets related to the DASA resource. On establishment of this corporation, the Government of the Republic of Niger is granted a 10% carried interest in the equity of this new company. The Government of the Republic of Niger also has a concurrent right, on establishment of the new Niger corporation, to acquire up to 30% more of the equity in the corporation, provided it commits to funding its proportionate share of such additional equity and related debt for development and operation of the mine. Accordingly, the ultimate ownership that the Combined Company will hold in the DASA mining operations could vary from 60% to 90%.

Results of Prior Exploration Work

In preparing any technical reports on the Combined Company’s properties, the authors of such reports relied on data previously generated by exploration work carried out by other parties. There is no guarantee that data generated by prior exploration work is 100% reliable and discrepancies in such data not discovered by the Combined Company may exist. Such errors and/or discrepancies, if they exist, could impact on the accuracy of the technical reports.

Environmental Risks and Hazards

All phases of the Combined Company’s Niger operations are subject to environmental regulations, including but not limited to the maintenance of air and water quality, land reclamation, environmental pollution and the generation of transportable storage and disposal of hazardous waste. Environmental legislation is evolving in a manner that will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that existing or future environmental regulation in Niger will not have material adverse effects on the Combined Company’s business, financial condition and results of operations. Environmental hazards may exist on the properties on which the Combined Company holds interests which are unknown at present and which have been caused by previous or existing owners of the properties. To the extent the Combined Company is subject to environmental liabilities, the payment of any liabilities or the costs that may be incurred to remedy environmental impacts will reduce funds otherwise available for operations.

Government approvals and permits are currently required, or may be required in the future, in connection with the Combined Company’s operations. To the extent such approvals are required and not obtained, the Combined Company may be curtailed or prohibited from proceeding with planned exploration, development or operation of mineral properties. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations and parties that were engaged in operations in the past, may be required to compensate those suffering loss or damage by reason of such mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

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Amendments to current laws, regulations and permits governing operations and activities of mining companies, or the more stringent implementation thereof, could have a material adverse impact on the Combined Company and cause increases in exploration expenses, capital expenditures or production costs, reduction in levels of production at producing properties, or abandonment or delays in development of new mining properties.

Government Regulation of the Mining Industry

The current and future operations of the Combined Company, from exploration through development activities and commercial production, if any, are and will be governed by laws and regulations governing mineral rights in the Republic of Niger. Companies engaged in exploration activities and in the development and operation of mines and related facilities may experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Permits are subject to the discretion of government authorities and there can be no assurance that the Combined Company will be successful in obtaining all required permits. Amendments to current laws and regulations governing the operations and activities of the Combined Company or more stringent implementation thereof could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. Further, there can be no assurance that all permits which the Combined Company may require for future exploration, construction of mining facilities and conduct of mining operations, if any, will be obtainable on reasonable terms or on a timely basis, or that such laws and regulations would not have an adverse effect on any project which the Combined Company may undertake.

Failure to comply with applicable laws, regulations and permits may result in enforcement actions thereunder, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. The Combined Company may be required to compensate those suffering loss or damage by reason of its mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits. The Combined Company is not currently covered by any form of environmental liability insurance. See “Insurance and Uninsured Risks”, below. Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation thereof, could have a material adverse impact on the Combined Company and cause increases in capital expenditures or require abandonment or delays in exploration.

Changes, if any, in mining or investment policies or shifts in political attitude in the Republic of Niger may adversely affect the Combined Company’s operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, income taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety.

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Failure to comply strictly with applicable laws, regulations and local practices relating to mineral rights applications and tenure could result in loss, reduction or expropriation of entitlements, or the imposition of additional local or foreign parties as joint venture partners with varied or other interests. The occurrence of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on the Combined Company’s business, financial condition and results of operations.

Insurance and Uninsured Risks

The Combined Company’s business is subject to a number of risks and hazards including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Combined Company’s properties or the properties of others, delays in mining, monetary losses and possible legal liability. Although the Combined Company maintains liability insurance in amounts which it considers adequate, the nature of these risks is such that liabilities might exceed policy limits, the liabilities and hazards might not be insurable, or the Combined Company may elect not to insure against such liabilities due to high premium costs or other reasons, in which event the Combined Company could incur significant costs that could have a materially adverse effect upon its financial position.

The Combined Company is not insured against environmental risks. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration) has not been generally available to companies within the industry. The Combined Company will periodically evaluate the cost and coverage of the insurance against certain environmental risks that is available to determine if it would be appropriate to obtain such insurance. The Combined Company may be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Without such insurance, and if the Combined Company becomes subject to environmental liabilities, the payment of such liabilities would reduce or eliminate its available funds or could exceed the funds the Combined Company has to pay such liabilities and result in bankruptcy. Should the Combined Company be unable to fund the remedial cost of an environmental problem it might be required to enter into interim compliance measures pending completion of the required remedial work.

Risks Associated with the Equity interests in Turkey

Equipment failures

Silvermet’s Turkish Waelz kiln equipment is complex and has many components. Equipment failures can occur due to the failure of individual components such as electric motors, causing a temporary halt in operations while repairs are made. Equipment downtime may also be experienced due to over-heating of the kiln, requiring a period of cooling before re-start. Potential catastrophic failures include failure of the kiln shell, failure of the kiln’s brick lining or failure of the primary drive gears. Catastrophic failures may result in an extended period of shut down while repairs are made, including the lead time required to order and receive replacement equipment.

Energy costs

The major cost components of Silvermet’s Turkish operations relate to energy: coke, anthracite, natural gas, diesel fuel and electricity. The costs of natural gas and electricity are regulated in Turkey. In the case of coke and anthracite, costs are driven by global events that impact these commodities and transportation costs. Significant adverse changes to such costs may impact the ability of the Silvermet to operate profitably. Any interruption in the supply of these energy inputs may result in cessation of operations until such supplies resumed.

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Uncertainty due to foreign legal and political factors

Risks may include political unrest, corruption, civil disturbances and terrorist actions, arbitrary changes in law or policies, changes to government regulation, foreign taxation, price and currency controls, delays in obtaining or the inability to obtain necessary governmental permits, limitations on foreign ownership, limitations on the repatriation of earnings and increased financing costs.

Environmental regulations

Silvermet’s Turkish business is subject to a variety of environmental regulations. Failure to properly process and handle EAFD in accordance with such regulations may expose the Company to liabilities and/or result in the withdrawal of operating permits. The Company has procedures in place to ensure compliance with environmental regulations. However, new laws and regulations that may be passed in the future may materially affect the Company’s operations.

Raw material supply

Silvermet’s Turkish operations require a steady supply of EAFD in order to continue operating at an optimum level and to maintain profitable output levels. Silvermet relies on continued operations of local steel mills at reasonable levels in order to meet its EAFD supply requirements. The closing of or lower capacity utilization of one or more local steel mills may have an adverse impact on the available supply.

Additional funding

Silvermet anticipates the need for additional funding to support capital expenditures to improve the current Waelz kiln facility and to support planned expansions at other sites in Turkey. Failure to obtain such additional funding may lead to the delay or indefinite postponement of such projects. There is no assurance that such funding will be available or that it will be available on favourable terms.

Dependence on Key Personnel

The development of the Company’s business is and will continue to be dependent on its ability to attract and retain highly qualified management personnel. The Company faces competition for personnel from other employers in Turkey.

Dependence on Befesa

In accordance with the Shareholders Agreement between Befesa and Silvermet, Befesa is the operator of the Turkish facility. Silvermet is dependent on Befesa for the day-to-day operations in Turkey. Silvermet does not have control over these factors, nor the impact on Befesa and its personnel that a potential change of control of Befesa could have on operations.

Price volatility

Prices of commodities can fluctuate widely and are affected by numerous factors including demand, inflation, strength of various currencies, interest rates, forward sales by producers, global or regional political or financial events, and production and cost levels in major producing regions. In addition, commodity prices are sometimes subject to rapid short-term changes because of speculative activities. The success of Silvermet’s Waelz kiln operations is dependent on market prices for zinc and the related smelter treatment charges, as well as raw material input commodities.

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Currency risk

Silvermet’s activities occur primarily in Turkey. All revenues and some cost items are denominated in U.S. dollars, or otherwise tied to the U.S. dollar. Most operating expenses are incurred in Turkish Lira. Head office costs are incurred in Canadian dollars. Such activities are subject to risks associated with fluctuations in the rate of exchange of these foreign currencies.

Investment Risk

Investment may be lost

Although shareholders will not be bound by or be personally liable for the Combined Company’s expenses, liabilities or obligations beyond their total original capital contributions, should the Combined Company suffer a deficiency in funds with which to meet its obligations, shareholders as a whole may lose their entire investment.

Dilution

Because it is expected that the Combined Company’s success will be highly dependent upon its directors, officers and consultants, the Combined Company expects to grant in connection with the completion of the Transaction, and may again in the future grant, Options to some or all of its key officers, directors, employees and consultants as non-cash incentives. To the extent that significant numbers of such Options in the Combined Companies may be granted and exercised, the interests of shareholders may be diluted.

Dividends

Neither Global Atomic nor Silvermet has ever paid any cash dividends and the Combined Company does not currently intend to pay any dividends for the foreseeable future. Because the Combined Company does not intend to declare dividends, any gain on an investment in the Silvermet Shares will need to come through an increase in the share price. This may never happen and investors may lose all of their investment in the Combined Company.

Lack of Active Market

There can be no assurance that an active market for the Shares of the Combined Companies will exist and any increased demand to buy or sell the Shares of the Combined Companies can create volatility in price and volume.

Market Price of the Shares of the Combined Companies

There can be no assurance that an active market for the Shares of the Combined Companies will exist. Securities of small and mid-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include global economic developments and market perceptions of the attractiveness of certain industries. The price per share is also likely to be affected by change in the prices of uranium and zinc, the US dollar, the Turkish Lira, the Euro, the Canadian dollar, or in the Combined Company’s financial condition or results of operations as reflected in its quarterly and annual filings. Other factors unrelated to the performance of the Combined Company that may have an effect on the price of the shares include the following: the extent of analytical coverage available to subscribers concerning the business of the Combined Company may be limited if investment banks with research capabilities do not follow the Combined Company’s securities; and lessening in trading volume and general market interest in the Combined Company’s securities may affect a subscriber’s ability to trade significant numbers of shares in the Combined Companies, the size of the Combined Company’s public float may limit the ability of some institutions to invest in the Combined Company’s securities. If an active market for the shares in the Combined Companies does not exist, the liquidity of an investment in shares may be limited and the price of the shares may decline.

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STATEMENT OF EXECUTIVE COMPENSATION

Executive compensation is based upon the need to provide a compensation package that will allow the Company to attract and retain qualified and experienced executives, balanced with a pay-for-performance philosophy and integrate longer term interest of the executives with the investment objectives of the Company’s shareholders. Compensation for the 2016 and prior fiscal years has historically been based upon a negotiated management fee, with stock options and bonus potentially being issued and paid as an incentive for performance.

Option-based Awards

The Board has the responsibility to administer the compensation policies related to the executive management of the Company, including option-based awards. The shareholders have approved a stock option plan pursuant to which the Board has granted stock options to executive officers and directors. The stock option plan provides compensation to participants and an additional incentive to work toward long-term Company performance. Executive compensation is based upon the need to provide a compensation package that will allow the Company to attract and retain qualified and experienced executives, balanced with a pay-for-performance philosophy. The stock option plan has been and will be used to provide share purchase options which are granted in consideration of the level of responsibility of the executive as well as his or her impact and/or contribution to the longer-term operating performance of the Company. In determining the number of options to be granted to the executive officers, the board of directors takes into account the number of options, if any, previously granted to each executive officer and the exercise price of any outstanding options to ensure that such grants are in accordance with the policies of the TSX Venture Exchange, and closely align the interests of the executive officers with the interests of shareholders.

Summary Compensation Table

For the financial year ended December 31, 2016 the Company had two “Named Executive Officers” as that term is defined for purposes of the Securities Act (Ontario) and the Regulations thereunder.

The following table (presented in accordance with National Instrument 51-102F6 – Statement of Executive Compensation) sets forth all annual and long-term compensation for services in all capacities to the Company for the financial years ended December 31, 2014, 2015 and 2016 in respect of each Named Executive Officer.

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Non-equity Incentive Plan Compensation
Name and Principal Position	Year	Salary	Share- based Awards	Option- based Awards	Annual Incentive Plans	Long-term Incentive Plans	All Other Compensation(2)	Total Compensation
Stephen G. Roman Chairman, President and CEO	2016 2015 2014	Nil Nil Nil	Nil Nil Nil	Nil Nil $149,750(1)	Nil Nil Nil	Nil Nil Nil	$200,400 $217,100 $140,100	$200,400 $217,100 $289,850
Ian D. Atacan Chief Financial Officer	2016 2015 2014	Nil Nil Nil	Nil Nil Nil	Nil Nil $35,650(1)	Nil Nil Nil	Nil Nil Nil	$142,200 $163,675 $173,550	$142,200 $163,675 $209,200

Notes:

(1)	To calculate the fair value of the option based awards on the grant date, Black-Scholes valuation method was used. The following assumptions were used to determine the value of granted options: expected dividend yield of 0%, risk free interest rate of 1.57%, expected volatility of 112%, 3.6% forfeiture rate, and an expected maturity of 5 years.
(2)	Mr. Roman and Mr. Atacan received management fees for services rendered during the periods.

The Company did not pay a bonus to or grant compensation to any Named Executive Officer under any pension plan during the financial year ended December 31, 2016.

Share-based and Option-based Awards – Stock Option Plan

The Company’s Stock Option Plan is a 10% “rolling” stock option plan. Pursuant to the terms of the Stock Option Plan, the board of directors may designate directors, senior officers, full-time employees and consultants (and any affiliate or subsidiaries thereof) (the “Optionees”) of the Company eligible to receive stock options (the “Options”). The number of Silvermet Shares subject to each Option, in addition to the exercise price, vesting period and term of each Option is to be determined by the board of directors, provided that the term of the Option shall not exceed five (5) years from the date of grant.

The maximum aggregate number of Silvermet Shares reserved for issuance and which may be purchased upon exercise of Options granted is equal to 10% of the issued shares of the Company at the time the Option is granted. As of the date hereof, the aggregate number of Silvermet Shares that may be issued pursuant to Options granted under the Stock Option Plan is 14,210,471 Silvermet Shares.

In accordance with its terms, in no case will the grant of Options under the Stock Option Plan result in: (i) the number of Silvermet Shares reserved for issuance pursuant to Options granted to any one individual, within any twelve-month period, exceeding in the aggregate 5% of the issued and outstanding Silvermet Shares; (ii) the number of Silvermet Shares reserved for issuance pursuant to Options granted all persons engaged by the Company to provide investor relations activities, within any twelve month period, exceeding in the aggregate 2% of the issued and outstanding Silvermet Shares; or (iii) the number of Silvermet Shares reserved for issuance pursuant to Options granted to any one consultant, in any twelve month period, exceeding in the aggregate 2% of the issued and outstanding Silvermet Shares.

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Furthermore, the Company shall obtain disinterested shareholder approval if: (i) the number of Silvermet Shares reserved for issuance pursuant to Options granted to Insiders exceeds 10% of the issued and outstanding Silvermet Shares; (ii) the number of Silvermet Shares reserved for issuance pursuant to Options granted to Insiders, within any twelve month period, exceeding in the aggregate 10% of the issued and outstanding Silvermet Shares; or (iii) the Exercise Price (as defined below) of Options previously granted to Insiders is being decreased.

The price at which Silvermet Shares may be purchased under any Option granted pursuant to the Stock Option Plan (the “Exercise Price”) shall be the closing price of the Silvermet Shares on the TSX Venture Exchange (the “TSXV”) on the trading day immediately preceding the date on which the Option is granted or such higher price as determined by the board of directors, and if there is no such closing price, the Exercise Price shall be the simple average of the closing bid and ask prices on the TSXV on the last trading day prior to the grant of such Option. If the Silvermet Shares are not, at the time of granting any Option, listed on the TSXV, then the Exercise Price shall be calculated with reference to the closing price or closing bid and ask price, as the case may be, of the Silvermet Shares on the stock exchange on which the greatest volume of Silvermet Shares traded on such day, or if the Silvermet Shares are not so listed, with reference to the over-the-counter market on which the Silvermet Shares may trade. In the event that the Silvermet Shares are not, at the time of granting any Option, listed on any stock exchange, or trading on any over-the-counter market then the Exercise Price shall be fixed by the board of directors. Unless otherwise determined by the board of directors at the time of a particular grant of options, options vest in equal installments on the date of grant and each of the first and second anniversaries of the grant date.

Subject to certain exceptions, any Options granted pursuant to the Stock Option Plan will terminate within 90 days of the Optionee ceasing to be a director, officer, employee or consultant of the Company. Options held by any Optionee who ceases to be a director, officer, employee or consultant of the Company for “cause” as defined in the Stock Option Plan, shall terminate immediately. If the Optionee dies during the term of the Option, the Options will expire three months after the date of the Optionee’s death and may be exercised by the Optionee’s legal personal representative until that time, or until the expiry date of the Option, whichever is earlier.

Outstanding Share-Based Awards and Option-Based Awards:

The following table sets forth information concerning all awards outstanding under option-based incentive plans of the Company at the end of the most recently completed financial year to each Named Executive Officer.

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	Option-based Awards					Share-based Awards
Name and Principal Position	No. Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Value of Unexercised In-the-money Options(1)	No. of Shares or Units of Shares that Have Not Vested	Market or Payout Value of Share- based Awards that Have Not Vested(1)
Stephen G. Roman Chairman, President and CEO	1,750,000 2,100,000	$ $	0.15 0.10	April 11, 2017 July 7, 2019	Nil Nil	N/A	N/A
Ian D. Atacan Chief Financial Officer	600,000 500,000	$ $	0.15 0.10	April 11, 2017 July 7, 2019	Nil Nil	N/A	N/A

Notes:

(1)	Value is calculated by multiplying the number of securities which may be acquired on exercise of the option by the difference, if any, between the market value of the securities underlying the options at exercise or financial year-end, respectively, and the exercise price of the options. The closing price of the Company’s common shares on December 22, 2016, the last day during the most recently completed fiscal year on which any shares traded, was $0.05.

Incentive Plan Awards – Value Vested or Earned During the Year

The value vested or earned during the most recently completed financial year of option-based awards granted to Named Executive Officers are as follows:

Name and Principal Position	Option-based Awards -Value Vested During the Year(1)	Shares-based Awards – Value Vested During the Year	Non-equity Incentive Plan Compensation – Value Earned During the Year
Stephen G. Roman Chairman, President and CEO	Nil	N/A	N/A
Ian D. Atacan Chief Financial Officer	Nil	N/A	N/A

Notes:

(1)	Value is calculated by multiplying the number of securities which may be acquired on exercise of the option by the difference, if any, between the market value of the securities underlying the options at exercise or financial year-end, respectively, and the exercise of base price of the options. The closing price of the Company’s common shares on December 22, 2016, the last day during the most recently completed fiscal year on which any shares traded, was $0.05.

Pension Plan Benefits

The Company does not have a pension plan that provides for payments or benefits to the Named Executive Officers at, following, or in connection with retirement.

Management Contracts, Termination and Change of Control Benefits

The Company has management contracts with each of Mr. Roman, Chairman, President and Chief Executive Officer and Mr. Atacan, Chief Financial Officer, collectively, (the “Management Group”). The contracts specify that on a change in control of the Company, each member of the Management Group has the option of terminating his consulting arrangement anytime within one year from the change of control, and upon termination, is entitled to three years’ compensation in the case of Mr. Roman and two years’ compensation in the case of Mr. Atacan (the “Resignation Settlement Amount”) as well as the option to receive payment from Silvermet of any in the money value of options held or to hold the options to term. Each member of the Management Group is also so entitled to the Resignation Settlement Amount in the event that he is terminated without cause within two years of a change of control. A change in control is defined as a change in effective control of the Company, acquisition of 20% of the voting rights of the Company, disposition of 50% or more of the Company’s assets, or any business combination resulting in a change in control of the Company. Management contracts have no fixed term and are on a month to month basis.

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Compensation of Directors

The Company pays a $500 fee to the directors of the Company for each meeting attended in person or by telephone. The following table sets out the total compensation earned by directors in 2016.

Name	Fees Earned ($)	All Other Compensation ($)	Total ($)
Stephen G. Roman	3,000	Nil	3,000
Rein A. Lehari	3,000	Nil	3,000
Richard Faucher	2,500	Nil	2,500
Terence Ortslan	3,000	Nil	3,000
Derek Rance	3,000	Nil	3,000
Douglas Scharf	3,000	Nil	3,000
Keith Spurr	3,000	Nil	3,000
Asier Zarraonandia Ayo	2,500	Nil	2,500

Option-based Awards

The following table sets forth information concerning all awards outstanding under option-based plans of the Company at the end of the most recently completed financial year to each of the directors of the Company who were not Named Executive Officers during the financial year ended December 31, 2016.

Name	No. Securities Underlying Unexercised Options	Option Exercise Price		Option Expiration Date	Value of Unexercised In-the-money Options(1)
Richard Faucher	250,000		$0.15	April 11, 2017	Nil
Terence Ortslan	250,000		$0.15	April 11, 2017	Nil
Derek Rance	250,000 300,000	$ $	0.15 0.10	April 11, 2017 July 7, 2019	Nil Nil
Douglas Scharf	250,000 300,000	$ $	0.15 0.10	April 11, 2017 July 7, 2019	Nil Nil
Keith Spurr	250,000 300,000	$ $	0.15 0.10	April 11, 2017 July 7, 2019	Nil Nil
Asier Zarraonandia Ayo	250,000		$0.15	April 11, 2017	Nil
Rein Lehari	1,750,000 1,850,000	$ $	0.15 0.10	April 11, 2017 July 7, 2019	Nil Nil

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Notes:

(1)	This amount is the dollar value that would have been realized by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options under the option-based award based on a closing price of $0.05 on December 22, 2016.

Option-based Awards – Value Vested or Earned During the Year

The value vested or earned during the most recently completed financial year of incentive plan awards granted to directors who are not Named Executive Officers are as follows.

Name	Option-based Awards – Value Vested During the Year(1)
Richard Faucher	Nil
Rein Lehari	Nil
Terence Ortslan	Nil
Derek Rance	Nil
Douglas Scharf	Nil
Keith Spurr	Nil
Asier Zarraonandia Ayo	Nil

Notes:

(1)	This amount is the dollar value that would have been realized computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options under the option-based award on the vesting date.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets out information pertaining to securities authorized for issuance by the Company under equity compensation plans at the end of the most recently completed financial year.

Plan Category	No. of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the second column)(1)
Equity Compensation plans approved by security holders	11,300,000	$0.13	2,910,471
Equity Compensation plans not approved by security holders	Nil	Nil	Nil
Total	11,300,000	$0.13	2,910,471

Notes:

(1)	Based on the maximum number of common shares reserved for issuance upon the exercise of stock options under the Stock Option Plan (10%) of 14,210,471 as at the year ended December 31, 2016.

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INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS, AND SENIOR OFFICERS

It is the policy of the Company to not make loans to directors, executive officers, or senior officers. No present or former director, executive officer, or senior officer of the Company is currently or has, since the beginning of the Company’s last financial year, been indebted to the Company.

STATEMENT ON CORPORATE GOVERNANCE PRACTICES

Canadian Securities legislation offers guidelines for effective corporate governance under National Policy 58-201 - Corporate Governance Guidelines (the “Guidelines”). The Guidelines deal with matters such as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members, and other items pertaining to sound corporate governance. Canadian Securities legislation and in particular National Instrument 58-101 - Disclosure of Corporate Governance Practices (the “Instrument”) requires that each issuer disclose, on an annual basis, its approach to corporate governance by disclosing the information required by the Instrument.

The Company believes that its corporate governance practices ensure that the business and affairs of the Company are effectively managed so as to enhance shareholder value. The disclosure requirements of the Instrument and a commentary on the Company’s approach with respect to each requirement are set forth below.

Disclosure Requirements	Comments
Disclose the identity of directors who are independent.	Messrs. Rance, Ortslan, Scharf, Spurr and Faucher are independent directors. For more information about each director, please refer to the section entitled “Election of Directors”.

Disclose the identity of directors who are not independent, and describe the basis for that determination.	Mr. Roman, Mr. Lehari and Mr. Zarraonandia are not considered to be independent due to their positions as officers of the Company or subsidiary entity.

Disclose whether or not a majority of directors are independent.	The Board is composed of eight directors, five of whom are independent.

If a director is presently a director of another issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

Mr. Roman is a director of Harte Gold Corp.

Mr. Rance is a director of Harte Gold Corp.

Mr. Ortslan is a director of Bitterroot Resources Ltd., Legend Gold and Niocan Inc.

Mr. Faucher is a director of Robex Resources Inc., Karmin Exploration Inc. and Harte Gold Corp.

Mr. Scharf is a director of Harte Gold Corp.

Describe what steps, if any, the board takes to orient new directors and describe any measures the board takes to provide continuing education for its directors.	New members have the opportunity to meet with management and other board members. Given the size of the Company and the in-depth public company experience of the members of the Board, there is no formal continuing education program in place. Board members are entitled to attend seminars they determine necessary to keep them up-to-date with current issues relevant to their service as directors of the Company.

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Disclosure Requirements	Comments
Describe what steps, if any, the board takes to encourage and promote a culture of ethical business conduct.

Management, supported by the Board, has put structures in place to ensure effective communication between the Company and its shareholders and the public. The Company provides appropriate disclosure as required by law, and legal counsel reviews all press releases and shareholder reports.

The Board manages the business of the Company on behalf of the shareholders and is responsible for, among other things, strategic planning, monitoring, and management of the Company’s principal risks. Any responsibility that is not delegated to senior management or a committee of the Board remains with the Board. In addition to those matters, which must by law be approved by the Board, the approval of the Board is required for major transactions or expenditures.

Directors are permitted to contact and engage outside advisors at the expense of the Company.

Describe what steps, if any, are taken to identify new candidates for board nomination, including; (i) who identifies new candidates; and (ii) the process of identifying new candidates.	The Board intends to assess each new candidate by considering his or her competencies and skills based on such candidate’s prior service on the boards of other corporations and his or her corporate background.

Describe what steps, if any, are taken to determine compensation for the issuer’s directors and CEO, including: (i) who determines compensation; and (ii) the process of determining compensation.	Executive compensation is determined by the Compensation and Corporate Governance Committee based upon the need to provide a compensation package that will allow the Company to attract and retain qualified and experienced executives, balanced with a pay-for-performance philosophy and integrate longer term interest of the executives with the investment objectives of the Company’s shareholders. Compensation for the 2015 and prior fiscal years has historically been based upon a negotiated salary, with stock options and bonus potentially being issued and paid as an incentive for performance.

If the board has standing committees other than the audit committee, identify the committees and describe their function.

The Board has a Compensation and Corporate Governance Committee whose mandate is to:

1. Assist and advise the Board regarding its responsibility for oversight of the Company’s compensation policy; while all determinations on officer compensation will be subject to review and approval by the Board;

2. Study and evaluate appropriate compensation mechanisms and criteria; Develop and establish appropriate compensation policies and practices for the Board and senior management, administer the stock option plan;

3. Evaluate senior management;

4. Assist the Board by identifying individuals qualified to serve on the Board and its committees; Recommend to the Board, the Director nominees for the next annual meeting; Recommend to the Board, members and chairpersons for each committee; and

5. Support the Board’s oversight of governance frameworks; corporate governance trends and adapting best practices to align with the Company’s strategic goals.

Disclose what steps, if any, the board takes to satisfy itself that the board, its committees, and its individual directors are performing effectively.	On an annual basis, the Board reviews its size and composition and its committees in order to assess its effectiveness and contribution.

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AUDIT COMMITTEE DISCLOSURE

In accordance with applicable Canadian securities legislation and, in particular, National Instrument 52-110 - Audit Committees (“NI 52-110”), information with respect to the Company’s Audit Committee is contained below. The full text of the Audit Committee Charter, as passed unanimously by the board of directors, is attached as Schedule “B” to the Circular.

Composition of the Audit Committee

For the financial year ended December 31, 2016 the Audit Committee was comprised of Messrs. Scharf, Lehari and Ortslan. Mr. Scharf is the Chair of the Audit Committee.

Of the Audit Committee Members, Messrs. Scharf and Ortslan are considered to be independent within the meaning of MI 52-110. All members of the Audit Committee are financially literate in that they have the ability to read and understand a set of financial statements that are of the same breadth and level of complexity of accounting issues as can be reasonably expected to be raised by the Company’s financial statements.

Relevant Education and Experience

Douglas Scharf – Mr. Scharf is a Chartered Professional Accountant and Chartered Accountant and has obtained relevant experience with financial matters in his capacity as chief financial officer and director of several public companies.

Rein A. Lehari – Mr. Lehari is a Chartered Professional Accountant and Chartered Accountant and has obtained relevant experience with financial matters in his capacity as a partner of PricewaterhouseCoopers LLP and chief financial officer and director of several public companies.

Terence Ortslan – Mr. Ortslan is a professional engineer, strategic investment and policy consultant to mining companies, financial institutions worldwide and sovereign governments in key geographic areas and has obtained relevant experience with financial matters in his capacity as director of several public companies.

Audit Committee Oversight

At no time during the last financial year did the Company disregard a recommendation put forth by the Audit Committee with respect to the nomination or compensation of an external auditor.

Reliance on Exemption

The Company is relying on the exemption set out in Section 6.1 of NI 52-110 with respect to the composition of the Audit Committee and certain reporting obligations.

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Pre-Approval Policies and Procedures for Non-Audit Services

The Audit Committee is responsible for pre-approving all non-audit services to be provided by the external auditor to the Company other than de minimis non-audit services referred to in section 2.4 of NI 52-110. In particular, the Chair of the Audit Committee is authorized to approve any non-audit services. Furthermore, the Audit Committee is required to evaluate the independence and objectivity of the external auditors. The Audit Committee also has the authority to engage independent legal counsel and other advisors as it determines necessary to carry out its duties and responsibilities.

External Auditor Service Fees

The aggregate fees billed by the Company’s external auditors, PricewaterhouseCoopers LLP in respect of fiscal 2016 and 2015 are set out in the table below. “Audit Fees” refers to the aggregate fees billed by the external auditor. “Audit-Related Fees” includes fees related to the performance of the audit or review of the Company’s financial statements and not reported under Audit Fees including the review of interim filings. “Tax Fees” includes fees for professional services rendered by the external auditor for tax compliance, tax advice, and tax planning. “All Other Fees” includes all fees billed by the external auditors for services not covered in the other three categories.

Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2016	$49,875	Nil	Nil	Nil
2015	$46,200	Nil	Nil	Nil

ADDITIONAL INFORMATION

Additional information concerning Silvermet can be obtained from it issuer profile on SEDAR at www.sedar.com.

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APPROVAL OF DIRECTORS

The Circular and the mailing of same to shareholders have been approved by the Silvermet Board.

BY ORDER OF THE BOARD OF DIRECTORS

“Stephen G. Roman”
Chairman, President and Chief Executive Officer

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CONSENT OF EVANS AND EVANS, INC.

September 1, 2017

To the Board of Directors of Silvermet Inc.

We refer to the fairness opinion dated August 17, 2017 which we prepared for the Board of Directors of Silvermet Inc. (“Silvermet”) in connection with the acquisition of all the issued and outstanding shares of Global Atomic Fuels Corporation (“Global Atomic”) by Silvermet pursuant to a three-cornered amalgamation among Silvermet, Global Atomic and a wholly owned subsidiary of Silvermet. We consent to the filing of the fairness opinion with the securities regulatory authority and the inclusion of the fairness opinion and a summary of the fairness opinion in the management information circular of Silvermet dated September 1, 2017.

“Evans & Evans, Inc.”

Vancouver, BC

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SCHEDULE “A”

STOCK OPTION PLAN

SILVERMET INC.

As Amended and Restated

(This Stock Option Plan repeals and supersedes any other

Stock Option Plan of Silvermet Inc.)

1.	The Plan

A Stock Option Plan (the “Plan”) pursuant to which options to purchase common shares (“Shares”) in the capital of SILVERMET INC. (the “Corporation”) may be granted to the directors, officers and employees of the Corporation and its subsidiaries, and to persons providing ongoing management or consulting services to the Corporation (collectively, the “Eligible Persons”), is hereby established on the terms set forth below.

2.	Purpose

The purpose of this Plan is to advance the interests of the Corporation by encouraging Eligible Persons to acquire Shares, thereby (i) increasing the proprietary interests of such persons in the Corporation, (ii) aligning the interests of such persons with the interests of the Corporation’s shareholders generally, (iii) encouraging such persons to remain associated with the Corporation, and (iv) furnishing such persons with an additional incentive in their efforts on behalf of the Corporation.

3.	Administration

(a)	This Plan shall be administered by the board of directors of the Corporation (the “Board”).

(b)	Subject to the terms and conditions set forth herein, the Board is authorized to provide for the granting, exercise and method of exercise of Options (as hereinafter defined), all on such terms (which may vary between Options) as it shall determine. In addition, the Board shall have the authority to: (i) construe and interpret this Plan and all option agreements entered into hereunder; (ii) prescribe, amend and rescind rules and regulations relating to this Plan; and (iii) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board shall be binding on all Optionees (as hereinafter defined) and on their heirs, executors, administrators, legal personal representatives and beneficiaries.

(c)	Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of this Plan, in whole or in part, to a committee of the Board or to the President or any other officer of the Corporation. Whenever used herein, the term “Board” shall be deemed to include any committee or officer to which the Board has, fully or partially, delegated the administration and operation of this Plan pursuant to this Section 3.

(d)	Options to purchase the Shares granted hereunder (“Options”) shall be evidenced by an agreement, signed on behalf of the Corporation and by the person to whom an Option is granted, which agreement shall be in such form as the Board shall approve.

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4.	Shares Subject to Plan

(a)	The securities that may be acquired by Optionees (as defined below) under this Plan shall consist of authorized but unissued Shares. Whenever used herein, the term “Shares” shall be deemed to include any other securities that may be acquired by an Optionee upon the exercise of an Option the terms of which have been modified in accordance with Section 14 below.

(b)	The aggregate number of Shares reserved for issuance under this Plan, or any other plan of the Corporation, shall not exceed ten percent (10%) of the issued and outstanding Shares (determined at the date the stock option is granted and calculated on a non-diluted basis), unless the Corporation receives permission to exceed such threshold from the stock exchange or exchanges on which the Shares are listed, and obtains any requisite shareholder approval.

(c)	If any Option granted under this Plan shall expire or terminate for any reason without having been exercised in full, any unpurchased Shares to which such Option relates shall be available for the purposes of the granting of Options under this Plan.

5.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of this Plan ensure that the number of Shares it is authorized to issue shall be sufficient to satisfy the requirements of this Plan.

6.	Eligibility and Participation

(a)	The Board may, in its discretion, select any of the following persons to participate in this Plan

(i)	directors of the Corporation;

(ii)	officers of the Corporation;

(iii)	employees of the Corporation;

(iv)	consultants retained by the Corporation, provided such consultants have performed and continue to perform services for the Corporation on an ongoing basis or are expected to provide a service of considerable value to the Corporation; and

(v)	persons employed to provide investor relations services,

(any such Eligible Person having been selected for participation in this Plan by the Board is herein referred to as an “Optionee”). Any Optionee may assign his Options to a corporation wholly-owned by such Optionee or a registered retirement savings plan or registered retirement income fund established by and where the sole beneficiary is such Optionee.

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(b)	The Board may from time to time, in its discretion, grant an Option to any Eligible Person, upon such terms, conditions and limitations as the Board may determine, including the terms, conditions and limitations set forth herein, provided that the Options granted to any Eligible Person shall be approved, either before or after the date of such grant of Options, by the shareholders of the Corporation if the rules of any stock exchange on which the Shares are listed require such approval.

(c)	For stock options granted to employees, consultants or management company employees, the Corporation represents that the Optionee is a bona fide employee, consultant or management company employee, as the case may be.

(d)	Subject to any applicable regulatory approvals, Options may also be granted under the Plan in exchange for outstanding Options granted by the Corporation or any predecessor or affiliate thereof, whether such outstanding options were granted under the Plan or under any other stock option plan of the Corporation or any predecessor or affiliate thereof.

7.	Exercise Price

(a)	The Board shall, at the time an Option is granted under this Plan, fix the exercise price at which Shares may be acquired upon the exercise of such Option, provided that such exercise price shall not be less than that from time to time permitted by the stock exchange on which the Shares are listed. Unless exempted from the following condition by the stock exchange or exchanges on which the Shares are then listed, in the event that there is any reduction in the exercise price, disinterested shareholder approval will be required if the Optionee is an insider of the Corporation.

(b)	The allotment of the Shares and the Corporation’s obligation to issue Shares pursuant to the Plan are subject to the Corporation’s having obtained the required authorizations from the regulatory authorities pertaining to the allotment of the Options or to the issuance and dsitribution of the Shares and the listing of the Shares on the TSX Venture Exchange. The Corporation shall use its best efforts to obtain all the required approvals to give effect to the Plan and to the grant of Options hereunder.

8.	Number of Optioned Shares

(a)	The number of Shares that may be acquired under an Option granted to an Optionee shall be determined by the Board as at the time the Option is granted, provided that the aggregate number of Shares reserved for issuance to any one Optionee under this Plan or any other plan of the Corporation, shall not exceed:

(i)	unless the Corporation is a Tier 1 issuer (as defined by the TSX Venture Exchange) and has obtained the requisite disinterested shareholder approval, five percent (5%) of the total number of issued and outstanding Shares (determined at the date the Option was granted and calculated on a non-diluted basis) to any one individual in a twelve (12) month period;

(ii)	two percent (2%) of the total number of issued and outstanding Shares (determined at the date the Option was granted and calculated on a non-diluted basis) to any one consultant in a twelve (12) month period; and

(iii)	two percent (2%) of the total number of issued and outstanding Shares (determined at the date the Option was granted and calculated on a non-diluted basis) to persons employed to provide investor relations services in any twelve (12) month period,

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unless the Corporation receives the permission of the stock exchange or exchanges on which the Shares are listed to exceed such threshold.

(b)	Unless the Corporation has obtained the requisite disinterested shareholder approval:

(i)	the number of Shares that may be reserved for issuance under Options granted to insiders of the Corporation shall not exceed ten percent (10%) of the total number of issued and outstanding Shares (determined at the date the Option was granted and calculated on a non-diluted basis); and

(ii)	the number of Options that may be granted to insiders of the Corporation in any twelve (12) month period shall not exceed ten percent (10%) of the total number of issued and outstanding Shares (determined at the date the Option was granted and calculated on a non-diluted basis).

9.	Term

The period during which an Option may be exercised (the “Option Period”) shall be determined by the Board at the time the Option is granted, subject to any vesting limitations which may be imposed by the Board at the time such Option is granted, provided that:

(a)	for so long as the Corporation is a Tier 2 issuer (as defined by the TSX Venture Exchange), no Option shall be exercisable for a period exceeding five (5) years from the date the Option is granted;

(b)	the Option Period shall be automatically reduced in accordance with Section 12 below upon the occurrence of any of the events referred to therein;

(c)	no Option in respect of which shareholder approval is required under the rules of any stock exchange or exchanges on which the Shares are listed shall be exercisable until such time as the Option has been approved by the shareholders of the Corporation; and

(d)	subject to the rules, policies or regulations of the TSX Venture Exchange, in the event that the expiry of an Option occurs during a blackout period imposed by management or the Board in accordance with the Corporation’s insider trading policy, if any, the expiry date of such Option shall be deemed to be amended to that date which is seven business days following the end of such blackout period.

10.	Vesting

The vesting of each Option granted pursuant to the Plan, and the extend to which each Option is exercisable from time to time during the term of such option, shall be determined by the Board in its sole discretion, provided that in the event that no specific determination is made by the Board with respect to the vesting of an option, such option shall be subject to vesting provisions over time, as follows:

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Date	Percentage of Common Shares vesting on date	Total number of Common Shares vested on date (%)
Date of grant	0%	0%
Date which is 1 year after the date of grant	33.33%	33.33%
Date which is 2 years after the date of grant	33.33%	66.66%
Date which is 3 years after the date of grant	33.34%	100.00%

11.	Method of Exercise of Option

(a)	Except as set forth in Section 12below, no Option may be exercised unless the holder of such Option or his permitted assignee under this Plan is, at the time the Option is exercised, an Eligible Person;

(b)	Options may be exercised in whole or in part;

(c)	Any Optionee (or his heirs, executors, administrators and legal personal representatives) wishing to exercise an Option shall deliver to the Corporation, at its principal office:

(i)	a written notice in the form annexed hereto as Schedule “A” expressing the intention of such Optionee (or his heirs, executors, administrators and legal personal representatives) to exercise his Option and specifying the number of Shares in respect of which the Option is exercised; and

(ii)	a cash payment, by cheque or bank draft or wire transfer, representing the full purchase price of the Shares in respect of which the Option is exercised.

(d)	Upon the exercise of an Option as aforesaid, the Corporation shall forthwith deliver, or cause the registrar and transfer agent of the Shares to deliver, to the relevant Optionee (or his heirs, executors, administrators and legal personal representatives) or to the order thereof, a certificate representing the aggregate number of fully paid and non-assessable Shares as the Optionee (or his heirs, executors, administrators and legal personal representatives) shall have then paid for. Notwithstanding the foregoing, no Option shall be exercisable unless the Corporation shall be satisfied that the issuance of Shares, upon exercise thereof, will be in compliance with the applicable laws of Canada or any province therein and the rules of the TSX Venture Exchange. Upon receipt of payment in full, the number of Shares in respect of which the Option is exercised will be duly issued as fully paid and non-assessable.

(e)	No fractional Shares shall be issued upon the exercise of Options. If an Optionee otherwise becomes entitled to a fractional Share upon exercise of an Option, such Optionee shall only have the right to purchase the next lowest whole number of Shares and no payment or adjustment shall be made with respect to the fractional interest so disregarded.

(f)	The exercise of each Option granted under this Plan is subject to the condition that if at anytime the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that an Optionee pay to the Corporation, in addition to and in the same manner as the exercise price for the Option, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

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12.	Termination as Eligible Person

Subject to subsections 12(a) and 12(b) hereof and to any express resolution passed by the Board with respect to an Option but in no event to exceed an extension of one year, an Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee who holds such Options ceasing to be an Eligible Person, provided that:

(a)	If, before the expiry of an Option in accordance with the terms thereof, an Optionee shall cease to be an Eligible Person (an “Event of Termination”) for any reason other than his or her resignation or termination for Cause of his or her employment with the Corporation, or his or her resignation or failure to be re-elected as a Director of the Corporation, then the Optionee may:

(i)	exercise the Option to the extent that he was entitled to do so at the time of such Event of Termination, at any time up to and including, but not after, a date three (3) months following the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(ii)	with the prior written consent of the Board, which consent may be withheld in the Corporation’s sole discretion, permit the exercise of any Options which have not yet vested at any time up to and including, but not after, a date three (3) months following the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier, to purchase all or any of the Shares subject to the Option as the Board may designate but not exceeding the number of Shares the Optionee would have otherwise been entitled to purchase pursuant to the Option had the Optionee’s status as an Eligible Person been maintained for the term of the Option

(b)	if an Optionee dies before the expiry of an Option in accordance with the terms thereof, the Optionee’s legal representative(s) may, subject to the terms of the Option and the Plan:

(i)	exercise the Option to the extent that the Optionee was entitled to do so at the date of his or her death at any time up to and including, but not after, a date one year following the date of death of the Optionee, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(ii)	with the prior written consent of the Board, exercise at any time up to and including, but not after, a date one year following the date of death of the Optionee, a further Option to purchase all or any of the Shares as the Board may designate but not exceeding the number of Shares the Optionee would have otherwise been entitled to purchase had the Optionee survived.

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For greater certainty, Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a Director of the Corporation provided that the Optionee continues to be an Eligible Person.

For the purposes of this Section 12, “Cause” means any act or omission by the Eligible Person which would in law permit an employer to, without notice or payment in lieu of notice, terminate the Eligible Person’s employment or services, and shall include without limitation the meaning attributed thereto in the employment agreement or consulting agreement, as may be applicable, of such Eligible Person.

For the purposes of subection 12(a), the date the Optionee ceases to be an Eligible Person, in the case of termination of employment with the Corporation, shall be the last day upon which the employee provides services to the Corporation at its premises and not the last day of any notice period or upon which the Corporation pays wages or salaries in lieu of notice of termination, statutory, contractual or otherwise.

13.	Rights of Optionees

No person entitled to exercise any Option granted under this Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Option until such Shares have been paid for in full and issued to such person.

14.	Adjustments

(a)	The number of Shares subject to the Plan shall be increased or decreased proportionately in the event of the subdivision or consolidation of the outstanding Shares of the Corporation, and in any such event a corresponding adjustment shall be made changing the number of Shares deliverable upon the exercise of any Option granted prior to such event without any change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each Share covered by the Option. In the event the Corporation proposes to amalgamate, merge by way of statutory plan of arrangement or other form of business combination, or consolidate with any other corporation (other than a wholly-owned subsidiary of the Corporation) or to liquidate, dissolve or wind-up, or in the event an offer to purchase the Shares of the Corporation or any part thereof shall be made to all holders of Shares of the Corporation, the Corporation shall have the right, upon written notice thereof to each Optionee, to require the exercise of the option granted within the thirty (30) day period next following the date of such notice and to determine that upon the expiry of such thirty (30) day period, all rights of the Optionee to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have any further force or effect whatsoever.

(b)	Adjustments under this Section 14 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Shares shall be issued under this Plan on any such adjustment.

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15.	Termination

(a)	Notwithstanding any vesting schedule determined in accordance with Section 10 hereto or any other provision of this Plan, in the event that the Corporation or its shareholders receive and accept an offer to acquire all of the shares or substantially all of the assets of the Corporation, whether effected through an acquisition for cash or securities, and whether structured as a purchase, amalgamation, merger, arrangement, reorganization or other business combination (in each case, a “Sale Transaction”), the Board may, in its sole discretion, deal with the Options issued under the Plan in the manner it deems fair and reasonable in light of the circumstances of the Sale Transaction provided all Optionees to whom Options have been granted under the Plan and remain outstanding are treated similarly. In this regard, in the event of a proposed Sale Transaction, the Board may, in its sole discretion, by written notice (the “Notice”) to any Optionee, accelerate the vesting of some or all the Options such that such Options become immediately fully vested. In such circumstances, the Board may by written notice compel the Optionee to exercise his Options within 30 days of the date of such written notice to exercise, failing which the Optionee’s right to purchase Shares under such Options shall terminate. In addition, and without limiting the generality of the foregoing, in connection with a Sale Transaction, the Board may, without any action or consent required on the part of any such Optionee, (i) deem any or all Options (vested or unvested) under the Plan to have been exercised and the Shares to have been tendered to the Sale Transaction, (ii)) apply a portion of the Optionee’s proceeds from the closing of the Sale Transaction to the Exercise Price payable by that Optionee for the exercise of his or her Options, (iii) cancel the Options and pay to an Optionee the amount that the Optionee would have received, after deducting the Exercise Price of the Options, had the Options been exercised, (iv) exchange Options, or any portion of them, for options to purchase shares in the capital of the acquiror or any corporation which results from an amalgamation, merger or similar transaction involving the Corporation made in connection with the Sale Transaction, or (v) take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.

(b)	If the proposed Sale Transaction is not completed within 180 days after the date of Notice, any affected Optionee, within a period of 10 days following the 180-day period, may elect to cancel an exercise pursuant to the Notice. In respect of any Optionee who makes this election, the Corporation will return to the Optionee all rights under such Optionee’s Options as if no exercise had been effected, subject to the appropriate adjustment of accounts to the position that would have existed had there been no exercise of Options.

(c)	The Board may at any time terminate the Plan with respect to Shares not being, at that time, subject to any Options, and the Committee may at any time amend any provision of the Plan subject to obtaining the necessary approval of the TSX Venture Exchange and any other applicable regulatory authorities, provided that any such amendment shall not adversely affect or impair any Option previously granted to an Optionee under the Plan, without its consent.

16.	Transferability

Except as specifically provided herein, all benefits, rights and Options accruing to any Optionee in accordance with the terms and conditions of this Plan shall not be transferable or assignable. During the lifetime of an Optionee, any Options granted hereunder may only be exercised by the Optionee or a permitted assignee and in the event of the death or permanent disability of an Optionee, by the person or persons to whom the Optionee’s rights under the Option pass by the Optionee’s will or applicable law.

17.	Amendment and Termination of Plan

The Board may, at any time, suspend or terminate this Plan. The Board may also at any time amend or revise the terms of this Plan, subject to obtaining any necessary regulatory approval and any requisite shareholder approval.

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18.	Necessary Approvals

The obligation of the Corporation to issue and deliver Shares in accordance with this Plan is subject to applicable securities legislation and to the receipt of any approvals that may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If Shares cannot be issued to an Optionee upon the exercise of an Option for any reason whatsoever, the obligation of the Corporation to issue such Shares shall terminate and any funds paid to the Corporation in connection with the exercise of such Option will be returned to the relevant Optionee as soon as practicable.

19.	Withtholdings, Etc

For certainty and notwithstanding any other provision of the Plan, if the Corporation is required under the Income Tax Act (Canada) or any other applicable law to remit to any governmental authority an amount on account of tax on the value of any taxable benefit associated with the exercise or disposition of Options by an Optionee, then the Optionee shall, concurrently with the exercise or disposition:

(a)	pay to the Corporation, in addition to the exercise price for the Options, if applicable, sufficient cash as is determined by the Corporation to be the amount necessary to fund the required tax remittance;

(b)	authorize the Corporation, on behalf of the Optionee, to sell in the market on such terms and at such time or times as the Corporation determines, such portion of the Optioned Shares being issued upon exercise of the Options as is required to realize cash proceeds in the amount necessary to fund the required tax remittance; or

(c)	make other arrangements acceptable to the Corporation to fund the required tax remittance.

20.	Stock Exchange Rules

This Plan and any option agreements entered into hereunder shall comply with the requirements of the stock exchange or exchanges on which the Shares are listed, including any requirements with respect to the vesting of Options.

21.	Gender

Whenever used herein words importing the masculine gender shall include the feminine and neuter genders and vice versa.

22.	Interpretation

This Plan will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws applicable therein, without reference to conflict of laws principles.

A-9

SCHEDULE “A”

NOTICE OF EXERCISE

To Exercise The Option, Complete And Return This Form

The undersigned Optionee or his or her legal representative(s) permitted under the Silvermet Inc. Stock Option Plan (as the same may be supplemented and amended from time to time) (the “Plan”) hereby irrevocably elects to exercise the Option for the number of shares as set forth below:

(a)	Number of Options to be Exercised:

(b)	Exercise Price per Optioned Share:

(c)	Aggregate Purchase Price [(a) x (b)]:

and hereby tenders a certified cheque or bank draft for such aggregate purchase price, and directs such Optioned Shares to be issued and registered as directed below, all subject to and in accordance with the Plan. Unless they are otherwise defined herein, any defined terms used herein shall have the meaning ascribed to such terms in the Plan.

Dated:-------------, 20--------

)
)
)
	)	Name of Optionee
)
)
Witness to the Signature of:	)
	)	Signature of Optionee
)

Direction as to Registration:

Name of Registered Holder

Address of Registered Holder

A-10

SCHEDULE “B”

AUDIT COMMITTEE CHARTER

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF SILVERMET INC.

I. AUDIT COMMITTEE PURPOSE

The Board of Directors (the “Board”) of Silvermet Inc. (formerly Atikokan Resources Inc.) (the “Corporation”) has established an audit committee (the “Committee”) consisting of members of the Board. The purpose of the Committee is to assist the Board in fulfilling its responsibilities of oversight and supervision of:

●	the integrity of the Corporation’s accounting and financial reporting practices and procedures;

●	the adequacy of the Corporation’s internal accounting controls and procedures. management information systems;

●	the quality and integrity of the consolidated financial statements of the Corporation; and the independence of the Corporation’s independent auditors.

This Amended and Restated Charter of the Audit Committee of the Board of the Corporation (the “Charter”) repeals and supersedes any other Charter of the Audit Committee of the Corporation.

II. AUDIT COMMITTEE COMPOSITION

Committee members shall meet the requirements of all applicable stock exchanges and securities commissions and any other agencies having jurisdiction, including at the present time the TSX Venture Exchange and the various Canadian Securities Regulators.

The Committee shall be comprised of three directors of the Corporation, a majority of whom are not employees, officers or control persons (as such term is defined by TSX Venture Exchange Policy 1.1 -Interpretation) of the Corporation or its Associates or Affiliates (as such terms are defined by TSX Venture Exchange Policy 1.1 - Interpretation).

The Committee members shall be appointed by the Board. The Committee shall designate the Chair of the Committee annually from amongst its members.

III. RESOURCES

The Committee shall have the authority to retain independent legal, accounting and other consultants to advise it and shall have the authority to set and pay the compensation for any such advisors. The Committee may request that, any member of management or outside consultant attend a meeting of the Committee or meet with, any members of, or consultants to, the Committee.

The Committee shall also have the authority to communicate directly with the independent auditor.

IV. LIMITATIONS ON COMMITTEE’S DUTIES

In contributing to the Committee’s discharging of its duties under this Charter, each member of the Committee shall be obliged only to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

B-1

Nothing in this Charter is intended, or may be construed, to impose on any member of the Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all Board members are subject

V. MEETINGS & OPERATING PROCEDURES

●	The Committee shall meet at least four times annually, or more frequently as circumstances dictate.

●	A quorum shall be a majority of the members. No business may be transacted by the Committee except at a meeting at which a quorum is present. Alternatively, business may be transacted by the Committee by a resolution in writing signed by all member of the Committee.

●	In the absence of the Chair of the Committee, the members shall appoint an acting Chair.

●	A copy of the minutes of each meeting of the Committee shall be provided to each member of the Committee and to each director of the Corporation in a timely fashion.

●	The Chair of the Committee shall prepare and/or approve an agenda in advance of each meeting.

●	The Committee, in. consultation with management and the independent auditor, shall develop and participate in a process for review of important financial topics that have the potential to impact the Corporation’s financial policies and disclosures.

●	The Committee shall communicate its expectations to management and the independent auditor with respect to the nature, timing and extent of its information needs. The Committee expects that written materials will be received from management and the independent auditor in advance of meeting dates!

●	The Committee may ask management or others to attend meetings. The Committee should meet privately in executive session at least quarterly, with: (a) management; (b) the independent auditor; and (c) as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

●	Any member of the Committee may be removed or replaced by the Board and shall cease, to be a member of the Committee as soon as such member ceases to be a director of the Corporation. Subject to the foregoing, each Committee member shall hold office until the next meeting of shareholders of the Corporation after his or her election

●	The Committee expects that, in discharging its responsibilities to the shareholders, the independent auditor shall be accountable to the Board through the Committee. The independent auditor shall report all material issues or potentially material issues to the Committee

VI. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Subject to the powers and duties of the Board, the Board hereby delegates to the Committee the following powers and duties to be performed on behalf of and for the Board:

Review Procedures

The Committee shall:

●	Review the Corporation’s annual audited financial statements, annual Management Discussion and Analysis, annual earnings press release and related documents prior to any public disclosure of such information, and report its findings to the Board for approval. Review should include discussion with management and the independent auditor of significant issues regarding accounting principles, practices, and judgments.

B-2

●	Review the Corporation’s quarterly unaudited financial statements, interim Management Discussion and Analysis, interim earnings press release and related documents prior to any public disclosure of such information, and report its findings to the Board for approval. Review should include discussion with management and the independent auditor of significant issues regarding accounting principles, practices and judgments.

●	Review and approve, or, in the case of annual financial statements, recommend approval to the Board of, news releases and reports to shareholders issued by the Corporation with respect to the Corporation’s annual and quarterly financial statements and any other relevant financial matters.

●	Ensure that adequate procedures are in place for the review of the Corporation’s disclosure of financial information extracted or derived from the Corporation’s financial statements, other than the disclosure stated above, and periodically assess the adequacy of the those procedures.

●	Consider the independent auditor’s judgements about the quality and appropriateness, not just the acceptability of accounting principles and financial disclosure practices of the Corporation, as approved in its financial reporting.

●	In consultation with management and the independent auditor, consider the integrity of the Corporation’s financial reporting processes and controls; Discuss with them significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditor together with management’s responses.

●	Review with management and the independent auditor the management certifications of the financial statements as required by Multilateral Instrument 52-109 - Certification of Disclosure In Companies’ Annual and Interim Filings.

●	Review the following with management with the objective of obtaining reasonable assurance that financial risk is being effectively managed and controlled: (a) management’s tolerance for financial risks; (b) management’s assessment of significant financial risks facing the Corporation; and (c) the Corporation’s policies, plans, process and any proposed changes to those policies for controlling significant financial risks.

Independent Auditor

The independent auditor is ultimately accountable to the Committee and the Board. The Committee shall:

●	Review the independence and performance of the auditor and annually recommend to the Board the appointment of the independent auditor or approve any discharge of auditor when circumstances warrant.

●	Assume direct responsibility for overseeing the work of the independent auditor engaged to prepare or issue an audit report or perform other audit, review or attest services for the Corporation, including the resolution of disagreements between management and the independent auditor regarding financial reporting.

●	Evaluate and recommend to the Board the independent auditor to be nominated to prepare or issue an audit report or perform other audit, review or attest services for the Corporation, the terms of engagement and the compensation of the independent auditor.

●	Pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by its independent auditor. Authority to pre-approve non-audit services may be delegated to the Chair of the Committee, provided that the pre-approval is presented to the full Committee at its first scheduled meeting following such pre-approval.

●	On an annual basis, review and discuss with the independent auditor all significant relationships they have with the Corporation that could impair the auditor’s independence.

●	Review the independent auditor’s audit plan; discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

B-3

●	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditor. Discuss certain matters required to be communicated to audit committees.

●	Review the results of independent audits and any change in accounting practices or policies and their impact on the financial statements.

●	Where there are unsettled issues raised by the independent auditor that do not have a material effect on the annual audited financial statements, require that there be a written response identifying a course of action that would lead to their resolution.

●	Review and approve the Corporation’s hiring policies regarding partners, employees, former partners and former employees of the present and former independent auditor of the Corporation.

Ethical and Legal Compliance

The Committee shall:

●	On at least an annual basis, review with the Corporation’s counsel: (a) any legal matters that could have significant impact on the Corporation’s financial statements, the Corporation’s compliance with applicable laws and regulations; and (b) any inquiries received from regulators or governmental agencies.

●	Perform any other activities consistent .with this charter, the bylaws of the Corporation and governing law as the Committee or the Board deem necessary or appropriate.

Other

The Committee shall:

●	Ensure that the Chief Financial Officer of the. Corporation is financially literate. An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Corporation’s financial statements.

●	Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

●	If management solicits proxies from the Corporation’s security holders for the purpose of electing directors to the Corporation’s Board, ensure that the management information circular contains the prescribed disclosure regarding the Committee, and if the Corporation prepares an annual information form, that such annual information form contains the prescribed disclosure regarding the Committee.

●	Review and recommend to the Board for approval all non-arm’s length transactions involving the Corporation and any director, officer, employee, representative or significant security holder.

●	Annually conduct self-assessment of the performance of the Committee, including a review and discussion of the Committee’s roles and responsibilities, seeking input from management and the Board.

●	Review and reassess the adequacy of this Charter at least annually, submit it to the Board for approval and ensure that it is in compliance with applicable regulations.

B-4

SCHEDULE “C”

FAIRNESS OPINION

EVANS & EVANS, INC.

1075 WEST GEORGIA STREET
SUITE 1330
VANCOUVER, BRITISH COLUMBIA
CANADA, V6E 3C9

Tel: (604) 408-2222
www.evansevans.com

August 17, 2017

SILVERMET INC.
8 King Street East, Suite 1700 Toronto,
Ontario M5C 1B5

Attention: Board of Directors

Dear Sirs:

Subject: Fairness Opinion

1.0	Introduction

1.1	Evans & Evans, Inc. (“Evans & Evans” or the “authors of the Opinion”) understands that the Board of Directors (the “Board”) of Silvermet Inc. (“Silvermet” or the “Company”) is contemplating entering into a combination with Global Atomic Fuels Corporation (“Global Atomic” and together with Silvermet the “Companies”), a private Ontario company with a uranium project in the Republic of Niger, Africa (the “Proposed Transaction”). Given the planned completion of the Proposed Transaction, the Board has requested the Fairness Opinion (the “Opinion”) in order to have an independent opinion as to the fairness of the Proposed Transaction, from a financial point of view, to the shareholders of Silvermet (the “Silvermet Shareholders”).

Silvermet is a reporting issuer whose shares are listed for trading on the TSX Venture Exchange (the “Exchange”) under the symbol “SYI”. As at the date of the Opinion, Silvermet owned 1.25 million common shares of Global Atomic and the Companies shared certain management and directors. In additional, Global Atomic was indebted to Silvermet in the amount of approximately $1.0 million as at June 30, 2017.

1.2	Evans & Evans reviewed the final draft Combination Agreement (the “Agreement”) between Silvermet and Global Atomic dated August 17, 2017. A summary of the key terms of the Proposed Transaction is provided below.

1.	Silvermet and 2592516 Ontario Inc. (“Subco”) will acquire all of the issued and outstanding shares of Global Atomic by way of a three-cornered amalgamation pursuant to section 174 of the Business Corporation Act (Ontario) under which Global and Subco will amalgamate (the “Amalgamation”) and, on completion of the Amalgamation, the former shareholders of Global will become shareholders of Silvermet, subject to the terms and conditions of the Amalgamation.

EvANS & EvANS, INC.

C-1

SILVERMET INC.

August 17, 2017

2.	Pursuant to the Proposed Transaction, holders of Global Atomic common shares (“Global Shares”) will receive common shares of Silvermet (“Silvermet Shares”) and Subco and Global Atomic will amalgamate with resulting entity being a wholly-owned subsidiary of Silvermet.

3.	The consideration to be paid to Global Atomic shareholders pursuant to the Amalgamation as consideration for their Global Shares, will consist of 2.1470 Silvermet Shares for each Global Share (the “Exchange Ratio”).

4.	Each outstanding option of Global Atomic will be exercisable for Silvermet Shares on the same terms and conditions, as adjusted, based on the Exchange Ratio. Each outstanding warrant of Global Atomic shall be exchanged for a new warrant exercisable for Silvermet Shares on the same terms and conditions as the original warrant, other than it shall be adjusted based on the Exchange Ratio.

5.	Subject to the approval of Silvermet shareholders, upon completion of the Amalgamation, Silvermet will undertake a consolidation of the Silvermet Shares on the basis of one new Silvermet Share for every 2.75 Silvermet Shares outstanding prior to the consolidation (the “Consolidation”).

6.	Concurrently with or prior to the completion of the Proposed Transaction, Global Atomic shall complete an equity offering of Global Shares at a price per share no less than implied by the current market price of Silvermet (the “Global Financing”) such that upon completion of the Proposed Transaction, the combined companies shall have sufficient working capital to meet the Exchange listing requirements.

7.	All of the senior offers and directors of each party and certain shareholders of each party, will enter into lock-up agreement (“Lock-Up Agreement”) with the other party on terms satisfactory to such other party pursuant to which, among other things, all of the locked-up shareholders will agree to vote in favour of the Proposed Transaction, not to solicit other transactions and otherwise support the Proposed Transaction, and not sell, dispose of or otherwise encumber any of their shares.

8.	Upon completion of the Proposed Transaction, the Board of Directors of Silvermet will consist of five members, three of which will be nominees of Silvermet and two of which will nominees of Global Atomic.

1.3	The Board retained Evans & Evans to act as an independent advisor to Silvermet and to prepare and deliver the Opinion to the Board to provide an independent opinion as to the fairness of the Arrangement, from a financial point of view, to the Silvermet Shareholders as at August 17, 2017 (the “Date of Review”).

1.4	Silvermet was registered and incorporated under the laws of the Province of Ontario as a private company on January 31, 2005. A reverse takeover transaction was entered into with Atikokan Resources Inc., and the name was changed to Silvermet Inc., on June 29, 2006.

EvANS & EvANS, INC.

C-2

SILVERMET INC.

August 17, 2017

On June 21, 2005, Silvermet entered into an option agreement to earn an interest in and become an operator of the Tufanbeyli zinc oxide exploration property in Turkey. The Waelz kiln process is the most typical method of separating zinc in a zinc oxide deposit to produce a zinc concentrate that can then be sold to zinc smelters. In 2008, a critical assessment of exploration results on the Tufanbeyli project was performed and it was concluded that the identified quantity of zinc oxide resources did not support development of a Waelz kiln, so further exploration was discontinued. However, Silvermet continued to pursue the business opportunity in zinc metal production and completed the acquisition of the Iskenderun facility for a gross purchase price of US $7.7 million, including a US $2.3 million contingent payment. Silvermet started up operations at the Iskenderun plant in May 2009.

On October 27, 2010, Silvermet and an affiliate of Befesa Medio Ambiente, S.A. (“Befesa”), a Spanish company that operates Waelz kilns throughout Europe and Korea, established a joint venture known as Befesa Silvermet Turkey, S.L. (“BST”) to hold the steel dust recycling operation in Turkey. In conjunction with the formation of the joint venture, Befesa invested US$10 million (the “Befesa Investment”). The Befesa Investment included the acquisition of a 51% interest in the joint venture and a 10% direct shareholding in Silvermet (16 million shares at $0.125 per share). Upon the formation of the BST joint venture, the name of the Turkish operating company was changed to Befesa Silvermet Iskenderun Celik Tozu Geri Donusumu A.S. (“BSI”) and it became a wholly-owned subsidiary of BST. Under the joint venture, Befesa is the operator of BSI. The following schematic shows the corporate structure of Silvermet, including its 49% interest in BST.

EvANS & EvANS, INC.

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SILVERMET INC.

August 17, 2017

The BST strategy was to build two new Waelz kiln facilities: one in Adana and one in Izmir, with each kiln having a processing capacity of 110,000 tonnes/year. Planning and engineering was initiated and land in each of Adana and Izmir was acquired in 2012. Two new subsidiaries of BST were formed: Befesa Silvermet Adana Celik Tozu Geri Donusum A.S. (“Befesa Silvermet Adana”) and Befesa Silvermet Izmir Celik Tozu Geri Donusum A.S. (“Befesa Silvermet Izmir”). The cost of each new plant was determined to be US$70 million and in February 2013, the European Bank for Reconstruction and Development (“EBRD”) approved a loan ofUS$49 million.

The Turkish steel industry activity began to decline substantially in 2013. Combined with the start-up of the Marzinc Electric Arc Furnace Dust (“EAFD”) processing facility, the availability of EAFD no longer supported construction of a greenfield plant. Accordingly, the Adana project was put on hold, while the alternative of expanding and modernizing the Iskenderun plant was reviewed. A plan to upgrade the existing Iskenderun plant to increase its capacity from 60,000 to 110,000 tonnes/year was developed and the cost was estimated to be US$25 million. In December 2015, final financing agreements were put in place with EBRD to fund US$20 million out of the US$25 million cost.

The availability of EAFD continued to decline in 2016 with further deterioration of the Turkish steel industry. As a result, start-up of the expansion project was deferred temporarily, until October 2016, when a decision was made to defer indefinitely the expansion project and cancel the EBRD loan facility. The expansion project is expected to take place in the future, but only after the steel industry in Turkey recovers sufficiently to support the additional EAFD capacity.

1.5	Global Atomic is a private Canadian resource company incorporated on January 31, 2005 to explore for and develop uranium mines. Having considered various uranium mining jurisdictions, management determined that potential opportunities were greatest in the Republic of Niger (“Niger”). Niger is bordered by Algeria and Libya in the North, Chad to the East, Nigeria and Benin to the South. Global Atomic’s exploration operations are located in the north central part of Niger, West Africa, and approximately 100 km north of the city of Agadez.

Global Atomic has been investigating the uranium potential of six permits covering approximately 1,500 square kilometers in the Agadez Region of central Niger referred to as the “DASA Project”. Global Atomic’s mineral assets in Niger occur in two project areas - Adrar Emoles and Tin Negouran.

Global Atomic entered into six Mining Agreements in Niger: Four Mining Agreements known as Tin Negouran 1, 2, 3, 4 on Jan 22, 2007 and two Mining Agreements named Adrar Emoles 3 and 4 on September 25, 2007. Each agreement initially covered an area of approximately 500 km2 . Exploration Permits were then granted under each Mining Agreement. Since 2007 Global Atomic has relinquished certain areas in compliance with the mining law of Niger.

EvANS & EvANS, INC.

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SILVERMET INC.

August 17, 2017

Advanced investigation has occurred at the DASA Project which forms part of the Adrar Emoles group of tenements. Exploration and evaluation programs completed to date are sufficient to estimate Mineral Resources in compliance with National Instrument 43-101 (“NI 43-101”). Other tenement areas have also been explored and have demonstrated potential for uranium mineralization which will likely result in additional Mineral Resources for the project overtime.

DASA Project

An updated NI 43-101 Technical Report on the DASA Project was issued by CSA Global on July 31, 2017 (the “DASA Technical Report”). The project area is accessible by an all weather road connecting Agadez, Niger’s second largest city, located 120km south of the project with the mining town of Arlit, some 80 km north of the area of interest and the capital, Niamey some 1000km to the west.

In September 2007, the government of Niger granted Global Atomic the Adrar Emoles 3 and 4 permits. Ongoing exploration work and metallurgical studies have confirmed that most of the significant uranium mineralization is located around the DASA area within the Adrar Emoles 3 permit. Other uranium occurrences exist within the Adrar Emoles 3 and 4 permits.

Global Atomic has undertaken exploration activities on the DASA project since 2010. The DASA Project area covers an area measuring approximately 10 kilometres along the strike of the Azouza graben by about 2 kilometres. However, drilling has only focused on a small portion of this area. In 2011, drilling efforts were realigned to achieve two goals: expand mineral resource, particularly the deeper higher-grade uranium mineralization, and to understand the geological controls on the distribution of the uranium mineralization. In June 2012, the Dajy exploration camp was opened, enabling easier access to the entire concession area and drilling sites.

2.0	Engagement of Evans & Evans, Inc.

2.1	Evans & Evans was formally engaged by the Board pursuant to an engagement letter with Silvermet dated and signed by Silvermet on June 25, 2017 (the “Engagement Letter”). The Engagement Letter provides the terms upon which Evans & Evans has agreed to provide the Opinion to the Board.

The terms of the Engagement Letter provide that Evans & Evans is to be paid a flat professional fee for its services. In addition, Evans & Evans is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by Silvermet in certain circumstances. The fee established for the Opinion has not been contingent upon the opinions presented.

EvANS & EvANS, INC.

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SILVERMET INC.

August 17, 2017

3.0	Scope of Review

3.1	In connection with preparing the Opinion, Evans & Evans has reviewed and relied upon, or carried out, among other things, the following:

●	Interviewed management of Silvermet to gain an understanding of Silvermet’ s history, plans going forward and rationale for the Proposed Transaction.

●	Reviewed the Indicative Term Sheet dated July 31, 2017 between Silvermet and Global Atomic.

●	Reviewed the final Draft Combination Agreement between Silvermet and Global Atomic, dated August 17, 2017.

●	Reviewed Silvermet’s and Global Atomic’s Information Circulation Extract.

●	Reviewed Silvermet’s BST Joint Venture Operation Projections prepared by the Silvermet management.

●	Reviewed Silvermet’s BST Operating Results History prepared by the Silvermet management.

●	Reviewed Silvermet’s financial statements for the years ended December 30, 2012 - 2016 as audited by PricewaterhouseCoopers LLP, Chartered Accountants of Toronto, Ontario.

●	Reviewed Silvermet’s management-prepared balance sheet and income statement for the six months ended June 30, 2017.

●	Reviewed Silvermet’ s Management Discussion and Analysis reports for six months ends June 30, 2017, three months ends March 31, 2016 and nine months ends September 30, 2016.

●	Reviewed Silvermet’s corporate website: www.silvermet.ca.

●	Reviewed Silvermet’s press releases for the 24 months preceding the date of the Opinion.

●	Reviewed information on a potential bid for Befesa. Reuters reported that Triton Investment Management Limited (“Triton”), the parent company of Befesa, was fielding EUR 1.00 billion-plus offers for Befesa from several rival private equity groups despite still weighing whether to float or sell the European hazardous waste and metal recycling services provider. The Blackstone Group L.P. and Access Industries, Inc. have non-binding offers between EUR 1.30 billion and EUR 1.40 billion including debt. Advisors such as Citigroup Inc. and Goldman Sachs Group Inc. are providing a pre-arranged staple financing package of EUR 1.00 billion, or 5.75x earnings before interest, tax, depreciation, and amortization (“EBITDA”), while other banks are working to put together packages of 6 to 6.5x EBITDA of EUR 150.00 million. Befesa is the controlling shareholder of BST, in which Silvermet owns 49%.

EvANS & EvANS, INC.

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SILVERMET INC.

August 17, 2017

●	Reviewed Befesa’s Second Quarter 2017 Earnings Presentation dated August 3, 2017.

●	Reviewed Global Atomic’s Mineral Resource Evaluation Technical Report, DASA Uranium Project prepared by SRK Consulting Canada Inc., dated December 3, 2013.

●	Reviewed Global Atomic’s “The DASA Project-Republic of Niger” presentation prepared by Dr. Peter Wollenberg, PhD, dated May, 2015.

●	Reviewed Global Atomic’s NI 43-101 Technical Report, DASA Uranium Project, Central Niger by CSA Global Pty Ltd., dated March 27, 2017.

●	Reviewed Global Atomic’s NI 43-101 Technical Report on DASA Uranium Project prepared by CSA Global Pty Ltd., dated July 31, 2017.

●	Reviewed Global Atomic’s Metallurgical Summary Report prepared by Fergus P Kerr, P. Eng., dated November 14, 2015.

●	Reviewed Global Atomic’s Hydrogeology Report 1, 2, 3, 4 and Summary Report prepared (Non - English) by Art & Engineering Group, dated February and December 2013 and March 2014.

●	Reviewed Global Atomic’s Underground Mining Study Memorandum prepared by SRK Consulting, dated January 8, 2014.

●	Reviewed Global Atomic’s Structural Geology Hypotheses for the DASA Graben Mineralized Structure prepared by Michael Cooley, dated February 2, 2015.

●	Reviewed Global Atomic’s Technical Summary - Mineral Processing and Metallurgical Testing provided by Global Atomic, dated November 14, 2014.

●	Reviewed Global Atomic’s Environmental Characterization Study of The Adrar Emoles III and IV Exploration Permit Area Final Report prepared by Art & Engineering Group, dated July 2011.

●	Reviewed the Mining Code of the Republic of Niger 2007 Edition.

●	Reviewed the Republic of Niger Ministry of Mines and Energy Mining Code.

●	Reviewed Global Atomic’s Mining Agreement and Permits Review provided by Global Atomic, dated January 2012.

EvANS & EvANS, INC.

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August 17, 2017

●	Reviewed Niger Mineral Rights and Taxation Summary prepared by Global Atomic for SRK Consulting Canada Inc.

●	Reviewed Global Atomic’s Legal Title Opinion prepared by Fasken Martineau DuMoulin LLP, dated January 5, 2013.

●	Reviewed Global Atomic’ s Mining Agreement between The Republic of the Niger and Global Atomic for Tin Negoran 1 Permits (English Translation) and Tin Negoran 1, 2, 3 and 4 Permits (French), dated November 2006.

●	Reviewed Global Atomic’s Mining Agreement between The Republic of the Niger and Global Atomic for Adrar Emoles 3 and 4 Permits (in French), dated July 2007.

●	Reviewed Global Atomic’s Gazette publication of Tin Negoran & Adrar Emoles Mining Agreements (in French).

●	Reviewed Global Atomic’s Decrees of Council of Ministers re Adrar Emoles Mining Agreements (in French).

●	Reviewed Global Atomic’s Decrees of Council of Ministers re Tin Negoran Mining Agreements (in French).

●	Reviewed Global Atomic’s Exploration Permits of Tin Negoran 1, 2, 3 and 4, Adrar Emoles 3 and 4 (in French).

●	Reviewed Global Atomic’s Exploration Permits Extension of Tin Negoran 1, 2, 3 and 4, Adrar Emoles 3 and 4 (in French), dated August 16, 2010.

●	Reviewed Global Atomic’s Clarification re Adrar Emoles 3 and 4 Extension provided by Global Atomic (in French), dated November 16, 2010.

●	Reviewed Global Atomic’s TN 1 to 4 Permits First Renewals and Second Renewals provided by Global Atomic (in French), dated January 18, 2013 and January 29, 2016.

●	Reviewed Global Atomic’s Adrar Emoles 3 and 4 Permits First Renewals and Second Renewals (in French), dated January 17, 2013 and January 29, 2016.

●	Reviewed Global Atomic’s Clarification of Global Atomic Name Change to the Republic of Niger Mining Ministry (in French), dated February 17, 2012.

●	Reviewed Global Atomic’s Articles of Incorporation, dated January 31, 2005.

●	Reviewed Global Atomic’s Articles of Amendment dated June 23, 2005, April 25, 2007 and September 16, 2009.

●	Reviewed Global Atomic’s Organization Chart.

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●	Reviewed Global Atomic’s 25% Convertible Note due September 30, 2017 (the “Note”). The Note bear interests at an annual rate of 25%, calculated on the outstanding principal amount and payable on each of September 30, 2016 and 2017. The holder has the right immediately prior to September 30, 2016 and 2017 or such earlier acceleration date, to convert all but not less that all of the principal amount into Global Shares at $1.00.

●	Reviewed Global Atomic’s Company Structure and Interest in Licenses.

●	Reviewed Global Atomic’s Global Uranium Niger Inc. Incorporation Document (English Translation).

●	Reviewed Global Atomic’s Memorandum of Understanding (“MOU”) signed between Global Atomic and Areva Mines Sa dated July 17, 2017. The MOU outlines the terms of an agreement:

● Global Atomic and New AREVA agrees upon for the delivery of a minimum of 100,000 tonnes of ore per annum from DASA Project to Areva’s processing facilities in Arlit for an initial term of five years.

● Use of New Areva’s metallurgical and assay lab facilities in France;

● Coordination of logistics to advance the development of the DASA project; and

● Mutual assistance and cooperation between both companies and their respective operations in Niger.

●	Reviewed Global Atomic’s Strategic Combination Discussion Materials prepared by Cantor Fitzgerald Canada Corporation (“Cantor Fitzgerald”) dated on July 27, 2017. Cantor Fitzgerald was retained as an advisor and provided advisory opinion for the Board of Directors of Global Atomic regarding the Proposed Transaction with Silvermet.

●	Reviewed Global Atomic’s corporate website: www.globalatomicfuels.com.

●	Reviewed Global Atomic’ s financial statements for the years ended December 30, 2011- 2016 as audited by PricewaterhouseCoopers LLP, Chartered Accountants of Toronto, Ontario.

●	Reviewed Global Atomic’s management-prepared balance sheet and income statement for the six months ended June 30, 2017.

●	Reviewed Global Atomic’s press releases for the 18 months preceding the date of the Opinion.

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●	Reviewed information on mergers & acquisitions involving zinc, steel refiner and uranium companies and assets.

●	Reviewed stock market trading, financial and property data on the following companies: Fission Uranium Corp., UEX Corporation., U3o8 Corp., Plateau Uranium Inc., Laramide Resources Ltd., Goviex Uranium Inc., Uravan Minerals Inc., CanAlaska Uranium, Purepoint Uranium Group, NexGen Energy Ltd., Forsys Metals Corp., Kivalliq Energy Corp., Denison Mine Corp., Schnitzer Steel Industries Inc., Commercial Metals Company, Aqua Metals Inc., Sanyo Special Steel Co., AK Steel Holding Corporation, Sims Metal Management Ltd., Nucor Corporation, Steel Dynamics Inc., Haynes International Inc., Industrial Services of America Inc., and Gerdau SA.

●	Reviewed information on the zinc and uranium market from such sources as Financial Post; The Globe and Mail; Canadian Mining News, InfoMine, Geological Survey of South Australian, Scotiabank, Mining Weekly, www.mining.com, International Monetary Fund, Bloomberg, Metal Miner, Minerals UK, Reuters, Metals Economics Group, World Nuclear Association, IBIS World Industry Report and Thomason One. A summary of Evans & Evans review of the zinc and uranium market is provided below.

●	The world price of zinc extremely fluctuated from 2012 to 2016. In 2012, the slowing growth in China eased the global demand for the zinc, which resulted in an 11.2% drop in price. However, the price of zinc rebounded in 2014 as the available global inventories declined and this led a price growth of 13.1% over 2013. In 2015. an oversupply of steel reduced demand, leading to a 10.6% drop in price. In 2016, rising demand for automobiles and other steel-heavy goods in China and India rallied zinc prices, a trend which is expected to continue for all of 2017.

●	IBIS World estimates that the price of zinc will stabilize and thereafter decline at an annualized rate of 2.5% for the five years from 2018 to 2023. Over the upcoming five year period, world demand for durable goods is expected to steadily increase, which should push up prices into 2018. However, the price of zinc had increased rapidly as mining activity dropped sharply in response to low prices.

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●	According to World Nuclear Association, the top four countries in terms of uranium deposits are Australia with 29%, Kazakhstan 13%, Russia 9%, and Canada 9%. Niger has 291,500 tonnes of the known recoverable uranium resources, which is about 5% of the world’s uranium.

●	IBIS World forecasts that uranium prices will continue to rise with the average annual growth rate of 4.0% over 2018 to 2023. The growing demand for uranium is mainly due to the decrease of producers and governmental stockpiles of uranium over the next two years.

●	China with 26 plants currently under construction and more to expand over the next decades outweighs the consumption extraction of European countries such as Germany, Switzerland and Spain according to World Nuclear Association.

●	Reviewed information on the mining industry in Niger from such sources as the World Bank and Euromonitor International. A summary of Evans & Evans’ findings is provided below

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●	Geopolitical and political uncertainty has an impact on the mining exploration in Niger. According to Euromonitor International, the demarcation of international boundaries has led to border incidents in the past among Niger and its neighbor countries including Libya, Chad and Nigeria. Currently, Burkina Faso and Mali are proceeding with boundary demarcation, including the tri-point with Niger.

●	The poverty rate is declining, but roughly two-fifths of the population still lives in poverty. Occasional attacks by Boko-Haram continue. The security situation disrupts trade and the flow of goods between Niger and Nigeria.

●	Niger is the world’s fourth largest producer of uranium after Kazakhstan, Canada and Australia. Minerals account for about 8% of GDP, but the share has begun to rise as foreign investments have grown. Uranium output is projected to rise in the medium term and Niger could soon become the world’s third largest uranium producer.

●	Niger ranks 150 of 190 countries on the World Bank’s Ease of Doing Business Index as overall from the most difficult to the easiest, whereas Turkey ranks 69. Regarding dealing with construction permits, getting electricity and enforce the contract, it ranks 179, 166 and 150 respectively.

●	Limitation and Qualification: Evans & Evans did not visit any of the Companies’ production facilities in Turkey or mineral resource properties in Niger. Evans & Evans has, therefore, relied on management’s disclosure with respect to the properties / operations of the Companies and the various technical reports outlined in section 3.0 above.

4.0	Prior Valuations

4.1	The Companies have represented to Evans & Evans that there have been no formal valuations or appraisals relating to the Companies or any affiliate or any of their respective material assets or liabilities made in the preceding three years which are in the possession or control of the Companies.

5.0	Conditions and Restrictions

5.1	The final Opinion may be included in any materials provided to Silvermet’s Shareholders. The Opinion is not intended for use in any court proceedings unrelated to the approval of the Proposed Transaction. The Opinion cannot be submitted any tax authorities.

5.2	The Opinion may not be issued to any international stock exchange and/or regulatory authority beyond the Exchange.

5.3	The Opinion may not be issued and/or used to support any type of value with any other third parties, legal authorities, nor stock exchanges, or other regulatory authorities, nor any Canadian or international tax authority. Such use is done so without the consent of Evans & Evans and readers are advised of such restricted use as set out above. Nor can it be used or relied upon by any of these parties or relied upon in any legal proceeding and/or court matter (other than relating to the approval of the Proposed Transaction).

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5.4	Any use beyond that defined above is done so without the consent of Evans & Evans and readers are advised of such restricted use as set out above.

5.5	The Opinion should not be construed as a formal valuation or appraisal of Silvermet, Global Atomic or any of their securities or assets. Evans & Evans, has, however, conducted such analyses as we considered necessary in the circumstances.

5.6	In preparing the Opinion, Evans & Evans has relied upon and assumed, without independent verification, the truthfulness, accuracy and completeness of the information and the financial data provided by the Companies. Evans & Evans has therefore relied upon all specific information as received and declines any responsibility should the results presented be affected by the lack of completeness or truthfulness of such information. Publicly available information deemed relevant for the purpose of the analyses contained in the Opinion has also been used.

The Opinion is based on: (i) our interpretation of the information which the Companies, as well as their representatives and advisers, have supplied to-date; (ii) our understanding of the terms of the Proposed Transaction; and (iii) the assumption that the Proposed Transaction will be consummated in accordance with the expected terms.

5.7	The Opinion is necessarily based on economic, market and other conditions as of the date hereof, and the written and oral information made available to us until the date of the Opinion. It is understood that subsequent developments may affect the conclusions of the Report, and that, in addition, Evans & Evans has no obligation to update, revise or reaffirm the Opinion.

5.8	Evans & Evans denies any responsibility, financial, legal or other, for any use and/or improper use of the Opinion however occasioned.

5.9	Evans & Evans is expressing no opinion as to the price at which any securities of Silvermet, Global Atomic or Silvermet post-Proposed Transaction will trade on any stock exchange at anytime.

5.10	No opinion is expressed by Evans & Evans as to whether any alternative transaction might have been more beneficial to the shareholders of Silvermet.

5.11	Evans & Evans reserves the right to review all information and calculations included or referred to in the Opinion and, if it considers it necessary, to revise part and/or its entire Report and conclusion in light of any information which becomes known to Evans & Evans during or after the date of this Opinion.

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5.12	In preparing the Opinion, Evans & Evans has relied upon a letter from management of Silvermet confirming to Evans & Evans in writing that the information and management’s representations made to Evans & Evans in preparing the Opinion are accurate, correct and complete, and that there are no material omissions of information that would affect the conclusions contained in the Opinion.

5.13	Evans & Evans has based its Opinion upon a variety of factors. Accordingly, Evans & Evans believes that its analyses must be considered as a whole. Selecting portions of its analyses or the factors considered by Evans & Evans, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. Evans & Evans’ conclusions as to the fairness, from a financial point of view, to the Silvermet Shareholders of the Proposed Transaction were based on its review of the Proposed Transaction taken as a whole, in the context of all of the matters described under “Scope of Review”, rather than on any particular element of the Proposed Transaction or the Proposed Transaction outside the context of the matters described under “Scope of Review”. The Opinion should be read in its entirety.

5.14	Evans & Evans and all of its Principal’s, Partner’s, staff or associates’ total liability for any errors, omissions or negligent acts, whether they are in contract or in tort or in breach of fiduciary duty or otherwise, arising from any professional services performed or not performed by Evans & Evans, its Principal, Partner, any of its directors, officers, shareholders or employees, shall be limited to the fees charged and paid for the Opinion. No claim shall be brought against any of the above parties, in contract or in tort, more than two years after the date of the Opinion.

6.0	Assumptions

6.1	In preparing the Opinion, Evans & Evans has made certain assumptions as outlined below.

6.2	With the approval of Silvermet and as provided for in the Engagement Letter, Evans & Evans has relied upon, and has assumed the completeness, accuracy and fair presentation of, all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by it from public sources or provided by the Companies or their affiliates or any of their respective officers, directors, consultants, advisors or representatives (collectively, the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. In accordance with the terms of the Engagement Letter, but subject to the exercise of its professional judgment, and except as expressly described herein, Evans & Evans has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

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6.3	Senior officers of Silvermet represented to Evans & Evans that, among other things: (i) the Information (other than financial forecasts, projections, estimates or budgets) provided orally by, an officer or employee of Silvermet or in writing by Silvermet (including, in each case, affiliates and directors, officers, consultants, advisors and representatives) to Evans & Evans relating to Silvermet, its affiliates or the Proposed Transaction, for the purposes of the Engagement Letter, including in particular preparing the Opinion was, at the date the Information was provided to Evans & Evans, fairly and reasonably presented and complete, true and correct in all material respects, and did not, and does not, contain any untrue statement of a material fact in respect of Silvermet, its affiliates or the Proposed Transaction and did not and does not omit to state a material fact in respect Silvermet, its affiliates or the Proposed Transaction that is necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided; (ii) with respect to portions of the Information that constitute financial forecasts, projections, estimates or budgets, they have been fairly and reasonably presented and reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Companies or their associates and affiliates as to the matters covered thereby and such financial forecasts, projections, estimates and budgets reasonably represent the views of management of the financial prospects and forecasted performance of the Companies; and (iii) since the dates on which the Information was provided to Evans & Evans, except as disclosed in writing to Evans & Evans, there has been no material change, financial or otherwise, in the fmancial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Companies or any of its affiliates and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Opinion.

6.4	With respect to financial forecasts, projections, estimates or budgets provided to Evans & Evans and used in our analyses, the authors of the Opinion have noted that projecting future results of any entity is inherently subject to uncertainty. Evans & Evans has assumed, however, that such financial forecasts, projections, estimates and budgets were prepared using the assumptions identified therein, which in the reasonable belief of Silvermet are (or were at the time and continue to be) reasonable in the circumstances and were reasonably prepared on bases reflecting the best currently available estimates and judgment of Silvermet and are (or were at the time and continue to be) reasonable in the circumstances. Evans & Evans expresses no independent view as to the reasonableness of such financial forecasts, projections, estimates or budgets or the assumptions on which they are based.

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6.5	In preparing the Opinion, we have made several assumptions, including that all final or executed versions of documents will conform in all material respects to the drafts provided to us, all of the conditions required to implement the Proposed Transaction will be met, all consents, permissions, exemptions or orders of relevant third parties or regulating authorities will be obtained without adverse condition or qualification, the procedures being followed to implement the Proposed Transaction are valid and effective and that the disclosure provided or (if applicable) incorporated by reference in any Information Circular provided to shareholders with respect to Silvermet, Global Atomic and the Proposed Transaction will be accurate in all material respects and will comply with the requirements of applicable law. Evans & Evans also made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Evans & Evans and any party involved in the Proposed Transaction. Although Evans & Evans believes that the assumptions used in preparing the Opinion are appropriate in the circumstances, some or all of these assumptions may nevertheless prove to be incorrect.

6.6	The Companies and all of their related parties and their principals had no contingent liabilities, unusual contractual arrangements, or substantial commitments, other than in the ordinary course of business, nor litigation pending or threatened, nor judgments rendered against, other than those disclosed by management and included in the Opinion that would affect the evaluation or comment.

6.7	As at June 30, 2017, all assets and liabilities of the Companies, respectively, have been recorded in their accounts and financial statements and follow International Financial Reporting Standards.

6.8	There were no material changes in the financial position of the Companies between the date of their financial statements (June 30, 2017) and August 17, 2017 (i.e., the Date of Review) unless noted in the Report.

6.9	All options “in-the-money” based on the trading price of the Companies as at August 17, 2017 are assumed to be exercised at the close of the Proposed Transaction. Such an assumption was deemed appropriate by the authors of the Opinion in order to provide Silvermet shareholders with a clear understanding of their shareholding on a fully-diluted basis.

6.10	Representations made by the Companies as to the number of shares outstanding are accurate.

7.0	Fairness Considerations

7.1	In considering fairness, from a financial point of view, Evans & Evans considered the Proposed Transaction from the perspective of the Silvermet Shareholders as a whole and did not consider the specific circumstances of any particular shareholder, including with regard to income tax considerations.

7.2	In considering fairness of the Proposed Transaction, from a financial point of view, Evans & Evans considered the following.

a.	Silvermet’s trading prices over the 10, 30, 90 and 180 trading days preceding the Date of Review, Silvermet’s share price had increased from $0.07 to $0.09 (approximately 29%), as outlined in the table below over the six month period. Silvermet issued press releases regarding the potential combination and updates with Global Atomic on October 24, 2016, April 24, 2017, and May 26, 2017 but there were no material changes in the trading price.

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Trading Price - TSXV	August 16, 2017
	Minimum	Average	Maximum
I 0-Days Preceding	$0.09	$0.09	$0.10
30-Days Preceding	$0.08	$0.09	$0.11
90-Days Preceding	$0.06	$0.09	$0.11
180-Days Preceding	$0.05	$0.07	$0.11

In undertaking the share price analysis, the authors of the Opinion deemed it necessary to examine the trading history of Silvermet to determine the actual ability of shareholders to realize the implied value of their shares (i.e., sell).

In reviewing the trading volumes of Silvermet’ s shares at the Date of Review it is apparent that trading volumes (and hence shareholder liquidity) have not improved as the trading price increased. As can be seen from the table below in the 90 days preceding the Date of Review less than 2.0% of Silvermet’s outstanding shares traded and shares traded on only 84 of 180 trading days. In the 180 trading days preceding the Date of Review, approximately 3.0% of Silver’s shares were traded, indicating that large numbers of shareholders’ actual ability to realize their shares’ current trading price is highly unlikely.

Trading Volume - TSXV	August 16, 2017
	Minimum	Average	Maximum	Total	%
IO-Days Preceding	0	8,286	60,000	82,861	0.1%
30-Days Preceding	0	8,231	83,300	246,944	0.2%
90-Days Preceding	0	21,899	208,200	1,970,948	1.4%
180-Days Preceding	0	20,801	323,000	3,744,208	2.6%

b.	The financial position of the Companies as at the date of the Opinion. As at June 30, 2017, Silvermet had $3.0 million in cash, no debt, $4.4 million working capital and was expecting ongoing dividends from BST. Comparatively, as at June 30, 2017 Global Atomic had nominal cash and $2.1 million in debt, and it had been funded from promissory notes from a Director, other related parties and Silvermet. Global Atomic required funds for both day-to-day operations and to undertake exploration necessary to advance the DASA Project.

Silvermet			December 31,
C$	June 30, 2017	2016	2015	2014*	2013*
Cash	$3,131,589	$320,667	$818,688	$2,055,219	$2,241,557
Working Capital	$4,355,224	$721,721	$959,671	$2,107,391	$2,283,466
Debt Lon Term + Short Term	$0	$0	$0	$0	$0

* Expressed in US$

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Global Atomic			December 31,
C$	June 30, 2017		2016		2015		2014		2013
Cash		$51,035		$49,799		$68,933		$503,109	$2,590,917
Working Capital	-$	5,386,245	-$	4,004,235	-$	1,448,261	-$	44,227	$1,719,383
Debt on Term+ Short Term		$2,085,083		$1,202,004		$286,119		$0	$0

c.	The value of the Companies as implied by recent equity financings. Neither of the Companies had completed a significant equity financing in the three years preceding the Date of Review.

Silvermet’s last financing was completed in February of 2010 at $0.125 per share in a total of 16,000,000 shares, which was 1% of its outstanding shares issued in financing. This financing came from Befesa prior to the formation of BST and the joint venture.

Global Atomic’s financing price remained unchanged between 2014 and 2016 at US$1.00 per share. On January 23, 2015, Silvermet invested $1,250,000 in the unit offering of Global Atomic. Each unit consisted of one Global Share and a half warrant exercisable at US$1.50 per full warrant.

Global Atomic Fuels Corporation
Jan to August 2015 Private Placement
Shares Issued	1,525,952
Price Per Unit	$1.00

Gross Proceeds	$1,525,952
Shares Outstanding Prior to Financing	65,737,989
Shares Outstanding After Financing	67,263,941
% of Outstanding Shares Issued in Financing	2%

Implied Value of 100%	$67,260,000

Given the lack of significant financings in the 18 months preceding the Opinion, Evans & Evans was of the view the last financing price was not indicative of the current value of either of the Companies. Evans & Evans also reviewed the market values of public uranium companies and found significant declines in market values over a three-year period.

d.	The implied value of Global Atomic based on a review of transactions involving the sale of uranium assets/ companies with uranium assets. The dollar value per pound of uranium resources and reserves[1] was calculated for the identified transactions. Evans & Evans identified approximately eight transactions completed in 2015 through to 2017. In its analysis Evans & Evans concluded the value per pound of uranium

 1 In conducting the analysis Evans & Evans considered only reserves/ resources as defined by NI 43-101. The calculations include 100% of reserves and measured and indicated resources and 50% of inferred resources.

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equivalent resources implied by the Proposed Transaction was within the range of values identified in the precedent transactions.

e.	The value implied for Global Atomic based on consideration of the trading multiples of public companies with primarily uranium assets. Evans & Evans identified 13 companies, selected six companies in respect of ore grade and property location, and calculated the multiple of enterprise value over reserves and resources where NI 43- 101 stated resources were available. Evans & Evans compared the arrived at multiples to the multiples implied by the Proposed Transaction for Global Atomic and found the multiple within the range of the peers.

f.	A review of the adjusted book value of Silvermet giving consideration to the interest in BST and Global Atomic. The interest in BST was determined considering both the present value of the net cash flows to Silvermet from BST, based on the receipt of dividends. Evans & Evans also calculated the value of BST based on the use of a multiple of EBITDA based on similar public companies.

The book value of the investment in Global Atomic was adjusted downwards to reflect the value for Global Atomic implied by recent transactions and the guideline companies.

g.	A weighting of the aforementioned approaches was considered to arrive at a value for both Silvermet and Global Atomic.

8.0	Fairness Conclusions

8.1	Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion, as of the date hereof and the Date of Review, that the terms of the Proposed Transaction, as outlined in section 1.02, are fair, from a financial point of view, to the Silvermet Shareholders.

8.2	Evans & Evans did consider the following quantitative and qualitative issues which shareholders might consider when reviewing the Proposed Transaction as a whole. Evans & Evans has not attempted to quantify the qualitative issues.

a.	There is potential upside available from Global Atomic’s investment in Niger as DASA Project moves towards development, given the positive outlook of uranium market.

b.	With 100% control over DASA Project in Niger, Silvermet will have a more diverse asset portfolio including zinc and uranium. Diversification may help mitigate the project concentration risk and reliance solely on the zinc market.

c.	Prior to the Proposed Transaction, Silvermet’s sole asset is the investment in BST. As a processor, BST is subject to commodity risks - price, supply and demand. As the zinc market has been volatile the results of BST have fluctuated, which impacts the dividends received by Silvermet. Silvermet is not exposed to exploration and development risks.

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d.	Upon the completion of the Proposed Transaction, Silvermet will be focused on the advancement and ultimate development of the DASA Project. Exploration and development are subject to a number of geologic and economic risks. Geologic risk can be thought of as the likelihood and degree to which actual mineralization such as quantity and quality differs from what is expected based on exploration to date. Economic risk incorporates the likelihood to which the actual uranium price and whether the DASA Project will be economical at future prices.

e.	As the investment in BST is 49%, the results of BST are reported by Silvermet in a note in its financial statements and dividend payments are reflected in cash flows. Comparatively, Silvermet, post-Proposed Transaction will have a 100% interest in the DASA Project, which will be reflected on the income statement and balance sheet.

f.	Following the completion of the Proposed Transaction, Silvermet will retain control of the Board which is positive. Global Atomic does require significant funding to advance the DASA Project. There is no assurance such financing will be available. Global Atomic currently estimates the total cost to move the DASA Project to production by 2020 is $50 million. Global Atomic is committed, under the terms of Mining Agreement with the Ministry of Mines of the Republic of Niger, to incur a minimum of $11.3 million of exploration expenditures before January 2019.

g.	In the view of Evans & Evans, the proposed Consolidation is positive given the significant financings required to advance the DASA Project.

9.0	Qualifications & Certification

9.1	The Opinion preparation, and related fieldwork and due diligence investigations, were carried out by carried out by Jennifer Lucas and certain qualified members of the Evans & Evans staff and thereafter reviewed by Michael A. Evans.

Mr. Michael A. Evans, MBA, CFA, CBV, ASA, Principal, founded Evans & Evans, Inc. in 1988. For the past 31 years, he has been extensively involved in the financial services and management consulting fields in Vancouver, where he was a Vice-President of two firms, The Genesis Group (1986-1989) and Western Venture Development Corporation (1989-1990). Over this period he has been involved in the preparation of over 2,500 technical and assessment reports, business plans, business valuations, and feasibility studies for submission to various Canadian stock exchanges and securities commissions as well as for private purposes. Formerly, he spent three years in the computer industry in Western Canada with Wang Canada Limited (1983-1986) where he worked in the areas of marketing and sales.

Mr. Michael A. Evans holds: a Bachelor of Business Administration degree from Simon Fraser University, British Columbia (1981); a Master’s degree in Business Administration from the University of Portland, Oregon (1983) where he graduated with honors; the professional designations of Chartered Financial Analyst (CFA), Chartered Business Valuator (CBV) and Accredited Senior Appraiser. Mr. Evans is a member of the CFA Institute, the Canadian Institute of Chartered Business Valuators (“CICBV”) and the American Society of Appraisers (“ASA”).

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Ms. Jennifer Lucas, MBA, CBV, ASA, Partner,joined Evans & Evans in 1997. Ms. Lucas possesses several years of relevant experience as an analyst in the public and private sector in British Columbia and Saskatchewan. Her background includes working for the Office of the Superintendent of Financial Institutions of British Columbia as a Financial Analyst. Ms. Lucas has also gained experience in the Personal Security and Telecommunications industries. Since joining Evans & Evans Ms. Lucas has been involved in writing and reviewing over 1,500 valuation and due diligence reports for public and private transactions.

Ms. Lucas holds: a Bachelor of Commerce degree from the University of Saskatchewan (1993), a Master in Business Administration degree from the University of British Columbia (1995). Ms. Lucas holds the professional designations of Chartered Business Valuator and Accredited Senior Appraiser. She is a member of the CICBV and the ASA.

9.2	The analyses, opinions, calculations and conclusions were developed, and this Opinion has been prepared in accordance with the standards set forth by the Canadian Institute of Chartered Business Valuators.

9.3	The authors of the Opinion have no present or prospective interest in the Companies, or any entity that is the subject of this Opinion, and we have no personal interest with respect to the parties involved.

Yours very truly,

EVANS & EVANS, INC.

EVANS & EVANS, INC.

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SCHEDULE “D”

INFORMATION CONCERNING GLOBAL ATOMIC

The following information is provided by Global Atomic, is presented on a pre-Transaction basis and is reflective of the current business, financial and share capital position of Global Atomic. See “Information Concerning the Combined Company” for pro forma business, financial and share capital information relating to the Combined Company. The technical information contained herein has been extracted from the CSA Global Pty Ltd (“CSA Global “) NI 43-101 Technical Report on the DASA Uranium Project dated July 31, 2017 (the complete CSA Global report is available under Silvermet’s issuer profile on SEDAR at www.sedar.com).

CORPORATE STRUCTURE

Name, Address and Incorporation

Global Atomic was registered and incorporated under the laws of the Province of Ontario, Canada on January 31, 2005 as Global Uranium Corp. Pursuant to Articles of Amendment dated September 16, 2009, Global Uranium Corp. changed its name to Global Atomic Fuels Corporation.

Global Atomic’s registered and head office is located at 8 King Street East, Suite 1700, Toronto, Ontario, M5C 1B5.

Intercorporate Relationships

The following table lists, for each of Global Atomic and its subsidiaries, the jurisdiction of incorporation of such entity and the percentage of each class of such entity’s equity securities owned, directly or indirectly, by Global Atomic.

Entity	Jurisdiction of Incorporation	Percentage of each class of equity securities owned, directly or indirectly, by Global Atomic
Global Uranium Niger Inc. S.A.	Niger	100%

SUMMARY DESCRIPTION OF THE BUSINESS

General

Global Atomic is a private Canadian resource company founded by former senior executives of Denison Mines Limited to explore for and develop uranium mines. Having considered various uranium mining jurisdictions, management determined that potential opportunities were greatest in the Republic of Niger (“Niger”). Uranium mining is very significant to the Niger economy and the government is very supportive of expanded uranium mining development, since opening the country’s exploration activity to additional foreign companies in 2006.

History

Global Atomic was incorporated on January 31, 2005 to pursue uranium exploration and mining opportunities. Global Atomic acquired a world-wide uranium exploration database and subsequently, in 2007, signed six Mining Agreements with the Government of the Republic of Niger covering an area of approximately 3,000 square kilometers in the Tim Mersoi Basin of Central Niger. Each Mining Agreement covers a period of 20 years. Under the terms of a Mining Agreement, Global Atomic is granted an initial 3-year Exploration Permit, which can then be renewed for two successive 3-year periods, subject to certain extensions as described subsequently. Upon completion of a feasibility study, Global Atomic must then apply for a Mining Permit, which has an initial term of 10 years and is renewable for 5-year periods until the deposit is depleted. Mining Agreements are renewable on termination, so long as a Mining Permit is in effect.

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On January 22, 2007, Global Atomic entered into 4 Mining Agreements known as Tin Negoran 1, 2, 3 and 4. On September 25, 2007, Global Atomic entered 2 additional Mining Agreements known as Adrar Emoles 3 and 4. The original areas covered by each Mining Agreement were approximately 500 km2. Upon each renewal of Exploration Permits, Global Atomic is required to reduce the area covered by the Mining Agreement by 50%. As a result of the January 29, 2016 Exploration Permit renewal, being the second renewal, the area covered by each Mining Agreement is as follows:

Mining Agreements	Area
Tin Negoran 1	119.7 km2
Tin Negoran 2	122.1 km2
Tin Negoran 3	124.3 km2
Tin Negoran 4	120.1 km2
Adrar Emoles 3	121.2 km2
Adrar Emoles 4	120.1 km2

727.5 km2

After entering the Mining Agreements, Global Atomic acquired historic exploration and drilling data that had been compiled on the 6 permit areas. The French government, through Compagnie Generale des Matieres Premieres (“COGEMA”), which subsequently became AREVA SA had historically been active throughout the Tim Mersoi basin of Niger. Additionally, various Japanese agencies, including: Overseas Uranium Resources Development (“OURD”), International Resources SA (“IRSA”), Japan Power Nuclear Company (“PNC”) and Japan Petroleum Trading Corporation (“JPTC”) had been active in Niger. Access to such historic data enabled management of Global Atomic to focus on exploration targets that already hosted uranium.

Global Atomic initially completed exploration work on the Tin Negoran permits, which included 929 drill holes for a total of 30,716 metres of reverse circulation (“RC”) drilling.

Exploration activity was subsequently moved to the Adrar Emoles 4 permit, where historic drilling had identified a uranium bearing zone at a depth of 285 metres, known as Isakanan. A total of 75 RC drill holes were completed for a total of 22,806 metres on this area.

Historic drilling had also identified a uranium bearing zone on the Adrar Emoles 3 permit known as Dajy. During surface reconnaissance work in the Dajy area in 2010, Global Atomic geologists discovered a surface anomaly hosting high-grade uranium. The site was named Dajy Area Surface Anomaly, or DASA, as it is known today. Exploration efforts initially focussed on near surface mineralization, followed by deeper exploration drilling. The result of such work was the discovery of the DASA deposit, with estimated Indicated Resources of 3.7 million tonnes grading 2,608 ppm U3O8, for a total of 21.4 million pounds U3O8, and estimated Inferred Resources of 7.7 million tonnes grading 2,954 ppm U3O8, for a total of 49.8 million pounds U3O8.

The Tin Negoran and Isakanan areas also have expansion potential, but management of Global Atomic has focused its efforts on the DASA deposit in recent years, as the size and grade of this resource make it the most economic deposit for development. Significant near-term expansion targets have also been identified on strike and down dip of the DASA deposit.

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On July 17, 2017, Global Atomic and Areva Mines SA (“AREVA”) signed a Memorandum of Understanding (“MOU”) in respect of the DASA deposit. Under the terms of the MOU, the parties agree to advance discussions and negotiate a joint cooperation agreement, to cover various areas of cooperation in the development of the DASA deposit, including the use of AREVA’s mill facilities in Arlit.

Capitalization

Although Global Atomic is a private company, there are 340 registered shareholders, holding 67.4 million shares. This shareholder base includes both individual and institutional shareholders. Over the years, Global Atomic has raised over $53 million in equity capital in various private placements as shown in the table below:

Date	Type	Shares	$/Share	$
2005/6	Seed capital	31,500,000	$0.05	$1,450,003
2007	Shares & options	9,713,578	$0.81	$7,886,078
2008	Options	520,000	$0.15	$78,000
2009	Shares & options	2,216,667	$0.92	$2,042,501
2010	Shares	3,884,696	$1.50	$5,827,044
2011	Shares & warrants	13,429,427	$2.16	$28,969,553
2012	Warrants	864,781	$1.74	$1,500,751
2013	Options	1,000	$2.50	$2,500
2014	Shares	3,607,840	$1.00	$3,607,840
2015	Shares	1,525,952	$1.00	$1,525,952
2016	Shares	161,500	$0.93	$150,000
	Total	67,425,441	$0.79	$53,040,221

On August 17, 2017, Silvermet and Global Atomic entered into the Definitive Agreement providing for the acquisition by Silvermet of Global Atomic by way of a three-cornered amalgamation (the “Transaction”) under the provisions of the OBCA.

THE URANIUM INDUSTRY

Overview of the Uranium Market

Uranium is used to fuel nuclear power plants for the generation of electricity. Uranium concentrate, commonly referred to as yellowcake or U3O8, is mined from the earth and then undergoes an enrichment process which makes the ore suitable as a nuclear fuel. According to the World Nuclear Association, there are currently 447 active nuclear reactors providing approximately 390,000 megawatts (“MWe”) of installed capacity globally. To fuel these reactors, approximately 165 million pounds of U3O8 is consumed annually. At a spot price of US$20.50 per pound, the implied annual market size for uranium is US$3.4 billion.

The uranium industry is small relative to other commodity industries, particularly other energy industries. Demand is global in nature, but production is relatively concentrated among a small number of producers. 77% of global production of uranium came from four countries in 2016: Kazakhstan, Canada, Australia and Niger, with Niger being the fourth largest producing country globally.

Uranium is not bought and sold on an open market or exchange such as the London Metals Exchange. Rather, buyers and sellers typically negotiate transactions privately and directly. Maintaining a security of supply is the primary objective for uranium consumers, who may purchase uranium in the spot market with delivery within 12 months, or on the basis of longer-term contracts up to 10 years. Historically long-term contracts have been priced at a premium to account for security of supply.

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Current Market Dynamics: A Situation of Oversupply and Trend to Spot Market Purchases

Uranium supply comes from two sources: 1) primary supply comprised of mined production and representing approximately 86% of current demand; and 2) secondary supply from excess government inventories, commercial inventories, enricher underfeed and reprocessing of spent fuel.

Secondary sources, while representing an overall small portion of total demand, are a significantly cheaper source of uranium and respond to fundamentally different economics due to price inelasticity. Secondary supply is historically volatile and typically does not represent a secure, long-term supply.

The current market features an abundance of secondary supply, following the events at the Fukushima Daiichi Nuclear Plant in March 2011, which resulted in the shut down of Japan’s operable reactors. As a result, uranium purchasers have opted to source lower-cost supply in the spot market, deferring the need to sign longer term contracts. This has resulted in negative downward pressure on uranium prices to a point where many primary producers cannot produce profitably. Primary producers have continued to supply the market to honour their long-term contract obligations, many of which are priced well above the current long-term market price.

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Demand Growth Catalysts

An increase in demand is required to rebalance the dynamics between lower-cost secondary supply and mined primary production. According to UX Consulting Company, LLC (“UxC”), global nuclear power generation capacity is expected to increase almost 25% to 483,000 MWe and uranium demand is expected to increase 80% to more than 300 million pounds U3O8 by 2030. Primary demand drivers include, but not limited to, the following:

Global Electricity Demand Increasing

According to the International Energy Agency (“IEA”) global electricity demand is expected to increase approximately 53% by the year 2035. Historically, nuclear power has provided approximately 11% of the world’s electricity requirements. Demand growth is expected to originate from non-member countries of the Organization for Economic Cooperation and Development (“OECD”), driven by population growth, greater access to energy and long-term economic growth.

New Reactors Under Construction

According to the Nuclear Energy Institute, 61 nuclear reactors are currently under construction and expected to add an additional 58,000 MWe or, approximately 15% of current installed capacity. China is shifting away from a dependence on fossil fuels, predominantly coal, in response to air quality, climate change and potential disruptions to fossil fuel supplies. Other countries, including Russia and India are undergoing a similar shift in policy. Currently, there are more reactors being built than at any other time in the last 25 years, which is signalling an eventual rise in uranium prices.

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Restart of Existing Reactors

Following the Fukushima event in 2011, Japan’s 54 nuclear reactors were taken offline, of which 12 reactors were permanently closed. While IEA figures indicate Japan currently generates less than 1% of its electricity needs from nuclear sources, the Japanese government has stated its intention to return to generating approximately 20% to 22% of its energy needs from nuclear sources by 2030. As at June 2017, of its 42 reactors that are operable and may be restarted, four are currently in operation and 12 additional have been approved for restart.

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Supply Outlook

Inventory Supply

UxC estimates inventory supply to total 1.4 billion pounds, or approximately eight years, at current consumption. However, analyzing inventories in further detail illustrate the potential challenges with selling all of it into the market.

Approximately 43% (600 million pounds) is Government and strategic inventories held for security of supply, and less likely to be significantly reduced in the near-term.

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Approximately 57% of the total (800 million pounds) represents inventories of global utilities companies. Utilities typically hold one to three years’ worth of demand in inventories. Building up such large positions would have taken time and likely procured at higher prices than current spot price. Therefore, unless the utility is under significant financial distress, analysts do not expect a significant continual sell-off of utilities inventory into the spot market. On the basis of the assumption that three years of inventory is held by utilities and at current consumption rates, approximately 305 million pounds (22% of total inventory supply) would be considered for sale into the spot market – a much smaller fraction over the overall inventory market.

Primary Mined Supply

As lower cost secondary supply diminishes, mined production is expected to become an increasingly important factor to meet medium to long-term demand growth. However, at current prices, uranium producers are marginally profitable and a significant price increase is required to incentivize new capacity to come back online. According to research provided by Cantor Fitzgerald, the global marginal cost of production is approximately US$40 per pound.

In a perfect production scenario, in which all mines and projects come on stream in line with company guidance, there would be sufficient market supply to defer the inflexion point of uranium prices until 2026, according to Cantor Fitzgerald research.

However, in what they state is a more realistic outlook, Cantor Fitzgerald expect production shutdowns based on expirations of long-term contracts, rising production costs and a uranium price of US$40 per pound. On this basis, a potential supply deficit is forecast by 2019. After this point, a higher uranium price would be required to incentivize investment into new projects or expansion of existing operations; otherwise, such projects will be deferred.

Source: Cantor Fitzgerald

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Market Pricing: Return to Long-Term Contracting and Higher Pricing

Decisions on uranium sourcing are typically made years in advance of bringing a new or existing reactor on-line. Faced with potential long-term supply deficits, utilities are expected to transition the market back to long-term contracting and security of supply. A recovery in contracting purchases is expected to continue over the next nine years. UxC estimates that cumulative uncovered uranium requirements are expected to total 800 million pounds by 2025.

Like other commodity markets, the uranium has historically been cyclical. Ultimately, prices have to stabilize at a level that provides sufficient return on investment to miners at particular demand levels. Long lead times are required to bring new mines into production, so there are long lead and lag times in the industry. Furthermore, utilities require security of supply and historically have held a few years inventory of uranium. The availability of inventories in recent years has resulted in less concern about security of supply and more contracting on a spot market basis. Once demand starts to approach available supply though, there have tended to be periods of heavy contracting that have led to higher prices, evident in the price run-up over the period of 2004 to 2007. Many market participants expect a repeat of this trend in the upcoming years.

REPUBLIC OF NIGER

Located in West Africa, Niger is at the crossroads of Northern, Sub-Sahelian, West and Central Africa. It is a Sahelian country, bounded by Algeria and Libya in the north, Mali and Burkino Faso to the west, Nigeria and Benin to the south and Chad to the east as illustrated below.

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Niger location map

Niger has a population of approximately 18.6 million people and a surface area of 1,267,000 square kilometers. Niger’s capital city is Niamey with a population of just over 1 million. Approximately 18.7% of the population lives in the cities. Almost 80% of the population relies on subsistence agricultural activities and live in the southwest and south of Niger, where the arable land is located. The northeast region of Niger, known as Agadez, includes the cities of Agadez and Arlit. The Agadez region comprises 52% of the land in Niger, but fewer than 500,000 people live in the region (less than 3% of the country’s population).

The principal languages of Niger are Hausa, Djerma and French. The ethnic make-up of Niger varies from Hausa (53.1%), Zarma/Songhai (21.2%), Tuareg (11.0%), Fulani (Peulh) (6.5%), Kanuri (5.9%) and others (2.3%). Niger’s predominant religion is Muslim (80%), although traditional African religions and a Christian minority are also present in the south of the country.

Economy

The Niger government supports foreign private investment as a key to economic growth and development. With the assistance of the United Nations Development Program (UNDP), it has undertaken a concerted effort to revitalize the private sector. In recent years, Niger promulgated revisions to the investment code (1997 and 2000), petroleum code (1992), and mining code (1993), all with attractive terms for investors, including periods of tax and customs exemption and tariff protection. Equal treatment of all investors is guaranteed, and 100% foreign ownership is allowed. The exchange system is free of restrictions on payments and transfers.

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Niger is a member of the Economic Community of West African States (“ECOWAS”) since its founding in 1975. ECOWAS operates as a single trading bloc to promote self-sufficiency for its 15-member countries. The West African Economic and Monetary Union (“UEMOA”) is an organization of 8 countries (primarily francophone) within ECOWAS that was formed in 1994. UEMOA is a customs and currency union among its members. The UEMOA members share a common currency, the CFA franc, which has a fixed exchange rate pegged to the Euro at 655.957 CFA = 1 Euro.

The Organization for the Harmonization of Business Law in Africa (“OHADA”) was formed in 1993 to harmonize business law in Africa in order to guarantee legal and judicial security for investors and companies in its member countries. The OHADA treaty includes 17 African countries, most of which are francophone. It establishes uniform commercial laws that supercede national legislation that previously existed within treaty member countries. The OHADA treaty includes a Common Court of Justice and Arbitration to which any commercial disputes may be referred.

Niger has an export deficit. In 2016, imports approximated US $1.9 billion, while exports were US $1.1 billion. Niger imports a broad range of products, including food, building materials and machinery & equipment. Additionally, about 90% of Niger’s electricity is imported from Nigeria. Exports comprise natural resources and a small amount of agricultural products. Uranium exports have been critical to Niger’s exports. Until recent years, uranium represented close to 70% of exports. However, this has fallen to just over 50%, with the start-up of an oil refinery in Zinder and exports of resultant petroleum products.

Political Situation

Niger is a former French colony and achieved independence in 1960. After decades of single-party civilian or military rule, Niger moved towards multi-party politics in 1990. Niger is a republic with a President, a Prime Minister and a National Assembly. The judiciary system, which is independent, is made up of the Supreme Court, a Court of Appeal and a number of lower Courts. The President of the Republic of Niger is elected democratically every 4 years (most recently, Mahamadou Issoufou was re-elected in early 2016). The elected President appoints his Prime Minister. The Members of the National Assembly are also elected democratically.

In security matters, in February 2015, Niger’s parliament unanimously approved deployment of troops as part of a regional offensive against the Boko Haram group. Mahamadou Issoufou has also engaged a number of countries with his concerns about potential terrorist threats in the overall Sahel region, and the possibility of spillover from neighboring countries. Both France and the United States have a presence with a number of military bases in country. In addition, specialists in Niger assist with security matters. In September 2016, the United States expanded its Niger program with a commitment to establish a drone base in Agadez.

In June 2017, the European Union announced it is making Euro 50 million available to help step up security and cross border cooperation among the G5 Sahel countries (Mali, Mauritania, Niger, Burkina Faso and Chad). This funding will help establish the G5 Joint Force of troops from all 5 countries to implement security actions.

URANIUM MINING IN NIGER

Uranium was first discovered in 1957 in the west part of the Tim Mersoi Basin at Azelik (also now referred to as Teguida) by the Bureau Minier de la France d’Outre-mer (“BUMIFOM”) and the Bureau de Recherche Géologique et Minière (“BRGM”) during a search for copper mineralization. This discovery resulted in the Commissariat à l’Energie Atomique (French Atomic Energy Commission or “CEA”) initiating detailed geological studies and exploration. The combination of airborne radiometrics and aerial photographic analysis led to the discovery of numerous radiometric anomalies and mineralized outcrops along the entire western edge of the Aïr Mountains. Since that time, many uranium deposits have been discovered in the Tim Mersoi basin by the French CEA and its successor, Compagnie Generale des Matieres Premieres (“COGEMA”), among them: Azelik, Arlit, Akouta, Afasto, Imouraren and Madaouela. The Japanese agencies Overseas Uranium Resources Development (“OURD”), International Resources SA (“IRSA”) and Japan Power Nuclear Company (“PNC”) also carried out significant exploration programs with uranium deposits at Abkorun and Madouela being identified.

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Uranium mining in Niger

Société des Mines de l’Aïr (“SOMAIR”) is a joint venture established in 1968 among AREVA (formerly Cogéma), Urangesellschaft from Germany (subsequently acquired by AREVA), and the Office National des Resources Minières du Niger (“ONAREM”, which has now been replaced by the Societe de Patrimoine des Mines du Niger, “SOPAMIN”). SOMAIR began production from an open pit mine 7 kilometres northwest of Arlit in 1971and has been operating continuously since then. Over the years, SOMAIR has produced over 164 million pounds U3O8. Currently, SOMAIR is owned by AREVA (63.6%) and SOPAMIN (36.4%).

The Compagnie Minière d’Akouta (“COMINAK”) is a joint venture established in 1974 among AREVA, SOPAMIN, OURD, and Empresa Nacional del Uranio S.A. of Spain (“ENUSA”). COMINAK began production from the Akouta mine in 1978 and has been producing continuously since that time. Akouta is the world’s largest underground uranium mine with mining taking place at about 250 metre depth. Over the years, COMINAK has produced over 180 million pounds U3O8. Currently, COMINAK is owned by AREVA (34%), SOPAMIN (31%), OURD (25%) and ENUSA (10%).

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In 2006/7, the Government of the Republic of Niger granted approximately 128 uranium exploration permits to approximately 34 companies from Canada, the United Kingdom, United States, South Africa, Russia, Australia, India and others, primarily in the region north of Agadez, and each for initial areas of approximately 500 km2.

Regional Geology

The Tim Mersoi Basin covers an area of some 114,000 km2 and is part of the much larger Iullemeden Basin (Palaeozoic-Tertiary) that stretches into Mali, Algeria, Benin and Nigeria.

In the north and east the Iullemeden Basin (including Tim Mersoi Bassin) is bounded by the Hoggar Massif in Algeria and the Aïr Massif in Niger forming part of the Central Saharan Massif. The basin gets deeper to the south and the west. During the early Palaeozoic period, continental sediments were deposited into an open gulf to the south of the Central Saharan Massif. During the Mesozoic and Tertiary periods, marine transgressions invaded from time to time diminishing in thickness to the south and passing laterally into continental series. Uplifts commence in the mid Eocene period, filling the basin with fluvial and lacustrine sediments.

All currently known uranium deposits in Niger are located within the Tim Mersoi Basin in several areas:

●	Near the city of Arlit, in the two AREVA mines of SOMAIR - open pit (discovered in 1967) and COMINAK Akouta - underground mine (discovered in 1974). Production in 2016 was 3,477 tonnes of uranium;

●	In the Teguida area, Azelik – open pit (SOMINA/CNNC producing since 2011 but currently closed);

●	At Imouraren (AREVA), construction started in 2009 and production was originally planned to commence in 2015), projected to be the largest open pit uranium mine in the world. This project is currently on standby due to the lower grade of the deposit and current market conditions.

●	The Madaouela project near Arlit held by Goviex Uranium Inc. that holds a recently awarded mining permit and is considered to be prospective.

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Regional geology map

To the east the basin rests unconformably on the crystalline basement of the Aïr Massif, a Precambrian metamorphic terrain intruded by post Mesozoic felsic and mafic intrusives and in the north and northwest on the basement rocks of the Hoggar in Algeria. The Aïr Massif extends north into Algeria where it becomes the Ouzzalian Craton also of Precambrian age. The Aïr Massif represents the source for all the clastic sediments that over time have filled the Tim Mersoi Basin and is likely the source of at least some of the uranium found in the basins clastic sediments.

The sediments of the basin reach in age from Paleozoic to Cenozoic and reach up to 1,500 m in total thickness deposited on a relatively stable platform.

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Regional stratigraphy of the Tim Mersoi Basin

There are a number of upward fining sedimentary cycles that have been identified, most with coarse to conglomeratic sandstone at the base with minor intercalations of siltstone and clay fining upwards, fine grained sandstone or argillite and clay before the next cycle starts. Each cycle is unique and reflects changes in climate, topography, tectonic events as well as changes in the source areas for the sediments.

The strata of the Tim Mersoi Basin have a shallow dip to the west caused by the uplift of the Aïr Massif. The basin deepens gradually to the west and north and shallows over the In Guezzam ridge in Mali. Since the lower Devonian period, sedimentation is predominantly continental and marginal littoral comprising conglomerate, sandstone, siltstone and shale, deposited by large meandering rivers of fluvial and deltaic settings into a slowly subsiding foreland. Further to the west a more marine environment existed.

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Structural Setting

The Tim Mersoi Basin occurs as a regional scale syncline with a fold axis trending north-south, affected by a combination of brittle faults, mixed flexure-faults, or low amplitude folds or flexures.

The Tin Seririne synclinorium was formed during the Pan African Orogenic event from 550 Ma (million years ago) onwards and forms the northern part of the Tim Mersoi Basin with sedimentation that began during the Cambrian.

The structural development of the Tim Mersoi Basin commences at the end of the Pan African Orogen event (1,000 Ma). The basin develops by N-S and E-W compression with NW to WNW sinistral shears caused by anti-clockwise rotation in the NE of the basin. With the widening and deepening of the basin its centre and the north-eastern edges see the development of sinistral shear zones and conjugate structures trending NW-SE and NE-SW. The intersections between these structures contain rotational deformation causing dome and basin structures.

Major movements are related to N-S zones which strike parallel to the eastern and the western edges of the Aïr Massif. The compressional sinistral strike slip movements have caused three main structural directions which are N-S; 40-80º; and 90-135º. Where these structures intersect creates ideal pathways for circulating uranium bearing fluids to form deposits.

N-S fault system and N30°E associated structures

The fold-fault of In Azaoua-Arlit comprises a major regional-wide N-S fault system. This family of structures is related to ancient late-Panafrican transform events. Its frequent reactivation, depending on the epochs, translates into faults, flexures and flexure-faults in the sedimentary cover.

The N30° family of structures are the most evident on surface in the Tim Mersoï Basin. They appear in the Aïr basement in the East and stop at the In Azaoua-Arlit lineament in the West, where they are truncated. They are linked to the In Azaoua-Arlit history.

In the sedimentary cover, the deformation is characterized by flexures, creating in some instances a substantial vertical displacement in the order of 100-200 metres. These flexures are believed to be linked with sinistral reverse-strike-slip faults activity of the basement structures in a compressive regime.

N130-N140°E and N70-N80°E conjugate fault system

A second grouping of faults occurs with orientations of N130-N140°E and N70-N80° these brittle structures are the most important family in the Aïr Massif. They are of late-Panafrican origin.

The N70-N80°E faults are conjugate to the N130-N140°E directions. They are mainly present in the southern half of the Tim Mersoï Basin. During the Carboniferous, these structures controlled the sedimentation in the basin. These faults played a major structural role in the regional context of the basin, by localizing large scale dextrous strike-slip faults.

Fold-like structures

Fold-like structures are common within the sediments. According to geological drilling data, the thickness and dip variations in some strata from West to East are linked with synsedimentary tectonic activity.

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Two families of fold-like structures are distinguished:

●	anticlines / synclines, with fold axes roughly parallel to the N30°E structures;

●	closed structures (domes), which generally appear at the intersection of the N30°E structures and N70-N80°E.

In the South, near the Adrar Emoles 3 and 4 permits, the N-S, E-W and sinistral shears combine to develop folding, the most obvious being a syncline, in which the Azouza structure is an integral part. The stratigraphy is also folded on approximately layer parallel axis which gives wider exposures and repetition of units. The layers are thickened by layer parallel shortening and on echelon structures develop.

MINERAL RIGHTS IN NIGER

The Niger Mining Code provides the legal framework for the mining of mineral substances or fossils, other than liquid or gas hydrocarbons, and groundwater, in Niger. The Mining Code was enacted as Ordinance No 93-16 dated March 2, 1993, as further modified by Ordinance No 99-48 dated November 5, 1999 and Law No 2006-26 dated August 9, 2006. The Mining Code uses the term Mineral Permits to include prospecting authorizations, artisanal mining authorizations, exploration, permits for small-scale mining, and permits for large-scale mining.

The Mining Agreement covers a period of 20 years, subject to renegotiation at the time of each renewal of a Mining Permit. The Mining Agreement states that:

The purpose of the Agreement is to specify the general, legal, financial, fiscal, economic, administrative, customs, social and environmental conditions under which the Company shall proceed with the research work within the Perimeter defined in the Exploration Permit, and under which the Mining Company shall proceed with the mining work within the Perimeter defined in the Mining Permit...

Accordingly, the Mining Agreement includes both the exploration and mining phases of development. The project description in the Mining Agreement goes on to state that the project consists of exploration, a feasibility study (if warranted), and the mining of the deposit (if the feasibility study is positive), as further clarification of the all-inclusive nature of the Mining Agreement.

Under the provisions of the Mining Agreement, the Republic of Niger guarantees Global Atomic and the Niger Mining Company the stability of the general, legal, administrative, customs, economic, financial, and tax conditions set out in the Mining Agreement for the entire term of the Mining Agreement. Furthermore, the Republic of Niger guarantees that all authorizations and administrative measures required to conduct the exploration and mining work shall be made on a timely basis.

The Mining Agreement provides that Exploration Permits are to be issued by an Order of the Minister of Mines (“Arrête”). Minimum exploration expenditure requirements are established at the time that the Exploration Permit is granted. An Exploration Permit has a validity period of three years and may be renewed for two further three-year periods provided that the previously required minimum exploration expenditures have been made and subject to a reduction of the Perimeter area by at least 50 percent at each renewal. A further one-year extension may be granted if the holder so requires for technical reasons relating to the finalization of a feasibility study.

Exploration Permits grant the holder the exclusive rights to prospect and search for mining substances for which they are issued within defined perimeter boundaries and without limitation as to depth. The surface area of an Exploration Permit cannot exceed 500 square kilometres and is referred to as the Perimeter. No other Mineral Permits can be issued on the same Exploration Permit Perimeter during its validity period. During the validity period of an Exploration Permit, only the holder may apply for and obtain a Mining Permit for a deposit found within the Perimeter of the Exploration Permit. If marginal deposits are found, the Minister of Mines may extend the validity period until economic conditions for mining become favourable.

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The Mining Agreement obligates Global Atomic to complete a feasibility study, if warranted. Upon completion of a feasibility study, the Mining Agreement obligates Global Atomic to bring a mineral deposit into commercial production by applying for a Mining Permit. Should the feasibility study indicate that mining of the mineral deposit is not economically feasible, Global Atomic may apply for an extension of the Research Permit until economic conditions improve. If the Republic of Niger does not agree that the mineral deposit is marginal, it may require Global Atomic to proceed to bring it into production. In such a case, Global Atomic would have 90 days to respond positively or the Republic of Niger can take over the right to mine the mineral deposit by reimbursing Global Atomic for exploration expenditures previously made.

A Large-Scale Mining Permit is required for the extraction of mining substances that are not otherwise covered by Artisanal Mining Authorizations or Small-Scale Mining Permits. The permit grants the holder exclusive rights of prospecting, exploration, mining, and disposal of mining substances for which it was issued and without limitation as to depth. No other Mineral Permit can be issued for the same Perimeter on which there is a valid Large-Scale Mining Permit.

A Large-Scale Mining Permit has boundaries which are defined in relation to the deposit as set out in a feasibility study and which lie within the boundaries of the Exploration Permit. On issuance of a Large-Scale Mining Permit, the Exploration Permit is cancelled within the boundaries of the Mining Permit, but remains in force outside these boundaries. The holder of a Large-Scale Mining Permit must begin development and mining work on the deposit within two years of the permit issue date. A Large-Scale Mining Permit is granted by a Decree of the Council of Ministers, on the recommendation of the Minister of Mines and is valid for 10 years. It may be renewed for five additional five-year periods until the deposit is depleted.

A separate Niger Mining Company must be established to hold each Mining Permit. The Republic of Niger is granted a 10 percent carried interest in the share capital of the Niger Mining Company at the time of its formation and is entitled to its share of dividends that may be paid out.

The cumulative expenditures incurred to the date of formation of the Niger Mining Company and granting of the Mining Permit are calculated, and Global Atomic must negotiate with the Republic of Niger the amount that is to be reimbursed to Global Atomic by the Niger Mining Company, and the mechanism for such reimbursement.

On the establishment of the Niger Mining Company, the Republic of Niger has the option to subscribe to an additional 30 percent in the share capital of the Niger Mining Company. If the Republic of Niger fails to exercise the option at that time, then it permanently loses the option. If the Republic of Niger exercises its option on some or all of the additional 30 percent, the Republic of Niger is obligated to contribute its proportionate share of cash, financial commitments, capital contributions, shareholder advances, bank and other loans for the duration of the Niger Mining Company.

All miners of mineral substances are subject to payment of a mining royalty based on the market value of the extracted product (i.e., revenues). On shipment, a provisional payment of 5.5% royalty is made. After year end, the actual royalty payments are adjusted on a sliding scale, based on operating margin percentages:

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Operating Margin < 20%	Royalty Rate = 5.5%
Operating Margin of 20% to 50%	Royalty Rate = 9.0%
Operating Margin > 50%	Royalty Rate =12.0%

The income tax rate in Niger is 30%. The Niger Mining Company is exempt from income taxes for 3 years and benefits from accelerated depreciation on capital expenditures and amortization of exploration expenditures. Various other exemptions for VAT and import duties are also available in the initial years of mine production.

Under Section 91 of the Mining Code, a provision for resource diversification can be established equal to 20% of taxable profit each year. The funds must then be used within the next 3 years on a tax-free basis as follows:

●	Exploration work on unknown areas of the deposit or to improve recovery of mined substances, or

●	Exploration work on other permits in Niger

Withholding taxes are payable on dividends paid to foreign shareholders at a rate of 10%, unless reduced by a tax treaty with Niger.

TECHNICAL INFORMATION – TIN NEGORAN PERMITS

Historic Drilling

During the years 1975 to 1988, the Tin Negoran permit area was part of a 12,000 sq km exploration permit known as “Abokrum” that was held in a joint venture between ONAREM and Japan Petroleum Trading Corporation. The areas to the east and northeast of Abokrum were the In Adrar and Imouraren exploration permits held by Cogema at the time. During the early years of the Abokrum exploration work, 52 drill holes (1,788 metres) were completed around the settlement area known as Tin Negouran. This indicated the presence of a shallow, south dipping uranium-bearing stratigraphic horizon from surface to 30 metres below surface, over a widespread area. Later in the exploration program, attention shifted to the higher grade discovery known as Teguida Tessoum. The Teguida Tessoum deposit has since become a mine and lies 25 km north of the northern boundary of the Tin Negoran permits.

In 1997, a Japanese citizen obtained a 270 sq km permit for the Tin Negoran deposit and formed a Niger corporation, Somita Mining Company (“Somita”). Somita performed some initial heap leaching tests and proved its viability as a recovery method. In 1998, Somita entered discussions with Somair about processing the ore at the Somair mill and a bulk sample was forwarded. Subsequently, in June 1999, Somair took over as operator of the project. However, in 2000, Tin Negouran was abandoned in view of low uranium prices.

Global Atomic Exploration Work

Global Atomic acquired the 4 contiguous Tin Negoran permits in January 2007 and began an exploration program that comprised:

●	An airborne magnetic and radiometric survey (15,000 line kilometres)
●	A radon gas survey
●	Reverse circulation drilling of 929 holes (30,716 metres) at an average depth of 33 metres
●	Borehole logging, radiometric and conductivity surveys and data processing
●	A selection of check assays

Drilling identified some mineralized trends, indicating the potential for a small low grade open pit deposit. No further exploration work has been done on the Tin Negoran permits since 2008.

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TECHNICAL INFORMATION – ADRAR EMOLES PERMITS

Historic Drilling

During the years 1977 to 1981, the Adrar Emoles permit areas were part of a 10,000 sq km exploration permit known as “In Adrar”, which was held by Cogema. Cogema completed a wide-spaced drilling program and both surface and airborne radiometric surveys during this period. This work confirmed the presence of Arlit mine stratigraphy in the area. The exploration work discovered a significant uranium mineralization at Dajy.

Cogema abandoned the In Adrar permit in 1981. The Sekiret exploration permit (4,200 sq km out of the previous In Adrar permit that included both the Adrar Emoles 3 and 4 areas) was granted to a joint venture of ONAREM and PNC. The joint venture completed a regional stratigraphic drilling program, which expanded the potential of Dajy and discovered the Isakanan prospect. Historic drilling on the Isakanan prospect included 60 holes for a total of 24,848 metres with several intersects above 1,000 ppm eU3O8, and a particularly high grade intersection of 12,900 ppm eU3O8 in one hole.

The Sekirit permit was abandoned in 1988 as a result of low uranium prices.

Global Atomic Exploration Work

In 2009, a 12-hole reverse circulation drill program was initiated on the Isakanan prospect totalling 3,618 metres (averaging 301 metres per drill hole). This drilling confirmed the historic drilling results. Global Atomic continued drilling on the Isakanan prospect and since obtaining the permit, has drilled 75 holes for a total of 22,806 metres. The delineated mineralized area to date appears to have formed in flat sub-horizontal bodies over a large area of about 2.4 sq. km, with an average thickness of 2.2 metres. The average depth of the main mineralized zone is about 285 metres below surface. Global Atomic does not have a current NI 43-101 compliant resource statement on the Isakanan prospect. Management views it as a promising target for in situ leaching to optimize the economics, but testing needs to be performed to determine the feasibility of such a mining approach.

Historic drilling on the Dajy prospect indicated a uranium hosting zone existed at 300 metres below surface at an average grade of 689 ppm U3O8. In late 2009, a surface mapping and reconnaissance program was initiated around the Dajy prospect, and this led to the discovery of near surface mineralization. This new prospect was named DASA, an acronym for “Dajy Area Surface Anomoly”, as discussed further below.

DASA RESOURCE

Property Description and Location

The DASA site is accessible by an all-weather road connecting Agadez, Niger’s second largest city, to the mining town of Arlit. The road is known as the Route d’Uranium and is used continuously to transport yellowcake from the two AREVA uranium mines near Arlit by truck to the port of Cotonou in Benin, West Africa. DASA is located approximately 120 km north of Agadez and 80 km south of Arlit.

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Route d’Uranium

Two airports serve the general area. Agadez has a major airport, Mano Dayak, with a paved 3000 m runway and recently upgraded infrastructure. It is connected to the airport in Niamey, 740 km to the west, via charter flights or daily scheduled connections and at one time also handled international tourist flights from Europe. Arlit also has an airport with an unpaved much shorter runway. Nearly all flights operating from Arlit are charters for AREVA’s mining operations.

The Global Atomic DASA exploration camp is located approximately 120 km north of Agadez and 10 km due east of the Route d’Uranium highway, easily accessible via Global Atomic’s mine access road. . Its coordinates are 17o47’54’’ N and 7o43’33’’ E.

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Global Atomic’s DASA exploration camp

Climate

The region is characterized by an arid intermediate climate of the Sahalian desert type with two distinct main seasons: the dry season between October – May and the wet season from June to September.

The temperatures can vary between 0oC at night in January to more than 45oC in May or June during the day.

The mean annual precipitation is less than 200 mm and up to 90% of it occurs during the wet season. The rainy season provides sufficient precipitation to allow local basic agricultural activities. Flash floods are frequent inside alluvial dry river beds originating in the Aïr Mountains. Much of the sparse vegetation grows around the river beds.

Local Resources and Infrastructure

The DASA project is located in the department of Agadez which comprises 52% of the surface area of Niger, and has only 487,200 inhabitants with a population density of 0.73 inhabitants per km2.

The DASA project area is traversed by a 132KV power line connecting the Sonichar power plant, located some 40 km south, near the small city of Tchirezrine, with the two AREVA uranium mines near Arlit, 80 km to the north. The power plant runs two 16 MW generators and is fed by coal which was discovered during the first uranium exploration phase in the early 1970’s. Sonichar also supplies electricity to the city of Agadez and has considerable excess capacity for any industrial development in the area.

There are no permanent surface water sources available but several underground aquifers exist at depths between 300 and 500 metres, which provide adequate water for AREVA’s mining and processing operations.

A large pool of labour is available on short notice within the immediate project area or from Agadez and Arlit. The AREVA uranium operations have trained a local labour force over the years and able workers can be expected to be available. This includes technical and supervisory personnel. The labour code and the organization of labour are largely based on the French system.

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Mining equipment and most supplies need to be imported from outside Niger. Warehousing facilities exist in Agadez or Arlit.

Niger has a long history of resource extraction and mining and exploration services are available on a local level from drilling companies to environmental consultants and support services.

Property Geology

The rocks present within the DASA property range in age from Cambrian to lower Cretaceous age and are mostly clastic sediments with minor carbonates. They originated from the Aïr Massif which has been continuously eroded since at least the Mesozoic era. Sediments were laid down in a continental setting and are generally comprised of fluvial and deltaic settings. In this environment large shallow rivers meander across flat topography and create complex flow patterns where the coarse grained sands and gravel are concentrated in the actual channels with the highest flow energies while low energy flow regimes on the floodplains and tidal areas create silt and mudstone type sediments.

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GLOBAL Global Atomic Fuels

# STRATIGRAPHIC COLUMN DASA AREA
## (Tim Mersoi Basin, Rep. of Niger)

| Age (Ma) | Formation | Uranium mineralization Project / Company | Lithology | Depositional Environment | | Color code DHLogger |
|---|---|---|---|---|---|---|
| Lower Cretaceous (145 - 100 Ma) IRHAZER GROUPE | Tégama | Tin Negouran / Global | Coarse sandstones, ocre to reddish colour with fine grained lenses<br>Conglomerats with white quartz pebbels | Fluvial | Red Series | |
| | Irhazer | Abkorun / China National Uranium Co | Alternating carbonatic argillites, marls and clayish carbonates incl dolomitic, greyish layers of silt, mainly reddish colours<br>Reddish argillites with intercallations of silt and sandstones | Lacustrine | | |
| | Assaouas | | Silt and argillitic silt greyish-greenish colours | | | |
| Triassic - Jurassic (250 - 145Ma) AGADEZ GROUP | Tchirezrine 2 | Imouraren / Areva<br>Dasa / Global | Alternating of medium - coarse grained arkosic sandstones with analcimolite, greenish to brownish colours , cross bedding, silified wood | Fluvial/ lacustrine | | |
| | Abinky | | Analcimolite, very hard, red brown; massive banks;<br>Argillites and analcimolitic sandstones partly arkosic, iron cement; med grained sandstones with microcline feldspar; blobs of altered analcimolite; frequent silicified wood in sandy layers | Lacustrine / acide fissure volcanism | | |
| | Tchirezrine 1 | | Medium-coarse grained feldspatic sandstones with abundant analcimolitic cement; also siliceous cement | Fluvial and exhaustive volcanism | | |
| | Moussedon | | Reddish argillites with analcimolit; anacimolitic sandstones | | | |
| | Téloua 2-3 | | Equigranular sandstones with argillitic-siliceous cement, carbonatic<br>Levels with reddish argillites and silts<br>Carbonnatic cemented arkoses | Fluvial / lacustrine | | |
| | Téloua 1 | | Fine grained equigranular sandstones sometimes without cement; qtz grains dull sheen and rounded | | | |
| Permian (298 - 250Ma) IZEGOUANDE SERIES | Aokare | | Equigranular sandstones medium to conglomeratic with iron stains | Lacustrine with fluvial intercalations | | |
| | Moradi | | reddish argillites and very fine grained sand lenses carbonatic cemented<br>Arkosic channels<br>strongly oxidized<br>Conglomerates with quart zand clay pebbles | | | |
| | Tamamait | | Medium - fine grained sandstones; carbonate cement; siltes and very fine grained sandstones clayish matrix | | | |
| | Téjia | | Reddish argillites and very fine grained sand lenses | Fluvial | | |
| | Izegouande | | Arkoses and feldsphatic sandstones with carbonate cement; reddish argillite lenses; conglomeratic intercalations with pebbles of quartz, rhyolite, silicified wood, cross bedding | | | |
| Carboniferous (Namurien 326 - 313 Ma) TAGORA SERIES | Madaouéla | Madaouela / Goviex<br>Isakanan & Dasa / Global | Silts and very fine grained carbonatic sandstones ; reduced facies | Estuary / wetlands/eolian | Grey - green Series | |
| | Tarat | Somair / Areva<br>Dasa / Global | Alternating argillites and very fine grained sandstones rich in organic matter; medium to coarse grained sandstones with organic matter and pyrite | Fluvial-Deltaic | | |
| | Tchinezogue | | Alternating black argillites and sandstones, generally abundant organic matter, silt layers | Marine-epicontinental lacustrine | | |
| | Guezoumane | Cominak / Areva<br>Dasa / Global | Alternating very fine grained kaolinitic sandstones and medium-coarse grained sandstones rich in organic matter and pyrite | Fluvial-Estuary | | |
| Lower Carboniferous Visee (358 - 326 Ma) TERADA SERIES | Talak | | Argillites dark brown to bluelsh green; cone in cone structures | Continental marin platform | | |
| | Farazekat (Gabo) | | Coarse grained sandstones with argillitic intercalations; well rounded distinct white quartz pebbels (pigeon egg) at the base | Fluvial to fluvial-glacial | | |
| Devonian ? (419 - 358 Ma) TERADA SERIES | Tindirenen | | Alternating medium and fine grained sandstones with blackish/greyish argilite lenses; microconglomerate at the base with silica cement; horizontal strata | Fluviatil / lacustrine | | |
| | Teragh | | Sandstone conglomeratic and feldspathic, kaolinitic | Fluvial | | |
| | Basement Precambrian | | Granitoids / Pink granite with biotite; some basic dykes | | | |

DASA’s stratigraphic column

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The points below provide a brief summary of the lithologies of the project recorded in drilling, surface mapping and geophysical surveys of the project areas:

●	Precambrian

Metamorphic Basement is exposed in the Aïr Mountains to the east. Some of Global Atomic’s drill holes in the DASA graben terminated in altered and fresh granite. Its position within the basement suites is unknown at this time.

●	Cambro-Ordovician undifferentiated

Cambrian to Devonian rocks exist in this part of the Tim Mersoi Basin, however they have not been identified yet by Global Atomic’s work. A major discordance near the Aïr Massifs western boundary separates the basement from conglomerates and tillites of the Timesgueur Formation followed by In Azawa sandstone followed by another major discordance.

●	Upper Ordovician

The upper Ordovician consists of fine grained sandstones with quartz pebbles and calcite.

●	Silurian

The Silurian consists of graptolite schists.

●	Devonian

The Lower Devonian starts with an unconformity followed by conglomerate with pebbles of schists and basalt, Idekel sandstone with silicified wood and is overlain by Middle Devonian Touaret sandstone, fossiliferous beds and the Akara schist. The Devonian is completed by Upper Devonian Amesgueuer sandstone.

●	Carboniferous

Carboniferous formations are major host rocks for uranium mineralization particularly in the northern part of the basin. The Carboniferous - Lower Visean- begins with fossiliferous marine argillites which are overlain by the clastic terrestrial Terada Series which may reach thicknesses of up to 290m. The Terada itself is made up of the Teragh Formation consisting of coarse grained sandstones, which can contain coal beds, and is overlain by the siltstones and sandstones of the Aoulingen Formation. This passes laterally to the north into the marine Talach argillites.

The Carboniferous - Upper Visean continues with the important fluvio-deltaic Tagora Series which hosts uranium in the wider Arlit region of the basin. The Tagora is made up of two cycles: The lower Tagora up to 180 m thick, starting with the conglomerates of the Teleflak and continuing into the sandstones making up the Guezouman Formation. This is a major host for uranium mineralization in the Akouta area (Cominak underground mine) and which is overlain by the siltstones of the Lower Tchinezogue Formation which is a mega-sequence comprised of the whitish sandstones of the Middle and Upper Tchinezogue.

The second cycle of the Tagora (0-140 m thickness) often is marked with a thin layer of conglomerate overlain by the sandstone of the Tarat Formation with intercalations of siltstone and argillite in an upward fining sequence. The uranium at Arlit (Somair open pit mines) is hosted in this second cycle. The top of the Carboniferous is completed by sandstones and siltstones of the Madaouela Formation (GOVIEX Madaouela project).

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The Carboniferous in the whole basin is characterized by reducing conditions displayed in predominantly greyish colours, pyrite and organic matter providing ideal conditions for the precipitation of uranium.

●	Permian

During the Permian era, a major change in climatic conditions occurred and this is reflected in the rocks of that period. Permian sediments are generally characterized by an abundance of arkosic sandstones containing significant volcanic debris. Reddish colours and abundant calcite are dominant for the Permian strata indicating oxidizing conditions. The sedimentation occurred mostly in interwoven channels with frequent and abrupt facies changes. Within the project area the thickness of the Permian strata can vary considerably and reach a thickness of some 300 m.

The Lower Izegouandane Series begins with coarse grained sandstones containing pebbles of rhyolite and quartzite. It is overlain by five to ten metres of a red claystone (equivalent to the Teja Formation) and followed by the sandstones of the Tamamait Formation. Further up in the sequence the red siltstone of the Moradi Formation is common. The latter two Formations belong to the Upper Izegouandane Series.

●	Triassic

Initially, the Triassic shows a continuation of the Permian conditions beginning with the conglomerates of Anou Melle that contain many pebbles shaped by aeolian conditions (windkanter).

These are covered by fluvio-deltaic sandstones belonging to the Teloua 1 Formation. This package may reach 60 m in thickness and belongs to the Aguelal Series. In some areas the Teloua 1 displays as re-worked sediment with well sorted and rounded quartz pebbles reflecting the local paleo topography.

The following sediments of the Goufat Series contain masses of volcanic debris (origin volcanic tuffs?) and are called the Teloua 2 (some 70 m thick). The Teloua 2 appears as distinct poorly sorted sand lenses of the original sedimentation cycle. Analcimolite begins to appear as well. It is followed by the Teloua 3 Formation generally less than 80 m thick consisting of coarse grained to conglomeratic sandstone with frequent rhyolite pebbles. This can be intercalated with analcimolite beds and lenses. These sediments were deposited by very high energy torrential floods. Massive analcimolite intercalated with sandstone layers follows on top as the Mousseden Formation reflecting a very active eruptive volcanic phase. This formation is generally around 80 m thick, but may reach up to 150 m.

●	Jurassic

The Jurassic consists of the Wagadi Series with a thickness of 80-110 m. It commences with the Tchirezrine 1 Formation, representing the channel sedimentation of a large river flowing from north to south. Coarse grained sandstones are intercalated with finer grained portions or with siltstones containing much analcimolite. Graben synsedimentary tectonics have caused the variations in thickness as known from the drilling. In general, the Tchirezrine 1 is quite similar to the higher following Tchirezrine 2 except that it does not contain uranium mineralization.

The top of Tchirezrine 1 is marked by the Abinky Formation, below a massive sequence of analcimolite partly silicified or sandy. It is testimony to a period of active volcanism. The formation can be strongly altered and mineralized with copper.

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The Dabla Series, up to 350 m thick, begins with the Tchirezrine 2 Formation which can reach thicknesses of 40 to 200 m in some parts. It lies unconformable on the Abinky Formation showing local scouring. It was laid down in a fluvial-deltaic and lacustrine environment. The sediments are mostly coarse grained sandstones and micro conglomerates with cross bedding at the base and with angular detritus pointing to a short and high energy transport path. This is also documented in local erosion of older sediments. The formation contains the AREVA Imouraren uranium deposit and much of the uranium discovered on the DASA property. It is the most important target for uranium exploration at this time in this area.

In general, the Tchirezrine 2 displays particular sedimentary conditions. Massive sandstone banks at the bottom of the formation with poor grain sorting, erosion laid down in a high energy flow regime. The remaining, stratigraphically higher, parts are made up of fine grained well sorted sandstone with analcimolite on the top and in lenses within the sandstone. This sequence is repeated several times. The anacimolites are considered to represent a similar environment and occupy a similar position to the shale in the lower Carboniferous strata. The sandstone generally consistS of over 80% quartz, 4-5% feldspar and rock fragments of the Abinky or reworked sandstone.

The sandstones are generally poorly cemented. The analcimolite appears in two forms; blue, grey or green within a chloritic matrix or massive brownish in a hematite matrix. The formation was affected by syn-sedimentary tectonics and later shearing. This has contributed to the several hundred-metre thickness reporting in the drilling. The sediments are rich in organic matter which may include coal beds, providing a favourable environment for uranium precipitation.

●	Cretaceous

The Cretaceous starts with the Assaouas Formation, a transition facies to the more argillitic rocks stratigraphically above. The Assaouas reaching a thickness of up to 30 m consists of re-worked older quartz rich sediments and overlain by fine grained sandstones and argillites.

Overlying the Assaouas Formation is the Irhazer, which covers much of the basin and is a testament to a period of little tectonic activity and low erosional regime. It is confined to the Azouza Graben. It represents a lacustrine transgression probably originating in the south or southeast and covering a vast plain affected by subsidence of fine grained sediments.

Uranium exists here and is being mined at the Abkorun property by China National Uranium Corporation just to the west of the DASA property.

The stratigraphic column of the project area culminates in the sandstones of the Tegama Series which lie with a marked unconformity on the Irhazer sediments. Tegama sandstone is present in two bigger hills inside the Azouza Graben. The lithology here is sandstone which are cross-bedded and coarse to micro conglomeratic. The Formation displays heavy quartz veining related to the faults and fractures bisecting it.

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The following is a schematic of a geological section of the DASA resource.

Schematic of a geological section of the DASA resource

Structural Geology of DASA

Structural control is important in the formation of most uranium deposits and the DASA area is no exception. The arid climate has prepared and well preserved structural features many of which can be observed at surface.

The DASA site corresponds to a major structural intersection of the Adrar-Emoles flexure and the Azouza fault which resulted in the doming and creation of the Azouza Graben. These are features that characterize other major uranium deposits in the Tim Mersoi Basin as well.

●	Adrar Emoles flexure

The Adrar Emoles flexure-fault, one of the major NE-SW structures, intersects the Azouza fault at DASA. This intersection formed a dome, the opening of which created the Azouza Graben, moving the Cretaceous formations to the same topographic elevation as the surrounding Jurassic sandstones.

●	Azouza Fault

Major NE-SW vertical faults are associated with the Azouza Graben, and characterized by significant vertical displacement of several hundred meters.

The creation of the graben preserved the Tegama and Irhazer Formations at depth, elsewhere found much farther to the west in the deeper areas of the Tim Merso Basin. It also preserved the rocks of the Tchirezrine 2 formation which are much eroded on the sides of the graben.

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This vertical displacement has had a major impact in the continuation of potential host rock geometry, and has also provided feeder faults and mineralization traps for mineralising fluids as evidenced by veining within the sandstones.

●	NNW-SSE faults and folds

Of key interest are the NNW-SSE faults observed NW of the graben. They cut the sandstone formations of the Tchirezrine 2 unit, inducing vertical displacement, with evidence of fluid circulation, enacting localized alteration and copper mineralization in analcimolite formation of the Tchirezrine 2 unit.

●	Shearing fractures and veins

Shearing fractures and veins appear in the limestone, particularly of Jurassic age, near the major faults that have a strike-slip component similar to the Azouza and its branches, and the E-W strike-slip faults.

●	E-W strike-slip faults

Within the upper, northern termination of the Asouza Graben and elevated from the plain a limestone outcrop of the Irhazer Formation displays strike-slip faults evidence. A closer examination of the satellite imagery reveals a set of roughly E-W oriented structures on both sides of the graben. These are most likely conjugate to the Azouza fault.

DEPOSIT TYPE

All known uranium occurrences and deposits in Niger are located in sandstones and conglomerates within the Tim Mersoi Basin. They are all classified to belong to the sedimentary tabular, paleochannel and roll front or sandstone types. Sandstone hosted uranium deposits are marked by epigenetic concentrations of uranium in fluvial/lacustrine or deltaic sandstones deposited in fluviatile continental environments frequently in the transition areas of higher to lower flow regimes such as along paleo ridges or domes. Roll front type deposits contain impermeable shale or mudstones often capping or underlying or separating the mineralized sandstones and ensure that fluids move along within the sandstone bodies thus imitating roll front type systems most famous in Wyoming and Colorado in the western USA.

In the sandstone type deposits, uranium was typically precipitated from oxidising fluids by reducing agents such as plant matter, amorphous humate, sulfides, iron minerals and hydrocarbons. The oxidation and reducing facies display typical colours and can assist in exploration target selection. The fluid migrations and deposition of uranium leaves behind a distinct colour change from red hematitic (oxidized) to grey green (reduced). The primary uranium minerals in most sandstone type deposits are uraninite, pitchblende, coffinite and some secondaries. Uranium deposits hosted in sandstone make up some 30% of the world’s known uranium resources and generally contain up to 500,000 tonnes of uranium with average uranium grades between 0.1% to 0.5% U.

In the DASA deposit, characteristics more consistent with the paleochannel tabular type seem to prevail. The uranium within the Tchirezrine 2 sandstones are most likely derived from leaching of thick packages of volcanic tuff and ash layers (the so called analcimolite) with the Wagadi and Dabla formations. The Carboniferous Tarat and Guezouman formations most likely had the uranium originating from weathering of the Aïr Massif crystalline basement and volcanic activity at the time. Alteration and leaching of the strata and subsequent sedimentation introduced the uranium into favorable reducing environments such as organic- rich lacustrine areas within coarser grained sandstones. Stratiform lenses of uranium mineralization at DASA probably happened during the early digenesis. Subsequent structural deformation such as the formation of the DASA graben and associated ground water movements would have re-distributed and re-concentrated uranium over time and in various cycles, creating the present geometries of the deposits.

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The best uranium grade and tonnage in the DASA resource found so far is hosted in sandstones of the Tchirezrine 2 Formation, the same formation that also contains the huge 300,000 tonnes U Imouraren deposit of AREVA, located just 40 km to the northwest. It has already been proven by Global Atomic’s exploration work that many of the characteristics of Imouraren exist also within the DASA resource. These include:

●	Stratigraphy and Sedimentology:
Uranium is primarily found in the Tchirezrine 2, especially in heterogranular sandstones with analcimolite pebbles.

●	Paleography:
Mineralization is found in the vicinity of the main channel, the formation of which was partly controlled by post and synsedimentary tectonics while the Tchirezrine 2 was laid down.

●	Tectonics:
Some remobilization of uranium along faults is known along E-NE directions, which are post Tchirezrine 2 faults.

●	Paleohydrology:
Ground water circulation has affected an earlier concentration stage and has dissolved U in some parts of the deposit and re-concentrated it in other parts.

●	Uranium mineralogy:
Contrary to the Carboniferous mineralization in the Arlit area, the uranium at Imouraren appears mainly as uranium hexavalent minerals in an oxidized environment. Uranotile is the most abundant mineral. It may form small aggregates or appear as continuous coating parallel to the stratification. Uranotile is commonly associated with chrysocolla and in small quantity also associated with boltwoodite. Metatyuyamunite has also been found. Some coffinite exists in residual reduced zones along with chalcocite and native copper. Pitchblende was noted in small amounts.

The uranium mineralization occurs in two main types: Interstitial within the sandstones and massive ore associated with sulphides in micro fissures with galena and blende. Few other minerals have been found, however calcite seems to appear only at the periphery of the mineralized body.

Exploratory Drilling of DASA

Global Atomic started drilling on the Adrar Emoles 3 property in 2010, following the reconnaissance discovery of the high-grade surface rock. To date, 970 holes, including 867 rotary holes and 103 diamond drill holes have been drilled for total of about 119,620 metres on the project delineating the DASA deposit. This drilling is summarized as follows:

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	Rotary Drill Holes		Diamond Drill Holes		Total
Year	Holes	m	Holes	m	Holes	m
2010	46	1,142	3	437	49	1,579
2011	607	38,381	18	986	625	39,366
2012	197	36,504	41	6,251	238	42,755
2013	17	10,734	28	16,621	45	27,355
2014	0	0	12	8,064	12	8,064
2015	0	0	1	501	1	501
Total	867	86,761	103	32,859	970	119,620

The earlier drilling was concentrated on the DASA surface anomalies with drill depths less than 300 meters and mostly drilled by rotary (653 rotary drill holes and 21 diamond drill holes between 2010 and 2011). These led to the discovery of the surface mineralization of DASA 1, 2, 3 hosted in Tchirezrine 2 sandstone.

In 2012, during a deeper drilling campaign (up to 754 metres), Global Atomic discovered the main graben deposit at DASA. Drilling in this area below 350 meters targeted the Triassic-Jurassic sandstones: Tchirezrine 2 [hosting AREVA’s Imouraren deposit] and the Teloua formations) and even deeper, the Carboniferous formations hosting the AREVA Cominak and Somair deposits at Arlit.

The following schematic shows the various drill hole locations.

DASA drill hole location map

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Uranium Mineralization

Uranium mineralization in Niger is located in sediments of the Tim Mersoi Basin and occurs in most of the thicker sandstone units described earlier, however not always in economic concentrations and tonnage. Uranium is known in the Carboniferous Terada series, in the Carboniferous Tarat and Guezouman Formations (Arlit mines), in the Permian Izegwandan, the Jurassic Tchirezrine 2 Formation (Imouraren, DASA, Azelik) and the Cretaceous Dabla Series, as well as in the Tegama Series.

There are three areas in eastern Niger where uranium is mined or will be mined in the near future:

●	Arlit-Akokan (Akouta) hosting the Somair open pit and the Cominak underground mine (both operated by AREVA).

●	Azelik (Teguida open pit/underground mine) operated by Somina, 160 km SW of Arlit

●	AREVA’s Imouraren deposit some 80 km south of Arlit where an open pit mine is planned to be developed.

The uranium in many of the deposits of the Tim Mersoï Basin is oxidized. Among the primary tetravalent minerals, coffinite is dominant and accompanied by pitchblende and silico titanates of uranium. Uranium hexavalent minerals such as uranotyle and meta-tyuyamunite are present in the Imouraren and TGT-Geleli deposits.

The gangue is composed of quartz, feldspar, analcime and often illite, kaolinite and chlorite; with accessorily some zircon, ilmenite, magnetite, tourmaline, garnet, anatase and leucoxene.

The uranium minerals are frequently associated with copper minerals (native copper chalcocite, chalcopyrite, malachite, chrysocolla) and also with iron minerals such as pyrite, hematite and goethite. The organic plant substances are generally plentiful in un-oxidized facies of greyish-greenish colour.

The geometry and the distribution of the uranium mineralization as seen in the DASA drill core is to a large extent comparable with what has been reported from the uranium mines in the Arlit and Imouraren areas:

●	There is a strong control by stratigraphy and lithology, with mineralization mainly hosted within the Tchirezrine 2 sandstones, particularly in the coarser-grained micro-conglomeratic facies of greyish-greenish colour containing frequent sulfides and organic matter such as plant remains.

●	The mineralized lenses are contained within NE-SW trending channels. The thickness of the mineralization may vary considerably between drill holes most likely an indication that channel stacking of favourable lithologies has increased the normal thickness of the sediment pile.

●	There are strong indications that the mineralization is influenced by a tectonic control along late NE and SW faults where some leaching has been observed.

●	Uranium mineralization is controlled by zones of oxidation – from surface (ground oxidation) and local / regional zones on depth

●	Ground water circulation has created over time discontinuities in the mineralization as a result of tectonic movements

Thin section work and petrographic studies on DASA samples has revealed that the uranium host rocks are sandstone and wacke, which are variably oxidized. The main component is angular quartz, some plagioclase and lesser orthoclase. They are cemented by goethite, amorphous Fe-hydroxides and various secondary U rich minerals.

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The original cement between the grains of quartz and feldspar consisted of sericite and carbonate which were replaced during later stages by goethite and the amorphous Fe-hydroxides. The quartz and the feldspar contain micro fractures partly filled with U rich oxide. The latter also rim some of the silicates. Uranophane in form of radiating aggregates forms cement between the silicates and partly replaces them.

GAFC initiated a mineralogical study of the uranium mineralization on its property. Five drill samples and five residue samples were submitted for analysis. The samples were from drill holes ASDH 351,353, 354(1), 354(2) and one DADH sample. The samples were split into representative portions and polished sections were prepared. Subsamples were pulverized for x-ray diffraction (XRD).

Five uranium bearing minerals have been identified in DASA samples:

●	Carnotite K2(UO2)2(VO4)2 x 3H2O;

●	Uranophane Ca(UO2)2SiO3(OH)2 x 5H2O;

●	U-rich titanite (U,Ca,Ce)(Ti,Fe)2O6;

●	Coffinite U(SiO4)1-x(OH)4x

●	Torbernite Cu(UO2)2(PO4)2 x 11H2O;

●	Autunite Ca(UO2)2(PO4)2 x 12H2O

The majority of the mineralization is comprised of Carnotite, Uranophane and U rich titanite and contribute to most of the uranium in the ASDH samples in terms of mass %, while Torbernite is dominant in the DADH samples. The average grain size for the observed uranium-bearing minerals is -38 μm.

The source of the uranium is very likely leaching of the frequent volcanic tuff and ash blankets and intercalations now altered to analcimolite within the Wagadi and Dablea sediment packages. This has occurred over time in the geological history of the area and probably began as pre-concentrations during the early sedimentation in favourable reducing environments such as organic matter rich lower flow regimes and in favourable lithology. The first stratiform mineralized bodies would have been formed during the early digenesis. Later, structural deformation and ground water movement within coarser grained organic rich sediments aided by fluid movements and influenced by faults and tectonic activity initiated roll front like redistribution of the uranium thus giving the mineralized bodies their present shape.

Drilling Procedures and Monitoring

The drilling process through to the sampling is guided by the company procedures, validated by the qualified person (“QP”). The drill programs were designed by Global Atomic staff in Toronto and implemented under the guidance of the Exploration Manager based in Niger, along with the Niger exploration team. The planned hole locations were pegged by a surveying crew using appropriate surveying tools. The geologist in charge of drilling checks the hole location before the drilling commences. A subset of the drill hole collars were verified by the QP during site visits and were found in the appropriate locations. Each new drill set up on a hole requires a Global Atomic geologist to be present to check the rig settings (azimuth and dip of the mast), before leaving the drill monitoring technician to follow up on the drilling.

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All drilling is monitored by a Global Atomic technician or geologist recording the drill time of each rod and noting any technical issue occurred during the drilling.

Rotary drilling

On a rotary drill rig, the rock chips come out with the mud. The drill company workers collect the drill chips from the drill pipe at the hole collar every meter and arrange them in individual piles for the lithological logging. Since 2014, a portion of the chips of each one-meter run are washed and put in the chip tray for further description and archiving in the core shed at the Global Atomic camp. Each meter run is tested with a handheld radiometric scanner by Global Atomic personnel. The depth and the radiometric counts are recorded.

Diamond drilling

Global Atomic’s procedure for diamond drilling is to have a geologist physically present for the drill supervision with at least one technician. For each run, the technician collects the core from the drillers. The core is cleaned and laid down in the core box on which the technician has prior written the hole identification and box number. Cores are arranged as they would be in situ. A core block is placed at the end of each run recoding the depth. The recovered core is measured to state the recovery percentage. Any detected core loss is recorded marked with a tag indicating the length of core loss. The core depth is then marked on the core at 1 metre intervals.

When an orientation survey is done, the core is marked by the geologist, using a solid line with arrows pointing downhole as orientation survey marks. When the core orientation is not reliable, the core is marked using a broken line with arrows pointing downhole. All diamond drill holes from 2012 onward have been oriented using an ACT II Reflex tool when ground condition allowed it.

Each core run is scanned using a Thermo Scientific RADEye PRD – ER to record the radiometric response in counts per second (Cps). Measurements are taken at 10 cm intervals for 5-10 seconds duration. The exposure time can vary up to 10 seconds when the count rate is over 200 Cps. The core is collected daily and transported to the core storage facility for detailed geological logging and photography.

Down-hole survey

During investigation of uranium projects, gamma-ray logging is commonly used to help refine the geology of the deposit. Gamma-ray logging was completed routinely in open hole conditions. In most holes (rotary or diamond core) the holes were filled with water or mud. In areas of problematic ground conditions, the logging was done inside the drill string or casing. Holes DADH-081 and DADH-011 were used as calibration holes. Each hole was logged once a week to calibrate the gamma tool.

The majority (97%) of down hole logs have been interpreted in Germany by Terratec Geophysic Services (“Terratec”); the remaining 3% of holes were interpreted by Semm Logging in France. The logging companies were based at the Global Atomic camp and all logging was completed within 30-60 minutes of completion of the drill hole.

Prior to 2014, a logging protocol was not clearly defined. Based on investigation by CSA Global, most work comprised dual induction and gamma log measurements (DIL). The logging speed has been estimated at 3 to 4 m per minute, which was deduced from the time spent on hole logging. Sampling intervals varied from 0.01 m; 0.05 m or 0.1 m.

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Starting in 2014, Terratec used the following logging methods:

●	Dual induction and gamma log measurements of the rock conductivity; total count gamma was used for the determination of the equivalent radiometric grades of eU3O8

●	Combination tool including verticality/focused electric resistivity/Natural Gamma (DGGG)

●	The first measurement run was performed inside the fully cased borehole or drill string with the DGGG or DIL Probe with an approximate logging speed of 4 – 6 m/min and a sampling rate of 0.1 m.

●	After the rods were removed the drill hole was filled with water and re-logged using the Combined Verticality/Focused Electric Resistivity/Gamma Probe (as long as the drill hole is still open). The measurement speed of approximately 5.00 m/min was used in unmineralized intervals at a sampling rate of 0.1 m. within the mineralized zones the logging speed is decreased to approximate 1.5 m/min. One meter beneath the mineralized zones the logging speed will be increased again to 5 m/min.

All the equivalent uranium oxide (“eU3O8”) was determined by taking into account a steel correction factor when the logging was completed inside the casing or drill rods. A report in *.LAS format was sent to Global Atomic including the radiometric survey and the calculated eU3O8.

Sampling, Sample Preparation and Analysis

No rotary chips were sampled for assaying.

For core sampling, a mineralized interval was established from the downhole logging. Prior to 2014 drilling, the eU3O8 results were composited at 100 ppm cut-off (allowing 3-meter internal dilution of grade lower than 100 ppm). The mineralized interval was the sampled from one meter above and below the interval. Starting in 2014, the cut-off grade was changed to 300 ppm from the downhole gamma logging and proceeding the same way as the 100 ppm cut-off.

After geological and geotechnical logging of the core, the designated mineralized interval was marked for sampling. Sampling was done to reflect the lithological contacts and then routinely at 1 metre intervals and during the most recent program holes this was reduced to 0.5 metre intervals. The sample number was written on each core sample using red marker pen. The marked cores were sent to the splitting facility in the DASA camp, where half core was sampled, bagged and sealed for mechanical preparation at the ISO 17025 certified Sahel Lab facility in Niamey. The remaining half core is kept in the core boxes at the DASA camp. Sahel Lab prepared pulps from the half core samples, which were sent to an assay facility in Canada.

At Sahel Laboratory, samples were prepared using a standard rock preparation procedure. The core was ground using a jaw crusher until 95 percent of the material passed a 2mm mesh. One eighth of this was taken and pulverized until 90 percent of the material passed through a 75micron mesh. One hundred grams of the resulting pulp was sent to the ALS laboratory for assay. The remaining rejects were returned to Global Atomic and transported back to the DASA camp for storage.

Until April 2013, prepared pulp samples were sent to ALS Geochemistry in Johannesburg and were assayed for a suite of elements (including uranium) using inductively coupled plasma atomic emission spectroscopy and x-ray fluorescence spectroscopy (ME-XRF05; ME-ICP61). After April 2013, prepared pulp samples were sent to ALS Geochemistry in North Vancouver, where samples were assayed for a suite of 43 elements (including uranium) using x-ray fluorescence spectroscopy (ME-XRF05; ME-XRF10 and ME-ICP61). The switch between ALS laboratories was made primarily to gain access to the XRF10 method of assaying, which can measure more accurately the concentration of uranium exceeding 10,000 ppm. The XRF05 method used in South Africa is only accurate to concentrations of uranium up to 10,000 ppm.

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The Sahel Laboratory in Niamey is accredited ISO 17025:2005 by Universal Registrars, Bangalore, India for sample preparation. Both ALS Minerals laboratories in Johannesburg and in North Vancouver are also accredited ISO-9001:2000 by QMI Management Systems and to ISO/IEC Guideline 17025:2005 by the Standards Council of Canada for conducting certain testing procedures. The scope of accreditation includes the procedures used for assaying of the samples submitted by Global Atomic. ALS laboratories also participates in a number of international proficiency tests, such as those managed by CANMET and Geostats.

Specific Gravity Data

During the 2012 to 2015 drilling campaigns, Global Atomic engaged the Sahel Laboratory in Niamey to perform specific gravity tests on core samples. A total of 3,594 core samples, sizing about 5 cm each, were submitted during this period and resulted in an average specific gravity value of 2.36 t/m3. The specific gravity of the samples was determined by the water displacement method.

Quality Assurance and Quality Control Programs

Quality control measures are typically established to ensure the reliability and trustworthiness of exploration data. These measures include written field procedures and independent verifications of aspects such as drilling, surveying, sampling and assaying, data management and database integrity. Appropriate documentation of quality control measures and regular analysis of quality control data are important as a safeguard for project data and form the basis for the quality assurance program implemented during exploration.

Analytical control measures typically involve internal and external laboratory control measures implemented to monitor the precision and accuracy of the sampling, preparation and assaying. They are also important to prevent sample mix-up and to monitor the voluntary or inadvertent contamination of samples. Five different reference materials were employed and sent blind to the assay laboratory for analysis. Field duplicate and blank samples were also inserted into the assay stream.

Radioactive Equilibrium Factor (“K Factor”)

Geophysical gamma logging data is the primary information source used for uranium resource estimation. This data is then used to determine the mineralised intervals, based on gamma logging data, and the conversion of radium grade to uranium based on the Radioactive Equilibrium Factor (“K Factor”). Global Atomic determined the appropriate K Factor by a comparison of the eU3O8 based on gamma logging and aU3O8 based on assays. A comparison of eU3O8 based on gamma logging and aU3O8 based on assays showed an acceptable correlation of close to 1, and the coefficient of correlation was 0.96.

MINERAL RESOURCES

CSA Global Pty Ltd (“CSA Global”), independent mining industry consultants, were engaged to prepare a current mineral resource report on the DASA deposit in accordance with Canadian National Instrument 43-101 requirements.

Global Atomic supplied CSA Global with the database in Text CSC format. The database included all the exploration results for all exploration stages. The main analytical database comprises estimated uranium equivalent grades (eU3O8) based on the gamma-logging of the drill holes.

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The uranium oxide equivalent grades were calculated from the LAS files (gamma-logging results). LAS files included counts per second (CPS) values, which were converted to uranium oxide grades using standard corrections and coefficients that account for the probe type (K-factor), casing steel thickness, presence of water and other factors. The uranium equivalent grades were calculated for each 10cm interval using LAS files. Some holes were not gamma-logged to the total depth, but had results of the chemical assays which were also used for interpretation and modelling.

CSA Global imported the various data sets into the Micromine software program without incident. The analytical database was checked using macros and processes designed to detect the following potential errors:

●	Duplicate drill hole names;

●	One or more drill hole collar coordinates missing in the collar file;

●	FROM or TO missing or absent in the assay file;

●	FROM > TO in the assay file;

●	Sample intervals are not contiguous in the assay file (gaps exist between the assays);

●	Sample intervals overlap in the assay file;

●	First sample is not equal to 0 m in the assay file;

●	First depth is not equal to 0 m in the survey file;

●	Several downhole survey records exist for the same depth;

●	Azimuth is not between 0 and 360 degrees in the survey file;

●	Dip is not between 0 and 90 degrees in the survey file;

●	Azimuth or dip is missing in survey file; and

●	Total depth of the holes is less than the depth of the last sample.

CSA Global found that 10 holes did not have sufficient analytical information and these holes were excluded from the resource estimation process. Some holes had negative FROM values (gamma-logging started above hole collars). All those intervals were excluded from the database. No other errors were identified by CSA Global in the databases, and no corrections were introduced to the database.

Classical statistical analysis was implemented twice for the deposit. The first study was carried out to determine the distribution parameters of uranium grades. The histogram for unrestricted uranium grade population had a positively skewed log distribution and demonstrated that there was no apparent mixing of grade populations. The histogram does not show an obvious cut-off grade that could be used for interpretation of uranium mineralization, so CSA Global concluded on a nominal cut-off grade of 100 ppm for the subsequent interpretation of mineralized bodies.

Once the uranium mineralization was interpreted for all mineralized lenses and wire-framed, classical statistical analysis was repeated for the composited samples within the interpreted envelopes to meet the following objectives:

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●	To estimate the mixing effect of grade populations for uranium within the interpreted mineralized bodies;

●	To estimate the necessity of separation of grade populations if more than one population was observed; and

●	To reveal the possible top-cut grades for uranium for grade interpolation.

The input sample file was flagged to exclude those intervals that appeared outside the wire-framed mineralized envelopes for uranium. The modelled histogram for the uranium samples restricted within mineralized envelopes did not demonstrate apparent mixing of grade populations for uranium.

The lognormal histograms and cumulative probability plots were analyzed to determine the top-cut grades to be applied to the input analytical data before the geostatistical analysis. The majority of the input intervals with uranium grades were determined from the gamma logging results for 10 cm intervals. Thus, a decision was made that no top-cut grade values should be applied on the analyzed intervals because deconvolving of uranium grades from gamma-logging results usually takes into account abnormally high grades and, therefore, top-cutting is not required.

CSA Global generated three-dimensional solid wireframes for the mineralized envelopes. Every cross section was displayed on the screen along with the closest interpreted section. If the corresponding envelope did not appear on the next cross section, the former was projected halfway to the next section, where it was terminated. Every mineralized envelope was wire-framed separately and individually. Mineralized bodies were extended and projected to the interpreted sub-vertical fault planes, where it was possible, and then terminated. Internal waste was included within the interpretations where continuity would be improved by doing so.

An empty block model was created within the closed wire-frame models for the mineralized envelopes. Each modelled lens was assigned a unique code in the model file. The block model was then restricted below the topography surface. The block model parameters used were as follows:

	Extent, m		Block Size	Maximum	Number of
Axis	Minimum	Maximum	(m)	Subcelling (m)	Parent Blocks
Easting	358,740	361,460	20	2	136
Northing	1,968,240	1,970,560	20	2	116
RL	-302	502	4	1	201

Uranium equivalent (eU3O8) grades were interpolated into the empty block model using the Ordinary Kriging (“OK”) interpolation method. This was then re-run using Inverse Distance Weighted (“IDW”) method with the powers of two and three as cross check. The OK and IDW processes were performed at different search radii until all model cells were interpolated. The search radii were determined by means of the evaluation of the semi-variogram parameters. Each mineralized lens was estimated separately.

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The blocks were interpolated using only assays restricted by the corresponding lens. Declustering was performed during the interpolation process by using four sectors within the search neighbourhood. Each sector was restricted to a maximum of four points for all the lenses, and the search neighbourhood was restricted to an overall minimum of three points from at least two drill holes for the interpolation runs using radii within the semi-variogram ranges. The maximum combined number of points allowable for the interpolation was therefore 16. Change of support was honoured by discretising to 5-points by 5-points by 5-points. These point estimates are simple averages of the block estimates.

Each model cell was assigned a density value of 2.36 t/m3 based on the results of previous test work performed.

The block model was displayed in Micromine’s Vizex environment and colour coded according to interpolation runs. After visual inspection, CSA Global concluded that the classification of Mineral Resources could be based on exploration drill hole density and interpolation runs which were based on modelled semi-variogram ranges. It was decided that the exploration grid of at least 50 by 50 metres would support the Indicated Resource category if blocks were estimated from at least two drill holes by search ellipse not exceeding semi-variogram ranges. All the remaining model cells were classified as Inferred Resources.

The resource classification strategy is illustrated below (colours: green – Indicated, blue – Inferred).

Resource classification strategy

In their report dated July 31, 2017, CSA Global concluded on the following Mineral Resource Statement for the DASA deposit, effective January 1, 2017:

Category	Tonnes Mt	eU3O8 ppm	eU3O8 Million lbs
Indicated	3.7	2,608	21.4
Inferred	7.7	2,954	49.8

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Certain key assumptions made in the derivation of this Resource Statement include the following:

1.	Mineral Resources are based on CIM definitions.
2.	A cut-off grade of 1,200 ppm eU3O8 was applied
3.	A bulk density of 2.36t/m3 was applied for all model cells.

CSA Global also produced a grade-tonnage table, with a range of eU3O8 cut-off grades applied (between 400 and 2,500 ppm U3O8) to demonstrate the sensitivity of the block model to various cut-off grades as follows:

	Indicated		Inferred
Cut-off Grade (ppm)	Tonnes (million)	eU3O8 ppm	Tonnes (million)	eU3O8 ppm
400	12.3	1,258	25.6	1,342
500	9.9	1,457	20.1	1,587
600	8.3	1,639	16.5	1,816
700	7.0	1,811	13.8	2,041
800	6.2	1,960	11.9	2,247
900	5.4	2,119	10.5	2,439
1,000	4.7	2,393	9.4	2,616
1,100	4.2	2,451	8.5	2,777
1,200	3.7	2,608	7.7	2,954
1,300	3.3	2,769	7.0	3,100
1,400	3.0	2,914	6.4	3,262
1,500	2.8	3,046	6.0	3,398
2,000	1.8	3,751	4.4	4,029
2,500	1.3	4,296	3.4	4,563

RECOMMENDED WORK PROGRAM

CSA Global recommended that further exploration and evaluation programs are required to upgrade the confidence of the extent and quality of mineralization at the deeper parts of the DASA deposit (inside the graben). Key programs recommended include:

●	Additional diamond core drilling to test the morphology of the mineralization within the shear/fault zones bounding the graben as well as to study the distribution of the uranium disequilibrium factor at the deposit.

●	Step out drilling to north and south should be considered to enlarge the resources

●	Infill drilling is required within the Inferred and Indicated Resource areas if a higher classification is sought

●	Consider logging the drill holes using a PFN tool to assist in mapping any disequilibrium within the deposit

●	Complete a stratigraphic study within the DASA project area to assess where other targets may exist that host similar deep mineralisation.

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The costs of this work program, which could be completed over six months are as follows:

Programme	Cost (Cdn $	)
Metres Drilled	17,250 metres

Drilling	$3,795,000
Niger camp & administration	900,000
Hydrogeology	150,000
Geotechnical	100,000
Metallurgical	50,000
Resource update	50,000
Mine design	50,000
Preliminary Economic Assessment	100,000
Total	$5,195,000

AREVA AGREEMENT

On July 17, 2017, Global Atomic and Areva Mines SA (“AREVA”) signed a Memorandum of Understanding (“MOU”) in respect of the DASA deposit. Under the terms of the MOU, the parties agree to advance discussions and negotiate a joint cooperation agreement including, but not limited to:

●	An ore sales agreement to be negotiated between the parties of not less than 100,000 tonnes of DASA ore per annum at a grade not less than 1,000 parts per million U3O8, for delivery to AREVA’s processing facilities in Arlit, for a duration of not less than 5 years.

●	Use of the AREVA metallurgical and assay lab in France.

●	Mutual assistance and cooperation in Niger for the interest of both Global Atomic and AREVA, on case per case basis.

●	Coordination of logistics between the parties to further develop the DASA Deposit.

AREVA has been operating uranium mines in Niger since 1971 and has gained substantial knowledge and experience with the geology, mining, social and economic environment in Niger. The MOU will enable Global Atomic to leverage this knowledge and experience in developing the DASA deposit in a short timeline.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND FINANCIAL STATEMENTS

Financial information in this Circular, unless otherwise indicated, is presented in Canadian dollars and derived from information contained in the audited financial statements of Global Atomic for the years ended December 31, 2016 and 2015 and unaudited financial statements for the three and six months period ended June 30, 2017 and 2016 and related notes thereto, which were prepared in accordance with IFRS as issued by the Accounting Standards Board and International Financial Reporting Interpretations Committee.

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The audited financial statements for the year ended December 31, 2016 and 2015 and the unaudited interim financial statements for the three and six months ending June 30, 2017 and 2016 (collectively, the “Global Atomic Financial Statements”) are included in Schedule “F” to this Circular. As a private company, Global Atomic has not historically produced a separate management discussion and analysis with its financial statements. The following management’s discussion and analysis of Global Atomic is derived from information contained in the audited financial statements and unaudited interim financial statements and is presented to provide management discussion and analysis of Global Atomic’s operations and may contain forward-looking information that involves numerous risks and uncertainties. The forward-looking information is not historical fact, but rather is based on Global Atomic’s current plans, objectives, goals, strategies, estimates, assumptions and projections about its industry, business and future financial results. Actual results could differ materially from those discussed in such forward-looking information. See “Cautionary Statements Regarding Forward-Looking Information” in this Circular.

The Consolidated Statement of Financial Position of Global Atomic, derived from the audited statement of financial position for the two years ended December 31, 2016 and the unaudited statement for the six months ended June 30, 2017 is summarized in the following.

GLOBAL ATOMIC FUELS CORPORATION

Consolidated Statement of Financial Position as at

(unaudited)

(Cdn $ 000)	December 31,		June 30,
	2015	2016	2017
Cash & cash equivalents	$69	$50	$51
Other current assets	48	24	18
	117	74	69
Plant & equipment	677	254	153
Advance payments	129	121	127
Exploration & evaluation expenditures	45,591	45,239	47,457
Total Assets	$46,514	$45,689	$47,806

Accounts payable & accruals	1,471	2,876	3,370
Due to related parties	95	781	1,620
Convertible notes	191	421	465
Total Liabilities	1,757	4,078	5,455

Shareholders' Equity	44,758	41,610	42,350
	$46,514	$45,689	$47,806

Global Atomic has raised over $53 million in share capital since its incorporation on January 31, 2005. The average share issue price has been $0.79 per share for the 67.4 million common shares on issue. The largest individual fundraising was the issuance of 11.3 million shares in June 2011 at a price of $2.25 per share for total gross proceeds of $25.5 million.

Global Atomic’s success in raising funds as a private company has enabled it to explore its Niger properties and in particular, to drill and define the DASA discovery. Exploration and evaluation expenditures are capitalized to the balance sheet and have accumulated to over $45 million. Expenditure details in recent years are summarized as follows:

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GLOBAL ATOMIC FUELS CORPORATION

Exploration and Evaluation Expenditures

(unaudited)

						6 Months
(Cdn $ 000)	For the Year Ended December 31,					Ended
	2012	2013	2014	2015	2016	Jun 30, 2017
Drilling	$5,833	$5,888	$1,455	$225	$0	$0
Management fees, salaries & benefits	1,070	1,361	1,203	882	861	421
Geophysics and surveys	1,061	664	551	150	0	0
Sampling, assays & other test work	610	899	611	96	0	0
Share-based compensation	562	375	31	26	23	0
Camp and field expenses	398	455	167	44	8	0
Security costs	318	376	313	237	144	49
Equipment, fuel & maintenance	230	346	187	55	36	14
Travel	230	114	31	14	15	10
Depreciation on plant & equipment	220	392	439	425	419	110
Resource model & engineering studies	212	545	-83	0	0	126
Exploration permits & other fees	0	79	3	162	79	0
Other	62	46	64	156	17	5
Exchange differences	139	2,451	-1,309	2,193	-1,954	1,483
Expenditures for the Year	10,944	13,990	3,661	4,664	-352	2,218
Opening Balance	12,331	23,275	37,266	40,927	45,591	45,239

Closing Balance	$23,275	$37,266	$40,927	$45,591	$45,239	$47,457

Global Atomic’s ability to raise new capital as a private company has been restricted in recent years and as a result, drilling on the DASA deposit ceased in the first half of 2015. Since that time, operations have largely been on a care and maintenance basis. Niger employees have been retained, site security and other minimal costs are incurred in Niger.

To continue funding operations, Global Atomic issued convertible notes with a face value of $495,000 over the period September 2015 through March 2016. $200,000 of the notes matured in February/March 2017, and have been extended to September 30, 2017. The balance of the notes are due on September 30, 2017. Interest accrues on the notes at a rate of 25% per annum.

In 2016, Global Atomic also received $400,000 in loans from a director, which amount is due on December 31, 2017 together with interest accrued at 15% per annum. Silvermet has also advanced $847,820 through June 30, 2017 in contemplation of completion of the proposed amalgamation. Silvermet advances also bear interest at the rate of 15% per annum.

Total current liabilities were $5,455,210 at June 30, 2017. As a result, Global Atomic has a substantial negative working capital position. However, $2,083,646 of this total relates to deferred salaries and management fees in connection with employees and consultants who have accepted a reduced payment or deferred payments until Global Atomic is again fully funded. $583,359 of the deferred salaries and management fees will be paid out on a quarterly basis over 2 years, beginning with the Closing Date. The balance of deferred salaries and management fees will only be paid based on the results of the Transaction Financing to be completed concurrent with the closing of the Transaction. If the Transaction Financing does not exceed $7,500,000, no amounts will payable. If the Transaction Financing is between $7,500,000 and $15,000,000, amount paid will be $750,000 and if the Transaction Financing exceeds $15,000,000, the amount paid will be $1,200,000. All residual liability for such deferred salaries and management fees will be foregone.

D-43

The six Exploration Permits were renewed for their final three-year period On January 29, 2016, requiring the following expenditures must be made over their term:

Adrar Emoles 3	US $5,293,750
Adrar Emoles 4	US $4,087,300
Tin Negoran 1	US $301,367
Tin Negoran 2	US $336,879
Tin Negoran 3	US $850,070
Tin Negoran 4	US $461,592

Under a strict interpretation of the Niger Mining Code and Global Atomic’s Mining Agreements on these properties, the most recent extension is the last period for exploration and by January 28, 2019, Global Atomic must apply for a Mining Permit. To apply for a Mining Permit, Global Atomic must provide a feasibility study. A further one-year extension of the Exploration Permit may be granted if the holder so requires for technical reasons relating to the finalization of a feasibility study. It is expected that Global Atomic will be able to complete sufficient additional work on the DASA deposit within this period to enable conversion of the Exploration Permit to a Mining Permit. In Niger, the period from application for a Mining Permit to its award is relatively short, in the range of 3 to 4 months, based on recent experience of other companies. This compares favourably with many other global jurisdictions, such as Canada, where such permitting can take many years.

In the case of Global Atomic’s other Exploration Permits, the Minister of Mines has some discretion to extend the Exploration Permits if the economic environment (i.e. due to low uranium prices) does not justify immediate development. Global Atomic is hopeful that it may be granted such extensions.

The Consolidated Statement of Loss over recent years is shown in the following, as summarized from the audited consolidated statements of loss for the five years ended December 31, 2016 and the unaudited consolidated statement of loss for the six months ended June 30, 2017. These expenses represent general and administrative related costs in Niger and Toronto that are not direct exploration and evaluation expenditures, and therefore cannot be capitalized to the assets.

D-44

 GLOBAL ATOMIC FUELS CORPORATION

Consolidated Statement of Loss

(unaudited)

						6 Months
(Cdn $ 000)	For the Year Ended December 31,					Ended
	2012	2013	2014	2015	2016	Jun 30, 2017
Management fees	$440	$415	$390	$415	$638	$279
Office, rent & administration	290	326	410	275	220	115
Professional fees	338	205	124	97	158	68
Salaries & benefits	180	235	192	143	133	55
Travel, promotion & investor relations	418	373	225	179	52	26
Depreciation	6	8	6	3	0	0
Share-based compensation	922	1,017	220	0	105	0
Interest expense (income)	-288	-114	-4	33	220	168
Foreign exchange loss (income)	-10	148	-1	10	3	-7
Income taxes	-5	0	-20	0	0	0
Net Loss for the Period	$2,292	$2,615	$1,543	$1,155	$1,528	$705

DESCRIPTION OF GLOBAL ATOMIC’S SECURITIES

Global Atomic’s authorized capital stock consists of an unlimited number of common shares. As of the date of this Circular, there are 67,425,441 common shares of Global Atomic issued and outstanding.

CONSOLIDATED CAPITALIZATION

The following table sets forth the capitalization of Global Atomic as at June 30, 2017. There has been no material change in the share and capital of Global Atomic since June 30, 2017.

Description	Authorized	Outstanding as at June 30, 2017 (unaudited)	Outstanding as at the date of this Circular
Global Atomic Shares	Unlimited	$48,882,389 (67,425,441 Global Atomic Shares)	$48,882,389 (67,425,441 Global Atomic Shares)

OPTIONS TO PURCHASE SECURITIES

The purpose of the Global Atomic Option Plan is to attract and motivate the directors, officers and employees of Global Atomic (and any of its subsidiaries) and consultants to the Global Atomic (collectively, the “Optionees”) and thereby advance Global Atomic’s interests by providing them an opportunity to acquire an equity interest in Global Atomic through the exercise of stock options granted to them under the Global Atomic Option Plan.

The maximum number of Global Atomic Shares reserved for issuance upon exercise of stock options granted under the Global Atomic Option Plan is 10% of the outstanding common shares at any point in time. Stock options granted under the Global Atomic Option Plan are non-assignable and may be granted for a term not exceeding five years. Stock options may be granted under the Global Atomic Option Plan only to directors, officers, employees, consultants and other service providers.

D-45

The following table provides information as of the date hereof, with respect to Global Atomic Shares that may be issued pursuant to stock options granted under the Global Atomic Option Plan. As at the date hereof, 950,000 stock options of Global Atomic are outstanding.

	Aggregate Number of Applicable Individuals	Number of Global Atomic Shares Underlying Options		Exercise Price	Expiry Date
Executive officers of Global Atomic	3	300,000		$1.00	February 9, 2021

Employees & Consultants of Global Atomic	1	100,000		$2.50	January 17, 2018
	1	50,000		$1.50	January 23, 2020
	1	500,000	(1)	$1.00	February 9, 2021

Total	6	950,000

Notes:

(1)	250,000 of these options have not vested and are expected to expire without vesting, on completion of the Transaction.

WARRANTS TO PURCHASE SECURITIES

Global Atomic issues warrants to purchase securities from time to time in connection with its financing activities. As of June 30, 2017, the following share purchase warrants were outstanding.

Number of Warrants	Exercise Price	Expiry Date
411,837	$2.25	24 months from public listing
3,922,500	$1.50	24 months from public listing
4,334,337

Assuming a listing date of October 1, 2017, the expiry date for the above warrants would be October 1, 2019.

CONVERTIBLE NOTES

The $495,000 Convertible Notes of Global Atomic are convertible to common shares at any time prior their maturity date of September 30, 2017, at a rate of $1.00 per common share, upon the holders providing 15 days advance notice.

MARKET FOR SECURITIES

Global Atomic is a private corporation and there is no market for trading of the common shares of Global Atomic.

D-46

PRINCIPAL SECURITYHOLDERS

The following table sets forth the only persons as at the date of this Schedule who own of record, or, to the knowledge of the directors and officers of Global Atomic, directly or indirectly beneficially own or exercise control or direction over, more than 10% of any class of securities of Global Atomic as of the date hereof:

Name of Shareholder	Type of Ownership	Number of Silvermet Shares (and % of Outstanding Silvermet Shares) Owned, Controlled or Directed as of the date hereof (1)(2)
Clifford Frame	Registered and Beneficial	7,200,000 (10.68%)

Notes:

(1)	The information as to Global Atomic Shares beneficially owned, controlled or directed, not being within the knowledge of Global Atomic, has been furnished by the shareholder listed above.
(2)	On the basis of 67,425,441 issued and outstanding Global Atomic Shares as at the date hereof.

MANAGEMENT OF GLOBAL ATOMIC

Stephen G. Roman, B.A. Chairman, President & CEO

Mining entrepreneur and financier with over 35 years of experience.

Former senior officer and Director of Denison Mines Limited

Founder and Co-Chairman of Gold Eagle Mines Limited which was acquired by Goldcorp Inc. for $1.5 billion

Developed and brought into production several mining and oil & gas projects

Fergus P. Kerr, P.Eng. Vice President, Operations

Mining engineer and uranium specialist, Royal School of Mines

More than 35 years of mining industry experience, including GM at Denison Elliot Lake uranium mine and Mine Manager at Inco’s Sudbury operations

George A. Flach, P.Geo. Vice President, Exploration & Director

Professional geologist with 30 years of experience, majority in Africa

Number of discoveries to his credit, including the Father Brown deposit (Golden Star) and 20 million ounce Tarkwa deposit (Gold Fields)

Peter Wollenberg, Ph.D., P.Geo. Director, Exploration & Resource Development	Former Director North American exploration, AREVA Resources Canada 30 years professional uranium experience, including AREVA’s Niger projects
Robert Kusins, P.Geo. Resource Geologist	35 years of experience in geological database management, geological modelling and resource estimation Previously worked with SRK Consulting and prior to that, with various mining companies

D-47

Henri Sanguinetti, P. Geo. Consulting Geologist

35 years’ experience in uranium prospecting and economic geology in Niger and elsewhere, including all phases from mineral exploration to project development, resource estimation using advanced geo-statistics, grade control in underground and open pit mines and reserve calculation

Rein A. Lehari, CPA, CFO	Chartered Professional Accountant and former PricewaterhouseCoopers partner Primary focus over career on mining and real estate
Ibrahim Alisso, MSc. Geo. Niger Country Manager	20 years’ experience at the Niger Ministry of Mines Manager of Exploration Projects & Director of the Geological Research Dept.
Christophe Din, MSc. Geo. Exploration Manager	Senior exploration geologist in West Africa for 11 years Management of exploration programs, databases and resource estimation
Amido Boukari, Geologist Chief Field Geologist	30 years uranium exploration experience in Tim Mersoi Basin 10 years with the Power Nuclear Company of Japan

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS, AND SENIOR OFFICERS

It is the policy of Global Atomic to not make loans to directors, executive officers, or senior officers. No present or former director, executive officer, or senior officer of the Global Atomic is currently or has, since the beginning of the Global Atomic’s last financial year, been indebted to the Company.

RISK FACTORS

An investment in Global Atomic Shares should be considered highly speculative and Silvermet Shareholders should carefully consider all of the information disclosed in the Circular and the documents incorporated herein by reference, including the risks factors set out under “Risk Factors”, “Risk Factors Associated with the Transaction” and “Risk Factors Associated with the Combined Company”, in this Circular, when evaluating whether to approve the Transaction Resolution.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Global Atomic is not or was not a party to, and none of its property is or was the subject of, any legal proceedings since the beginning of its last financial year, as at the date hereof, nor does Global Atomic contemplate any such legal proceedings.

No penalties or sanctions have been imposed against Global Atomic by a court, nor has Global Atomic entered into any settlement agreements before a court, relating to provincial and territorial securities legislation or by a securities regulatory authority within the last three years from date hereof, nor has a court or regulatory body imposed any other penalties or sanctions against Global Atomic.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

No informed person of Global Atomic, proposed director of Global Atomic, or any associate or affiliate of any informed person or proposed director, has or had any material interest, direct or indirect, in any transaction or any proposed transaction that has materially affected or would materially affect Global Atomic since the commencement of Global Atomic’s most recently completed financial year, other than as disclosed in this Circular.

D-48

AUDITORS, REGISTRAR AND TRANSFER AGENT

The auditor of Global Atomic is PricewaterhouseCoopers LLP, Toronto, Ontario.

The transfer agent and registrar of Global Atomic is TSX Trust Company, and the register of Global Atomic’s Shares and register of transfers are maintained at the Toronto office located at 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1.

MATERIAL CONTRACTS

The only material contract that Global Atomic has entered into since the beginning of the most recently completed financial year or contract entered into before the beginning of the most recently completed financial year that is still in effect, other than contracts entered into in the ordinary course of business, is the Definitive Agreement.

INTERESTS OF EXPERTS

PricewaterhouseCoopers LLP, Chartered Professional Accountants has advised that they are independent with respect to Global Atomic within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

All scientific and technical information relating to Global Atomic’s DASA Project contained herein is solely derived from the report entitled “NI 43-101 Technical Report on the DASA Uranium Project” dated July 31, 2017 prepared for Global Atomic by Dimitry Pertel and Maxim Seredkin of CSA Global Pty Ltd, each of whom is an independent “Qualified Person” as defined in National Instrument 43-101 – Standard of Disclosure for Mineral Projects.

None of the foregoing experts, nor any partner, employee or consultant of such an expert who participated in and who was in a position to directly influence the preparation of the applicable statement, report or valuation, has, has received or is expected to receive, registered or beneficial interests, direct or indirect, in Global Atomic Shares or other property of Global Atomic or any of its associates or affiliates, representing 1% or more of the outstanding Global Atomic Shares.

D-49

SCHEDULE “E”

INFORMATION CONCERNING THE COMBINED COMPANY

The following information is presented on a post-Transaction basis and is reflective of the projected business, financial and share capital position of the Combined Company. As the Combined Company will be a combination of the businesses of Silvermet and Global Atomic, this section only includes information respecting the Combined Company after the Transaction that is materially different from information provided earlier in this Circular regarding Silvermet and Global Atomic pre-Closing. See the various headings under “Information Concerning Global Atomic” for additional information regarding Global Atomic, respectively. See also the Pro Forma Financial Statements of the Combined Company attached hereto as Schedule F.

CORPORATE STRUCTURE

Following completion of the Transaction, Silvermet will continue the current operations of Silvermet and Global Atomic under the name “Global Atomic Corporation” and be governed by the laws of the Province of Ontario. The Combined Company (previously known as Silvermet) will, immediately following the Effective Time, directly own all of the outstanding Amalco Shares and Amalco will be a wholly-owned subsidiary of the Combined Company.

The business operations of the Combined Company will be headquartered in Toronto and the registered and recorded office of the Combined Company will be located at 8 King St. E., Suite 1700, Toronto, Ontario M5C 1B5.

The Combined Company will own and hold all of the property of Silvermet and Global Atomic and all rights, contracts, permits and interests of Silvermet and Global Atomic will be rights, contracts, permits and interests of the Combined Company.

The following diagram sets out the corporate structure of the Combined Company following the completion of the Transaction:

E-1

DESCRIPTION OF THE BUSINESS OF THE COMBINED COMPANY

On completion of the Transaction, the Combined Company will carry on the business operated by Silvermet and Global Atomic and its efforts will be directed at the development of the Niger uranium properties and the investment in and expansion of its zinc operations in Turkey.

The Combined Company’s portfolio of assets will include the following:

1.	Niger uranium properties;

2.	49% joint venture interest in the Turkish zinc operations;

3.	approximately $3.2 million in cash and cash equivalents (after deduction of Transaction costs) and before the proceeds of the Transaction Financing Issue.

DESCRIPTION OF SECURITIES

It is proposed that the Silvermet common shares will be consolidated on the basis of 1 new share for every 2.75 current shares. The authorized share capital of the Combined Company post-Closing will be unlimited, the same as the currently authorized share capital of Silvermet.

Upon completion of the Transaction, it is anticipated that there will be 103,339,414 common shares outstanding, on a fully-diluted basis. See “Summary – Selected Pro Forma Consolidated Financial Information” in this Circular.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma consolidated financial statements of the Combined Company and accompanying notes are included in Schedule “F” to this Circular. The following selected unaudited pro forma consolidated financial information is based on the assumptions described in the respective notes to the unaudited pro forma consolidated financial statements included in Schedule F.

PRO FORMA CONSOLIDATED CAPITALIZATION

The following table sets out the approximate capitalization of the Combined Company expected to result after giving effect to the Transaction and the Silvermet Share Consolidation. The changes are presented in greater detail in Note 6 to the Pro Forma Consolidated Financial Statements presented in Schedule F.

Designation of Security	Amount Authorized or to be Authorized	Amount Outstanding after giving effect to the Transaction
Combined Company Shares	Unlimited	103,339,414	(1)
Combined Company Options	Not Applicable	5,691,964	(2)
Combined Company Warrants	Not Applicable	2,895,981	(3)
Combined Company Convertibles	Not Applicable	386,460	(4)

Notes:

(1)	Based on there being 142,104,716 Silvermet Shares outstanding as of the date hereof plus approximately 142,078,672 Silvermet Shares to be issued at the Effective Time to Former Global Atomic Shareholders in connection with the Transaction, and after giving effect to the Silvermet Share Consolidation.
(2)	Based on there being 14,150,000 Silvermet Options outstanding as of the date hereof to acquire such number of Silvermet Shares and based on there being 950,000 Global Atomic Options outstanding as of the date hereof to acquire 950,000 Global Atomic Shares, less 250,000 unvested options that will be forfeited on completion of the Transaction. Assuming that no such Silvermet Option or Global Atomic Option will be exercised on or prior to the Effective Time, the Global Atomic options will be cancelled on completion of the Transaction. The Board of the Combined Company is then expected to issue new options to the former Global Atomic option holders with the same remaining term, adjusting the numbers and exercise price for the Exchange Ratio and Consolidation Factor. Upon the issuance of such new options and subject to TSXV approval, approximately 5,691,964 Combined Company Shares may become issuable to holders of options in the Combined Company, after taking into account the Silvermet Share Consolidation.

E-2

(3)	Based on there being no Silvermet Warrants outstanding as of the date hereof and based on there being 4,334,337 Global Atomic Warrants outstanding as of the date hereof to acquire 4,334,337 Global Atomic Shares, assuming that no such Global Atomic Warrant will be exercised on or prior to the Effective Time. Approximately 2,895,981 Combined Company Shares may become issuable to former holders of Global Atomic Warrants upon the exercise of former Global Atomic Warrants on the basis of the Exchange Ratio calculated as of the date hereof, and after giving effect to the Silvermet Share Consolidation and the cancellation of the Global Atomic Warrants held by Silvermet.
(4)	Based on there being $495,000 Global Atomic Convertible Notes outstanding as of the date hereof which can be converted to 495,000 Global Atomic Shares at any time prior to September 30, 2017, approximately 386,460 Combined Company Shares may become issuable to former holders of Global Atomic Convertible Notes upon the exercise of their conversion rights on the basis of the Exchange Ratio calculated as of the date hereof, after taking into account the Silvermet Share Consolidation.

DIVIDENDS

There will be no restrictions in the Combined Company’s articles or elsewhere, other than customary general solvency requirements, which would prevent the Combined Company from paying dividends following completion of the Transaction.

PRINCIPAL SECURITYHOLDERS

To the best of the knowledge of the directors and officers of Silvermet and Global Atomic, upon completion of the Transaction, other than as set out below, there will be no persons or companies who will beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to the Combined Company Shares, after giving effect to the Transaction.

Name	Number of Silvermet Shares(1)	Percentage of Voting Rights(1)
Clifford Frame	10,396,812	10.06%

Notes:

(1)	Based on there being 142,104,716 Silvermet Shares outstanding as of the date hereof plus approximately 142,078,672 Silvermet Shares to be issued at the Effective Time to Former Global Atomic Shareholders in connection with the Transaction, and after taking into account the Share Consolidation, to result in a total number of shares issued and outstanding of the Combined Companies of 103,339,414, but before accounting for any additional shares issued as a result of the Transaction Financing.

STOCK EXCHANGE LISTING

On completion of the Transaction, it is expected that the Combined Company Shares will continue to trade on the TSXV under the symbol “GLO”.

AUDITOR

Following the completion of the Transaction, it is expected that the auditor for the Combined Company will continue to be PricewaterhouseCoopers LLP, Chartered Professional Accountants.

E-3

REGISTRAR AND TRANSFER AGENT

Following the completion of the Transaction, the transfer agent and registrar of the Combined Company will continue to be TSX Trust Company.

E-4

SCHEDULE “F”

GLOBAL ATOMIC FINANCIAL STATEMENTS

Attached are the following documents:

1.	Global Atomic’s Condensed Interim Consolidated Financial Statements for the three and six-month periods ended June 30, 2017 and 2016;

2.	Global Atomic’s Consolidated Financial Statements for the years ended December 31, 2016 and 2015;

F-1

GLOBAL ATOMIC FUELS CORPORATION

CONDENSED INTERIM

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2017 & 2016

(expressed in Canadian dollars)

(UNAUDITED)

F-2

GLOBAL ATOMIC FUELS CORPORATION

Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian Dollars)

(unaudited)

		As at ,	As at
	Note	June 30, 2017	December 31 2016
ASSETS
Current
Cash and cash equivalents		$51,035	$49,799
Receivables		16,902	11,058
Prepaid expenses		1,028	13,252
		68,965	74,109
Non-current
Property and equipment	4	152,576	254,219
Advance payments for exploration and evaluation		126,921	121,448
Exploration and evaluation expenditures	5,10	47,457,068	45,238,967
Total assets		$47,805,530	$45,688,743
LIABILITIES
Current
Accounts payable and accrued liabilities	6,11	$3,370,127	$2,876,340
Due to related parties	11	1,619,878	781,428
Convertible notes	7	465,205	420,576
		5,455,210	4,078,344
SHAREHOLDERS’ EQUITY
Share capital		48,882,389	48,882,389
Share purchase warrants	8	2,350,120	2,350,120
Contributed surplus	9	10,892,111	10,892,111
Accumulated other comprehensive income		2,491,076	1,045,892
Deficit		(22,265,376)	(21,560,113)
Total equity		42,350,320	41,610,399

Total liabilities and equity		$47,805,530	$45,688,743
Nature of operations and going concern	1
Commitments and contingent liabilities	10
Subsequent events	13

On behalf of the Board:

“Stephen G. Roman”	“Douglas Scharf”
Director	Director

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

F-3

GLOBAL ATOMIC FUELS CORPORATION

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

(Expressed in Canadian Dollars)

(unaudited)

		Three months ended June 30,		Six months ended June 30,
	Note	2017	2016	2017	2016
ADMINISTRATION EXPENSES
Management fees		$139,500	$158,828	$279,000	$318,932
Office, rent and administration		38,365	53,632	115,320	107,998
Professional fees		52,367	19,058	68,473	37,054
Salaries and benefits		27,456	28,051	54,560	55,627
Travel, promotion and investor relations		10,416	39,623	26,000	41,093
Share-based compensation	9	-	-	-	105,400
		(268,105)	(299,192)	(543,353)	(666,104)
OTHER (INCOME) LOSS
Foreign exchange (income) loss		(5,276)	206	(6,502)	3,695
Interest expense	7	91,204	53,294	168,412	96,130
NET LOSS BEFORE INCOME TAX		(354,033)	(352,692)	(705,263)	(765,929)
Current income tax expense		-	-	-	-
Deferred income tax expense		-	-	-	-
NET LOSS		(354,033)	(352,692)	(705,263)	(765,929)
OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation		1,308,715	(517,761)	1,445,184	(1,015,925)
OTHER COMPREHENSIVE (LOSS) INCOME		1,308,715	(517,761)	1,445,184	(1,015,925)

COMPREHENSIVE (LOSS) INCOME		$954,682	$(870,453)	$739,921	$(1,781,854)
Basic and diluted loss per share		$(0.005)	$(0.005)	$(0.010)	$(0.011)
Weighted average number of shares		67,425,441	67,336,468	67,425,441	67,300,405

The accompanying notes are an integral part of these condensed interim consolidated financial statements

F-4

GLOBAL ATOMIC FUELS CORPORATION

Condensed Interim Consolidated Statements of Changes in Equity

(Expressed in Canadian Dollars)

(unaudited)

	Share Capital		Share Purchase Warrants			Accumulated Other
	#	$	#	$	Contributed Surplus	Comprehensive Income	Deficit	Total

Balance, December 31, 2016	67,425,441	$48,882,389	4,334,337	$2,350,120	$10,892,111	$1,045,892	$(21,560,113)	$41,610,399
Total comprehensive income						1,445,184	(705,263)	739,921
Balance, June 30, 2017	67,425,441	$48,882,389	4,334,337	$2,350,120	$10,892,111	$2,491,076	$(22,265,376)	$42,350,320

Balance, December 31, 2015	67,263,941	$48,764,723	3,709,337	$2,257,925	$10,763,311	$3,003,877	$(20,032,331)	$44,757,505
Private placement financings	150,000	117,666	75,000	32,334				150,000
Note financing warrants			550,000	59,861				59,861
Share-based compensation					128,800			128,800
Total comprehensive loss						(1,015,925)	(765,929)	(1,781,854)
Balance, June 30, 2016	67,413,941	$48,882,389	4,334,337	$2,350,120	$10,892,111	$1,987,952	$(20,798,260)	$43,314,312

The accompanying notes are an integral part of these condensed interim consolidated financial statements

F-5

GLOBAL ATOMIC FUELS CORPORATION

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in Canadian Dollars)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
OPERATING ACTIVITIES	$(354,032)	$(352,692)	$(705,263)	$(765,929)
Net loss for the period
Add items not affecting cash:
Accrued interest	22,315	22,315	44,630	44,630
Share-based compensation	-	-	-	105,400
Net changes in non-cash working capital balances:	(331,717)	(330,377)	(660,633)	(615,899)

Receivables	(2,422)	(10,651)	(5,590)	(13,079)
Due from related parties	1,458	(1,037)	1,610	(2,031)
Prepaid expenses	12,274	(1,168)	12,224	10,238
Accounts payable and accrued liabilities	74,122	267,604	250,893	549,660
Due to related parties	42,281	25,397	71,920	148,687
Cash flows provided by operating activities - net	(204,004)	(50,232)	(329,576)	77,576
FINANCING ACTIVITIES
Shares and warrants issued for cash	-	150,000	-	150,000
Loan from related party	405,000	50,000	766,530	50,000
Convertible notes issued	-	-	-	200,000
Cash flows used in financing activities - net	405,000	200,000	766,530	400,000
INVESTING ACTIVITIES
Purchase of plant and equipment	-	(21,200)	-	(21,200)
Exploration and evaluation expenditures	(197,504)	(201,282)	(429,030)	(451,477)
Cash flows used in investing activties - net	(197,504)	(222,482)	(429,030)	(472,677)
Effect of foreign exchange on cash and cash equivalents	(5,832)	549	(6,688)	(4,689)
Net Change in Cash and Cash Equivalents	(2,340)	(72,165)	1,236	210
Cash and cash equivalents beginning of period	53,375	141,308	49,799	68,933
CASH & CASH EQUIVALENTS END OF PERIOD	$51,035	$69,143	$51,035	$69,143
Cash interest received	$-	$-	$-	$-

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

F-6

Global Atomic Fuels Corporation

Notes to the Condensed Interim Consolidated Financial Statements

Three and Six Months ended June 30, 2017 and 2016

(Expressed in Canadian dollars)

(unaudited)

1. NATURE OF OPERATIONS AND GOING CONCERN

Global Atomic Fuels Corporation, and its subsidiary (collectively “Global Atomic” or the “Company”), is a privately held exploration stage company engaged in the acquisition, exploration and development of uranium properties internationally. Global Atomic, the parent, was incorporated under the Business Corporations Act (Ontario) on January 31, 2005 and its registered address is 8 King Street East, Suite 1700, Toronto, Ontario, Canada, M5C 1B5.

The Company has interests in resource properties which it is in the process of exploring and has not yet determined whether these properties contain reserves that are economically recoverable. The recoverability of resource properties, including capitalized exploration and evaluation expenditures, is dependent upon the existence of economically recoverable mineral reserves, the ability of the Company to obtain necessary financing to complete the exploration and development of the resource properties, and upon future profitable production or proceeds from the disposition thereof.

The Company’s condensed interim consolidated financial statements are prepared using International Financial Reporting Standards applicable to a going concern, which assumes that the Company will continue in operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. For the six-month period ended June 30, 2017, the Company incurred a net loss of $705,263 (2016 - $765,929), operating cash flow of $436,954 (2016 – $77,576), had a negative working capital balance of $5,386,245 as at June 30, 2017 calculated as current assets less current liabilities (December 31, 2016 - $4,004,235), and an accumulated deficit of $22,265,376 as at June 30, 2017 (December 31, 2016 - $21,560,113). These circumstances indicate the existence of material uncertainty that may cast significant doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern.

The Company will continue to pursue opportunities to raise additional capital through equity markets to fund its future exploration and operating activities; however, there can be no assurance that such financing will be available on a timely basis and under terms which are acceptable to the Company. These financial statements do not reflect the adjustments to the carrying value of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustment could be material. During the first half of 2017, the Company received $766,530 from Silvermet Inc. (“Silvermet”), a related party, as part of the planned merger of the two companies.

2. BASIS OF PRESENTATION

The condensed interim consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and IFRS Interpretations Committee (“IFRIC”) interpretations applicable to companies reporting under IFRS, including IAS 34, Interim Financial Reporting and include the operating results of Global Atomic and its subsidiaries. Accordingly, certain information and disclosure normally included in annual financial statements prepared in accordance with IFRS have been omitted or condensed. These condensed interim consolidated financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2016, which were prepared in accordance with IFRS.

F-7

These condensed interim consolidated financial statements as at and for the period ended June 30, 2017 and 2016 were approved by the Global Atomic Board of Directors on August 10, 2017.

3. SIGNIFICANT ACCOUNTING POLICIES, ACCOUNTING STANDARDS AND AMENDMENTS

a) Significant Accounting Policies

The preparation of these condensed interim consolidated financial statements requires the use of certain significant accounting estimates and judgment by management in applying the Company’s accounting policies. The areas involving significant estimates and judgment have been set out in Note 3 of the Company’s annual audited consolidated financial statements for the year ended December 31, 2016.

Significant accounting policies used in the preparation of these condensed interim consolidated financial statements are consistent with those of the previous financial year and have been consistently applied to all years presented.

b) Accounting Standards and Amendments

The accounting standard changes applicable to 2017

The Company has not advanced its considerations on the adoption of IFRS 9 and 15 in the current period.

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4. PROPERTY AND EQUIPMENT

	Camp and	Equipment &	Office	Computer
	Buildings	Vehicles	Furniture	Equipment	Total

Cost
As at December 31, 2015	1,640,754	809,352	30,928	51,851	2,532,885
Exchange differences	(24,507)	(12,089)	(99)	-	(36,695)
As at March 31, 2016	1,616,247	797,263	30,829	51,851	2,496,190
Additions	-	20,937	263	-	21,200
Exchange differences	(23,785)	(11,839)	(621)	-	(36,245)
As at June 30, 2016	1,592,462	806,361	30,471	51,851	2,481,145
Exchange differences	(45,531)	(23,055)	(686)	-	(69,272)
As at December 31, 2016	1,546,931	783,306	29,785	51,851	2,411,873
Exchange differences	69,710	35,298	1,049	-	106,057
As at June 30, 2017	1,616,641	818,604	30,834	51,851	2,517,930
Accumulated depreciation
As at December 31, 2015	1,129,220	646,171	28,693	51,851	1,855,935
Depreciation	79,686	24,702	251	-	104,639
Exchange differences	(16,090)	(9,410)	(329)	-	(25,829)
As at March 31, 2016	1,192,816	661,463	28,615	51,851	1,934,745
Depreciation	79,686	24,702	251	-	104,639
Exchange differences	(17,962)	(9,861)	(327)	-	(28,150)
As at June 30, 2016	1,254,540	676,304	28,539	51,851	2,011,234
Depreciation	159,372	49,404	502	-	209,278
Exchange differences	(41,217)	(20,994)	(647)	-	(62,858)
As at December 31, 2016	1,372,695	704,714	28,394	51,851	2,157,654
Depreciation	42,457	13,308	225	-	55,990
Exchange differences	4,595	2,608	86	-	7,289
As at March 31, 2017	1,419,747	720,630	28,705	51,851	2,220,933
Depreciation	42,457	13,308	225	-	55,990
Exchange differences	58,112	29,414	905	-	88,431
As at June 30, 2017	1,520,316	763,352	29,835	51,851	2,365,354
Net book value
As at December 31, 2016	174,236	78,592	1,391	-	254,219
As at June 30, 2017	96,325	55,252	999	-	152,576

5. EXPLORATION AND EVALUATION EXPENDITURES

The Company holds the following permits in relation to exploration activities in the Republic of Niger:

Adrar Emoles Exploration Permits

In October 2007, the Company announced the signing of two Mining Agreements for a term of twenty years with the Republic of Niger for the Adrar Emoles 3 and 4 Permits. As part of these agreements, the Company entered into Exploration Permits requiring it to spend US$2,762,100 per Permit over the three-year period beginning February 8, 2008. In August 2010, as a result of Force Majeure circumstances, the initial three-year period was extended to June 8, 2012. In November 2011, the Exploration Permits relating to Adrar Emoles were further extended to December 7, 2012.

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On January 17, 2013, the Niger Ministry of Mines approved the Company’s renewal of both Exploration Permits, subject to the relinquishment of 50% of the surface area as per the requirements of the Niger Mining Code. There were no amounts capitalized as exploration and evaluation expenditures that specifically relate to the relinquished permit areas. The Adrar Emoles 3 and 4 Exploration Permits were renewed until January 17, 2016 and required further exploration expenditures amounting to US$7,005,900 and US$4,087,300, respectively. At December 31, 2015, the Company had satisfied the exploration spending requirements on the Adrar Emoles 3 permit but had not made any exploration expenditures in respect of the Adrar Emoles 4 permit (Note 11).

On January 29, 2016 Republic of Niger Ministry of Mines approved the Company’s renewal of Adrar Emoles 3 and 4 Permits, subject to the relinquishment of a further 50% of the remaining surface area as per the requirements of the Niger Mining Code for a period of three years commencing the date of renewal. There are no amounts capitalized as exploration and evaluation expenditures that specifically relate to the relinquished permit areas. The permits require further exploration expenditures over the three-year period. As at June 30, 2017, the Company has made exploration spending only on the Adrar Emoles 3 permit but had not made any exploration expenditures in respect of the Adrar Emoles 4 permit (Note 10).

Tin Negoran Exploration Permits

In February 2007, the Company announced the signing of four Mining Agreements for a term of twenty years with the Republic of Niger regarding four uranium Permits in that country. The initial three-year exploration phase on the Tin Negoran 1, 2, 3 and 4 Permits required that the Company spend US$2,250,000 per Permit over the three-year period beginning April 16, 2007. On August 16, 2010, as a result of Force Majeure circumstances, the initial three-year period was extended to November 16, 2012.

On January 18, 2013, the Niger Ministry of Mines approved the Company’s renewal of all four Exploration Permits, subject to the relinquishment of 50% of the surface area as per the requirements of the Niger Mining Code. There were no amounts capitalized as exploration and evaluation expenditures that specifically relate to the relinquished permit areas. The Tin Negoran Exploration Permits were renewed until January 18, 2016 and required exploration expenditures amounting to US$378,197, US$336,879, US$850,070, US$461,592, respectively. Minimal expenditures were made on Tin Negoran 1 during this period. No expenditures had been made on these permits as of December 31, 2015 (Note 11).

On January 29, 2016 Republic of Niger Ministry of Mines approved the Company’s renewal of Tin Negoran 1, 2, 3, and 4 Permits, subject to the relinquishment of a further 50% of the remaining surface area as per the requirements of the Niger Mining Code for a period of three years commencing the date of renewal. There are no amounts capitalized as exploration and evaluation expenditures that specifically relate to the relinquished permit areas. No expenditures had been made on these permits as of June 30, 2017 (Note 11).

Exploration and Evaluation Expenditures

The Company’s exploration and evaluation expenditures have targeted: open pit mineralization on the Tin Negoran permits; underground mineralization on the Adrar Emoles 4 permit, known as Isakanan; underground mineralization on the Adrar Emoles 3 permit, known as Dajy, and; the underground deposit on the Adrar Emoles 3 permit, known as DASA. Expenditures on the Company’s exploration activities are as follows:

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	June 30, 2017	December 31, 2016

Exploration and evaluation expenditures - beginning	$45,238,967	$45,591,177
Management fees, salaries and benefits	$421,169	861,079
Sampling, assays and other test work	-	123
Share-based compensation	-	23,400
Camp and field expenses	(77)	7,802
Security costs	49,117	144,040
Equipment, fuel and maintenance	14,212	36,497
Travel	9,544	14,652
Depreciation on plant and equipment	110,115	418,556
Resource model and engineering studies	126,016	-
Exploration permits and other fees	-	78,648
Other	5,363	17,400
Exchange differences	1,482,642	(1,954,407)
Exploration and evaluation expenditures - ending	$47,457,068	$45,238,967

Mining Code of the Republic of Niger

In accordance with the Mining Code of the Republic of Niger, the 20-year Mining Agreements include both the exploration and mining phases, with permits for each being issued in accordance with the Mining Agreements. The Company may only renew its exploration permits two times in order to perform exploration and evaluation activities. As a result, the renewal of Adrar Emoles 3 and 4 and Tin Negoran 1, 2, 3, and 4 Permits completed on January 29, 2016 is the Company’s last renewal of such permits. The Company will not be able renew such permits again and thus must complete exploration and evaluation activities on the properties prior to their expiration on January 28, 2019. However, a one-year extension may be granted for technical reasons relating to the finalization of a feasibility study.

The Mining Agreement obligates the Company to complete a feasibility study, if warranted, and to apply for and bring a mineral deposit into commercial production. Notwithstanding, if marginally economic deposits are found, the Minister of Mines may extend the exploration period until economic conditions for mining become favorable.

Under the country’s Mining Code, upon the issuance of a mining permit, the resource must be transferred to a newly incorporated Niger mining corporation. Niger government is granted 10% of the common shares of the new Niger mining corporation at no cost and on a carried interest basis going forward, and Global Atomic is entitled to be repaid the total costs incurred to that date, on a basis to be negotiated. The Republic of Niger has the right to elect to increase its interest in the common shares of the Niger mining corporation by up to 30% by committing to fund its proportional share of future debt and equity requirements.

F-11

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	June 30, 2017	December 31, 2016
Trade payable	$944,116	$1,083,865
Accrued salaries	2,083,646	1,561,135
Accrued interest	273,077	149,295
Other accrued liabilities	69,288	82,045
Accounts payable and accrued liabilities	$3,370,127	$2,876,340

7. CONVERTIBLE NOTES

On September 30, 2015, the Company completed a convertible notes financing (“Notes”) for gross proceeds of $275,000. The Notes have a term of 24 months to September 30, 2017, are repayable at the face amount of $275,000 on maturity, and are convertible by the note holders at any time prior to maturity at a rate of $1.00 per common share of the Company. The Notes bear interest at an annual rate of 25%, payable on each of September 30, 2016 and 2017. Upon a listing of the Company’s common shares on a public stock exchange, the Notes are immediately payable, along with any accrued interest (“Acceleration Date”). In addition, investors in the Notes received 2.5 warrants per $1 invested, for a total of 687,500 warrants. Each common share purchase warrant entitles the holder to purchase one common share at a price of $1.50. The warrants are exercisable for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed.

The $275,000 Notes were recorded with liability ($156,343) and equity ($118,657) components. The equity component consisted of the value of the conversion option ($26,826) and a cost of issuance of the Notes ($91,831), representing the valuation of 687,500 warrants at $0.134 per warrant. In relation to the $275,000 Notes, accretion expenses of $14,832 and $29,664 were booked in three and six months ending June 30, 2017 respectively (2016 – $14,832 and $29,664 respectively).

Pursuant to the issuance of the Notes, the Company paid finder’s fees and other share issue costs of $2,000. In addition, the Company granted 2,000 finder’s warrants which are exercisable at $1.50 for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed. The finder’s warrants were valued at $863 and are recorded as share issue costs.

On February 28, 2016 and March 17, 2016, the Company completed a $120,000 and a $100,000 convertible note financing on the same terms and conditions as the September 30, 2015 convertible note financing, except that the maturity dates are February 28, 2017 and March 30, 2017 respectively. The $220,000 Notes were recorded with liability ($160,139) and equity ($59,861) components. The equity component consisted of the value of the conversion option ($21,461) and a cost of issuance of the Notes ($38,400), representing the valuation of 550,000 warrants at $0.07 per warrant. In relation to the Notes, accretion expenses of $7,483 and $14,966 were booked in three and six months ending June 30, 2017 respectively (2016 – $7,483 and $14,966 respectively).

As of June 30, 2017, $193,648 accrued interest payable on the Notes are outstanding and the Company has received no claims in relation to payment of this amount.

F-12

8. SHARE PURCHASE WARRANTS

Share purchase warrant transactions during the quarter were as follows:

	Period Ended		Year Ended
	June 30, 2017		December 31, 2016
	Number	Value	Number	Value
Balance, beginning of period	4,334,337	$2,350,120	3,709,337	$2,257,925
Issued - unit private placement	-	-	75,000	32,334
Issued - convertible notes	-	-	550,000	59,861
Balance, end of period	4,334,337	$2,350,120	4,334,337	$2,350,120

Using the Black-Scholes valuation method, the following assumptions were used to determine the value and the volatility measured at the standard deviation of continuously compounded share returns was based on statistical analysis of comparable companies’ daily share prices over the last five years.

2016
Assumed share price	$0.35
Exercise price	$1.50
Risk-free interest rate	0.63%
Expected dividend yield	0%
Stock price volatility	100%
Expected life of warrants	3.5 years

The following warrants were outstanding at June 30, 2017:

Issue Date	Expiry Date*	Outstanding	Exercise Price	Remaining Life (Years)*
20-Jun-11	31-Dec-19	411,837	$2.25	2.50
31-Jul-14	31-Dec-19	1,221,370	1.50	2.50
29-Aug-14	31-Dec-19	426,130	1.50	2.50
30-Sep-14	31-Dec-19	137,500	1.50	2.50
15-Nov-14	31-Dec-19	50,000	1.50	2.50
15-Jan-15	31-Dec-19	80,476	1.50	2.50
15-Jan-15	31-Dec-19	4,024	1.50	2.50
23-Jan-15	31-Dec-19	625,000	1.50	2.50
14-Aug-15	31-Dec-19	57,500	1.50	2.50
14-Aug-15	31-Dec-19	6,000	1.50	2.50
30-Sep-15	31-Dec-19	687,500	1.50	2.50
30-Sep-15	31-Dec-19	2,000	1.50	2.50
28-Feb-16	31-Dec-19	300,000	1.50	2.50
17-Mar-16	31-Dec-19	250,000	1.50	2.50
17-May-16	31-Dec-19	75,000	1.50	2.50
		4,334,337	$1.57	2.50

*All of the outstanding share warrants will expire twenty-four (24) months from the date on which the Company’s shares are publicly listed which cannot be specifically determined at this time. For purposes of the Black-Scholes option pricing model, the Company has estimated this date to be 2.5 years from June 30, 2017.

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9. SHARE OPTIONS

The Company has established a share-based option plan (“the Plan”) for directors, officers, consultants, and other service providers. The plan limits the number of common shares reserved for issuance under the plan to a number which is equal to 10% of the number of common shares outstanding. Options under the Plan, including the terms and conditions attached to each option, are granted by the Board of Directors. Options granted to directors and employees vest immediately and over a two-year period, respectively. All options are equity-settled and expire five years from the date of grant.

Share-based option transactions during the quarter were as follows:

		Weighted Average
	Number	Exercise Price
Balance, December 31, 2015	6,060,000	$1.69
Granted	800,000	1.00
Balance, June 30, 2016	6,860,000	$1.61
Expired	(5,710,000)	1.64
Balance, December 31, 2016	1,150,000	$1.41
Expired	(200,000)	2.50
Balance, June 30, 2017	950,000	$1.18

The fair value of share-based options issued in 2016 was estimated using the Black-Scholes option pricing model, with the following weighted average assumptions and the volatility measured at the standard deviation of continuously compounded share returns was based on statistical analysis of comparable companies’ daily share prices over the last five years.

2016
Assumed share price	$0.35
Risk-free interest rate	1.50%
Expected dividend yield	0%
Stock price volatility	115%
Forfeitures rate	3%
Expected life of options	5 years
Total value of options issued	$187,400

The following share-based options were outstanding and exercisable at June 30, 2017:

		Number of			Number of
		Options	Exercise	Remaining	Options
Grant Date	Expiry Date	Outstanding	Price	Life (Years)	Exercisable
January 17, 2013	January 17, 2018	100,000	2.50	0.55	100,000
January 23, 2015	January 23, 2020	50,000	1.50	2.57	50,000
February 9, 2016	February 9, 2021	800,000	1.00	3.62	550,000
Balance, June 30, 2017		950,000	1.18	3.24	700,000

For options outstanding during the period ended June 30, 2017, $nil and $nil (2016 - $105,400 and $23,400) in share-based compensation cost was expensed in the statement of loss and comprehensive loss and capitalized in exploration and evaluation expenditures, respectively. As at June 30, 2017, there was $58,600 and $nil (December 31, 2016 – $58,600 and $nil) of share-based compensation cost to expense in the statement of loss and comprehensive loss and to capitalize in exploration and evaluation expenditures, respectively, over the remaining vesting period.

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10. COMMITMENTS AND CONTINGENCIES

a)	The Company shares office space with Silvermet, a public company with directors and officers in common (Note 11). On January 12, 2015, an office lease agreement was signed for a period of three years, commencing July 1, 2015 and expiring June 30, 2018.

As at June 30, 2017	Minimum Lease Payments
2017	$27,000
2018	27,000

b)	As described in Note 5, under the terms of its Mining Agreements with the Ministry of Mines of the Republic of Niger, the Company must incur certain exploration expenditures on its permits. On January 29, 2016 Republic of Niger Ministry of Mines approved the Company’s renewal of Adrar Emoles 3 and 4 and Tin Negoran 1, 2, 3, and 4 Permits, for a period of three years commencing the date of renewal. The permits require the following further exploration expenditures over the three-year period.

			Required Exploration
Exploration Permit	Renewal Date	Expiry Date	Expenditure (US $)
Adrar Emoles 3	January 29, 2016	January 28, 2019	$5,293,750
Adrar Emoles 4	January 29, 2016	January 28, 2019	4,087,300
Total Adrar Emoles			9,381,050
Tin Negoran 1	January 29, 2016	January 28, 2019	$301,367
Tin Negoran 2	January 29, 2016	January 28, 2019	336,879
Tin Negoran 3	January 29, 2016	January 28, 2019	850,070
Tin Negoran 4	January 29, 2016	January 28, 2019	461,592
Total Tin Negoran			1,949,908
Total Required Exploration Expenditure			$11,330,958

11. RELATED PARTY TRANSACTIONS

a) Related party transactions

The Company incurs expenses relating to its share of an office lease and an allocation of salaries for accounting services with Silvermet. The Company borrows funds, shares costs of office personnel and supplies expenses with some related parties. Balances and transactions with those related parties as at and for the periods ended June 30, 2017 and December 31, 2016 were as follows:

	December 31, 2016			June 30, 2017
	Amounts owing	Amounts charged		Amounts owing
	To	From	To	To
Silvermet Inc.	$(269,353)	$(824,220)	$2,218	$(1,091,355)
Harte Gold Corp.	(14,275)	(91,431)	73,160	(32,546)
Director	(400,000)	-	-	(400,000)
Romex Mining Corp.	(97,800)	-	1,823	(95,977)
	$(781,428)	$(915,651)	$77,201	$(1,619,878)

F-15

Silvermet, Harte Gold Corp. (“Harte Gold”) and Romex Mining Corp. (“Romex”) are related parties since one or more directors, officers and consultants of the Company are associated with these companies in the same or similar capacity.

As of June 30, 2017, all transactions with Harte Gold and Romex have occurred in the normal course of operations, and amounts owing are unsecured, non-interest bearing and due on demand.

In 2016, one of the directors of the company advanced $400,000 to the Company in the form of a debenture. The debenture is for general working capital purposes, due December 31, 2017 and was advanced to the company in eight equal tranches from June to December 2016. The interest on the aggregate principal amount is calculated on a daily basis at the annual rate of 15% on the amounts outstanding, and recorded as part of accounts payable and accrued liabilities. As of June 30, 2017, total interest payable on the $400,000 loan was $47,522 (December 31, 2016 – $17,523).

In 2016, Romex advanced $89,100 to the Company for general working capital purposes. The advance bears no interest and is due on demand.

In 2016, Silvermet advanced $81,290 to the Company for general working capital purposes. As of December 31, 2016, the advances bore no interest and were due on demand. During the first half of 2017, as part of the planned merger of the two companies, Silvermet advanced an additional $766,530 to the Company and started charging 15% annual interest on the loan portion of the outstanding receivable from the Company.

On January 23, 2015, Silvermet invested US$ 1,000,000 (CDN$ 1,250,000) in the unit offering of the Company. For the financing the Company issued 1.25 million units at $1.00 per unit (comprising one common share and a half warrant exercisable at $1.50 per full warrant). Each full warrant is exercisable for a period of 24 months from the date the Company’s common shares are listed for trading on a stock exchange.

b) Compensation of key management

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company. Key management of the Company includes directors, the Chief Executive Officer, the Chief Financial Officer, the Vice-President of Exploration, the Vice-President Corporate Development and the Vice-President of Operations. Compensation awarded to key management personnel is as follows:

	Three-months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Consulting fees	$165,000	$184,328	$330,000	$369,932
Stock-based compensation	-	-	-	117,100
	$165,000	$184,328	$330,000	$487,032

	June 30, 2017	December 31, 2016
Unpaid amounts included in accrued liabilities (Note 6)	$1,433,606	$1,072,406

For the three and six months ended June 30, 2017, $45,000 and $90,000 in key management compensation was capitalized as exploration and evaluation expenditures respectively (2016 - $45,000 and $113,400 respectively).

F-16

12. SEGMENTED INFORMATION

Operating Segments

The Company’s only operating segment is the acquisition, exploration and development of mineral resource properties in Niger.

Geographic Information

The total non-current assets and current liabilities located by geographic area are as follows:

	June 30, 2017	December 31, 2016
Non-Current Assets
Canada	$-	$-
Niger	47,736,565	45,614,634
	$47,736,565	$45,614,634

Current Liabilities
Canada	$4,354,253	$3,061,602
Niger	1,100,957	1,016,742
	$5,455,210	$4,078,344

13. SUBSEQUENT EVENTS

On July 17, 2017, the Company entered into a Memorandum of Understanding with AREVA Mines SA (“Areva”), to advance further discussions on cooperation with respect to their Niger operations including the use of Areva’s mill facilities in Arlit, to process ore from the Company’s Niger properties.

F-17

GLOBAL ATOMIC FUELS CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

(All amounts expressed in Canadian dollars except as noted)

F-18

June 9, 2017

Independent Auditor’s Report

To the Directors of

Global Atomic Fuels Corporation

We have audited the accompanying consolidated financial statements of Global Atomic Fuels Corporation, and its subsidiary, which comprise the consolidated statements of financial position as at December 31, 2016 and December 31, 2015 and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the years then ended, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRS), and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J

T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

F-19

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Global Atomic Fuels Corporation and its subsidiary as at December 31, 2016 and 2015 and its financial performance and its cash flows for the years then ended in accordance with IFRS.

Emphasis of matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which describes matters and conditions that indicate the existence of a material uncertainty that may cast significant doubt about the company’s ability to continue as a going concern.

(Signed) “PricewaterhouseCoopers LLP”

Chartered Professional Accountants, Licensed Public Accountants

F-20

GLOBAL ATOMIC FUELS CORPORATION

Consolidated Statements of Financial Position

(expressed in Canadian dollars)

	Note	As at December 31, 2016	As at December 31, 2015
ASSETS
Current
Cash and cash equivalents		$49,799	$68,933
Receivables	5	11,058	25,249
Prepaid expenses		13,252	23,088
		74,109	117,270
Non-current
Plant and equipment	6	254,219	676,950
Advance payments for exploration and evaluation		121,448	128,814
Exploration and evaluation expenditures	7, 14	45,238,967	45,591,177
Total assets		$45,688,743	$46,514,211
LIABILITIES
Current
Accounts payable and accrued liabilities	8, 15	$2,876,340	$1,470,587
Due to related parties	15	781,428	94,944
Convertible notes	9	420,576	-
		4,078,344	1,565,531
Non-Current
Convertible notes	9	-	191,175
Total Liabilities		4,078,344	1,756,706

SHAREHOLDERS’ EQUITY
Share capital	10	48,882,389	48,764,723
Share purchase warrants	11	2,350,120	2,257,925
Contributed surplus	12	10,892,111	10,763,311
Accumulated other comprehensive income		1,045,892	3,003,877
Deficit		(21,560,113)	(20,032,331)
Total equity		41,610,399	44,757,505

Total liabilities and equity		$45,688,743	$46,514,211
Nature of operations and going concern	1
Commitments and contingent liabilities	14
Subsequent events	19

On behalf of the Board:

“Stephen G. Roman”	“Douglas Scharf”
Director	Director

See accompanying notes to the consolidated financial statements

F-21

GLOBAL ATOMIC FUELS CORPORATION

Consolidated Statements of Loss and Comprehensive Loss

(expressed in Canadian dollars)

		Year ended December 31,
	Note	2016	2015
ADMINISTRATION EXPENSES
Management fees		$637,504	$415,278
Office, rent and administration		219,705	274,778
Professional fees		157,882	96,878
Salaries and benefits		132,513	143,121
Travel, promotion and investor relations		51,632	179,235
Depreciation		-	3,259
Share-based compensation	12	105,400	-
		(1,304,636)	(1,112,549)
OTHER (INCOME) LOSS
Finance income		(2)	(348)
Foreign exchange loss		3,032	9,899
Interest expense	9	220,117	33,270
NET LOSS BEFORE TAX		(1,527,783)	(1,155,370)

Current income tax expense	13	-	-
Deferred income tax expense	13	-	-
LOSS FOR THE YEAR		(1,527,783)	(1,155,370)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation		(2,212,403)	2,209,501
OTHER COMPREHENSIVE (LOSS) INCOME		(2,212,403)	2,209,501

COMPREHENSIVE (LOSS) INCOME		$(3,740,186)	$1,054,131

Basic and diluted loss per share		$(0.023)	$(0.017)

Weighted average number of shares		67,361,767	67,107,355

See accompanying notes to the consolidated financial statements

F-22

GLOBAL ATOMIC FUELS CORPORATION

Consolidated Statements of Changes in Equity

(expressed in Canadian dollars)

	Share Capital		Share Purchase Warrants			Accumulated Other
					Contributed	Comprehensive
	#	$	#	$	Surplus	Income	Deficit	Total

Balance, December 31, 2014	65,737,989	47,605,819	2,246,837	$1,804,742	$10,737,210	$794,376	$(18,876,961)	$42,065,186

Private placement financings	1,525,952	1,196,616	762,976	329,336				1,525,952
Share issue costs		(37,712)	12,024	5,190				(32,522)
Note financing warrants			687,500	118,657				118,657
Share-based compensation					26,101			26,101
Total comprehensive loss						2,209,501	(1,155,370)	1,054,131

Balance, December 31, 2015	67,263,941	48,764,723	3,709,337	$2,257,925	$10,763,311	$3,003,877	$(20,032,331)	$44,757,505

Private placement financings	150,000	117,666	75,000	32,334				150,000
Additional bonus issue	11,500	-	-	-				-
Note financing warrants			550,000	59,861				59,861
Share-based compensation					128,800			128,800
Total comprehensive loss						(1,957,985)	(1,527,782)	(3,485,767)
Balance, December 31, 2016	67,425,441	48,882,389	4,334,337	$2,350,120	$10,892,111	$1,045,892	$(21,560,113)	$41,610,399

See accompanying notes to the consolidated financial statements

F-23

GLOBAL ATOMIC FUELS CORPORATION

Consolidated Statements of Cash Flows

(expressed in Canadian dollars)

	Year ended December 31,
	2016	2015
OPERATING ACTIVITIES
Net loss for the period	$(1,527,783)	$(1,155,370)
Add items not affecting cash:
Depreciation	-	3,259
Accrued interest	89,260	14,832
Share-based compensation	105,400	-
	(1,333,123)	(1,137,279)
Net changes in non-cash working capital balances:
Receivables	14,053	193,122
Due from related parties	(2,895)	182,482
Prepaid expenses	9,836	16,638
Accounts payable and accrued liabilities	989,611	258,345
Due to related parties	286,484	94,944
Cash flows provided by operating activities - net	(36,034)	(391,748)

FINANCING ACTIVITIES
Shares and warrants issued for cash	150,000	1,525,952
Share issue costs	-	(32,522)
Loan from related party	400,000	-
Convertible notes issued	200,000	295,000
Cash flows used in financing activities - net	750,000	1,788,430

INVESTING ACTIVITIES
Purchase of plant and equipment	(21,200)	-
Advance payments for exploration and evaluation	-	6,606
Exploration and evaluation expenditures	(689,798)	(1,840,731)
Cash flows used in investing activties - net	(710,998)	(1,834,125)

EFFECT OF FOREIGN EXCHANGE ON CASH AND CASH EQUIVALENTS	(22,102)	3,267
DECREASE IN CASH AND CASH EQUIVALENTS	(19,134)	(434,176)
CASH & CASH EQUIVALENTS BEGINNING OF YEAR	68,933	503,109

CASH & CASH EQUIVALENTS END OF YEAR	$49,799	$68,933
Cash interest received	$(2)	$348

See accompanying notes to the consolidated financial statements

F-24

Global Atomic Fuels Corporation

Notes to the Consolidated Financial Statements

For the years ended December 31, 2016 and 2015

(Expressed in Canadian dollars)

1. NATURE OF OPERATIONS AND GOING CONCERN

Global Atomic Fuels Corporation, and its subsidiary (collectively “Global Atomic” or the “Company”), is a privately held exploration stage company engaged in the acquisition, exploration and development of uranium properties internationally. Global Atomic, the parent, was incorporated under the Business Corporations Act (Ontario) on January 31, 2005 and its registered address is 8 King Street East, Suite 1700, Toronto, Ontario, Canada, M5C 1B5.

The Company has interests in resource properties which it is in the process of exploring and has not yet determined whether these properties contain reserves that are economically recoverable. The recoverability of resource properties, including capitalized exploration and evaluation expenditures, is dependent upon the existence of economically recoverable mineral reserves, the ability of the Company to obtain necessary financing to complete the exploration and development of the resource properties, and upon future profitable production or proceeds from the disposition thereof.

The Company’s consolidated financial statements are prepared using International Financial Reporting Standards applicable to a going concern, which assumes that the Company will continue in operations for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. For the year ended December 31, 2016, the Company incurred a net loss of $1,527,783 (2015 - $1,155,370), negative operating cash flow of $36,034 (2015 – negative $391,748), had a negative working capital balance of $4,004,235 as at December 31, 2016 calculated as current assets less current liabilities (December 31, 2015 - $1,448,261), and an accumulated deficit of $21,560,113 as at December 31, 2016 (December 31, 2015 - $20,032,331). These circumstances indicate the existence of material uncertainty that may cast significant doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern.

The Company will continue to pursue opportunities to raise additional capital through equity markets to fund its future exploration and operating activities; however, there can be no assurance that such financing will be available on a timely basis and under terms which are acceptable to the Company. These financial statements do not reflect the adjustments to the carrying value of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustment could be material. Subsequent to the year ended December 31, 2016, the Company received $621,530 from Silvermet Inc. (“Silvermet”), a related party, as part of the planned merger of the two companies (Note 19).

2. BASIS OF PRESENTATION

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The preparation of consolidated financial statements requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities and expenses. See Note 4 for critical accounting estimates and judgements.

These consolidated financial statements were approved by the board of directors on June 9, 2017.

F-25

3. SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in the preparation of these consolidated financial statements are described below:

a)	Basis of Measurement

The consolidated financial statements have been prepared under the historical cost convention, except for convertible debentures which are initially measured at fair value. In addition, these financial statements have been prepared using the accrual basis of accounting.

The preparation of financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, incomes and expenses. Actual results may differ from these estimates.

It is reasonably possible that, on the basis of existing knowledge, outcomes in the next financial year that are different from the assumptions used could require material adjustment to the carrying amount of the asset or liability affected.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The accompanying financial statements include all adjustments that are, in the opinion of management, necessary for a fair presentation.

b)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Global Uranium Niger Inc. All intercompany transactions, balances and unrealized gains and losses from intercompany transactions are eliminated on consolidation. Subsidiaries are all entities over which the Company has control. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. A subsidiary is fully consolidated from the date on which control is obtained and is de-consolidated from the date that control ceases.

c)	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the chief executive officer of the Company.

The Company has determined that it has one operating segment, the acquisition, exploration and development of mineral resource properties, currently located in Niger, Africa. The Company’s corporate head office earns nominal finance income that are considered incidental to the activities of the Company and therefore does not meet the definition of an operating segment.

d)	Foreign currency translation

Items included in the financial statements of each of the Company’s consolidated entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in Canadian dollars (“the presentation currency”) which is the functional currency of the parent company. The functional currency of the Company’s subsidiary which carries out exploration activities located in Niger is the West African CFA Franc (“CFA”). On consolidation, the assets and liabilities of foreign operations which have a functional currency other than the presentation currency are translated into Canadian dollars at the closing exchange rate at the date of the statement of financial position. The income and expenses of the branch are translated at the average exchange rate of the period. All resulting exchange differences are recognised as a separate component of equity through other comprehensive income.

F-26

Transactions denominated in a foreign currency are translated into the functional currency using the exchange rate prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate prevailing at the date of the statement of financial position. Foreign exchange gains and losses resulting from these items are recognized within “Foreign exchange gain/loss” in the statement of loss and comprehensive loss. Non-monetary items denominated in foreign currencies are translated at the exchange rate prevailing as at the dates of the initial transactions.

e)	Cash and cash equivalents

Cash and cash equivalents include cash on hand and deposits held with banks.

f)	Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial liabilities are derecognized when the obligation specified in the contract is discharged, cancelled or expires.

i)	Financial assets

The Company’s financial assets are comprised of cash and cash equivalents and receivables (excluding HST receivables). All financial assets are initially recorded at fair value and designated upon inception into one of four categories: held to maturity, available for sale, loans and receivables or at fair value through profit or loss.

Subsequent to initial recognition, the Company’s financial assets are measured in accordance with the following:

●	Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Company’s loans and receivables comprise cash and cash equivalents, and receivables (excluding HST receivables) and are included in current assets due to their short-term nature. Loans and receivables are initially recognized at fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment.

ii)	Financial liabilities

Financial liabilities are initially recorded at fair value and designated upon inception as fair value through profit or loss or other financial liabilities. The Company’s financial liabilities are comprised of accounts payable, accrued liabilities, convertible notes and notes payable and are classified as other financial liabilities. Subsequent to initial recognition, financial liabilities are measured at amortized cost using the effective interest method. The conversion option of a convertible note is initially recognized at fair value and calculated using the Black Scholes model and is not subsequently re-measured.

g)	Impairment of financial assets

The Company assesses whether a financial asset is impaired at each reporting date.

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the impairment loss is the difference between the carrying amount of the asset and its present value of estimated future cash flows at the measurement date. A financial asset is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset and the loss has an impact on the estimated cash flows of the financial asset that can be reliably estimated.

F-27

h)	Plant and equipment

Plant and equipment are recorded at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditures that are directly attributable to the acquisition of an asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. The carrying amount of a replaced asset is derecognized when replaced.

Depreciation is calculated on a straight-line basis and recorded as an expense for the period. Assets are depreciated to their estimated residual value over an estimated useful life as follows:

Camp and buildings	5 years
Equipment and vehicles	5 years
Furniture and fixtures	5 years
Computer equipment	3 years

When assets are retired, or sold, the resulting gains or losses are reflected in the consolidated statement of loss and comprehensive loss as a component of other income or expense. When appropriate, the Company allocates the amount initially recognized in respect of an item of plant and equipment to its significant parts and depreciates separately each such part. Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate.

i)	Exploration and evaluation expenditures

The Company is in the exploration stage and capitalizes all costs where such costs have characteristics of an asset relating to the acquisition of, exploration for, and development of mineral claims as exploration and evaluation expenditures. Exploration and evaluation expenditures include property acquisition costs and are deferred costs to be charged against operations in the future.

Exploration and evaluation expenditures also include, but are not limited to, geological, geophysical studies, exploratory drilling and sampling and the cost of maintaining the site until commercial production commences. Administration costs that do not relate to any specific property are expensed as incurred. Contractual deposits paid to suppliers for future exploration expenditures are recorded as “Advance payments for exploration and evaluation”. Once the technical feasibility and commercial viability of the extraction of mineral resources in an area of interest are demonstrable, exploration and evaluation assets attributable to that area of interest are first tested for impairment and then reclassified to mineral property assets.

The aggregate costs related to abandoned mineral claims are charged as an expense within the statement of loss and comprehensive loss at the time of any abandonment or when it has been determined that there is evidence of an impairment.

Recoverability of the carrying amount of any exploration and evaluation expenditures is dependent on successful development and commercial exploitation or alternatively, sale of the respective area of interest.

j)	Impairment of non-financial assets

Plant and equipment and exploration and evaluation expenditures are tested for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or ‘CGUs’). Recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use (being the present value of the expected future cash flows of the relevant asset or CGU, as determined by management).

If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or the cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the statement of loss.

F-28

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the net carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years.

Management reviews the following industry-specific indicators for an impairment review when evaluating exploration and evaluation expenditures:

●	Exploration activities have ceased;
●	Exploration results have not led to the discovery of commercially viable quantities of mineral resources;
●	Lease ownership rights expire; or
●	An exploration property has no material economic value to the Company’s business plan.

Management takes into consideration various information including, but not limited to, results of exploration activities conducted to date, estimated future mineral prices, and reports and opinions of outside geologists, mine engineers and consultants.

k)	Share-based payments

The Company has a share-based option compensation plan for its directors, officers, employees and consultants. The fair value is measured at the grant date and each tranche is recognized on a graded-vesting basis over the applicable vesting period as an increase in share-based compensation cost and contributed surplus. The fair value of the options granted is measured using the Black-Scholes option pricing model taking into account the terms and conditions upon which the options were granted. When such share-based options are exercised, the proceeds received by the Company, together with the respective amount from contributed surplus, are credited to share capital. Compensation cost is recognized based upon the number of awards expected to vest which includes an estimated forfeitures rate. At each financial reporting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that vest. The share-based compensation is expensed immediately or capitalized and included in exploration and evaluation expenditures for options granted to individuals who work directly on exploration projects. In the event of a modification to the terms of a share-based option, the Company recognizes the incremental fair value if the modification increases the value of the equity instrument. The incremental fair value granted is the difference between the fair value of the modified share-based option and the original option both estimated at the date of modification.

l)	Income Taxes

Income tax on the profit or loss for the periods presented comprises current and deferred income tax.

Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in other comprehensive income or equity, in which case it is recognized in other comprehensive income or equity.

Current income tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Deferred income tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred income tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the date of the statement of financial position

A deferred income tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a future income tax asset will be recovered, it does not recognize the asset.

F-29

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to setoff tax assets against tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its tax assets and liabilities on a net basis.

m)	Earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated in a manner similar to basic earnings per share, except that the weighted average shares outstanding are increased to include potential common shares from the assumed exercise under the treasury stock method of convertible securities, options and warrants, if dilutive.

As the Company is in a loss position, the effect of potential issuance of shares under options and warrants would be anti-dilutive, and accordingly, basic and diluted loss per share are the same.

n)	Accounting standard adopted during the year

The Company identified no significant accounting standards and amendments to be adopted for year ended December 31, 2016.

o)	Accounting standards and amendments issued but not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after 1 January 2017, and have not been applied in preparing these consolidated financial statements. None of these is expected to have a significant effect on the consolidated financial statements of the Company, except the following set out below:

IFRS 9 – Financial Instruments

In July 2014, the IASB issued IFRS 9 Financial Instruments, which addresses the classification, measurement and recognition of financial assets and liabilities. IFRS 9 uses a single approach to determine whether a financial asset is classified and measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments and the contractual cash flow characteristics of the financial asset. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward in IFRS 9. IFRS 9 introduces a single expected credit loss model, which is based on changes in credit quality since initial recognition. IFRS 9 changes the requirements for hedge effectiveness and consequently for the application of hedge accounting. The IAS 39 effectiveness test is replaced with a requirement for an economic relationship between the hedged item and the hedging instrument, and for the hedged ratio to be the same as that used by the entity for risk management purposes. Certain restrictions that prevented some hedging strategies and hedging instruments from qualifying for hedge accounting were removed under IFRS 9. Generally, the mechanics of hedge accounting remain unchanged. IFRS is mandatory for accounting periods beginning on or after January 1, 2018, although early adoption is permitted. The Company is yet to assess IFRS 9’s full impact.

IFRS 15 – Revenue from Contracts with Customers

In May 2014, the IASB issued IFRS 15 Revenue from Contracts with Customers, which covers principles that an entity shall apply to report useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer. In September 2015, the IASB deferred the effective date of the standard to annual reporting periods beginning on or after January 1, 2018, although early adoption is permitted. The Company has not yet begun the process of assessing the impact of IFRS 15.

IFRS 16 – Leases

In January 2016, the IASB issued IFRS 16 Leases, which requires lessees to recognize assets and liabilities for most leases. Application of the standard is mandatory for annual reporting periods beginning on or after January 1, 2019, although early adoption is permitted, provided the new revenue standard, IFRS 15, has been applied or is applied at the same time as IFRS 16. The Company has not yet begun the process of assessing the impact of this standard.

F-30

There are no other IFRSs or IFRS Interpretations Committee interpretations that are not yet effective that would be expected to have a material impact on the Company.

4. CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the year. These estimates and assumptions are based on management’s best knowledge of the relevant facts and circumstances, having regard to prior experience. Accordingly, actual results may differ materially from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are made in the period in which they become known.

The following are the critical judgments that management has made in the preparation of the consolidated financial statements:

a)	Impairment of exploration and evaluation expenditures

The Company capitalizes exploration costs, which are related to specific projects, until the commercial feasibility of the project is determinable. Costs are charged to operations when impairment in value has been determined. Management reviews the carrying values of exploration properties and related expenditures whenever events or changes in circumstances indicate that their carrying values may not be recoverable. The recoverable part of cash-generating units for an exploration stage company requires various subjective assumptions. These assumptions may change significantly over time when new information becomes available and may cause original estimates to change. When assessing whether exploration and evaluation expenditures are recoverable, management considers changes in the mineral resources, forecast prices of commodities, valuation metrics using comparable companies, foreign exchange rates, metallurgical recovery rates and estimated development and production costs.

b)	Share-based compensation and share purchase warrants

The fair value associated with share-based options granted under the terms of the Company’s share-based option plan and other share-based instruments, including share purchase warrants, is measured at the grant date by using the Black-Scholes option pricing model. The use of the model requires that management make subjective estimates about future events, such as the estimated life of options, expected forfeitures and the expected rate of volatility in the Company’s share price over the life of the options, which can materially affect the fair value estimate. As there is no historical data available for independently determining the volatility of the Company’s share price, the assumption of volatility was based on information available in the mining industry using comparable companies operating in the junior uranium exploration sector. For share-based compensation, the expected forfeiture rate is estimated based on historical forfeiture rates and expectations of future forfeiture rates, and is adjusted if the actual forfeiture rate differs from the expected rate.

Information regarding significant areas of estimation, uncertainty and critical judgements made in applying accounting policies that have the most significant effect on the amounts recognized in the financial statements are included in the following notes:

Note 7	Measurement of the recoverable amounts of exploration and evaluation projects
Notes 9-10	Compound financial instruments
Note 11-12	Measurement of warrants and stock-based compensation
Note 13	Utilization of tax losses
Note 14	Provisions and contingencies

F-31

5. RECEIVABLES

	December 31, 2016	December 31, 2015
HST receivable	$-	$12,453
Subscription receivable	5,600	7,200
Other receivables	5,458	5,596
Receivables	$11,058	$25,249

6. PLANT AND EQUIPMENT

	Camp and buildings	Equipment and vehicles	Office furniture	Computer equipment	Total
Cost
As at December 31, 2014	1,532,608	756,005	29,317	51,851	2,369,781
Additions	-	-	-	-	-
Disposals	-	-	-	-	-
Exchange differences	108,146	53,347	1,611	-	163,104
As at December 31, 2015	1,640,754	809,352	30,928	51,851	2,532,885
Additions	-	20,937	-	-	20,937
Disposals	-	-	-	-	-
Exchange differences	(93,823)	(46,983)	(1,143)	-	(141,949)
As at December 31, 2016	1,546,931	783,306	29,785	51,851	2,411,873
Accumulated depreciation
As at December 31, 2014	749,595	489,457	26,292	48,592	1,313,936
Depreciation	308,317	115,291	947	3,259	427,814
Disposals	-	-	-	-	-
Exchange differences	71,308	41,423	1,454	-	114,185
As at December 31, 2015	1,129,220	646,171	28,693	51,851	1,855,935
Depreciation	318,743	98,808	1,005	-	418,556
Disposals	-	-	-	-	-
Exchange differences	(75,268)	(40,265)	(1,304)	-	(116,837)
As at December 31, 2016	1,372,695	704,714	28,394	51,851	2,157,654
Net book value
As at December 31, 2015	511,534	163,181	2,235	-	676,950
As at December 31, 2016	174,236	78,592	1,391	-	254,219

7. EXPLORATION AND EVALUATION EXPENDITURES

The Company holds the following permits in relation to exploration activities in the Republic of Niger:

Adrar Emoles Exploration Permits

In October 2007, the Company announced the signing of two Mining Agreements for a term of twenty years with the Republic of Niger for the Adrar Emoles 3 and 4 Permits. As part of these agreements, the Company entered into Exploration Permits requiring it to spend US$2,762,100 per Permit over the three-year period beginning February 8, 2008. In August 2010, as a result of Force Majeure circumstances, the initial three-year period was extended to June 8, 2012. In November 2011, the Exploration Permits relating to Adrar Emoles were further extended to December 7, 2012.

On January 17, 2013, the Niger Ministry of Mines approved the Company’s renewal of both Exploration Permits, subject to the relinquishment of 50% of the surface area as per the requirements of the Niger Mining Code. There were no amounts capitalized as exploration and evaluation expenditures that specifically relate to the relinquished permit areas. The Adrar Emoles 3 and 4 Exploration Permits were renewed until January 17, 2016 and required further exploration expenditures amounting to US$7,005,900 and US$4,087,300, respectively. At December 31, 2015, the Company had satisfied the exploration spending requirements on the Adrar Emoles 3 permit but had not made any exploration expenditures in respect of the Adrar Emoles 4 permit (Note 14).

F-32

On January 29, 2016 Republic of Niger Ministry of Mines approved the Company’s renewal of Adrar Emoles 3 and 4 Permits, subject to the relinquishment of a further 50% of the remaining surface area as per the requirements of the Niger Mining Code for a period of three years commencing the date of renewal. There are no amounts capitalized as exploration and evaluation expenditures that specifically relate to the relinquished permit areas. The permits require the further exploration expenditures over the three-year period. As at December 31, 2016, the Company has made exploration spending only on the Adrar Emoles 3 permit but had not made any exploration expenditures in respect of the Adrar Emoles 4 permit (Note 14).

Tin Negoran Exploration Permits

In February 2007, the Company announced the signing of four Mining Agreements for a term of twenty years with the Republic of Niger regarding four uranium Permits in that country. The initial three-year exploration phase on the Tin Negoran 1, 2, 3 and 4 Permits required that the Company spend US$2,250,000 per Permit over the three-year period beginning April 16, 2007. On August 16, 2010, as a result of Force Majeure circumstances, the initial three-year period was extended to November 16, 2012.

On January 18, 2013, the Niger Ministry of Mines approved the Company’s renewal of all four Exploration Permits, subject to the relinquishment of 50% of the surface area as per the requirements of the Niger Mining Code. There were no amounts capitalized as exploration and evaluation expenditures that specifically relate to the relinquished permit areas. The Tin Negoran Exploration Permits were renewed until January 18, 2016 and required exploration expenditures amounting to US$378,197, US$336,879, US$850,070, US$461,592, respectively. Minimal expenditures were made on Tin Negoran 1 during this period. No expenditures had been made on these permits as of December 31, 2015 (Note 14).

On January 29, 2016 Republic of Niger Ministry of Mines approved the Company’s renewal of Tin Negoran 1, 2, 3, and 4 Permits, subject to the relinquishment of a further 50% of the remaining surface area as per the requirements of the Niger Mining Code for a period of three years commencing the date of renewal. There are no amounts capitalized as exploration and evaluation expenditures that specifically relate to the relinquished permit areas. No expenditures had been made on these permits as of December 31, 2016 (Note 14).

Expenditures on the Company’s exploration activities are as follows:

	Year Ended December 31,
	2016	2015
Exploration and evaluation expenditures - beginning	$45,591,177	$40,926,705
Drilling	$-	224,717
Management fees, salaries and benefits	861,079	882,182
Geophysics and surveys	-	149,995
Sampling, assays and other test work	123	96,049
Share-based compensation	23,400	26,101
Camp and field expenses	7,802	43,828
Security costs	144,040	237,359
Equipment, fuel and maintenance	36,497	54,640
Travel	14,652	14,071
Depreciation on plant and equipment	418,556	424,554
Exploration permits and other fees	78,648	162,000
Other	17,400	155,522
Exchange differences	(1,954,407)	2,193,454
Exploration and evaluation expenditures - ending	$45,238,967	$45,591,177

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Mining Code of the Republic of Niger

In accordance with the Mining Code of the Republic of Niger, a company may only renew their exploration permits two times in order to perform exploration and evaluation activities. As a result, the renewal of Adrar Emoles 3 and 4 and Tin Negoran 1, 2, 3, and 4 Permits completed on January 29, 2016 is the company’s last renewal of such permits. The company will not be able renew such permits again and thus must complete exploration and evaluation activities on the properties prior to their expiration on January 28, 2019.

Under the country’s Mining Code, upon the issuance of a mining permit, the resource must be transferred to a newly incorporated Niger mining corporation. Niger government is granted 10% of the common shares of the new Niger mining corporation at no cost and on a carried interest basis going forward and Global Atomic is entitled to be repaid 10% of the total costs incurred to that date. The Republic of Niger has the right to elect to increase its interest in the common shares of the Niger mining corporation by up to 30% by committing to fund its proportional share of future debt and equity requirements.

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	December 31, 2016	December 31, 2015
Trade payable	$1,083,865	$936,360
Accrued salaries	1,561,135	471,099
Accrued interest	149,295	18,438
Other accrued liabilities	82,045	44,690
Accounts payable and accrued liabilities	$2,876,340	$1,470,587

9. CONVERTIBLE NOTES

On September 30, 2015, the Company completed a convertible notes financing (“Notes”) for gross proceeds of $275,000. The Notes have a term of 24 months to September 30, 2017, are repayable at the face amount of $275,000 on maturity, and are convertible at any time prior to maturity at a rate of $1.00 per common share of the Company. The Notes bear interest at an annual rate of 25%, payable on each of September 30, 2016 and 2017. Upon a listing of the Company’s common shares on a public stock exchange, the Notes are immediately payable, along with any accrued interest (“Acceleration Date”). In addition, investors in the Notes received 2.5 warrants per $1 invested, for a total of 687,500 warrants. Each common share purchase warrant entitles the holder to purchase one common share at a price of $1.50. The warrants are exercisable for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed.

The $275,000 Notes were recorded with liability ($156,343) and equity ($118,657) components. The equity component consisted of the value of the conversion option ($26,826) and a cost of issuance of the Notes ($91,831), representing the valuation of 687,500 warrants at $0.134 per warrant. In relation to the $275,000 Notes, an accretion expense of $59,330 was booked in 2016 (2015 – $14,832).

Pursuant to the issuance of the Notes, the Company paid finder’s fees and other share issue costs of $2,000. In addition, the Company granted 2,000 finder’s warrants which are exercisable at $1.50 for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed. The finder’s warrants were valued at $863 and are recorded as share issue costs.

On February 28, 2016 and March 17, 2016, the Company completed a $120,000 and a $100,000 convertible note financing on the same terms and conditions as the September 30, 2015 convertible note financing, except that the maturity dates are February 28, 2017 and March 30, 2017 respectively. The $220,000 Notes were recorded with liability ($160,139) and equity ($59,861) components. The equity component consisted of the value of the conversion option ($21,461) and a cost of issuance of the Notes ($38,400), representing the valuation of 550,000 warrants at $0.07 per warrant. In relation to the Notes, an accretion expense of $29,932 was booked in 2016 (2015 – $nil).

F-34

As of December 31, 2016, $131,772 accrued interest payable on the Notes are outstanding and the Company has received no claims in relation to payment of this amount.

10. SHARE CAPITAL

Authorized - unlimited common shares without par value.

2015(a)
Issue Date	15-Jan-15	23-Jan-15	14-Aug-15	Total
Number of Units	160,952	1,250,000	115,000	1,525,952

2016(b)
Issue Date	17-May-16	22-Aug-16	Total
Number of Units	150,000	11,500	161,500

(a) In 2015, the Company completed private placements aggregating 1,525,952 units for gross proceeds of $1,525,952.

In January 2015, the Company completed private placements of 1,410,952 units for gross proceeds of $1,410,952. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each common share purchase warrant entitles the holder to purchase one additional common share at a price of $1.50. The warrants are exercisable for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed. The warrants were valued at $304,516 and allocated to “Share Purchase Warrants”.

Pursuant to these private placements, the Company paid finder’s fees and other share issue costs of $24,522. In addition, the Company granted 4,024 finder’s warrants which are exercisable at $1.50 for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed. The finder’s warrants were valued at $1,737 and are recorded as share issue costs.

On August 14, 2015, the Company completed a private placement of 115,000 adjustable units for gross proceeds of $115,000. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each common share purchase warrant entitles the holder to purchase one additional common share at a price of $1.50. The warrants are exercisable for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed. The warrants were valued at $24,820 and allocated to “Share Purchase Warrants”. In the event of the common shares of the Company not being listed on a public stock exchange prior to June 30, 2016, the private placement also included issuance of an additional 0.1 unit for every unit invested, for total potential additional units of 11,500.

Pursuant to these private placements, the Company paid finder’s fees and other share issue costs of $6,000. In addition, the Company granted 6,000 finder’s warrants which are exercisable at $1.50 for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed. The finder’s warrants were valued at $2,590 and are recorded as share issue costs.

(b) In May 12, 2016, the Company completed private placements of 150,000 units for gross proceeds of $150,000. Each unit is comprised of one common share and one-half of one common share purchase warrant. Each common share purchase warrant entitles the holder to purchase one additional common share at a price of $1.50. The warrants are exercisable for a period of twenty-four (24) months from the date on which the Company’s shares are publicly listed. The warrants were valued at $32,334 and allocated to “Share Purchase Warrants”.

On August 22, 2016, as per the August 14, 2015 $115,000 private placement conditions, the Company issued 11,500 units as the common shares of the Company were not listed on a public stock exchange prior to June 30, 2016.

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11. SHARE PURCHASE WARRANTS

Share purchase warrant transactions during the year were as follows:

	Year Ended		Year Ended
	December 31, 2016		December 31, 2015
	Number	Value	Number	Value
Balance, beginning of period	3,709,337	2,257,925	2,246,837	$1,804,742
Issued - unit private placement	75,000	32,334	762,976	329,336
Issued - convertible notes	550,000	59,861	687,500	118,657
Issued - finder’s warrants	-	-	12,024	5,190
Expired	-	-	-	-
Extended	-	-	-	-

Balance, end of period	4,334,337	2,350,120	3,709,337	$2,257,925

Using the Black-Scholes valuation method, the following assumptions were used to determine the value and the volatility measured at the standard deviation of continuously compounded share returns was based on statistical analysis of comparable companies’ daily share prices over the last five years.

	2016	2015
Assumed share price	$0.35	$ 0.35 - 0.80
Exercise price	$1.50	$1.50
Risk-free interest rate	0.63%	0.73%
Expected dividend yield	0%	0%
Stock price volatility	100%	100%
Expected life of warrants	3.5 years	3.5 years

The following warrants were outstanding at December 31, 2016:

			Exercise	Remaining
Issue Date	Expiry Date*	Outstanding	Price	Life (Years)*
20-Jun-11	31-Dec-18	411,837	$2.25	3.00
31-Jul-14	31-Dec-18	1,221,370	1.50	3.00
29-Aug-14	31-Dec-18	426,130	1.50	3.00
30-Sep-14	31-Dec-18	137,500	1.50	3.00
15-Nov-14	31-Dec-18	50,000	1.50	3.00
15-Jan-15	31-Dec-18	80,476	1.50	3.00
15-Jan-15	31-Dec-18	4,024	1.50	3.00
23-Jan-15	31-Dec-18	625,000	1.50	3.00
14-Aug-15	31-Dec-18	57,500	1.50	3.00
14-Aug-15	31-Dec-18	6,000	1.50	3.00
30-Sep-15	31-Dec-18	687,500	1.50	3.00
30-Sep-15	31-Dec-18	2,000	1.50	3.00
28-Feb-16	31-Dec-18	300,000	1.50	3.00
17-Mar-16	31-Dec-18	250,000	1.50	3.00
17-May-16	31-Dec-18	75,000	1.50	3.00
		4,334,337	$1.57	3.00

*All of the outstanding share warrants will expire twenty-four (24) months from the date on which the Company’s shares are publicly listed which cannot be specifically determined at this time. For purposes of the Black-Scholes option pricing model, the Company has estimated this date to be three years from December 31, 2016.

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12. SHARE OPTIONS

The Company has established a share-based option plan (“the Plan”) for directors, officers, consultants, and other service providers. The plan limits the number of common shares reserved for issuance under the plan to a number which is equal to 10% of the number of common shares outstanding. Options under the Plan, including the terms and conditions attached to each option, are granted by the Board of Directors. Options granted to directors and employees vest immediately and over a two-year period, respectively. All options are equity-settled and expire five years from the date of grant.

Share-based option transactions during the year were as follows:

		Year Ended		Year Ended
		December 31, 2016		December 31, 2015
		Weighted Average		Weighted Average
	Number	Exercise Price	Number	Exercise Price
Balance, beginning of yea	6,060,000	1.69	6,110,000	$1.70
Granted	800,000	1.00	50,000	1.50
Expired	(5,710,000)	1.64	-	-
Forfeited	-	-	(100,000)	2.25
Balance, end of year	1,150,000	1.41	6,060,000	$1.69

The fair value of share-based options issued during the year was estimated using the Black-Scholes option pricing model, with the following weighted average assumptions and the volatility measured at the standard deviation of continuously compounded share returns was based on statistical analysis of comparable companies’ daily share prices over the last five years.

	2016	2015
Assumed share price	$0.35	$0.80
Risk-free interest rate	1.50%	0.73%
Expected dividend yield	0%	0%
Stock price volatility	115%	100%
Forfeitures rate	3%	0%
Expected life of options	5 years	5 years
Total value of options issued	$187,400	$26,101

The following share-based options were outstanding and exercisable at December 31, 2016:

		Number of			Number of
		Options	Exercise	Remaining	Options
Grant Date	Expiry Date	Outstanding	Price	Life (Years)	Exercisable
June 30, 2012	June 30, 2017	200,000	2.50	0.50	200,000
January 17, 2013	January 17, 2018	100,000	2.50	1.05	100,000
January 23, 2015	January 23, 2020	50,000	1.50	3.06	50,000
February 9, 2016	February 9, 2021	800,000	1.00	4.11	550,000
Balance, December 31, 2016		1,150,000	1.41	3.17	900,000

The weighted averaged exercise price of options exercisable as of December 31, 2016 was $1.41.

For options outstanding during the year ended December 31, 2016, $105,400 and $23,400 (December 31, 2015 - $nil and $26,101) in share-based compensation cost was expensed in the statement of loss and comprehensive loss and capitalized in exploration and evaluation expenditures, respectively. As at December 31, 2016, there was $58,600 and $nil (December 31, 2015 – $nil and $nil) of share-based compensation cost to expense in the statement of loss and comprehensive loss and to capitalize in exploration and evaluation expenditures, respectively, over the remaining vesting period.

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13. INCOME TAXES

The Company’s income taxes differ from the amount computed by applying the combined Canadian federal and provincial income tax rates to loss before income taxes as a result of the following:

The Company offsets tax assets and liabilities if and only if it has a legally enforceable right to set off the current tax assets and current tax liabilities or deferred tax assets and liabilities and they relate to taxes levied by the same tax authority.

	December 31, 2016	December 31, 2015
Loss for the year before tax	$(1,631,183)	$(1,155,370)
Statutory tax rates	26.5%	26.5%
Income tax recovery computed at statutory rates	(432,263)	(306,173)
Current year losses not recognized	376,857	305,753
Non-deductible items	55,406	420
Provision for income taxes	$—	$—

The movement in deferred income tax assets and liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

Deferred tax liabilities	Mineral Properties
At January 1, 2015	$3,656,675
Charged (credited) to the income statement	766,031
At December 31, 2015	4,422,706
Charged (credited) to the income statement	196,798
At December 31, 2016	$4,619,504

Deferred tax assets	Tax Losses
At January 1, 2015	$(3,656,675)
Charged (credited) to the income statement	(766,031)
At December 31, 2015	(4,422,706)
Charged (credited) to the income statement	(196,798)
At December 31, 2016	$(4,619,504)

The tax benefit of the following unused tax losses and deductible temporary differences has not been recognized in the financial statements due to the unpredictability of future earnings.

	December 31, 2016	December 31, 2015
Non-capital loss carry-forwards	$10,026,324	$6,155,404
Plant and equipment	1,630,547	1,207,816
Share issue costs	31,870	44,552
Deferred tax asset - unrecognised	$11,688,741	$7,407,772

The Company has available non-capital losses which may be carried forward to reduce taxable income in future years. Non-capital losses amounting to $27,102,788 will expire as follows:

F-38

2026	447,139
2027	684,675
2028	822,260
2029	1,123,259
2030	1,504,240
2031	2,376,589
2032	3,735,445
2033	5,361,049
2034	5,070,076
2035	1,451,061
2036	4,526,995
$27,102,788

14. COMMITMENTS AND CONTINGENCIES

a)	The Company shares office space with Silvermet, a public company with directors and officers in common (Note 15). On January 12, 2015, the office lease agreement was extended for a further period of three years, commencing July 1, 2015 and expiring June 30, 2018.

As at December 31, 2016	Minimum Lease Payments
2017	$80,760
2018	40,380

b)	As described in Note 8, under the terms of its Mining Agreements with the Ministry of Mines of the Republic of Niger, the Company must incur certain exploration expenditures on its permits. On January 29, 2016 Republic of Niger Ministry of Mines approved the Company’s renewal of Adrar Emoles 3 and 4 and Tin Negoran 1, 2, 3, and 4 Permits, for a period of three years commencing the date of renewal. The permits require the following further exploration expenditures over the three-year period.

			Required Exploration
Exploration Permit	Renewal Date	Expiry Date	Expenditure (US $)
Adrar Emoles 3	January 29, 2016	January 28, 2019	$5,293,750
Adrar Emoles 4	January 29, 2016	January 28, 2019	4,087,300
Total Adrar Emoles			9,381,050
Tin Negoran 1	January 29, 2016	January 28, 2019	$301,367
Tin Negoran 2	January 29, 2016	January 28, 2019	336,879
Tin Negoran 3	January 29, 2016	January 28, 2019	850,070
Tin Negoran 4	January 29, 2016	January 28, 2019	461,592
Total Tin Negoran			1,949,908
Total Required Exploration Expenditure			$11,330,958

15. RELATED PARTY TRANSACTIONS

a)	Related party transactions

The Company incurs expenses relating to its share of an office lease and an allocation of salaries for accounting services with Silvermet. The Company borrows funds, shares costs of office personnel and supplies expenses with some related parties. Balances and transactions with those related parties as at and for the years ended December 31, 2016 and 2015 were as follows:

F-39

For the year ended December 31, 2016	Amounts charged		Amounts owing
	From	To	From (To)
Silvermet Inc.	$(215,050)	$10,022	$(269,353)
Harte Gold Corp.	(18,609)	16,295	(14,275)
Director	(400,000)	—	(400,000)
Romex Mining Corp.	(89,100)	9,958	(97,800)
	$(722,759)	$36,275	$(781,428)

For the year ended December 31, 2015	Amounts charged		Amounts owing
	From	To	From (To)
Silvermet Inc.	$(132,480)	31,354	$(64,325)
		$
Harte Gold Corp.	—	60,466	(11,961)
Exall Energy Corp.	—	320	—
Romex Mining Corp.	—	48,644	(18,658)
	$(132,480)	$140,784	$(94,944)

Silvermet, Harte Gold Corp. (“Harte Gold”) and Romex Mining Corp. (“Romex”) are related parties since one or more directors, officers and consultants of the Company are associated with these companies in the same or similar capacity.

As of December 31, 2016, all transactions with Harte Gold and Romex have occurred in the normal course of operations, and amounts owing are unsecured, non-interest bearing and due on demand.

In 2016, one of the directors of the company advanced $400,000 to the Company in the form of a debenture. The debenture is for general working capital purposes, due December 31, 2017 and was advanced to the company in eight equal tranches from March to December 2016. The interest on the aggregate principal amount is calculated on a daily basis at the annual rate of 15% on the amounts outstanding, and recorded as part of accounts payable and accrued liabilities. As of December 31, 2016, total interest payable on the $400,000 loan was $17,523 (December 31, 2015 – nil).

In 2016, Romex advanced $89,100 to the Company for general working capital purposes. The advance bears no interest and is due on demand.

In 2016, Silvermet advanced $81,290 to the Company for general working capital purposes. As of December 31, 2016, the advances bore no interest and were due on demand (Note 19).

As of December 31, 2015, all transactions with related parties had occurred in the normal course of operations, and amounts owing to related parties were unsecured, non-interest bearing and due on demand.

On January 23, 2015, Silvermet invested US$ 1,000,000 (CDN$ 1,250,000) in the unit offering of the Company. For the financing the Company issued 1.25 million units at $1.00 per unit (comprising one common share and a half warrant exercisable at $1.50 per full warrant). Each full warrant is exercisable for a period of 24 months from the date the Company’s common shares are listed for trading on a stock exchange (Note 10).

b)	Compensation of key management

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company. Key management of the Company includes directors, the Chief Executive Officer, the Chief Financial Officer, the Vice-President of Exploration, the Vice-President Corporate Development and the Vice-President of Operations. Compensation awarded to key management personnel is as follows:

F-40

	2016	December 31, 2015
Consulting fees	$739,504	$430,340
Stock-based compensation	117,100	—
	$856,604	$430,340
Unpaid amounts included in accrued liabilities (Note 8)	$1,072,406	$247,100

For the year ended December 31, 2016, $203,400 (December 31, 2015 - $103,240) in key management compensation was capitalized as exploration and evaluation expenditures.

16. FINANCIAL INSTRUMENTS

As at December 31, 2016, the Company’s financial instruments consist of cash and cash equivalents, receivables, accounts payable and accrued liabilities, due to related parties and convertible notes payable. The carrying values of the Company’s financial instruments approximate their fair value due to the short maturity of these instruments. The risk exposure is summarized as follows:

a)	Credit risk

Credit risk is the risk of financial loss to the Company if counterparty to a financial instrument fails to meet its contractual obligations. The carrying amounts of the Company’s financial assets represent the maximum credit risk exposure.

The Company is subject to credit risk on the cash and cash equivalent balances held at banks in each of Canada and Niger. This risk is managed by retaining the majority of the Company’s cash and cash equivalents in Canadian banking institutions with strong or high rated (AAA) chartered banks.

b)	Liquidity risk

Liquidity risk is the risk that the Company will not have sufficient cash resources to meet its financial obligations as they come due. The Company’s approach to managing liquidity is to periodically monitor actual and projected cash flows to ensure that it will have sufficient liquidity to settle obligations and liabilities when due. As at December 31, 2016, the Company had cash and cash equivalents of $49,799 (December 31, 2015 - $68,933) to settle current liabilities of $4,078,344 (December 31, 2015 - $1,565,531) that primarily consist of trade payables that are considered short-term and expected to be settled within 30 to 60 days. Since the Company does not generate revenue from operations, managing liquidity risk is dependent on the ability to secure additional equity financing in order for the Company to continue its operations. On October 26, 2016, it was announced that the Company has begun discussions with Silvermet regarding a potential combination of the two companies. In anticipation of the transaction, in 2016, Silvermet advanced or paid on behalf of Global Atomic $205,028 (Note 9).

c)	Market risk

(i)	Interest rate risk

The Company’s exposure to the risk of changes in market interest rates relates primarily to the cash and cash equivalents which are deposits attracting a floating interest rate. Interest rate risk is managed by the selection of term deposits with interest rates that reflect management’s market expectations. All other financial assets and liabilities are either non-interest bearing or carries a fixed rate of interest.

F-41

As a result of lower average cash balances in 2016, sensitivity to a plus or minus change of 100 basis points in interest rates would not result in a material change to loss and comprehensive loss for the year.

(ii)	Foreign currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to currency risk with respect to items not denominated in Canadian dollars. The Company mainly transacts in Canadian dollars, Euros, and West African francs (“CFA”). The Company maintains its cash and cash equivalents balances primarily in Canadian dollars and exchanges currency to meet its obligations on an as needed basis, thereby reducing the exchange risk on cash balances.

Based on the material net exposures at December 31, 2016, a 10% increase in the exchange rate between the foreign currency and the Canadian dollar would increase the Company’s comprehensive loss as follows:

	Year Ended		Year Ended
	December 31, 2016		December 31, 2015
Foreign	Net Monetary	Increase in	Net Monetary	Increase in
Currency	Exposures	Comprehensive Loss	Exposures	Comprehensive Loss
Euro	$(148,022)	$14,802	$(156,531)	$15,653
CFA	(971,851)	97,185	(732,011)	73,201

17. CAPITAL MANAGEMENT

The Company’s primary objectives when managing capital are to (a) safeguard the Company’s ability to explore and develop its mineral properties in Niger and (b) provide a sound capital structure for raising capital at a reasonable cost for the funding of ongoing exploration and new growth initiatives. The capital structure of the Company consists of equity attributable to shareholders, which is comprised of issued capital, equity reserves and deficit.

The properties in which the Company has interests are in the exploration stage. In order to carry out planned work programs and pay for administrative costs, the Company will spend its existing capital and will be required to raise additional equity.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. As of December 31, 2016, the Company is not subject to externally imposed capital requirements.

18. SEGMENTED INFORMATION

Operating Segments

The Company’s only operating segment is the acquisition, exploration and development of mineral resource properties in Niger.

Geographic Information

The total non-current assets located by geographic area are as follows:

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	December 31, 2016	December 31, 2015
Non-Current Assets
Canada	$—	$—
Niger	45,614,634	46,396,941
	$45,614,634	$46,396,941

Liabilities
Canada	$3,061,602	$991,879
Niger	1,016,742	764,827
	$4,078,344	$1,756,706

19. SUBSEQUENT EVENTS

Subsequent to the year end, as part of the planned merger of the two companies, Silvermet advanced an additional $631,530 to the Company and started charging 15% annual interest on the loan portion of the outstanding receivable from the Company.

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SCHEDULE “G”

PRO FORMA FINANCIAL STATEMENTS

G-1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

AS AT AND FOR THE SIX MONTHS ENDED JUNE 30, 2017

AND FOR THE YEAR ENDED DECEMBER 31, 2016

(expressed in canadian dollars)

G-2

Global Atomic Corporation

Pro Forma Consolidated Statement of Financial Position

As at June 30, 2017

(Expressed in Canadian Dollars)

(unaudited)

	Note		Global	Pro forma	Pro forma
	reference	Silvermet	Atomic	adjustments	consolidated

ASSETS
Current assets
Cash and cash equivalents		$3,131,589	$51,035		$3,182,624
Accounts receivable	(i)	1,259,506	16,902	(1,127,368)	149,040
Prepaid expenses		27,759	1,028		28,787
		4,418,854	68,965	(1,127,368)	3,360,451
Non-current assets
Available-for-sale investment	(ii)	1,250,000	-	(1,250,000)	-
Property and equipment		-	152,576		152,576
Advance payments for exploration and evaluation		-	126,921		126,921
Exploration and evaluation expenditures		-	47,457,068	(47,457,068)	28,031,488
				28,031,488
Investment in joint venture		8,407,529	-		8,407,529
Total assets		$14,076,383	$47,805,530	($21,802,948)	$40,078,965
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	(iii)	$63,630	$3,370,127	(1,502,389)	1,895,355
	(iv)			(36,013)
Due to related parties	(v)	-	1,619,878	(1,091,355)	528,523
Convertible notes		-	465,205		465,205
Total liabilities		63,630	5,455,210	(2,629,757)	2,889,083
Equity
Share capital	(vi)	18,056,315	48,882,389	(48,882,389)	42,920,083
	(vii)			24,863,768
Share purchase warrants	(viii)		2,350,120	(2,350,120)	547,131
	(ix)			547,131
Contributed surplus	(x)	6,067,079	10,892,111	(10,892,111)	6,210,678
	(xi)			143,599
Deficit	(xii)	(3,558,481)	(22,265,376)	22,265,376	(5,935,849)
	(xiii)			(2,377,368)
Accumulated other comprehensive income (loss)	(xiv)	(6,552,160)	2,491,076	(2,491,076)	(6,552,160)
Total equity		14,012,753	42,350,320	(19,173,191)	37,189,882
Total liabilities and equity		$14,076,383	$47,805,530	$(21,802,948)	$40,078,965

See accompanying notes

G-3

Global Atomic Corporation

Pro Forma Consolidated Statement of Income

(Expressed in Canadian Dollars)

(unaudited)

			Six months ended June 30, 2017
			Pro forma	Pro forma
	Silvermet	Global Atomic	adjustments	consolidated
Revenues	$377,635	$-		$377,635
Income from operations	377,635	-	-	377,635
General and administration	1,022,381	543,353		1,565,734
Interest expense	-	168,412		168,412
Finance income	(37,244)	-		(37,244)
Foreign exchange loss (income)	114,108	(6,502)		107,606
Share of net earnings from joint venture	(3,521,010)	-		(3,521,010)
Net income (loss) before income taxes	2,799,400	(705,263)	-	2,094,137
Current income tax expense	-	-		-
Deferred income tax expense	-	-		-
Net income (loss)	2,799,400	(705,263)	-	2,094,137
Basic net income (loss) per share	$0.020	$(0.010)		$0.020
Diluted net income (loss) per share	$0.020	$(0.010)		$0.020

Basic weighted-average number of shares outstanding	142,104,716	67,425,441		103,339,414
Diluted weighted-average number of shares outstanding	142,104,716	67,425,441		103,339,414

See accompanying notes

G-4

Global Atomic Corporation

Pro Forma Consolidated Statement of Income

(Expressed in Canadian Dollars)

(unaudited)

			Year ended December 31, 2016
			Pro forma	Pro forma
	Silvermet	Global Atomic	adjustments	consolidated
Revenues	$495,961	$-		$495,961
Income from operations	495,961	-	-	495,961
General and administration	694,633	1,304,636		1,999,269
Interest expense	-	220,117		220,117
Finance income	(261)	(2)		(263)
Foreign exchange loss	33,567	3,032		36,599
Share of net earnings from joint venture	(3,489,120)	-		(3,489,120)
Net income (loss) before income taxes	3,257,142	(1,527,783)	-	1,729,359
Current income tax expense	-	-		-
Deferred income tax expense	-	-		-
Net income (loss)	3,257,142	(1,527,783)	-	1,729,359
Basic net income (loss) per share	$0.023	$(0.023)		$0.017
Diluted net income (loss) per share	$0.023	$(0.023)		$0.017

Basic weighted-average number of shares outstanding	142,117,831	67,361,767		103,294,471
Diluted weighted-average number of shares outstanding	142,117,831	67,361,767		103,294,471

See accompanying notes

G-5

Global Atomic Corporation

Notes to the Unaudited Pro Forma Consolidated Financial Statements

(Expressed in Canadian dollars)

1.	Description of the Transaction

The pro forma consolidated financial statements have been prepared for the purpose of inclusion in an information circular dated September 1, 2017 in connection with a definitive agreement (the “Definitive Agreement”) between Silvermet Inc. (“Silvermet”) and Global Atomic Fuels Corporation (“Global Atomic”), pursuant to which Silvermet will acquire all of the outstanding common shares of Global Atomic by way of a “three-cornered amalgamation” (the “Transaction”), and the subsequent completion of a share consolidation.

In accordance with the terms of the Definitive Agreement, upon completion of the Transaction, shareholders of Global Atomic (other than Silvermet) will receive 2.147 shares of Silvermet for each share of Global Atomic (the “Exchange Ratio”). The shares of Global Atomic currently held by Silvermet will be cancelled as a result of the Transaction. Immediately following completion of the Transaction, Silvermet then proposes to complete a 2.75:1 share consolidation.

Upon completion of the Transaction, the outstanding options, warrants and convertible notes to purchase common shares of Global Atomic will entitle the holders thereof to common shares of Silvermet with the number of common shares and/or exercise price adjusted, as appropriate, to reflect the consideration to be received by shareholders of Global Atomic pursuant to the Transaction, and subject to TSXV policies and to Board and TSXV approval of the new options to be issued to existing Global Atomic option holders.

The Transaction is being accounted for as a purchase by Silvermet of the assets of Global Atomic in exchange for shares and accordingly, the guidance of IFRS 2 has been applied. Silvermet is the company issuing shares for the purchase of the assets of Global Atomic. The Transaction will result in former Global Atomic Shareholders owning 49.3 % of the Silvermet Shares on a fully diluted basis and Silvermet Shareholders owning 50.7% of the Silvermet Shares on a fully diluted basis (approximately 50% to each shareholder group on an undiluted basis).

In concluding on the purchaser for accounting presentation purposes, a number of factors were considered, including Board and management composition, Silvermet being the issuer of its shares, more shares (on a fully diluted basis) going to the Silvermet shareholders, the Name Change, the relative financial strength of each company, and the relative benefits accruing to each shareholder group. Although these factors were not individually conclusive, it was concluded that on balance, the various factors pointed to Silvermet being the purchaser rather than Global Atomic.

Concurrent with the Transaction, Global Atomic is completing the Transaction Financing which is contingent on the successful completion of the Transaction. Additional Silvermet shares will be issued as a result of the Transaction Financing. The terms and amounts of any such Transaction Financing are uncertain and the potential funds raised from the Transaction Financing have therefore been excluded from the pro forma consolidated financial statements. Similarly, certain accrued compensation is contingent upon on the successful completion and amounts of the Transaction Financing. Consistent with the exclusion of the potential amount of the Transaction Financing from the pro forma financial statements, the pro forma statement of financial position at June 30, 2017 has been adjusted to remove the accrual for such compensation (see Note 6 iii).

G-6

2.	Basis of Presentation

Assessment of acquisition of Global Atomic shares requires the use of judgments, assumptions and estimates when assessing whether the transaction should be recognized as business combination or asset acquisition under IFRS 3. Such an assessment may include judgment and estimates related to (i) inputs; (ii) process; and (iii) outputs with respect to Global Atomic as an entity as a result of the Transaction. The Company considered the guidance in IFRS 3 specifically with respect to the mining permits, processes in place and employees available to Global Atomic and based on a formal assessment concluded that the acquisition should be accounted for as an acquisition and assumption of identifiable assets and liabilities. Such estimates have been further disclosed in Note 5 of the pro forma consolidated financial statements.

These pro forma consolidated financial statements have been prepared by management of Silvermet to give effect to the transactions described in Note 1.

The pro forma consolidated statement of income for the year ended December 31, 2016 and the six months ended June 30, 2017 give effect to the Transaction as if it had occurred on January 1, 2016.

The pro forma consolidated statement of financial position at June 30, 2017 gives effect to the Transaction as if it had occurred on June 30, 2017.

The pro forma consolidated financial statements were based on and should be read in conjunction with:

●	Audited consolidated financial statements of Silvermet as at and for the year ended December 31, 2016 prepared in accordance with IFRS as issued by the IASB.
●	Audited consolidated financial statements of Global Atomic as at and for the year ended December 31, 2016 prepared in accordance with IFRS as issued by the IASB.
●	Unaudited interim consolidated financial statements of Silvermet as at and for the six months ended June 30, 2017 prepared in accordance with IAS 34, Interim Financial Reporting (“IAS 34”).
●	Unaudited interim consolidated financial statements of Global Atomic as at and for the six months ended June 30, 2017 prepared in accordance with IAS 34, Interim Financial Reporting (“IAS 34”).

These historical consolidated financial statements have been adjusted to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable, and (3) with respect to the income statement, expected to have a continuing impact on the consolidated results.

The pro forma consolidated financial statements as at and for the six months ended June 30, 2017 and for the year ended December 31, 2017 were prepared on the basis of an asset acquisition by Silvermet of Global Atomic’s assets, under which the individual assets acquired and liabilities assumed are identified and recognized. The measurement of these individual assets and liabilities must be done at fair value, unless such measurement cannot be made reliably. The most significant asset of Global Atomic is its exploration and evaluation asset. However, because the measurement of the fair value of such exploration and evaluation assets is not reliable, fair value of the assets acquired has been measured indirectly based on the fair value of the equity instruments of Silvermet issued to acquire shares of Global Atomic.

The measurement date is the closing date of the Transaction when the equity instruments are issued and the measurement of fair value will be based on the market price of the Silvermet shares at that time. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma consolidated financial statements. The measurement of the equity being issued has been made based on the closing share price of Silvermet shares on August 31, 2017 at $0.175. Differences between these preliminary estimates and the final accounting will occur and these differences could have a material impact on the accompanying pro forma consolidated financial statements and the combined company’s future results of operations and financial position.

G-7

In the opinion of Silvermet management, all adjustments considered necessary for a fair presentation have been included. No adjustments have been made to reflect any cost savings or operating synergies that the combined company may achieve as a result of the Transaction. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Transaction been completed as of the dates indicated. In addition, the pro forma consolidated financial statements do not purport to project the future financial position or operating results of the combined company.

3.	Accounting Policies

The pro forma consolidated financial statements have been prepared using accounting policies consistent with the policies used in preparing Silvermet’s audited consolidated financial statements as at and for the year ended December 31, 2016 with the addition of exploration and evaluation expenditures and plant and equipment accounting policies used in preparing Global Atomic’s audited consolidated financial statements as at and for the year ended December 31, 2016.

4.	Estimated Consideration Transferred

The pro forma financial statements reflect the following preliminary estimate of consideration to be transferred to effect the Transaction:

	Conversion	Fair
	Calculation	Value
Global Atomic shares outstanding on August 31, 2017	67,425,441
Global Atomic shares held by Silvermet to be cancelled on the Transaction	-1,250,000
Global Atomic shares to be exchanged for Silvermet shares	66,175,441

Multiply by the exchange ratio of 2.147 Silvermet shares for each Global Atomic share for the total Silvermet shares to be issued	142,078,672

Multiplied by Silvermet’s share price on August 31, 2017	$0.175	$24,863,768

Adjusted number and estimated value of Global Atomic warrants exchanged for warrants of the Combined Company	7,963,947	547,131

Adjusted number and estimated value of options to be granted by the Combined Company to Global Atomic option holders	1,502,900	143,599

Estimate of consideration to be transferred		$25,554,497

The estimated consideration expected to be transferred reflected in these pro forma consolidated financial statements does not purport to represent what the actual consideration transferred will be when the Transaction is consummated. In accordance with the asset acquisition method of accounting, the fair value of the equity securities issued as part of the consideration transferred will be measured on the closing date of the Transaction at the then-current market price. This requirement will likely result in a per share amount different from the $0.175 assumed in the pro forma consolidated financial statements and that difference may be material. For purposes of determining the consideration transferred within the pro forma consolidated financial statements, the Silvermet share price of $0.175 on August 31, 2017 was used in the calculation. Management has used a 20% variability factor to illustrate the impact share price movements have on the total consideration and the pro forma shareholders’ equity.

G-8

Assumptions used to determine the value of warrants
Assumed share price	$0.175
Weighted average exercise price	$0.74
Risk-free interest rate	1.10%
Expected dividend yield	0%
Stock price volatility	127%
Weighted average expected life of warrants (years)	2.25

Assumptions used to determine the value of options
Assumed share price	$0.175
Weighted average exercise price	$0.58
Weighted average risk-free interest rate	1.27%
Expected dividend yield	0%
Stock price volatility	127%
Forfeitures rate	0%
Weighted average expected life of options (years)	3.1

	Pro Forma Purchase Price	Increase Silvermet Share Price by 20%	Decrease Silvermet Share Price by 20%

Price per share applied in the determination of consideration	$0.175	$0.210	$0.150

Silvermet shares issued	142,078,672	142,078,672	142,078,672

Consideration issued to Global Atomic shareholders	$24,863,768	$29,836,521	$21,311,801

Estimated fair value of replacement warrants issued	547,131	713,331	435,316

Estimated fair value of replacement options issued	143,599	179,877	118,502

Total Consideration	$25,554,497	$30,729,729	$21,865,618

Consolidated Shareholders’ Equity	$37,189,882	$42,365,114	$33,501,003

The fair value of the warrants was based on a Black-Scholes calculation, using the remaining terms for the existing warrants, adjusted for the Exchange Ratio and the Consolidation Factor. The existing Global Atomic options outstanding will be cancelled on completion of the Transaction. The Board of the Combined Company is expected to grant new options, based on the remaining terms of the cancelled options, adjusting numbers and exercise price by the Exchange Ratio and Consolidation Factor. No fair value was estimated for the conversion value of the Convertible Notes, as none of these are expected to convert to common shares.

G-9

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The pro forma consolidated financial statements reflect the following preliminary estimate of the assets to be acquired and liabilities to be assumed by Silvermet in the Transaction, reconciled to the consideration transferred (Note 4) as result of the Transaction as at June 30, 2017:

Fair value of assets acquired and liabilities assumed

Cash and cash equivalents	$51,035
Accounts receivable	16,902
Prepaid expenses	1,028
Property and equipment	152,576
Advance payments for exploration and evaluation	126,921
Exploration and evaluation expenditures	28,031,488
Fair value of assets acquired	$28,379,950
Accounts payable and accrued liabilities	$1,831,725
Due to related parties	528,523
Convertible notes	465,205
Fair value of liabilities assumed	$2,825,453

Estimation of Consideration Transferred	$25,554,497

G-10

6.	Pro Forma Basic and Diluted Shares Outstanding

Options and warrants are anti-dilutive. The dilutive impact of Convertible Notes is immaterial and therefore has not been included in the earnings per share calculation.

		At Exchange	After
	Before	Rate of	Consolidation
	Transaction	2.147	2.75

Silvermet shares outstanding	142,104,716	142,104,716	51,674,442
Global Atomic shares outstanding	67,425,441
Eliminate Silvermet holding of Global Atomic shares	-1,250,000
Silvermet shares issued to Global Atomic shareholders	66,175,441	142,078,672	51,664,972

Post Transaction Common Shares Outstanding		284,183,388	103,339,414

Silvermet options outstanding	14,150,000	14,150,000	5,145,455
Global Atomic options outstanding	950,000
Non-vested options forfeited on completion of Transaction	-250,000
Silvermet options to be issued to Global Atomic optionholders	700,000	1,502,900	546,509

Post Transaction Options Outstanding		15,652,900	5,691,964

Silvermet warrants outstanding	0	0	0
Global Atomic warrants outstanding	4,334,337
Eliminate Silvermet holding of Global Atomic warrants	-625,000
Silvermet warrants issued to Global Atomic warrantholders	3,709,337	7,963,947	2,895,981

Post Transaction Warrants Outstanding		7,963,947	2,895,981

Conversion of Global Atomic convertible notes to shares	495,000	1,062,765	386,460
Fully Diluted Shares of the Combined Company		308,862,999	112,313,818

			After Transaction
Pro Forma Options Outstanding	Before Transaction		and Consolidation
	Number	Exercise Price	Number	Exercise Price
Existing Silvermet options outstanding:
Expiry July 7, 2019	5,400,000	$0.10	1,963,636	$0.28
Expiry April 23, 2022	8,750,000	$0.10	3,181,818	$0.28
	14,150,000		5,145,455
Silvermet options to be issued to Global Atomic optionholders:
Expiry January 17, 2018	100,000	$2.50	78,073	$1.95
Expiry January 23, 2020	50,000	$1.50	39,036	$1.17
Expiry February 9, 2021	550,000	$1.00	429,400	$0.78
	700,000		546,509

			5,691,964
Pro Forma Warrants Outstanding
Silvermet warrants to be issued to Global Atomic warrantholders:
Expiry September 30, 2019 (1)	411,837	$2.25	321,532	$1.76
Expiry September 30, 2019 (1)(2)	3,297,500	$1.50	2,574,448	$1.17
	3,709,337		2,895,981

(1)	All warrants expire 24 months after a public listing of the shares
(2)	Excluding warrants held by Silvermet to be cancelled on completion of the Transaction

Pro Forma shares to be issued on conversion of Notes
Expiry September 30, 2017	495,000	$1.00	386,460	$0.78

G-11

7.	Transaction Costs

Silvermet and Global Atomic will incur various transaction costs to complete the Transaction, including legal, accounting, TSXV fees and the Corporate Finance Fee. At this time, the amount of such fees cannot be estimated with accuracy, and in the case of the Corporate Finance Fee, it is variable, calculated at 0.75% of the 10 day volume weighted average price of the Combined Company multiplied by the number of shares outstanding, with 50% payable in cash and 50% in shares.

8.	Pro Forma Adjustments and Assumptions

Adjustments included in the “Pro forma adjustments” column represent the following:

I.	Elimination of intercompany receivable from Global Atomic recorded in Silvermet’s accounts.

II.	Cancellation of Global Atomic common shares held by Silvermet on closing of the Transaction.

III.	Elimination of compensation accruals in respect of Global Atomic executives. Such executives have agreed to forego all amounts owing unless the Transaction Financing succeeds in raising at least $7,500,000. If the Transaction Financing raises between $7,500,000 and $15,000,000, the total amount of the compensation accrual paid out will be $750,000. If $15,000,000 or more Transaction Financing is achieved, the compensation accrual paid out will be $1,200,000.

IV.	Elimination of interest accrued Global Atomic’s accounts on intercompany payable owing to Silvermet.

V.	Elimination of intercompany payable owing by Global Atomic to Silvermet.

VI.	Elimination of Global Atomic historic share capital.

VII.	Increase in Silvermet share capital upon issuance of common shares to Global Atomic shareholders.

VIII.	Elimination of share purchase warrants recorded in Global Atomic’s accounts.

IX.	Estimated fair value of Silvermet warrants issued to Global Atomic warrant holders on completion of the Transaction.

X.	Elimination of contributed surplus recorded in Global Atomic’s accounts.

XI.	Increase in Silvermet contributed surplus arising from issuance of Silvermet options to Global Atomic option holders.

XII.	Elimination of Global Atomic historic deficit.

XIII.	Increase in Silvermet deficit as a result of elimination of intercompany receivables and cancellation of the Global Atomic shares held.

XIV.	Elimination of Global Atomic historic accumulated other comprehensive income.

G-12